Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

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In re:	)	Chapter 11
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GWG Holdings, Inc. et al.,[1]	)	Case No. 22-90032 (MI)
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Debtors	)	(Jointly Administered)
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER CONFIRMING

DEBTORS’ FURTHER MODIFIED SECOND AMENDED JOINT CHAPTER 11 PLAN

GWG Holdings, Inc. (“GWGH”), GWG Life, LLC (“GWG Life”) and GWG Life USA, LLC (“GWG Life USA” and, together with GWG Life and GWGH, the “Initial Debtors”), and, GWG DLP Funding IV, LLC (“DLP IV”), GWG DLP Funding Holdings VI, LLC (“DLP VI Holdings”), GWG DLP Funding VI, LLC (“DLP VI” and, together with DLP IV and DLP VI Holdings, the “DLP Entities” and together with the Initial Debtors, the “Debtors”) having:

a)	with respect to the Initial Debtors, commenced, on April 20, 2022 (the “Initial Petition Date”) and, with respect to the DLP Entities, commenced, October 31, 2022 (the “DLP Petition Date”), these Chapter 11 Cases by filing voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

b)	obtained, on the Initial Petition Date, an order directing joint administration of the Initial Debtors’ Chapter 11 Cases [Dkt. No. 2] and, on October 31, 2022, an order directing joint administration of the Initial Debtors’ and DLP Entities’ Chapter 11 Cases [Dkt. No. 970];

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: GWG Holdings, Inc. (2607); GWG Life, LLC (6955); GWG Life USA, LLC (5538) GWG DLP Funding IV, LLC (2598); GWG DLP Funding VI, LLC (6955) and GWG DLP Funding Holdings VI, LLC (6955). The location of Debtor GWG Holdings, Inc.’s principal place of business and the Debtors’ service address is 325 N. St. Paul Street, Suite 2650, Dallas, TX 75201. Further information regarding the Debtors and these chapter 11 cases is available at the website of the Debtors’ claims and noticing agent: https://donlinrecano.com/gwg.

c)	filed, on October 31, 2022, the Debtors’ Motion for Entry of Orders (I)(A) Authorizing the Debtors to Obtain Replacement DIP Financing from Vida Insurance Credit Opportunities Fund III GP, LLC and Its Affiliates and Enter Into and Perform Under Replacement DIP Credit Documents, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (D) Authorizing the Refinancing of Prepetition and Postpetition Secured Debt, (E) Authorizing Amending the Option Agreement, and (F) Modifying the Automatic Stay; (II) Authorizing the Debtors to Obtain Exit Financing From Vida Insurance Credit Opportunity Fund III GP, LLC and Its Affiliates and Enter Into and Perform Under Exit Credit Documents; and (III) Granting Related Relief [Dkt. No. 975] (the “Vida Financing Facilities Motion”);

d)	obtained, on December 1, 2022, after notice and opportunity for hearing, entry of the Final Order (A) Authorizing the Debtors to Obtain Replacement DIP Financing from Vida Insurance Credit Opportunities Fund III GP, LLC and Its Affiliates and Enter Into and Perform Under Replacement DIP Credit Documents, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (D) Authorizing the Refinancing of Prepetition and Postpetition Secured Debt, (E) Authorizing Amending the Option Agreement, and (F) Modifying the Automatic Stay, and Granting Related Relief [Dkt. No. 1144] (the “Vida DIP Order”) which, inter alia, held the Vida Financing Facilities Motion, to the extent that it seeks approval of the Exit Facility (and related relief), in abeyance and required subsequent appropriate notice of the hearing thereon;

e)	proposed and filed the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC dated April 20, 2023 [Dkt. No. 1678] (including any exhibits and schedules thereto, and as may be modified, amended, or supplemented from time to time, including as reflected in the modified version thereof filed as Docket No. 1924, the “Plan”)[2] together with the Official Committee of Bondholders (the “Bondholder Committee”) and L Bond Management, LLC (“LBM” and, together with the Bondholder Committee, the “Creditor Proponents”) as Co-Proponents; filed the Disclosure Statement for the Debtors’ Further Modified Second Amended Join Chapter 11 Plan, dated April 20, 2023 [Dkt. No. 1698] (including any exhibits and schedules thereto and as may be modified, amended, or supplemented from time to time, the “Disclosure Statement”); and filed the Summary of Treatment of Bondholders under the Debtors’ Second Amended Joint Chapter 11 Plan [Dkt. No. 1695] (the “Bondholder Summary”);

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The rules of interpretation set forth in Article I of the Plan shall apply to this Confirmation Order.

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f)	obtained, on April 21, 2023, after notice and hearing, entry of the Order (I) Approving the Disclosure Statement; (II) Approving the Solicitation Procedures; (III) Approving the Form of Ballots and Notices; (IV) Approving Certain Dates and Deadlines in Connection with the Solicitation and Confirmation of the Plan; and (V) Scheduling A Hearing on Confirmation of the Plan [Dkt. No. 1681] (as supplemented by Dkt. No. 1692, the “Disclosure Statement Order”), which, among other things, (i) approved the Disclosure Statement; (ii) approved the solicitation procedures related to the Plan and the Disclosure Statement; (iii) set the deadline for voting on the Plan at 4:00 p.m. (prevailing Central Time) on May 31, 2023; (iv) set the deadline for filing objections to confirmation of the Plan at 11:59 p.m. (prevailing Central Time) on May 31, 2023; and (v) scheduled a hearing to consider confirmation of the Plan for June 15, 2023 at 1:30 p.m. (prevailing Central Time) (the “Confirmation Hearing”);

g)	served, through their claims, noticing, and solicitation agent, Donlin Recano & Company, Inc. (“DRC”), as applicable, the Bondholder Summary, the related solicitation materials, including the ballots (the “Ballots”), certain notices of non-voting status, notice of the Confirmation Hearing, and information concerning the means to access or obtain copies of the Plan and Disclosure Statement (collectively, the “Solicitation Materials”) as applicable, to holders of Claims and Interests in accordance with the Disclosure Statement Order, as described in the Affidavit of Donlin Recano And Company, Inc. Regarding Service of Solicitation Packages [Dkt. No. 1790] filed on May 20, 2023 (the “Solicitation Affidavit”);

h)	caused to be published, on April 28, 2023, in the national edition of the USA Today notice of the Confirmation Hearing as set forth in the USA Today Affidavit of Publication, filed by DRC on May 1, 2023 [Dkt. No. 1720] (the “Affidavit of Publication”);

i)	filed, on May 19, 2023, the Notice of Credit Agreement [Dkt. No. 1783], which included a proposed form of the credit agreement relating to the Portfolio Co.’s exit facility (the “Exit Credit Agreement”), and, on May 24, 2023, filed Corrected Notice of Hearing on Exit Credit Agreement [Dkt. No. 1808] notifying parties in interest of the scheduling of a hearing on June 15, 2023, at 1:30 p.m. (prevailing Central Time) on approval of the Exit Facility, and served such notice on parties in interest as set forth in the Affidavit of Service [Dkt. No. 1833];

j)	filed, (i) on May 24, 2023, the Notice of Filing of Plan Supplement [Dkt. No. 1815], (ii) on June 8, 2023, the Notice of Wind Down Trust Agreement [Dkt. No. 1887] and the Notice of Litigation Trust Agreement [Dkt. No 1888], (iii) on June 13, 2023, the Notice of Litigation Trust Agreement [Dkt. No. 1910], and, (iv) on June 14, 2023, the Notice of Non-Exclusive Schedule of Retained Causes of Action [Dkt. No. 1917] (collectively, and as may be further amended or supplemented from time to time, the “Plan Supplement”), and served the Plan Supplement as set forth in the Affidavit of Service, filed May 26, 2023 [Dkt. No. 1835] and the Affidavit of Service, filed June 13, 2023 [Dkt. No 1901];

k)	caused, on May 30, 2023, through DRC, the Notice of (I) Assumption or Rejection of Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the plan, (II) Cure Amounts, If Any, and (III) Related Procedures In Connection Therewith (the “Cure Notice”) to be served on the counterparties to such executory contracts and unexpired leases as set forth in the Affidavit of Service, filed June 5, 2023 [Dkt. No. 1872];

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l)	filed, on June 9, 2023, the Declaration of John Burlacu of Donlin, Recano & Company, Inc. Regarding the Solicitation and Tabulation of Votes Cast on the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted by the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents [Dkt. No. 1893] (the “Voting Report”); and

m)	filed, on June 14, 2023, the (i) Debtors’ Reply (I) In Support of Confirmation of the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan and (II) In Response to Objections Thereto [Dkt. No. 1918], (ii) Declaration of Jeffrey A. Stein in support of the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan [Dkt. No. 1921] (the “Stein Declaration”), (iii) Declaration of Peter Laurinaitis in support of the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan [Dkt. No. 1919] (the “Laurinaitis Declaration”), (iv) Declaration of Michael A. Tucker in support of the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan [Dkt. No. 1920] (the “Tucker Declaration”), (v) Declaration of Mark Venn in support of the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan [Dkt. No. 1922] (the “Venn Declaration”); and (vi) Declaration of Dewey Imhoff in support of the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan [Dkt. No. 1921] (the “Imhoff Declaration” and, together with the Stein Declaration, the Laurinaitis Declaration, the Tucker Declaration, the Venn Declaration, and any other declaration submitted in support of confirmation of the Plan, the “Declarations”);

This Court having:

a.	held the Confirmation Hearing on June 15, 2023;

b.	fully considered the entire record of the Confirmation Hearing;

c.	heard the arguments and considered the evidence presented, proffered, and adduced at the Confirmation Hearing;

d.	taken judicial notice of the entire record of these Chapter 11 Cases; and

e.	overruled all objections to the Plan and Confirmation and all statements and reservations of rights not consensually resolved or withdrawn, except as expressly provided herein; and

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NOW, THEREFORE, after due deliberation and sufficient cause appearing therefor, this Court hereby FINDS, DETERMINES, and CONCLUDES as follows:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

a. Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). All findings of fact and conclusions of law announced by this Court at the Confirmation Hearing in relation to confirmation of the Plan are hereby incorporated into this Confirmation Order. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.3

b. Jurisdiction, Venue, Core Proceeding. This Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. § 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409. The Debtors are eligible debtors under section 109 of the Bankruptcy Code and are proper plan proponents under section 1121(a) of the Bankruptcy Code.

[3]	For the avoidance of doubt, notwithstanding the agreement to withdraw the Limited Objection filed by Beneficient [Dkt. No. 1882], the agreement to deem Beneficient Capital Co LLC’s Class 10 vote as withdrawn such that Beneficient Capital Co LLC shall be treated as if it abstained from voting, or anything to the contrary in the Plan, Plan Supplement, Disclosure Statement or this Confirmation Order, the Beneficient Parties do not admit, and shall not be deemed to admit, any statement, allegation, calculation, recital, or finding of fact in the Plan, Disclosure Statement, Plan Supplement, this Confirmation Order, the Declarations introduced in support of the Plan, or any testimony or evidence introduced at the Confirmation Hearing, except for the sole purpose of establishing that the Debtors have satisfied their burden of proof with respect to confirmation. The statements, allegations, recitals, findings of fact, testimony or evidence in the Plan, Disclosure Statement, Plan Supplement, Confirmation Order, and/or Declarations introduced in support of the Plan, as well as in any testimony or evidence introduced at the Confirmation Hearing, shall not be deemed to be admissible or credible against the Beneficient Parties for any other purpose or in any other proceeding or forum, solely based on the fact that the Beneficient Parties did not object to them or to the Plan or the agreement to deem Beneficient Capital Co LLC’s Class 10 vote as withdrawn such that Beneficient Capital Co LLC shall be treated as if it abstained from voting. The Beneficient Parties expressly reserve all rights as to the admissibility and credibility of such evidence for any purpose in any other proceeding or forum, other than establishing that the Debtors have satisfied their burden of proof with respect to confirmation.

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c. Chapter 11 Petitions. On the Initial Petition Date, the Initial Debtors commenced in this Court voluntary cases under chapter 11 of the Bankruptcy Code. On the Initial Petition Date, this Court entered an order authorizing the joint administration of the Initial Debtors’ Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). [Dkt. No. 2]. On the DLP Petition Date, the DLP Entities filed with this Court voluntary cases under chapter 11 of the Bankruptcy Code. On the DLP Petition Date, this Court entered an order authorizing the joint administration of the DLP Entities’ Chapter 11 Cases with the Initial Debtors’ Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). [Dkt. No. 970].

d. Since the Initial Petition Date and the DLP Petition Date, as applicable, the Debtors have operated their business and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On May 9, 2022, the U.S. Trustee appointed the Bondholder Committee solely with respect to the Initial Debtors’ Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code. [Dkt. No. 214.] On June 17, 2022, the U.S. Trustee reconstituted the Bondholder Committee to a six-member Bondholder Committee. [Dkt. No. 418.] No trustee or examiner has been appointed in these Chapter 11 Cases.

e. Judicial Notice. This Court takes judicial notice of the docket of these Chapter 11 Cases maintained by the Clerk of this Court, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before this Court during the pendency of these Chapter 11 Cases. Any resolution of objections to confirmation of the Plan explained on the record at the Confirmation Hearing is hereby incorporated by reference. Except to the extent set forth herein, all unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Plan or confirmation of the Plan are overruled on the merits and denied in their entirety.

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f. Burden of Proof. Based on the record of these Chapter 11 Cases, each of the Debtors has met the burden of proving by a preponderance of the evidence each applicable element of sections 1129(a) and (b) of the Bankruptcy Code, including all other sections of the Bankruptcy Code referenced therein or implicated thereby.

g. Principal Purpose. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

h. Solicitation. As described in and evidenced by the Solicitation Affidavit, transmittal and service of the Solicitation Materials (collectively, the “Solicitation”) was timely, adequate, appropriate, and sufficient under the circumstances. The Solicitation (i) was conducted in good faith, (ii) complied with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules for the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”), the Disclosure Statement Order, and all other applicable non-bankruptcy rules, laws, and regulations applicable to the Solicitation, and (iii) was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases. The Debtors, Creditor Proponents, and Ad Hoc Broker/Dealer Group acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including with respect to (1) the solicitation of acceptance or rejection of the Plan and (2) the participation in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan, and are entitled to the protections of section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in the Plan and this Confirmation Order.

i. Notice. As evidenced by the Solicitation Affidavit and the Affidavit of Publication, all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, adequate, timely, and sufficient notice of the Confirmation Hearing in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations and such parties had an opportunity to appear and be heard with respect thereto. No other or further notice is required with respect thereto.

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j. Voting Record Date. The Solicitation Materials were distributed to Holders in the Voting Classes that held a Claim or Interest as of February 24, 2023 (the “Voting Record Date”) pursuant to the terms of the Disclosure Statement Order. The establishment and notice of the Voting Record Date were reasonable and sufficient.

k. Tabulation. As described in the Voting Report, the holders of Claims in Class 3 (Bond Claims) and 4(a) (General Unsecured Claims) and holders of Interests in Class 8 (Series 1 Preferred Interests) and Class 9 (Series 2 Preferred Interests) voted to accept the Plan in the numbers and amounts required by Section 1126 of the Bankruptcy Code, and holders of Interests in Class 10 (Existing Common Interests) did not vote to accept the Plan in the numbers and amounts required by Section 1126 of the Bankruptcy Code. Notwithstanding the foregoing, Beneficient Capital Co LLC’s Class 10 (Existing Common Interests) vote against the Plan shall be deemed withdrawn such that Beneficient Capital Co LLC shall be treated as if it abstained from voting; accordingly, Class 10 (Existing Common Interests) is deemed to have voted to accept the Plan in the numbers and amounts required by Section 1126 of the Bankruptcy Code. All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Procedures for Complex Chapter 11 Cases in the Southern District of Texas, the Disclosure Statement Order, and all other applicable non-bankruptcy rules, laws, and regulations. Pursuant to the Disclosure Statement Order, the other Classes of Claims against and Interests in the Debtors are either deemed to reject or presumed to accept the Plan. Notwithstanding any such deemed rejection of the Plan, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code.

l. Bankruptcy Rule 3016. In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as proponents of the Plan as well as the Creditor Proponents as Co-Proponents. The Debtors appropriately filed the Disclosure Statement and the Plan with this Court, thereby satisfying Bankruptcy Rule 3016(b). The release, injunction, and exculpation provisions of the Plan are set forth in bold and with specific and conspicuous language, thereby complying with Bankruptcy Rule 3016(c).

m. Cram Down Requirements. The Plan has been accepted by all Voting Classes, and only Class 6 (Intercompany Claims) and Class 7 (Intercompany Interests), both of which exclusively comprise Claims of one Debtor against another Debtor or Interests of one Debtor in another Debtor, are deemed to be rejected. Accordingly, to the extent the cramdown requirements of Section 1129(b) of the Bankruptcy Code apply, such requirements are satisfied.

n. Executory Contracts and Unexpired Leases. The Debtors have exercised reasonable business judgment in determining whether to assume or reject Executory Contracts and Unexpired Leases pursuant to Article V of the Plan. Each assumption of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan shall be legal, valid, and binding upon the Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, as applicable, and their successors and assigns and all non-Debtor parties and their successors and assigns to such Executory Contract or Unexpired Lease. Moreover, the Debtors have cured, or provided adequate assurance that the Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, or their successors and assigns, as applicable, will cure, defaults (if any) under or relating to each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors pursuant to the Plan.

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o. Plan Supplement. The documents contained in the Plan Supplement comply and are consistent with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents were good and proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement Order, and the facts and circumstances of these Chapter 11 Cases. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement at any time before the Effective Date.

p. Best Interest of Creditors. The Liquidation Analysis provided in the Disclosure Statement, and the other evidence presented, proffered, or adduced at the Confirmation Hearing, including the Tucker Declaration, (i) are persuasive and credible, (ii) have not been controverted by any evidence, and (iii) establish that each holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

q. Value. Based on the Disclosure Statement, and the testimony presented, proffered, or adduced at the Confirmation Hearing, including the Laurinaitis Declaration and the Venn Declaration, each of which this Court has determined to be credible, persuasive, and based on appropriate assumptions and valid analysis and methodology, this Court finds that the value of the Debtors’ assets for purposes of the Plan is a reasonable and appropriate measure of the value to be distributed to holders of Claims and Interests given the facts and circumstances of these Chapter 11 Cases.

r. Directors, Officers, and Insiders. The officers, directors, and managers of the Debtors shall be relieved of any and all duties with respect to the Debtors as of the Effective Date of the Plan. The identities and affiliations of the persons proposed to serve as the initial Wind Down Trustee and Litigation Trustee after the Effective Date have been fully disclosed, and the appointment to such offices of such persons is consistent with the interests of Holders of Claims against and Interests in the Debtors and with public policy. The Debtors have provided sufficient disclosure of the potential retention by the Wind Down Trust of Brian Bailey as an independent consultant with respect to the Policy Portfolio.

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s. Release, Exculpation, and Injunction Provisions. The release, exculpation, and injunction provisions contained in the Plan for the benefit of the Released Parties and Exculpated Parties, as applicable, are essential components of the Plan. Good and valid justifications have been demonstrated in support of the releases granted by the Debtors and their Estates (the “Debtor Releases”), and the Debtors have satisfied the business judgment standard with respect to the Debtor Releases. The Debtor Releases represent a valid exercise of the Debtors’ business judgment. Accordingly, as has been established based upon the record in these Chapter 11 Cases and the evidence presented in connection with the Confirmation Hearing, the release provisions contained in Article VIII of the Plan (i) were integral to the agreements among the various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (ii) are consistent with and permissible under applicable law, (iii) were given in exchange for good and valuable consideration provided by the Released Parties, (iv) are in the best interests of the Debtors, their Estates, Holders of Claims and Interests, and all other parties in interest, (v) were negotiated in good faith and at arm’s-length, (vi) are fair, equitable, and reasonable, and (vii) failure to implement the Debtor Releases would jeopardize the Debtors’ ability to confirm and implement the Plan, and the compromises and settlements provided therein. The record in these Chapter 11 Cases further supports the inclusion of the Independent Directors and DLP Independent Directors, in their respective capacities as such, as Exculpated Parties because such parties were integral to the Chapter 11 Cases, owed fiduciary duties to the Debtors and the Debtors’ Estates, including pursuant to orders of this Court with respect thereto, and fulfilled their fiduciary duties at all times throughout these Chapter 11 Cases.

t. The exculpation provisions and the protections granted to the 1125(e) Parties contained in the Plan are appropriately tailored to the circumstances of these Chapter 11 Cases and are appropriate under applicable law, including In re Highland Capital Mgmt., L.P., 48 F. 4th 419 (5th Cir. 2022), because they are supported by proper evidence, proposed in good faith, formulated following extensive good faith, arm’s-length negotiations with key constituents, and appropriately limited in scope. The Exculpated Parties and 1125(e) Parties reasonably relied upon such provisions as a material inducement to engage in postpetition negotiations with the Debtors that culminated in the Plan, the Mediation Agreement, and all other settlements and compromises therein that maximize value for the Debtors’ Estates. The record in these Chapter 11 Cases fully supports the exculpation provisions and protections granted to the 1125(e) Parties, which provisions are supported by the Debtors, Investigations Committee, Bondholder Committee, and LBM, are appropriately tailored to protect the Exculpated Parties and 1125(e) Parties from unnecessary litigation, and contain appropriate carve outs for actions determined, as applicable, in a Final Order to have constituted or, by the Bankruptcy Court to represent, a colorable claim for an intentional breach of fiduciary duty, actual fraud, willful misconduct, or gross negligence.

u. The injunction provisions contained in the Plan are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the release and exculpation provisions of the Plan. The injunction provisions are appropriately tailored to achieve those purposes.

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v. Modifications to Plan. Pursuant to section 1127 of the Bankruptcy Code, the modifications to the Plan made after solicitation of the Plan or in this Confirmation Order (including any modifications announced on the record of the Confirmation Hearing) constitute technical or clarifying changes, changes with respect to particular Claims by agreement with Holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan. Notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims or Interests be afforded any further opportunity to change previously cast acceptances or rejections of the Plan. Accordingly, the Plan is properly before this Court, and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

w. Compromises and Settlements. The Plan is deemed to constitute a motion under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 with respect to all settlements provided for therein, including but not limited to the LBM Settlement and the resolution of the Compensation Motion (collectively, the “Plan Settlements”). Entry of this Confirmation Order constitutes this Court’s approval of the terms of the Plan Settlements provided for under the Plan. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions, releases, and other benefits provided under the Plan and with the support of the various creditors, stakeholders, and other parties in interest, including the Creditor Proponents and the Ad Hoc Broker/Dealer Committee, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Causes of Action, disputes, and controversies released, settled, compromised, or otherwise resolved pursuant to the Plan, and otherwise satisfy the requirements set forth in In re Foster Mortg. Corp., 68 F.3d 914 (5th Cir. 1995). In addition, the compromises and Plan Settlements embodied in the Plan are integral to the Plan and preserve value by enabling the Debtors to avoid extended, value-eroding litigation that could delay the Debtors’ emergence from chapter 11. Entry of this Confirmation Order constitutes this Court’s approval of the Plan Settlements and compromises, including the releases in connection with the Plan Settlements, and a finding by this Court that the Plan Settlements are fair, equitable, and reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests because, among other things: (a) each of the Plan Settlements reflects a reasonable balance between the possible success of litigation with respect to each of the settled claims and disputes, on the one hand, and the benefits of fully and finally resolving such claims and disputes and allowing the Debtors to expeditiously exit chapter 11, on the other hand; (b) absent each of the Plan Settlements, there is a likelihood of complex and protracted litigation with the attendant expense, inconvenience, delay and uncertainty that have a possibility to derail the Debtors’ reorganization efforts and would jeopardize the Debtors’ ability to confirm and implement the Plan, and the compromises and settlements provided therein; (c) each of the parties supporting each of the Plan Settlements, including the Debtors, the Creditor Proponents, and the Ad Hoc Broker/Dealer Committee, are represented by counsel that is recognized as being knowledgeable, competent, and experienced; (d) each of the Plan Settlements is the product of arm’s-length bargaining and good faith negotiations between sophisticated parties; and (e) each of the Plan Settlements will maximize the value of the Debtors’ Estates, and is essential to the successful implementation of the Plan. Based on the foregoing, the Plan Settlements satisfy the requirements of applicable Fifth Circuit law for approval of settlements and compromises pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, and the Plan Settlements are hereby approved.

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x. Exit Facilities. The evidentiary record demonstrates that the exit financing contemplated by this Confirmation Order, the Plan, Plan Supplement, and any other Plan Documents for Portfolio Co. (the “Exit Facility”) is reasonable and appropriate and sufficient to fully perform all of the Debtors’, Wind Down Debtors’, Portfolio Co.’s, Wind Down Trust’s, and Litigation Trust’s obligations under the Plan. The terms and structure of the proposed Exit Credit Agreement (together with the other documents and instruments to be executed in connection therewith, the “Exit Facility Documents”), as currently contemplated by the Plan or as described in connection with the Confirmation Hearing or herein (and any commitments, engagements, or similar arrangements with respect to the provisions, arrangement or structuring thereof), are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are supported by reasonably equivalent value and fair consideration, and are in the best interests of the Debtors’ Estates and their creditors and other stakeholders.

y. Good Faith. The Debtors and Creditor Proponents have proposed the Plan (and all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law. The Debtors’ and Creditor Proponents’ good faith is evident from the facts and record of these Chapter 11 Cases, the Solicitation Materials, the Declarations, the record of the Confirmation Hearing, and other proceedings held before this Court in these Chapter 11 Cases. The Plan (including all documents necessary to effectuate the Plan, including the Plan Supplement) was negotiated at arm’s length among the parties including the Debtors, the Independent Directors, the DLP Independent Directors, the Bondholder Committee, LBM, the Exculpated Parties, and their respective advisors, each as applicable. The foregoing parties and Obra have been and will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated therein, including the funding or deemed funding (in each case, to the extent applicable) of the Exit Facility and (ii) take any actions authorized by the Plan and this Confirmation Order.

z. Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation, set forth in section 1129 of the Bankruptcy Code.

aa. Likelihood of Satisfaction of Conditions Precedent to Effective Date. Each of the conditions precedent to the Effective Date, as set forth in Article IX of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with the Plan.

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ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

A. Confirmation of Plan

1. The Plan, in the form attached hereto as Exhibit A, and each of its provisions is confirmed pursuant to section 1129 of the Bankruptcy Code. The documents contained in or contemplated by the Plan, including the Plan Supplement (collectively, the “Plan Documents”), are hereby authorized and approved. The terms of the Plan and the Plan Documents are incorporated herein by reference and are an integral part of this Confirmation Order. The terms of the Plan, the Plan Documents, all exhibits thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, or modify the Plan Documents prior to the Effective Date. The failure to specifically include or refer to any particular article, section, or provision of the Plan or the Plan Documents in this Confirmation Order shall not diminish or impair the effectiveness or enforceability of such article, section, or provision nor constitute a waiver thereof, it being the intent of this Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

B. Objections

2. Except as expressly set forth herein, any objections (including any reservations of rights contained therein) to confirmation of the Plan or other responses or reservations of rights with respect thereto that have not been withdrawn prior to entry of this Confirmation Order shall be, and hereby are, overruled on the merits and denied.

C. No Action

3. Pursuant to the appropriate provisions of any applicable State’s general corporation or limited liability company laws, other applicable non-bankruptcy law, and section 1142(b) of the Bankruptcy Code, (i) no action of the respective directors, managers, members, stockholders, or other equity holders of the Debtors, as applicable, shall be required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including any Plan Document, and (ii) to the extent the Debtors determine any Person or Entity is a necessary party to execute and deliver or join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan, or perform any other act in furtherance of the transactions contemplated by the Plan and this Confirmation Order, and in furtherance of consummation of the Plan, and such Person or Entity is so informed by the Debtors, then such Person or Entity is directed to take such steps as necessary to comply with the foregoing and section 1142(b) of the Bankruptcy Code.

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D. Governmental Approvals Not Required

4. Except as otherwise set forth herein, this Confirmation Order constitutes all approvals and consents required, if any, by the laws, rules, or regulations of any State or any other governmental authority with respect to the implementation and consummation of the Plan and the Plan Documents and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan or the Plan Documents to the fullest extent permitted by law and nothing herein to the contrary shall diminish the authority of section 1142 of the Bankruptcy Code.

E. Implementation and Effectiveness of Plan

5. On or before the Effective Date, the Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, as applicable, and the appropriate officers, representatives, trustees and members of the boards of managers or boards of directors thereof, as applicable, shall be authorized to and may issue, execute, deliver, file, or record such documents, securities, contracts, instruments, releases, and other agreements, including the Plan Documents, and take any other actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, including all actions delineated in Article IV of the Plan or otherwise contemplated by the Plan, including the conversion, merger, or dissolution of any Debtor, without the need for any further approvals (including, without limitation, by any stockholder, member, board of directors, or board of managers), authorization, or consents, except for those expressly required pursuant to the Plan. All actions contemplated by the Plan, including all actions in connection with any Plan Document, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, without further application to, or order of this Court, or further action by the respective officers, directors, managers, members, trustees or equity holders of the Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust. Without limiting the generality of the foregoing: (a) the Debtors or Wind Down Trust, as applicable, are authorized to purchase tail coverage with respect to the New Insurance Policies (as such term is used in the Court’s order at Docket No. 122) and (b) following the Effective Date, the Wind Down Trust shall be authorized to make any filings on behalf of GWGH with the Securities and Exchange Commission, including a Form 15, as and when permitted by applicable law, and to take all other actions reasonably necessary to complete the deregistration of all of GWGH’s securities from Sections 12(g) and 15(d) of the Securities Exchange Act.

F. Plan Transactions

6. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, as applicable, may take all actions consistent with this Confirmation Order and the Plan as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan and this Confirmation Order (collectively, the “Plan Transactions”), including, but not limited to, the issuance of the New WDT Interests under and in connection with the Plan and the Plan Documents.

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7. This Confirmation Order shall, and shall be deemed to, pursuant to sections 363, 1123, 1142, 1145, and 1146 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Plan Transactions, and, to the extent such actions were taken before the Confirmation Date, such actions are ratified in all respects, and, in each case, no further approvals, authorization, or consents, except those expressly required pursuant to the Plan or this Confirmation Order, shall be required. All parties necessary to effectuate, to the full extent permitted under section 1142 of the Bankruptcy Code, any transactions approved by, contemplated by, or necessary to effectuate the Plan, shall be deemed to consent to any such transactions.

G. Wind Down Trust

8. The Wind Down Trust Agreement substantially in the form attached hereto as Exhibit B is hereby approved in all respects (as such form may be amended in any non-material respect prior to the Effective Date). Upon the occurrence of the Effective Date, the Wind Down Trust shall be deemed established and funded pursuant to, and in accordance with, the Wind Down Trust Agreement and the Plan. On the Effective Date, the Wind Down Trust Assets shall be deemed transferred to the Wind Down Trust by the Debtors pursuant to the terms of the Plan, this Confirmation Order and the Wind Down Trust Agreement. The Debtors and any of their Affiliates (or anyone acting on their behalf) shall not be responsible for any costs, fees, or expenses of the Wind Down Trust and shall incur no liability in connection with the Wind Down Trust (subject to any obligations of the Debtors pursuant to the Plan or Wind Down Trust Agreement). Elizabeth C. Freeman or any Affiliate of Elizabeth C. Freeman identified in the Plan Supplement is hereby approved to serve as the Wind Down Trustee subject to the terms set forth in the Plan, including the Plan Supplement, and the Wind Down Trust Agreement.

H. Litigation Trust

9. The Litigation Trust Agreement substantially in the form attached hereto as Exhibit C is hereby approved in all respects (as such form may be amended in any non-material respect prior to the Effective Date). The Litigation Trust shall be established and funded pursuant to, and in accordance with, the terms of the Plan and the Litigation Trust Agreement. On the Effective Date, the Initial Litigation Trust Assets shall be deemed transferred to the Litigation Trust pursuant to the terms of the Plan, this Confirmation Order and the Litigation Trust Agreement. The Debtors, the Wind Down Trust, and any of their Affiliates (or anyone acting on their behalf) shall not be responsible for any costs, fees, or expenses of the Litigation Trust and shall incur no liability in connection with the Litigation Trust (subject to any obligations of the Debtors or Wind Down Trust, as applicable, pursuant to the Plan or Litigation Trust Agreement). Michael I. Goldberg is hereby approved to serve as the Litigation Trustee subject to the terms set forth in the Plan, including the Plan Supplement, and the Litigation Trust Agreement.

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I. Authorization and Issuance of New WDT Interests

10. The Wind Down Trust is authorized to issue the New WDT Interests on a non-certificated basis, in accordance with the terms of the Plan and the Wind Down Trust Agreement. All New WDT Interests shall have the terms set forth in the Wind Down Trust Agreement and be, upon issuance, duly authorized and validly issued. In furtherance of the exchange of Claims and Interests for the New WDT Interests on the Effective Date of the Plan, the Debtors are authorized to (a) cease processing changes of ownership with respect to Claims or Interests; and (b) direct DTC to freeze transfers of securities issued by any Debtor, in each case, on a date determined by the Debtors, in their sole discretion, that is sufficiently in advance of the Effective Date to facilitate the efficient exchange of securities for New WDT Interests on the Effective Date. To the extent any New WDT Interests are issued following the Effective Date with respect to any Claims or Interests that do not become Allowed until after the Effective Date, such New WDT Interests will be deemed to have been issued on the Effective Date. The Debtors, Wind Down Debtors, or Wind Down Trust, as applicable, are authorized to take all steps necessary and appropriate to rescind the issuance of New WDT Interests issued with respect to any Claim or Interest that is subsequently withdrawn or disallowed by agreement or order of this Court.

J. Securities Registration Exemption

11. The Debtors intend that the New WDT Interests shall not be “securities” under applicable laws. To the extent that the New WDT Interests are deemed to be “securities”, the offer, issuance, and distribution under the Plan of the New WDT Interests to holders of Claims and Interests entitled to receive New WDT Interests under the Plan shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

12. DTC and all other Persons and Entities shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New WDT Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

13. Notwithstanding anything to the contrary in the Plan or otherwise, no Person or Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New WDT Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services or validly issued, fully paid and non-assessable.

14. In accordance with the Wind Down Trust Agreement, the New Wind Down Trust Interests shall not be transferable, saleable, pledgeable or otherwise disposable, or offerable for sale, except for transfers by will, intestate succession, or otherwise by operation of law. Notwithstanding the foregoing, the Wind Down Trustee shall be permitted to modify or remove any contractual restrictions on transferability of the New WDT Interests pursuant to and in accordance with Section 2.4(a) of the Wind Down Trust Agreement.

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K. Formation of Portfolio Co.; Authorization of and Entry into Exit Facility

15. The Debtors are authorized to establish Portfolio Co. and take all steps necessary or appropriate in connection therewith.  Portfolio Co. is authorized to enter into, execute, and deliver the Exit Facility Documents on the terms consistent with the Plan (including the consent rights thereunder).  Substantially final versions of such documents shall be filed by the Debtors on the Docket, and any party with standing shall have five (5) business days to file an objection to any such Exit Facility Documents solely on the basis that such documents are not materially consistent with the Plan, Confirmation Order, or the most recent version of any such Exit Facility Document filed prior to entry of this Confirmation Order; provided that if no objections are filed or if any such objections are filed and overruled by this Court, then such documents shall be (i) deemed approved without further action and (ii) deemed reasonable and appropriate and adequate to allow the Portfolio Co. to fully perform all obligations under any agreements assumed pursuant to the Plan. In the event of an objection, the Debtors may seek a hearing and order of this Court on an emergency basis.  The Exit Facility Documents shall include an agreement for Securities Intermediary (as defined below) to act as securities intermediary with respect to the Policy Portfolio, which agreement shall be substantially similar in form and substance to the existing corresponding agreements governing the Policy Portfolio and shall provide for the payment by Portfolio Co. (but not, other than as set forth in Paragraph 60 hereof, from the Wind Down Trust), in the ordinary course of business and without further Court order, of the reasonable and documented fees, expenses, and indemnification (including attorneys’ fees and expenses) of Securities Intermediary in connection with any actual or threatened proceeding related to the Policy Portfolio that relates to a period prior to or following the Effective Date, and also including with respect to the role of Computershare Trust Company, N.A. (“Computershare”), if any, with respect to any Portfolio Trust Agreement (defined below).

16. Notwithstanding anything to the contrary in the Plan, and consistent with the terms of the Exit Facility Documents, Portfolio Co. is authorized to hold a portion of the Policy Portfolio in statutory trusts (the “Statutory Trusts”) as to which Portfolio Co., Obra, and, solely to the extent applicable, the holders of any residual death benefits, are the sole beneficiaries, subject to the terms of one or more agreements (each, a “Portfolio Trust Agreement”) in form and substance reasonably satisfactory to Portfolio Co., Obra, and Computershare.

17. On and after the Effective Date, the Exit Facility Documents shall constitute legal, valid, and binding obligations of the Portfolio Co. and be enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan or this Confirmation Order, and the Portfolio Co. shall be authorized to incur the obligations under the Exit Facility Documents in accordance with the terms of the Plan, this Confirmation Order, and the Exit Facility Documents without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person or Entity. The terms and conditions of the Exit Facility Documents shall bind the Portfolio Co. and each other Entity that enters into the Exit Facility Documents.

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18. This Confirmation Order, subject to the approval process outlined in Paragraph 15 above, approves the Exit Facility Documents (including, in each case, the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees, expenses, indemnities and Pother amounts paid and/or obligated to be paid by the Debtors or Portfolio Co., as applicable, in connection therewith), any commitment letters, engagement letters, fee letters, or similar arrangements in connection with the structuring, arranging, negotiation, or implementation of the Exit Facility Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees, expenses, indemnities, and other amounts paid and/or obligated to be paid in connection therewith (including any payments under any such commitment letter, engagement letter, fee letter or similar agreement)), and, to the extent not approved by this Court previously, Portfolio Co. is authorized to, without further notice to this Court, (i) execute and deliver those documents necessary or appropriate to consummate the transactions set forth in the Exit Facility Documents, and incur and pay any fees, expenses, indemnities, and other amounts paid and/or obligated to be paid in connection therewith, and (ii) in connection with the Exit Facility Documents, make any act or take any action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person or Entity, subject to such modifications as the Portfolio Co. may deem to be necessary to enter into the Exit Facility Documents.

19. On the Effective Date, all of the claims, liens, and security interests to be granted in accordance with the terms of the Exit Facility Documents (i) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (ii) shall be deemed automatically attached and perfected on the Effective Date, subject only to such liens and security interests as may be permitted under the Exit Facility Documents with the priorities established in respect thereof under applicable nonbankruptcy law, and (iii) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or applicable non-bankruptcy law. To the extent provided in the Exit Facility Documents, the agent, trustee, or other representative of the relevant debtholders acting in a similar capacity, is authorized, but not required, to file with the appropriate authorities or Entities any instruments or other documents and to take any other action in order to evidence, validate, and perfect such liens or security interests.

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L. Delivery of Distributions

20. The Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, as applicable, are authorized and directed to make all distributions under the Plan pursuant to the terms of the Plan and to pay any fees and expenses approved by this Confirmation Order or any other order of this Court.

M. Executory Contracts and Unexpired Leases

21. Pursuant to Article V of the Plan, as of and subject to the occurrence of the Effective Date (except as otherwise provided herein or in the Plan), the payment of any applicable Cure Claim, and any subsequent assumption or rejection determination made by the Debtors in their sole discretion, all Executory Contracts and Unexpired Leases identified in the Cure Notice shall be deemed assumed by the Debtor(s) and assigned:

(1)	with respect to the D&O Liability, Cyber Liability, and Crime Bond/Financial Institution Insurance Policies, to the Litigation Trust; and

(2)	respect to all other Executory Contracts identified on the Cure Notice, including (without limitation) those relating to Amazon Web Services Inc, Atomic Data LLC, Box Inc, Clearlife Limited, Digitalocean.com, Github, Godaddy, KLDiscovery Ontrack, LLC, Ownbackup, Inc, Robert Half Legal, Sage Intacct, Inc., Salesforce, and Time Warner Cable, to the Wind Down Trust.

22. Except as otherwise expressly provided in this Confirmation Order with respect to a named counterparty, any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of its Executory Contract or Unexpired Lease shall be deemed to have consented to such assumption or assumption and assignment. The Debtors reserve the right to amend the Cure Notice at any time prior to the Effective Date, including any amendments that reflect changes to the Debtors’ intention to assume or reject any Executory Contracts or Unexpired Leases. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan shall vest in and be fully enforceable by the Portfolio Co., Wind Down Trust, or Litigation Trust, as applicable, in accordance with its terms.

23. To the extent a dispute (a “Cure Dispute”) relates solely to the amount necessary to cure a default under an assumed Executory Contract or Unexpired Lease or the nature thereof (a “Cure Claim”), the Debtors may assume and assign to the Portfolio Co., Wind Down Trust, or Litigation Trust, as applicable, the applicable Executory Contract or Unexpired Lease before the resolution of the Cure Dispute; provided, that such assumption shall be subject to the condition subsequent of the Portfolio Co., Wind Down Trust, or Litigation Trust, as applicable, satisfying the amount, if any, determined by this Court or agreed to by the parties to constitute the proper Cure Claim. The Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, as applicable, may settle any Cure Dispute without any further notice to any party or any action, order, or approval of this Court.

24. Upon an agreement between the Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, as applicable, and the counterparty to the relevant Executory Contract or Unexpired Lease, any Cure Dispute or any other unresolved objection regarding the assumption of such Executory Contract or Unexpired Lease (“Assumption Dispute”) may be adjourned to a hearing after the Confirmation Hearing (collectively, the “Adjourned Assumption Disputes”).

25. The Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, as applicable, reserve and shall have the right to reject or nullify the assumption of any Executory Contract or Unexpired Lease no later than thirty (30) days after an order of this Court resolving the Assumption Dispute with respect to such contract or lease becomes a Final Order.

26. The Debtors are authorized to satisfy the Cure Claim of KLDiscovery Ontrack, LLC, in part, using the $122,322.00 presently held by the Debtors in trust pursuant to the October 11, 2022 Stipulation and Agreed Order [Dkt. No. 855], with the balance of such Cure Claim (as set forth in the Cure Notice) to be paid using other available funds.

27. For the avoidance of doubt, nothing in the Plan, the Plan Supplement or this Confirmation Order will prejudice the rights or interests of the Beneficient Parties4 as applicable, to or in the D&O Liability Insurance Policies.

[4]	“Beneficient Parties” means Beneficient, a Nevada Corporation (f/k/a The Beneficient Company Group, L.P.) and Beneficient Company Holdings, L.P., and each of their respective current and former affiliates, parents, and subsidiaries (other than the Debtors), and each of their respective current and former officers, directors, board members, employees, managers and professionals, each in their capacity as such, but in all cases excluding the Debtors.

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N. Compromises and Settlements

28. The Plan is a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual and legal rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.

29. The entry of this Confirmation Order constitutes this Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by this Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein and in the Plan are nonseverable from each other and from all other terms of the Plan. In accordance with and subject to the provisions of the Plan, the Wind Down Trust Agreement, and the Litigation Trust Agreement, as applicable (including the consent rights thereunder), pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of this Court, after the Confirmation Date, (i) the Debtors or Wind Down Trust, as applicable, may compromise and settle any Claims against, and Interests in, the Debtors and their Estates (except the Litigation Trust Reconciliation Claims), and (ii) the Litigation Trust may compromise and settle the Retained Causes of Action and the Litigation Trust Reconciliation Claims.

30. Plan Settlements. The provisions of the Mediation Agreement and any subsequent mediated agreement among the Debtors and the Creditor Proponents constitute a good faith compromise and settlement among the Debtors and the Creditor Proponents of all Claims, Causes of Action, Interests, and controversies among such parties, including all potential Claims, Causes of Action, Interests, and controversies between the Debtors, Bondholder Committee, and LBM with respect to the allowance and treatment of the LBM L Bond Claims and the resolution of the Compensation Motion. The Plan shall be deemed a motion to approve the Plan Settlements as a good faith compromise and settlement of all of the Claims, Interests, Causes of Action and controversies described in the foregoing sentence and elsewhere in the Plan pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019. Entry of this Confirmation Order constitutes this Court’s approval of the Plan Settlements, as well as a finding by this Court that the Plan Settlements is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable.

O. Conditions Precedent to Effective Date

31. The Plan shall not become effective unless and until all conditions set forth in Article IX.A of the Plan have been satisfied or waived pursuant to Article IX.C of the Plan.

P. Release, Exculpation, and Injunction Provisions

32. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan or any Plan Document, all release, exculpation, and injunction provisions embodied in the Plan, including those contained in Article VIII, are hereby approved and shall be effective and binding on all Persons and Entities, to the extent provided in the Plan, without further order or action by this Court.

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33. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the 1125(e) Parties shall not incur liability for any Cause of Action or claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No Entity or person may commence or pursue a claim or Cause of Action of any kind against any of the 1125(e) Parties that arose or arises from, in whole or in part, a claim or Cause of Action subject to the terms of this Paragraph 33 and Article VIII.D of the Plan, without the Bankruptcy Court: (i) first determining, after notice and a hearing, that such claim or Cause of Action represents a colorable claim for intentional breach of fiduciary duty, actual fraud, willful misconduct, or gross negligence against any such 1125(e) Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or person to bring such claim or Cause of Action against such 1125(e) Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable claim or Causes of Action. No person or Entity may commence or pursue a Covered Claim, as applicable, of any kind against any 1125(e) Party, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Covered Claim without the Bankruptcy Court: (i) first determining, after notice and a hearing, that such Covered Claim, as applicable, represents a colorable claim of any kind; and (ii) specifically authorizing such person or Entity to bring such claim or Cause of Action or Covered Claim, as applicable, against such 1125(e) Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

Q. Dissolution of Bondholder Committees

34. On the Effective Date, the Bondholder Committee (the sole statutory committee appointed in the Chapter 11 Cases) shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases; provided, however, that, following the Effective Date, the Bondholder Committee will continue in existence and have standing and a right to be heard for the following limited purposes: (1) adjudication of any final fee applications Filed pursuant to sections 330 and 331 of the Bankruptcy Code in accordance with the Plan; and (2) any (a) appeals of the Confirmation Order, and (b) any appeals, prosecution, or defense of any Causes of Action or proceedings with respect to which the Bondholder Committee is a party as of the Effective Date. Following the completion of the Bondholder Committee’s remaining duties set forth above, the Bondholder Committee will be dissolved, and the retention or employment of the Bondholder Committee’s respective attorneys, accountants and other agents will terminate without further notice to, or action by, any Entity. The Debtors or the Wind Down Trust, as applicable, shall be responsible for fees incurred in connection with the foregoing purposes only and shall be paid in the ordinary course from the Professional Fee Escrow Account without need for Bankruptcy Court approval.

R. Retention of Jurisdiction

35. Subject to Article XI of the Plan, pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court retains exclusive jurisdiction with respect to all matters arising from or related to these Chapter 11 Cases, the Plan, and the implementation of this Confirmation Order, including, without limitation, those matters set forth in Article XI of the Plan.

S. Statutory Fees

36. All fees due and payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors in full in Cash on the Effective Date. The Debtors shall file all monthly operating reports through the Effective Date. On and after the Effective Date, the Debtors shall pay any and all such fees in full in Cash when due and payable, and shall file with this Court quarterly reports. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. Notwithstanding anything to the contrary herein, the U.S. Trustee shall not be required to file a Proof of Claim or any other request for payment of quarterly fees.

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T. Documents, Mortgages, and Instruments

37. Each federal, State, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions, including the Plan Transactions, contemplated by the Plan and this Confirmation Order and directed pursuant to section 1142 of the Bankruptcy Code to take such steps with respect to the foregoing to implement the transactions necessary to consummate the Plan.

U. Exemption from Certain Transfer Taxes

38. To the fullest extent permitted by applicable law, all sale transactions and asset transfers consummated by the Debtors and approved by this Court on and after the Confirmation Date through and including the Effective Date, including (i) the issuance, distribution, transfer or exchange of any securities, instruments, or documents, including the distribution of the New WDT Interests, (ii) the creation of any Lien, mortgage, deed of trust, or other security interest, (iii) all sale transactions and asset transfers consummated by the Debtors and approved by this Court on and after the Confirmation Date through and including the Effective Date, (iv) the release of collateral securing the indebtedness contemplated to be terminated by the Plan, (v) the grant of collateral under the Exit Facility Documents and (vi) the issuance, renewal, modification or securing of indebtedness (including, for the avoidance of doubt, the modifications and/or securing of indebtedness contemplated by the Exit Facility Documents), and the making, delivery or recording of any deed, mortgage or other instrument of transfer under, in furtherance of, or in connection with, the Plan and this Confirmation Order, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. This Confirmation Order is and shall be binding upon and shall govern the acts of all Persons and Entities, including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other Persons and Entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument without requiring the payment of any filing or recording fees, documentary stamp tax, document recording tax, deed stamps, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales tax, use tax, transfer tax, intangible tax or similar tax or governmental assessment.

V. Reversal/Stay/Modification/Vacatur of Order

39. Except as otherwise provided in this Confirmation Order, if any or all of the provisions of this Confirmation Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Court, or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or Lien incurred or undertaken by the Debtors, Wind Down Debtors, Portfolio Co., Wind Down Trust, and Litigation Trust, or any other Person or Entity authorized or required to take action to implement the Plan, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, the Plan Documents, or any amendments or modifications to the foregoing.

W. Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent

40. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

X. Headings

41. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

Y. Governing Law

42. Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise with respect to such document, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than section 5-1401 and section 5-1402 of the New York General Obligations Law). The rights, duties, and obligations arising under the Plan Documents shall be governed by the applicable law set forth therein.

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Z. Applicable Non-Bankruptcy Law

43. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, the Plan Documents, and any other related documents or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

AA. Notice of Entry of Confirmation Order and Effective Date

44. In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Confirmation Date, the Debtors shall serve notice of the entry of this Confirmation Order, substantially in the form attached as Exhibit D hereto (the “Confirmation Notice”), on all parties who hold a Claim or Interest in these cases, the U.S. Trustee, and any other parties in interest. Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of this Confirmation Order.

45. As soon as reasonably practicable after the Effective Date, the Debtors shall serve notice of the occurrence of the Effective Date, substantially in the form attached as Exhibit E hereto (the “Notice of Effective Date”), on all parties who hold a Claim or Interest in these cases, the U.S. Trustee, and any other parties in interest. Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of occurrence of the Effective Date.

BB. Final Order

46. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

CC. Waiver of Stay

47. The requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of 14 days after entry of the order are hereby waived. This Confirmation Order shall take effect immediately and shall not be stayed pursuant to the Bankruptcy Code, Bankruptcy Rules 3020(e), 6004(h), 6006(d), or 7062 or otherwise.

DD. Inconsistency

48. To the extent of any inconsistency between this Confirmation Order and the Plan, this Confirmation Order shall govern.

EE. Valid and Binding

49. All documents necessary to implement the Plan and all other relevant and necessary documents have been negotiated in good faith and at arm’s length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements.

FF. Term of Injunctions or Stays

50. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays arising under or entered during these Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

GG. Substantial Consummation

51. On the Effective Date, the Plan shall be deemed to be substantially consummated under section 1101(2) and 1127(b) of the Bankruptcy Code.

HH. Closure of these Chapter 11 Cases

52. Upon the Effective Date, the Debtors may file a motion to close certain individual Chapter 11 Cases and change the caption of these Chapter 11 Cases accordingly. Matters concerning Claims may be heard and adjudicated in a Debtor’s chapter 11 case that remains open regardless of whether the applicable Claim is against a Debtor in a chapter 11 case that is closed.

23

II. Miscellaneous Provisions.

53. Administrative Claims Bar Date. The Claims Bar Date by which any request for payment of administrative expenses (other than Accrued Professional Compensation Claims, Independent Director Fee Claims, the Indenture Diminution Claims, the Allowed AHC Substantial Contribution Claim, or Claims arising under Section 503(b)(1)(D) of the Bankruptcy Code) must have been Filed and served on the Debtors (or Wind Down Debtors, as applicable) shall be 30 calendar days following the Effective Date, which date shall be set forth in the Notice of Effectiveness.

54. AHC Substantial Contribution Claim. No objections having been asserted with respect thereto, the Court finds that the Ad Hoc Broker/Dealer Committee has made a substantial contribution to the Chapter 11 Cases as such term is used in Section 503(a)(3)(D) of the Bankruptcy Code and, accordingly, the Debtors are authorized to pay up to $1,000,000 in reasonable and documented fees and expenses of the Ad Hoc Broker/Dealer Committee on the Effective Date pursuant to Article II.H of the Plan.

55. LBM L Bond Claims. Subject to the occurrence of the Effective Date, the LBM L Bond Claims, comprising $366,891,940.02 of principal and $10,624,579.11 in accrued, unpaid interest through the Initial Petition Date are hereby Allowed. The amount of the LBM Subordinated Claims, which are a subset of, and not in addition to, the Allowed LBM L Bond Claims, is $56,627,477.87 comprising $55,033,791.00 of principal and $1,593,686.87 of accrued, unpaid interest through the Initial Petition Date.

56. Indenture Fee and Expense Claim. Subject to the occurrence of the Effective Date, the Indenture Fee and Expense Claims shall be paid in accordance with the terms of the Plan and in the amounts agreed by the Debtors and the Creditor Proponents, after accounting for any agreed-upon discounts thereto, which amounts are reasonable and documented fees and expenses of the Indenture Trustee, including for indemnity, subrogation, and contribution, including, without limitation, attorneys’ fees and expenses, arising under or in connection with the Indenture Documents, including in its capacity as collateral agent thereunder.

57. Indenture Diminution Claim. The resolution of the amount of any Indenture Diminution Claims shall be determined after the Effective Date either by (i) agreement between the Wind Down Trustee and the Indenture Trustee or (ii) a determination by the Court, provided however the Indenture Trustee shall be required to meet and confer with the Wind Down Trustee prior to seeking any relief from the Court.  Notwithstanding anything in the Plan to the contrary, any fees and expenses incurred by the Indenture Trustee in connection therewith, including, if necessary, in connection with filing a claim and/or motion with respect to the Indenture Diminution Claims, shall be (i) an Indenture Fee and Expense Claim, (ii) subject to the Indenture Trustee Charging Lien and (iii) payable in accordance with the terms of the Plan governing distributions on account of Indenture Fee and Expense Claims.  Until such time as the amount of any Indenture Diminution Claim is determined pursuant to the first sentence of this paragraph, no proceeds realized by the Litigation Trust shall be distributed to any holders of New Series B WDT Interests.

58. Compensation of Jeffrey S. Stein and Anthony R. Horton. The additional compensation provided to Jeffrey S. Stein and Anthony R. Horton pursuant to Article IV.W of the Plan is appropriate under the circumstances and is therefore approved, and the Compensation Motion [Dkt. No. 1392] is fully resolved thereby.

59. Willkie Farr & Gallagher, LLP Prepetition D&O Insurance Claim. For the avoidance of doubt, nothing in this Order or the Plan Documents shall be deemed to resolve any of the issues relating to the payment of fees and expenses for services rendered by Willkie Farr & Gallagher, LLP prior to the Petition Date, including with respect to all Cash held as a retainer by the Debtors or Willkie Farr & Gallagher, LLP pursuant to the D&O Insurance Order and the Stipulation and Agreed Order Regarding the Order Modifying the Automatic Stay and Authorizing Use of Estate Property, to the Extent Applicable, to Allow Payment, Reimbursement and/or Advancement of Defense Costs Under Insurance Policies [Dkt. No. 855] and the payment of the Remaining Prepetition Willkie Amount (as defined in the D&O Insurance Order). Any and all such issues remain subject to resolution after the Effective Date through either (i) further order of this Court or (ii) agreement between the Wind Down Trustee, Willkie Farr & Gallagher, LLP, and the Litigation Trustee.

24

60. Securities Intermediary Indemnification. The reservation of rights of Wells Fargo Bank, N.A. (which acts as a securities intermediary with respect to the Policy Portfolio, and Computershare, which, together with Wells Fargo Bank, N.A., will act as a securities intermediary with respect to the Policy Portfolio upon and after the Effective Date, together “Securities Intermediary”) set forth in Dkt. No. 1851 is resolved as follows: Within ten (10) calendar days following the Effective Date, the Wind Down Trustee shall establish a reserve account (the “SI Reserve Account”) for the sole and exclusive benefit of Securities Intermediary subject to the terms set forth in this paragraph. No later than ten (10) calendar days following the Effective Date, the Wind Down Trust shall deposit $100,000 in cash in the SI Reserve Account. No later than ten (10) calendar days after the date (the “Deferred SI Deposit Trigger Date”) that the face value of the Policy Portfolio has reduced to no more than twenty percent (20%) of the face value of the Policy Portfolio as of the Effective Date, the Wind Down Trust shall (or, if permitted, shall cause Portfolio Co. to) deposit an additional $2,900,000 in cash into the SI Reserve Account (the “Deferred SI Deposit”), which amount shall be deposited from assets of the Wind Down Trust, and not, absent the consent of Securities Intermediary, from assets of Portfolio Co. to the extent consisting of proceeds of death benefit payments made to any Statutory Trust, it being understood that the aggregate amount the parties are obligated to deposit into the SI Reserve Account shall not exceed $3,000,000. Prior to the termination thereof, the funds in the SI Reserve Account may be used solely for the purpose of paying or reimbursing the actual and documented fees, expenses, and indemnities of Securities Intermediary, including amounts relating to any proceeding that is commenced against Securities Intermediary with respect to its ownership of one or more Policies within the Policy Portfolio (a “Covered Policy Lawsuit”), including any Covered Policy Lawsuit relating to any such Policy owned by Securities Intermediary prior to the Effective Date, and the fees, expenses and indemnities of Computershare relating to any Policies held in a Statutory Trust as set forth in Paragraph 16 of this order, to the extent that such expenses are not paid by Portfolio Co. within ten (10) Business Days after demand by Securities Intermediary. Any such payments to be made from the SI Reserve Account to Securities Intermediary in connection with its roles for any Statutory Trust shall be deemed to be expenses or liabilities of the Wind Down Trust that may be paid by the Wind Down Trustee pursuant to Section 4.1 of the Wind Down Trust Agreement without prior approval of this Court and, accordingly, shall not be subject to the Administrative Claims Bar Date. The Wind Down Trust shall terminate the SI Reserve Account and may use any cash or other property held therein for any purposes permitted under the Wind Down Trust Agreement upon the later to occur of (the “Account Termination Date”) (i) the first Business Day following the third anniversary of the termination of the securities account control and custodian agreement to be entered into as of the Effective Date among Portfolio Co., Obra and Computershare, and (ii) to the extent any Covered Policy Lawsuit has been commenced prior to such Business Day referenced in the foregoing clause (i), the last date on which a Final Order has been entered with respect to any pending Covered Policy Lawsuit. The obligation of the Wind Down Trust to make the Deferred SI Deposit upon the Deferred SI Deposit Trigger Date shall not be extinguished until Account Termination Date. The obligations of the Wind Down Trust set forth in this paragraph shall remain in effect notwithstanding any sale of the Policy Portfolio or Portfolio Co. following the Effective Date.

25

61. Sales of New Beneficient Shares. To the extent that, prior to the Effective Date, the Debtors have sold any shares of Beneficient, a Nevada corporation (the “New Beneficient Shares”), pursuant to an order of this Court, the Debtors may utilize the Net Cash Proceeds therefrom for either funding the Fifth Season Reserve as set forth in Paragraph 62 hereof or, to the extent that the Fifth Season Reserve has been fully funded in cash, distributing to the Wind Down Trust on the Effective Date with any such proceeds held or distributed from and after the date hereof free and clear of all liens, claims, encumbrances, and other interests, including, without limitation, all liens of Obra in connection with the Vida DIP Financing Facility.

62. Fifth Season. Any confirmation objection of Fifth Season shall be fully resolved as set forth in this paragraph. Notwithstanding anything to the contrary in the Plan, the Wind Down Trust Agreement, or this Confirmation Order, in connection with the adversary proceeding pending in front of this Court as Adversary No. 23-03088, styled as GWG Holdings, Inc., and GWG Life, LLC v. Fifth Season Investments, LLC (the “Fifth Season Adversary”), on the Effective Date, the Wind Down Trust shall set aside and reserve New Beneficient Shares having a value, on the Effective Date, of $40,000,000 (the “Fifth Season Reserve”) with such value determined based upon the 10-trading-day (or, if New Beneficient Shares have been trading for fewer than 10 trading days, all such trading days) volume-weighted average trading price of such shares on the Nasdaq stock exchange under the symbol “BENF” (a “10-day VWAP”) as of the Effective Date; provided that (a) the Debtors or Wind Down Trust, as applicable, may elect (except as provided in the following two provisos (b) and (c), in which event such election shall be mandatory) at any time prior to the entry of a Final Order resolving the Fifth Season Adversary to replace New Beneficient Shares with Net Cash Proceeds at a rate of $1 in cash for every $2.00 of New Beneficient Shares (calculated based upon 10-day VWAP), it being understood that at no time shall the Fifth Season Reserve be required to hold (i) cash in excess of $20,000,000 or (ii) New Beneficient Shares valued (calculated based upon 10-day VWAP) in excess of 2.0x the difference between $20,000,000 and the amount of cash held in the Fifth Season Reserve; (b) the Debtors, on the Effective Date, shall replace New Beneficient Shares with the Net Cash Proceeds of any sales of New Beneficient Shares prior to the Effective Date at a rate of $1 in cash for every $2.00 of New Beneficient Shares (calculated based upon 10-day VWAP); and (c) upon the entry of any Final Order resolving the Fifth Season Adversary, or any settlement approval order under Bankruptcy Rule 9019, in either case that provides for a payment by the Debtors (or the Wind Down Trust) to Fifth Season, the Wind Down Trustee promptly shall seek approval on an expedited basis from the Bankruptcy Court pursuant to Section 6.2(c) of the Wind Down Trust Agreement (to the extent such approval has not already been obtained) to sell a number of New Beneficient Shares so that the Net Cash Proceeds of such sale shall be sufficient to replace the remaining New Beneficent Shares in the Fifth Season Reserve so that only cash in the amount of the judgment set forth in such Final Order (or settlement amount specified in such settlement order) then constitutes the Fifth Season Reserve, it being understood and agreed that, if the amount of New Beneficient Shares then held in the Fifth Season Reserve is insufficient to cover the amount of such judgment or settlement amount, the Wind Down Trustee shall be required to sell additional New Beneficient Shares in order to satisfy the full amount thereof. The Fifth Season Reserve shall remain in place pending a Final Order of this Court resolving the Fifth Season Adversary. No liens or other interests shall attach, or be deemed to attach, to the Fifth Season Reserve, which shall be deemed to be free and clear of all liens, claims, encumbrances, or other interests at all times. For avoidance of doubt, the Fifth Season Reserve or any other New Beneficient Shares sold to satisfy the Fifth Season Adversary shall be deemed to constitute reasonably-anticipated “Trust Expenses” for all purposes under the Wind Down Trust Agreement, including Section 4.2 thereof. Nothing in this Confirmation Order shall be construed as a cap on (or an admission by the Debtors of any right to) recovery of Fifth Season’s asserted administrative expense claim, including any recovery of or claim for attorneys’ fees and costs (the “Fifth Season Claim”). This Confirmation Order expressly provides that any request for the allowance and/or payment of the Fifth Season Claim under section 503(b) of the Bankruptcy Code shall be timely filed if filed within 30 days of the Effective Date, which request for allowance and/or payment setting forth the factual and legal bases for the alleged entitlement may be set forth instead in Fifth Season’s answer filed in the Fifth Season Adversary (for which service of the summons on May 19th is acknowledged, and subject to whatever rights of supplementation and/or amendment are available to Fifth Season, and Debtors’ rights to object or oppose) and which claim will be consolidated for all purposes with the Fifth Season Adversary for adjudication and resolution. Similarly, Fifth Season’s answer in the Fifth Season Adversary will be deemed timely filed if filed within 30 days of the Effective Date. This Confirmation Order shall be deemed to constitute a complete withdrawal of the Debtors’ Motion for Estimation and Fixing Maximum Amount of Assert Administrative Claim of Fifth Season Investments LLC.

26

63. Bondholder Committee Standing Motion. Subject to the occurrence of the Effective Date, the Motion of the Official Committee of Bondholders of GWG Holdings Inc., Et Al., for Standing to Prosecute Causes of Action on Behalf of the Debtors’ Estates [Dkt. No. 1249] is deemed withdrawn.

64. Abandonment of Certain Estate Property. Notwithstanding anything to the contrary in the Plan, the other Plan Documents, or this Confirmation Order, the following assets of the Debtors shall not be transferred to the Wind Down Debtors, Portfolio Co., Wind Down Trust, or Litigation Trust, and instead shall be deemed abandoned upon and as of the Effective Date pursuant to Section 554 of the Bankruptcy Code:

(1)	All of the Debtors’ interests in non-Debtor affiliates GWG MCA Capital, Inc., GWG DLP Funding V, LLC, GWG DLP Funding V Holdings, LLC, and GWG Trust.

65. Retention of Computershare. Upon entry of this Confirmation Order and subject to the occurrence of the Effective Date, and without limiting the generality of any of the other authorization provisions of this Confirmation Order, the Debtors and the Wind Down Trust are hereby authorized to retain Computershare Trust Company, N.A., Computershare Inc. or any of their respective affiliates as distribution agent and transfer agent with respect to the issuance and distribution of the New WDT Interests, and, subject to the occurrence of the Effective Date, to honor all obligations with respect to such retention without further order of the Court. For the avoidance of doubt, nothing in this paragraph authorizes or constitutes the assumption of any Executory Contract as to which Computershare Trust Company, N.A., Computershare Inc. or any of their respective affiliates is a counterparty.

66. Texas Comptroller. The Texas Comptroller of Public Accounts (the “Comptroller”) has Filed identical Proofs of Claim against each of the Initial Debtors asserting an Administrative Claim at Claim Nos. 5381, 5382, 5383 (each, a “Comptroller Claim” and collectively, the “Comptroller Claims”). Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Order, nothing in the Plan, the Plan Supplement, or this Order shall: (1) affect or impair any Debtors’ ability to pay the Comptroller Claims via set off or recoupment against any credits held by the Comptroller, where such set off or recoupment is otherwise permitted under applicable bankruptcy and non-bankruptcy law; (2) affect or impair the Comptroller’s rights to pursue any non-Debtor third parties for the Comptroller Claims; (3) be construed to preclude the payment of interest and/or penalties on the Comptroller Claims if provided under non-bankruptcy law and permitted under applicable bankruptcy law; (4) modify, to the extent that interest is payable under applicable bankruptcy law as to any claim held by the Comptroller, the statutory interest rate consistent with section 511 of the Bankruptcy Code; (5) permit the Comptroller to recover payment on more than one Comptroller Claim; or (6) affect or impair the Debtors’, or the Wind Down Trust’s, as applicable, ability to dispute or otherwise object to all or any portion of the Comptroller Claims.

Signed:
/s/ Marvin Isgur
Marvin Isgur
United States Bankruptcy Judge

27

Exhibit A

Confirmed Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
GWG Holdings, Inc., et al.,[1]	)	Case No. 22-90032 (MI)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ FURTHER MODIFIED SECOND AMENDED JOINT CHAPTER 11 PLAN,

SUBMITTED BY THE DEBTORS, THE BONDHOLDER COMMITTEE,

AND L BOND MANAGEMENT, LLC AS CO-PROPONENTS

JACKSON WALKER LLP
Kristhy M. Peguero (TX Bar No. 24102776)

Matthew D. Cavenaugh (TX Bar No. 24062656)

1401 McKinney Street, Suite 1900

Houston, TX 77010

Telephone:   (713) 752-4200

Email:           kpeguero@jw.com

mcavenaugh@jw.com

Co-Counsel for the Debtors and Debtors in Possession

MAYER BROWN LLP

Charles S. Kelley (TX Bar No. 11199580)

700 Louisiana Street, Suite 3400

Houston, TX 77002-2730

Telephone:   (713) 238-3000

Email:          ckelley@mayerbrown.com

Thomas S. Kiriakos (admitted pro hac vice)

Louis S. Chiappetta (admitted pro hac vice)
Jamie R. Netznik (admitted pro hac vice)

Lisa Holl Chang

Joshua R. Gross (admitted pro hac vice)

Jade Edwards

71 S. Wacker Drive
Chicago, IL 60606

Telephone:          (312) 782-0600
Email:                  tkiriakos@mayerbrown.com

lchiappetta@mayerbrown.com

jnetznik@mayerbrown.com

lhollchang@mayerbrown.com

jgross@mayerbrown.com

jmedwards@mayerbrown.com

Adam C. Paul (admitted pro hac vice)

Lucy F. Kweskin (admitted pro hac vice)

Ashley Anglade

1221 Avenue of the Americas

New York, NY 10020-1001

Telephone:           (212) 506-2500

Email:                  apaul@mayerbrown.com

lkweskin@mayerbrown.com

aanglade@mayerbrown.com

Counsel for the Debtors and Debtors in Possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: GWG Holdings, Inc. (2607); GWG Life, LLC (6955); GWG Life USA, LLC (5538); GWG DLP Funding IV, LLC (2589); GWG DLP Funding VI, LLC (6955); and GWG DLP Funding Holdings VI, LLC (6955). The location of Debtor GWG Holdings, Inc.’s principal place of business and the Debtors’ service address is 325 N. St. Paul Street, Suite 2650 Dallas, TX 75201. Further information regarding the Debtors and these chapter 11 cases is available at the website of the Debtors’ claims and noticing agent: https://donlinrecano.com/gwg.

TABLE OF CONTENTS

		Page
ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW
A.	Defined Terms.	1
B.	Rules of Interpretation.	22
C.	Computation of Time.	22
D.	Governing Law.	22
E.	Reference to Monetary Figures.	23
F.	Controlling Document.	23
G.	Proponents’ Consent Right.	23

ARTICLE II. ADMINISTRATIVE CLAIMS, ACCRUED PROFESSIONAL FEE COMPENSATION CLAIMS, DIP CLAIMS, PRIORITY TAX CLAIMS, INDENTURE DIMINUTION CLAIMS, AND SUBSTANTIAL CONTRIBUTION CLAIMS		24
A.	Administrative Claims.	24
B.	Accrued Professional Compensation Claims.	25
C.	Chapford DIP Facility Claims.	26
D.	Vida DIP Claims.	26
E.	DLP Secured Claims.	26
F.	Indenture Diminution Claims.	26
G.	Priority Tax Claims.	26
H.	Allowed AHC Substantial Contribution Claim.	27
I.	Substantial Contribution Compensation and Expenses.	27

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		27
A.	Summary of Classification.	27
B.	Treatment of Claims and Interests.	28
C.	Special Provision Governing Unimpaired Claims.	32
D.	Elimination of Vacant Classes.	32
E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.	32
F.	Subordinated Claims.	32
G.	Presumed Acceptance of Plan.	32
H.	Presumed Rejection of Plan.	32
I.	Acceptance by Impaired Classes of Claims.	32
J.	Acceptance by Impaired Classes of Interests.	32
K.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	33
L.	Controversies Regarding Impairment.	33

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		33
A.	Wind Down Trust.	33
B.	U.S. Federal Income Tax Treatment and Reporting.	36
C.	General Settlement of Claims and Interests.	36
D.	Wind Down Transactions.	38
E.	Litigation Trust.	39
F.	Sources of Plan Consideration.	41
G.	Redemption of New WDT Interests.	42
H.	Priority of Cash Distributions to Holders of New WDT Interests.	43
I.	LBM Settlement.	44
J.	Exemption from Registration Requirements.	45
K.	Section 1146(a) Exemption.	45
L.	Cancellation of Securities and Agreements.	46
M.	Corporate Action.	46

Exhibit A-i

N.	Dissolution and Board of Directors.	47
O.	Effectuating Documents; Further Transactions.	47
P.	Vesting of Assets.	47
Q.	Preservation of Causes of Action.	47
R.	Continuing Effectiveness of Final Orders.	48
S.	D&O Liability Insurance Policies.	48
T.	Payment of Certain Fees.	49
U.	Beneficient SPAC Transaction Consents.	49
V.	Termination of Any Continuing Business Relationship With Beneficient.	49
W.	Compensation for Messrs. Stein and Horton.	50

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		50
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	50
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	51
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	51
D.	Insurance Policies.	52
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	52
F.	Reservation of Rights.	52
G.	Non-occurrence of the Effective Date.	52

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		52
A.	Timing and Calculation of Amounts to Be Distributed.	52
B.	Distributing Parties.	53
C.	Delivery of Distributions Related to the Litigation Trust.	53
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	54
E.	Single Satisfaction of Claims and Interests.	55
F.	No Postpetition Interest On Claims.	55
G.	Compliance with Tax Requirements/Allocations.	55
H.	Setoffs.	55
I.	Allocation of Plan Distributions between Principal and Interest.	56
J.	Claims Paid or Payable by Third Parties.	56

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		56
A.	Allowance of Claims.	56
B.	Claims Administration Responsibilities.	57
C.	Estimation of Claims.	57
D.	Adjustment to Claims or Interests without Objection.	57
E.	Disallowance of Claims and Interests.	58
F.	Disputed Claims Reserve.	58
G.	Amendments to Claims.	58
H.	No Distributions Pending Allowance.	59
I.	Distributions After Allowance.	59

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		59
A.	Settlement, Compromise, and Release of Claims and Interests.	59
B.	Release of Liens.	60
C.	Releases by the Debtors.	60
D.	1125(e) Parties.	61
E.	Exculpation.	62
F.	Protections Against Discriminatory Treatment after the Effective Date.	62
G.	Injunction.	62
H.	Recoupment.	63
I.	Subordination Rights.	63
J.	Ipso Facto and Similar Provisions Ineffective.	63
K.	Reimbursement or Contribution.	63

Exhibit A-ii

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE		64
A.	Conditions Precedent to the Effective Date.	64
B.	Effect of Non-Occurrence of Conditions Precedent to Consummation.	65
C.	Waiver of Conditions Precedent.	65

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		65
A.	Modification and Amendments.	65
B.	Effect of Confirmation on Modifications.	66
C.	Revocation or Withdrawal of the Plan.	66

ARTICLE XI. RETENTION OF JURISDICTION		66
ARTICLE XII. MISCELLANEOUS PROVISIONS		68
A.	Immediate Binding Effect.	68
B.	Additional Documents.	68
C.	Payment of Statutory Fees.	69
D.	Dissolution of the Bondholder Committee.	69
E.	Reservation of Rights.	69
F.	Successors and Assigns.	69
G.	Service of Documents.	70
H.	Enforcement of Confirmation Order.	71
I.	Term of Injunctions or Stays.	71
J.	Entire Agreement.	71
K.	Votes Solicited in Good Faith.	71
L.	Exhibits.	71
M.	Nonseverability of Plan Provisions.	72
N.	Closing of Chapter 11 Cases.	72
O.	Creditor Default.	72
P.	Waiver or Estoppel.	72

Exhibit A-iii

INTRODUCTION

GWG Holdings, Inc. and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases propose the following joint plan pursuant to chapter 11 of title 11 of the United States Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Although proposed jointly for administrative purposes, this Plan constitutes a separate plan for each of the Debtors (as that term is defined herein) for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code, and this Plan does not contemplate substantive consolidation of any of the Debtors. Each of the Debtors, the Bondholder Committee, and LBM is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code.

The Plan is supported by the Bondholder Committee and LBM. The Plan, if consummated, will effectuate the terms of the Mediated Settlement (as reflected in the Mediation Agreement), which is further described in the Disclosure Statement.

Reference is made to the accompanying Disclosure Statement for the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan for a discussion of the Debtors’ history, business, operations, valuation, projections, risk factors, a summary and analysis of this Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms.

As used in this Plan, capitalized terms have the meanings and effect as set forth below.

1. “1125(e) Parties” means each of: (a) the Exculpated Parties; (b) Jeffrey S. Stein, in his capacity as an officer of the Debtors; (c) Michael A. Tucker, in his capacity as an officer of the Debtors; (d) the Non-Management Directors, in their capacity as such; and (e) any professionals retained by any of the foregoing, each in their capacity as such.

2. “1940 Act” means the U.S. Investment Company Act of 1940, as amended, 15 U.S.C. §§ 80a-1–80a-64, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

3. “2018 Supplemental Indenture” means that certain Supplemental Indenture, dated as of August 10, 2018, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among Debtors GWGH and GWG Life and the Indenture Trustee, to add and modify certain provisions of the A&R Indenture necessary to provide for the issuance of the Seller Trust L Bonds.

Exhibit A-1

4. “2020 Supplemental Indenture” means that certain Supplemental Indenture, dated as of December 31, 2020, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among Debtors GWGH and GWG Life and the Indenture Trustee, to add and modify certain provisions of the A&R Indenture necessary to provide for the issuance of the Liquidity Bonds.

5. “A&R Indenture” means that certain Amended and Restated Indenture, dated as of October 23, 2017, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among Debtors GWGH and GWG Life and the Indenture Trustee, providing for the issuance of the Public L Bonds, the Seller Trust L Bonds, and the Liquidity Bonds.

6. “Accrued Professional Compensation Claims” means, at any given moment, all Claims for accrued fees and expenses for services rendered by a Professional through and including the Confirmation Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court and regardless of whether a fee application has been Filed for such fees and expenses; provided that, to the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees or expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Accrued Professional Compensation Claim and the Professional Fee Escrow Amount with respect to such Claim.

7. “Ad Hoc Broker/Dealer Committee” means an ad hoc committee of registered broker/dealers and registered investment advisors, which committee is represented by Proskauer Rose LLP.

8. “Administrative Claim” means a Claim for costs and expenses of the administration of the Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the business of the Debtors incurred after the applicable Petition Date and through the Effective Date; (b) Accrued Professional Compensation Claims; (c) the Independent Director Fee Claims; (d) fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code, including the fees of the U.S. Trustee payable pursuant to section 1930(a) of the Judicial Code; (e) the Indenture Diminution Claims; and (f) the Allowed AHC Substantial Contribution Claim.

9. “Administrative Claims Payment Date” means, with respect to an Administrative Claim, the earlier of: (a) the Effective Date; (b) if the Administrative Claim is not Allowed as of the Effective Date, as soon as reasonably practicable after the date on which an order Allowing such Administrative Claim becomes a Final Order; and (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the applicable Petition Date, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the Holders of such Allowed Administrative Claims and without any further notice to or action, order, or approval of the Bankruptcy Court.

10. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

Exhibit A-2

11. “Allowed” means with reference to any Claim or Interest, as applicable: (a) any Claim (i) for which a Proof of Claim or Proof of Interest has been timely Filed on or before the applicable Claims Bar Date (or for which a Proof of Claim or Proof of Interest is not required to be Filed pursuant to the Bankruptcy Code or a Final Order), or (ii) that is identified in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no Proof of Claim or Proof of Interest has been timely Filed; provided, that, in each case, any such Claim shall be considered Allowed only if and to the extent that no objection or other challenge to the allowance thereof has been timely Filed prior to the Claim Objection Bar Date or such objection or challenge has been timely Filed and the Claim thereafter has been Allowed by a Final Order; or (b) any Claim expressly deemed allowed by the Plan (except as addressed in Article IV.I hereof) or allowed by a Final Order of the Bankruptcy Court (including pursuant to any stipulation or settlement agreement approved by the Bankruptcy Court). Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered Allowed Claims unless otherwise subsequently Allowed. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Wind Down Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the applicable Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order Allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

12. “Allowed AHC Substantial Contribution Claim” means the Administrative Claim of the Ad Hoc Broker/Dealer Committee, which shall be Allowed upon entry of the Confirmation Order, for the actual and reasonable fees and expenses of the Ad Hoc Broker/Dealer Committee which shall be payable on the Effective Date as set forth in Article II.H hereof.

13. “Allowed Bondholder Claims” means: (a) with respect to Direct-Held Bonds (as defined in the Bondholder Claim Procedures Order), (i) to the extent a timely Bondholder POC Form has been Filed pursuant to the Bondholder Claim Procedures Order, Bondholder Claims shall be Allowed in the amount set forth in any such Bondholder POC Form, provided, that, in each case, any such Bondholder Claim shall be considered Allowed only if and to the extent that no objection or other challenge to the allowance thereof has been timely Filed prior to the Claim Objection Bar Date or such an objection or other challenge has been Filed and the Bondholder Claim thereafter has been Allowed by a Final Order, or (ii) to the extent that no Bondholder POC Form has been timely Filed, Bondholder Claims shall be Allowed in the amounts set forth in the Holder Notices pursuant to the Bondholder Claim Procedures Order; (b) with respect to Indirect-Held Bonds (as defined in the Bondholder Claim Procedures Order), Bondholder Claims Allowed pursuant to the Bondholder Claim Procedures Order; and (c) the LBM L Bond Claims otherwise Allowed to the extent provided by Article IV.I hereof (which, for the avoidance of doubt, do not include the LBM Subordinated Claims).

14. “Assets” means all of the Debtors’ property, rights, and interests that are property of the Estates pursuant to section 541 of the Bankruptcy Code.

Exhibit A-3

15. “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid, recover, or subordinate a transfer of property or an obligation incurred by the Debtors that may be brought by or on behalf of the Debtors or their Estates pursuant to any applicable section of the Bankruptcy Code, including sections 502, 510, 542, 544, 545, 547-553, and 724(a) of the Bankruptcy Code or under similar or related state, federal, or foreign statutes and common law, including fraudulent transfer laws or other applicable law.

16. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.

17. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, pursuant to section 151 of the Judicial Code, the United States District Court for the Southern District of Texas.

18. “Bankruptcy Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas.

19. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the chambers rules of the Bankruptcy Court.

20. “Beneficient” means The Beneficient Company Group, L.P. and its subsidiaries.

21. “Bond Claims” means, collectively: (a) the Allowed Bondholder Claims; (b) any Indenture Fee and Expense Claims; and (c) subject to Article IV.I hereof, the LBM Subordinated Claims.

22. “Bondholder Claims” means any Claims for principal or interest evidenced by, arising under, or in connection with the Indenture (other than the LBM Subordinated Claims).

23. “Bondholder POC Forms” shall have the meaning set forth in the Bondholder Claim Procedures Order.

24. “Bondholder Claim Procedures Order” means the order entered by the Bankruptcy Court on August 29, 2022 [Dkt. No. 739].

25. “Bondholder Committee” means the official committee of bondholders appointed by the U.S. Trustee in the Chapter 11 Cases on May 9, 2022 [Dkt. No. 214].

26. “Broker Dealer(s)” means the registered broker/dealers and registered investment advisers that the Public L Bonds were offered and sold through.

27. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

28. “Cash” means the legal tender of the United States or the equivalent thereof.

Exhibit A-4

29. “Causes of Action” means any claim, cause of action (including Avoidance Actions), controversy, right of setoff, cross-claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, Secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the applicable Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

30. “Certificate” means any instrument evidencing a Claim or Interest.

31. “Chapford DIP Facility” means the “Final DIP Facility,” as defined in the Chapford Final DIP Order.

32. “Chapford DIP Facility Claims” means any and all Claims for principal, interest, fees, costs, expenses, disbursements, and any and all other obligations of any kind under the Chapford DIP Facility, including any “DIP Obligations” (as defined in the Chapford Final DIP Order) owing as of the Effective Date; provided that, for the avoidance of doubt, the Chapford DIP Facility Claims shall not include the purported Alternate Stalking Horse Fee (as defined in the Chapford Final DIP Order).

33. “Chapford Final DIP Order” means the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Claims [Dkt. No. 606].

34. “Chapter 11 Cases” means the jointly-administered chapter 11 cases of the Debtors pending before the Bankruptcy Court under the lead case of GWG Holdings, Inc., et al., No. 22-90032 (MI) (Bankr. S.D. Tex.).

35. “Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code).

36. “Claims Bar Date” means the applicable bar date by which a Proof of Claim or Proof of Interest, or request for payment of administrative expenses must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including the Confirmation Order.

37. “Claims Objection Bar Date” shall mean, subject to rule 9006 of the Federal Rules of Bankruptcy Procedure, the date that is 180 days following the Effective Date.

38. “Claims Register” means the official register of Claims maintained by the Clerk of the Bankruptcy Court or the Notice and Solicitation Agent.

39. “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

40. “Compensation Motion” means the Debtors’ Motion for Entry of an Order Approving Amendments to Consulting Agreement With Jeffrey S. Stein and Independent Director Agreement With Anthony R. Horton and Granting Related Relief [Dkt. No. 1392].

Exhibit A-5

41. “Confirmation” means the entry of a Confirmation Order on the docket of the Chapter 11 Cases.

42. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

43. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider entry of a Confirmation Order pursuant to section 1129 of the Bankruptcy Code.

44. “Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, the form and substance of which being subject to the Proponents’ Consent Right.

45. “Consummation” means the occurrence of the Effective Date for the Plan.

46. “Covered Claims” means any claim or Cause of Action related to any act or omission in connection with, relating to, or arising out of: (a) the Chapter 11 Cases; (b) the formulation, preparation, dissemination, or negotiation of any document in connection with the Chapter 11 Cases; (c) any contract, instrument, release, and/or other agreement or document created or entered into in connection with the Chapter 11 Cases; (d) the pursuit of Consummation; and/or (e) the Filing, administration, and/or implementation of the Chapter 11 Cases, or the distribution of property in connection therewith or thereunder.

47. “Creditor Proponents” means the Bondholder Committee and LBM.

48. “CRO/ID Order” means the Order Authorizing and Approving (I) Designation of Jeffrey S. Stein as Chief Restructuring Officer, (II) the Appointment of Jeffrey S. Stein and Anthony R. Horton as New Independent Directors, and (III) Granting Related Relief [Dkt. No. 594].

49. “Cure Amounts” means all amounts (or such other amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) required to cure any monetary defaults and other obligations required to cure any non-monetary defaults (the performance required to cure such non-monetary defaults and the timing of such performance will be described in reasonable detail in a notice of proposed assumption and assignment) under any Executory Contract or Unexpired Lease that is to be assumed or assumed and assigned by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

50. “D&O Insurance Order” has the meaning set forth in Article II.B.1 hereof.

51. “D&O Liability Insurance Policies” means all insurance policies (including, without limitation, directors and officers liability policy, management liability policy, professional liability policy, general liability policy, errors and omissions policy, excess policy, umbrella policy, and/or any “tail policy”) for current or former directors, members, trustees, officers, and managers’ liability maintained by the Debtors as of the Effective Date.

Exhibit A-6

52. “Debtors” means, collectively, GWG Holdings, Inc., GWG Life, LLC, GWG Life USA, LLC, GWG DLP Funding IV, LLC, GWG DLP Funding VI, LLC, and GWG DLP Funding Holdings VI, LLC.

53. “Debtor Release” means the releases set forth in Article VIII.C of this Plan.

54. “Direct Holder Notices” shall have the meaning set forth in the Bondholder Claim Procedures Order.

55. “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein), as may be amended, supplemented, or modified from time to time, that relates to this Plan and has been prepared and distributed by the Debtors, the Bondholder Committee, and LBM as joint plan proponents in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

56. “Disputed” means, with respect to any Claim or Interest or any portion thereof: (a) any Claim or Interest that is not Allowed; (b) any Claim or Interest that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) any Claim or Interest to which any party in interest has interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. For the avoidance of doubt, a Disputed Claim or Interest shall not include any Claim or Interest that has been deemed Allowed under the Plan (except as otherwise addressed in Article IV.I hereof) or by Final Order.

57. “Disputed Claims Reserve” means a reserve in an amount equal to the Disputed Claims Reserve Amount for distributions on account of Disputed Claims that are subsequently Allowed after the Effective Date. To the extent that any Claim is Disputed, and where this Plan provides for the payment in Cash on the Effective Date of such Claim if such Claim were Allowed, on the Effective Date, the Debtors shall transfer the pro rata portion of such Claim’s distribution under the Plan to the Disputed Claims Reserve, where such amount shall be held in trust for the benefit of such Holder pending resolution by a Final Order or as otherwise agreed between the Wind Down Debtors on one hand, and such Holder on the other hand. The Wind Down Trust shall have a reversionary interest, which shall be distributed in accordance with Article III and Article IV.H of this Plan, in the excess, if any, of any Cash or other property held in the Disputed Claims Reserve on account of any Disputed Claim after such Disputed Claim or portion thereof ultimately is disallowed by a Final Order or otherwise resolved between the Holder of the Disputed Claim and the Wind Down Debtors in a manner that leaves an excess amount in the Disputed Claims Reserve.

58. “Disputed Claims Reserve Amount” means the amount of assets determined prior to the Effective Date by the Debtors, in consultation with the Creditor Proponents, that would likely have been distributed to the Holders of all applicable Disputed Claims against the Debtors as if such Disputed Claims against the Debtors had been Allowed Claims against the Debtors on the Effective Date, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be: (a) the lesser of (i) the asserted amount of each Disputed Claim against the Debtors as scheduled by the Debtors or, if and solely to the extent a non-duplicative Proof of Claim was Filed in an asserted amount greater than the scheduled amount, the asserted amount Filed with the Bankruptcy Court as set forth in such non-duplicative Proof of Claim or as provided by the parties to the Debtors as further information with respect to the Proof of Claim, and (ii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court; or (b) the amount otherwise agreed to by the Debtors and the Holder of such Disputed or unliquidated Claim for reserve purposes.

Exhibit A-7

59. “Distribution Record Date” means, other than with respect to publicly-held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be the later of the first day of the Confirmation Hearing or the day that such Claim becomes an Allowed Claim.

60. “DLP Entities” means Debtors DLP IV, DLP VI, and GWG DLP Funding Holdings VI, LLC.

61. “DLP Entity General Unsecured Claims” mean any Claim against any of the DLP Entities that is not Secured and that is not: (a) an Administrative Claim; (b) Chapford DIP Facility Claim; (c) Vida DIP Claim; (d) DLP Secured Claim; (e) Priority Tax Claim; (f) Other Secured Claim; (g) Other Priority Claim; (h) Bond Claim; or (i) Intercompany Claim.

62. “DLP Independent Directors” means Albert J. Fioravanti and Sean Clements.

63. “DLP IV” means Debtor GWG DLP Funding IV, LLC.

64. “DLP IV Agent” means CLMG Corp., in its capacity as the administrative agent under the DLP IV Credit Agreement.

65. “DLP IV Credit Agreement” means that certain Fifth Amended and Restated Loan and Security Agreement (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time), dated December 14, 2021, by and between Debtor DLP IV as borrower, DLP IV Agent as administrative agent, and the DLP IV Lenders as lenders thereto.

66. “DLP IV Lenders” means the lenders from time to time party to the DLP IV Credit Agreement.

67. “DLP IV Secured Claims” means any Claims evidenced by, arising under, or in connection with the DLP IV Credit Agreement or other agreements related thereto.

68. “DLP Secured Claims” means, collectively, the DLP IV Secured Claims and the DLP VI Secured Claims.

69. “DLP VI” means Debtor GWG DLP Funding VI, LLC.

70. “DLP VI Agent” means National Founders LP, in its capacity as the administrative agent under the DLP VI Credit Agreement.

71. “DLP VI Credit Agreement” means that certain Credit Agreement (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time), dated August 11, 2021, by and among the Debtor DLP VI as borrower, DLP VI Agent as administrative agent, and DLP VI Lender as the sole lender.

Exhibit A-8

72. “DLP VI Lender” means National Founders LP, in its capacity as the sole lender under the DLP VI Credit Agreement.

73. “DLP VI Secured Claims” means any Claims evidenced by, arising under, or in connection with the DLP VI Credit Agreement or other agreements related thereto.

74. “DTC” means The Depository Trust Company.

75. “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors, in consultation with the Creditor Proponents, on or after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.A of this Plan have been satisfied or waived (in accordance with Article IX.C of this Plan); and (c) the Debtors declare that the Plan is effective.

76. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

77. “Estate” means, as to each Debtor, the estate created for the Debtor pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

78. “Estimated Effective Date Shortfall Amount” means the amount, if any, that the Debtors, in consultation with the Creditor Proponents, estimate prior to the Effective Date to be the difference between: (a) all Allowed Claims required to be paid or provided for in full, in Cash on the Effective Date under the provisions of this Plan; and (b) the amount of Cash that the Debtors expect to have available for such purpose on the Effective Date that does not consist of any of the net Cash proceeds of the Vida DIP Financing Facility.

79. “Exculpated Claim” means any claim related to any act or omission from the Petition Date to the Effective Date in connection with, relating to, or arising out of: (a) the Chapter 11 Cases; (b) the formulation, preparation, dissemination, or negotiation of any document in connection with the Chapter 11 Cases; (c) any contract, instrument, release, and/or other agreement or document created or entered into in connection with the Chapter 11 Cases; (d) the pursuit of Consummation; and/or (e) the Filing, administration, and/or implementation of the Chapter 11 Cases, or the distribution of property in connection therewith or thereunder; provided, that, for the avoidance of doubt, any prepetition advice provided by any legal professionals in connection with prepetition transactions between the Debtors and Beneficient shall not constitute any act or omission that is covered by this definition of Exculpated Claim; provided, further, that, notwithstanding the foregoing, Exculpated Claims shall not include anything related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, intentional breach of fiduciary duty, or gross negligence.

80. “Exculpated Party” means, collectively, and in each case, in their respective capacities as such: (a) Jeffrey S. Stein, in his capacity as an Independent Director; (b) Anthony R. Horton, in his capacity as an Independent Director; (c) the DLP Independent Directors, in their capacity as such; (d) the Bondholder Committee and the members thereof, each in their capacity as such; and (e) the Debtors.

Exhibit A-9

81. “Executory Contract” means a contract to which a Debtor is a party that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

82. “Existing Common Interests” means the Interests in Debtor GWGH arising from or related to the Existing Common Stock.

83. “Existing Common Stock” means the shares of common stock issued by Debtor GWGH.

84. “Federal Judgment Rate” means the federal judgment rate in effect as of the Effective Date.

85. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or Proof of Interest, the Notice and Solicitation Agent.

86. “Final Vida Order” means the Final Order (A) Authorizing the Debtors to Obtain Replacement DIP Financing From Vida Insurance Credit Opportunity Fund III GP, LLC and Its Affiliates and Enter Into and Perform Under the Replacement DIP Credit Documents, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (D) Authorizing the Refinancing of Prepetition and Postpetition Secured Debt, (E) Authorizing Amending the Option Agreement, (F) Modifying the Automatic Stay, and (G) Granting Related Relief [Dkt. No. 1144].

87. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Bankruptcy Local Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

88. “FOXO” means FOXO Technologies, Inc.

89. “General Unsecured Claim” means any Claim that is not Secured and that is not: (a) an Administrative Claim; (b) a Chapford DIP Facility Claim; (c) a Vida DIP Claim; (d) a DLP Secured Claim; (e) a Priority Tax Claim; (f) an Other Secured Claim; (g) an Other Priority Claim; (h) a Bond Claim; (i) a DLP Entity General Unsecured Claim; or (j) an Intercompany Claim; provided, that, for the avoidance of doubt, a Claim in the amount of $2,750.00 or less that would otherwise be a General Unsecured Claim shall be treated as a GUC Convenience Claim for purposes of this Plan.

Exhibit A-10

90. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

91. “GUC Convenience Claim” means an Allowed Claim in an amount greater than $0.01 but less than or equal to $2,750.00, that would otherwise qualify as a General Unsecured Claim; provided, that any Holder of an Allowed General Unsecured Claim may elect to have such Claim reduced to $2,750.00 and treated as an Allowed GUC Convenience Claim for purposes of this Plan; provided, further, that, notwithstanding the foregoing, the total GUC Convenience Claims shall not exceed $150,000 in the aggregate.

92. “GWGH” means Debtor GWG Holdings, Inc.

93. “GWG Life” means Debtor GWG Life, LLC.

94. “Holder” means any Entity holding a Claim or an Interest.

95. “Holder Notices” means the Indirect Holder Notices and Direct Holder Notices distributed by the Notice and Solicitation Agent at the direction of the Debtors pursuant to the Bondholder Claim Procedures Order.

96. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

97. “Indenture” means, collectively, the A&R Indenture, the 2018 Supplemental Indenture, and the 2020 Supplemental Indenture.

98. “Indenture Diminution Claims” means any Claims of the Indenture Trustee asserted on account of the decrease in value of the Indenture Trustee’s interest in the collateral securing the obligations under the Indenture, arising from the “Adequate Protection Liens” granted to the Indenture Trustee pursuant to the Chapford Final DIP Order and the Final Vida Order. On the Effective Date, the Indenture Diminution Claims shall be deemed an Allowed Administrative Claim in the amount as agreed by the Debtors, the Indenture Trustee, and the Creditor Proponents, or as determined by the Court, in the event such parties are unable to reach an agreement as to the amount during further mediation.

99. “Indenture Documents” means the Indenture, the Public L Bonds, the Seller Trust L Bonds, and the Liquidity Bonds, and any amendments, modifications, or supplements thereto, and any notes, certificates, agreements, security agreements, documents, and instruments related thereto or executed in connection therewith.

100. “Indenture Fee and Expense Claims” means any Claims of the Indenture Trustee payable pursuant to Article IV.T hereof, Article IV.L hereof, or the Indenture Documents, for its reasonable and documented fees and expenses and for indemnity, subrogation, and contribution, including, without limitation, attorneys’ fees and expenses, arising under or in connection with the Indenture Documents, including in its capacity as collateral agent thereunder, whether before or after April 20, 2022 or before or after the Effective Date; provided, that, after the Effective Date, the Indenture Trustee shall not be able to assert any Claim against the Debtors or the Wind Down Debtors (except as otherwise provided in this Plan).

Exhibit A-11

101. “Indenture Trustee” means Bank of Utah, in its capacity as the Indenture Trustee under the Indenture.

102. “Indenture Trustee Charging Lien” means any Lien or other priority of payment to which the Indenture Trustee is entitled under the Indenture Documents, against distributions to be made to Holders of Claims under the Indenture Documents, for payment of any Indenture Fee and Expense Claims. For the avoidance of doubt, nothing contained in this Plan is intended to create or expand any such Lien (including its priority) beyond what is provided under the Indenture Documents and authorized and/or enforceable under applicable law.

103. “Independent Director Fee Claims” means all unpaid fees and expenses as of the Effective Date due to the Independent Directors, the DLP Independent Directors, or David F. Chavenson pursuant to their respective agreements with the Debtors, as authorized by the CRO/ID Order or otherwise. On the Effective Date, the Independent Director Fee Claims shall be deemed Allowed Administrative Claims.

104. “Independent Directors” means Jeffrey S. Stein and Anthony R. Horton.

105. “Indirect Holder Notices” shall have the meaning set forth in the Bondholder Claim Procedures Order.

106. “Initial Litigation Trust Assets” means the following assets, which will ultimately vest in the Litigation Trust free and clear of all liens, claims, interests, and encumbrances on the Effective Date: (a) the Initial Litigation Trust Funding Amount; (b) the Retained Causes of Action; (c) the Debtors’ interests in the D&O Liability Insurance Policies that provide coverage prior to April 20, 2022; and (d) the Debtors’ interests in the proceeds of such policies and the Debtors’ entitlements and rights to payments thereunder.

107. “Initial Litigation Trust Funding Amount” means an amount equal to $3 million in Cash.

108. “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

109. “Intercompany Interest” means any Interest in one Debtor held by another Debtor.

110. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor outstanding immediately prior to the applicable Petition Date, including any options, warrants, or other rights with respect thereto, or any other instruments evidencing an ownership interest in any of the Debtors and the rights of any Entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation, and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidating preferences; and (c) stock options and warrants.

Exhibit A-12

111. “Interim Compensation Order” means the Corrected Order (I) Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals and (II) Granting Related Relief [Dkt. No. 378].

112. “Investigations Committee” means the Investigations Committee formed pursuant to the Resolutions of the Board of Directors of GWGH, dated June 19, 2022 (as subsequently amended and restated on July 13, 2022 and July 17, 2022).

113. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001.

114. “LBM” means L Bond Management, LLC.

115. “LBM L Bond Claims” shall mean all amounts owed by the Debtors on Claims held by the following trusts for principal or interest evidenced by, arising under, or in connection with the Indenture as of April 20, 2022: The LT-1 Exchange Trust (c/o MHT Financial LLC), The LT-2 Exchange Trust, The LT-3 Exchange Trust, The LT-4 Exchange Trust, The LT-5 Exchange Trust, The LT-6 Exchange Trust, The LT-7 Exchange Trust, The LT-8 Exchange Trust, The LT-9 Exchange Trust, The LT-12 Exchange Trust, The LT-14 Exchange Trust, The LT-15 Exchange Trust, The LT-16 Exchange Trust, The LT-17 Exchange Trust, The LT-18 Exchange Trust, The LT-19 Exchange Trust, The LT-20 Exchange Trust, The LT-21A Custody Trust, The LT-22A Custody Trust, The LT-23A Custody Trust, The LT-24A Custody Trust, The LT-25A Custody Trust, and The LT-26A Custody Trust. For the avoidance of doubt (and except as provided in Article IV.I hereof), LBM L Bond Claims, including the LBM Subordinated Claims, are deemed Allowed under this Plan, shall be Allowed upon entry of the Confirmation Order, and otherwise constitute Allowed Class 3 Bond Claims.

116. “LBM Released Claims” means any and all civil claims held by the Debtors’ Estates against the LBM Released Parties.

117. “LBM Released Parties” means, collectively, and in each case in their respective capacities as such: (a) LBM; (b) LBM’s managers, employees, agents, attorneys and representatives solely in such capacity and solely for actions taken in such capacity that are related to the acquisition, holding, or disposition of any Seller Trust L Bonds for which LBM acts as agent including the LBM L Bond Claims; (c) the trusts identified in the definition of LBM L Bond Claims, the trustees and trust advisors of such trusts, current officers, directors, and advisors of such trusts, each solely in such capacity and solely for actions taken on behalf of such trusts; and (d) Richard Schmidt and his professionals; provided, however, that any release of the LBM Released Claims are to be narrowly construed, and to the extent any LBM Released Parties serve or have served in multiple capacities, such releases do not extend beyond capacities as described above.

118. “LBM Settlement” means the agreement between the Debtors and the Creditor Proponents set forth in Article IV.I hereof.

119. “LBM Subordinated Claims” means, as applicable: (a) where LBM has not timely withdrawn from the settlement described in Article IV.I of this Plan, the portion of the Allowed LBM L Bond Claims equal to fifteen percent (15%) of the total amount of such Claims as of April 20, 2022; or (b) where LBM has timely withdrawn from such settlement, the portion of such Bond Claims, if any, subordinated pursuant to a Final Order of the Bankruptcy Court.

Exhibit A-13

120. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

121. “Litigation Trust” means the litigation trust established on the Effective Date for the purpose of prosecuting or settling the Retained Causes of Action through the distribution of net proceeds thereof to the Wind Down Trust.

122. “Litigation Trust Agreement” means the agreement governing the Litigation Trust, the form and substance of which being subject to the Proponents’ Consent Right, which shall be Filed as part of the Plan Supplement.

123. “Litigation Trust Reconciliation Claims” means Claims or Interests held or Filed by any: (a) defendant in any litigation initiated by the Litigation Trustee or, in consultation with the Wind Down Trustee, Entity against whom the Litigation Trustee expects to initiate litigation; (b) any Broker Dealers; and (c) Holders of LBM L Bond Claims, in the event LBM withdraws from the settlement described in Article IV.I herein.

124. “Litigation Trustee” means Michael I. Goldberg, or such other independent, third-party fiduciary appointed as trustee of the Litigation Trust by the Bondholder Committee in their sole discretion and as identified in the Plan Supplement; provided, that, for the avoidance of doubt, the Litigation Trustee shall have no affiliation with any Bondholder Committee member and must not own any Public L Bonds, New WDT Interests, or other Interests in or Securities issued by any of the Debtors. The Litigation Trustee shall, among other things: (a) prosecute and/or settle the Retained Causes of Action; and (b) facilitate distributions as set forth in Section IV.D hereof.

125. “Liquidating Company Exception” has the meaning set forth in Article IV.A.5 of this Plan.

126. “Liquidity Bonds” means the bonds issued pursuant to and under the 2020 Supplemental Indenture.

127. “Minimum Distribution Amount” means $15,000,000 in Cash.

128. “Mediated Settlement” means the settlement by and among the Debtors and the Creditor Proponents, memorialized in the Mediation Agreement.

129. “Mediation Agreement” means the written agreement entered into by the Debtors and the Creditor Proponents, dated as of March 9, 2023 [Dkt. No. 1518], which is described in further detail in the Disclosure Statement.

130. “Net Cash Proceeds” means with respect to any disposition or monetization by the Wind Down Trustee of any of the Wind Down Trust Assets, including of any interest in Beneficient or FOXO, the excess, if any, of: (a) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received); less (b) the sum of (i) the reasonable and customary out-of-pocket expenses incurred by the Wind Down Trustee, as applicable, in connection with such transaction and (ii) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (ii) exceeds the amount of taxes actually required to be paid in cash in respect of such disposition or monetization, the aggregate amount of such excess shall constitute Net Cash Proceeds.

Exhibit A-14

131. “New Series A1 WDT Interests” shall mean the new beneficial interests in the Wind Down Trust issued to Holders of Allowed Bond Claims in Class 3 (other than Allowed LBM Subordinated Claims) pursuant to this Plan in an amount equal to the amount of the outstanding Allowed Bond Claims (less the amount of the Allowed LBM Subordinated Claims) as of the Petition Date, which shall be satisfied, redeemed, and/or cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of any New Series A2 WDT Interests, New Series B WDT Interests, New Series C WDT Interests, New Series D WDT Interests, or New Series E WDT Interests, and shall provide for the accrual of interest from April 20, 2022 at a rate of 9% per annum, subject to and in accordance with the waterfall provisions set forth in Article IV.H and Article VI.C hereof. The New Series A1 WDT Interests shall include any New Series A1 WDT Interests issued to the Indenture Trustee on account of any outstanding Indenture Fee and Expense Claims.

132. “New Series A2 WDT Interests” shall mean the new beneficial interests in the Wind Down Trust issued to Holders of Allowed LBM Subordinated Claims in Class 3 pursuant to this Plan in an amount equal to the amount of the Allowed LBM Subordinated Claims, which shall be satisfied, redeemed, and/or cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of any New Series B WDT Interests, New Series C WDT Interests, New Series D WDT Interests, or New Series E WDT Interests, but following the satisfaction, redemption, and/or cancellation of the New Series A1 WDT Interests, and shall provide for the accrual of interest from April 20, 2022 at a rate of 9% per annum, subject to and in accordance with the waterfall provisions set forth in Article IV.H and Article VI.C hereof.

133. “New Series B WDT Interests” shall mean the new beneficial interests in the Wind Down Trust issued to Holders of Allowed General Unsecured Claims in Class 4(a) pursuant to this Plan in an amount equal to the aggregate amount of Allowed Class 4(a) General Unsecured Claims, which shall be satisfied, redeemed, and/or cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of any New Series C WDT Interests, New Series D WDT Interests, or New Series E WDT Interests, but following the satisfaction, redemption, and/or cancellation of the New Series A1 WDT Interests and the New Series A2 WDT Interests, subject to and in accordance with the waterfall provisions set forth in Article IV.H and Article VI.C hereof.

134. “New Series C WDT Interests” shall mean the new beneficial interests in the Wind Down Trust issued to Holders of Allowed Series 1 Preferred Interests in Class 8 pursuant to this Plan in an amount equal to the aggregate amount of Allowed Class 8 Series 1 Preferred Interests (based on each Series 1 Preferred Interest having an initial stated value of $1,000.00 per share), which shall be satisfied, redeemed, and/or cancelled in full in accordance with the terms and provisions of the New WDT Documents on a pari passu basis with the New Series D WDT Interests, prior to any distributions on account of any New Series E WDT Interests, but following the satisfaction, redemption, and/or cancellation of the New Series A1 WDT Interests, the New Series A2 WDT Interests, and the New Series B WDT Interests, subject to and in accordance with the waterfall provisions set forth in Article IV.H and Article VI.C hereof.

Exhibit A-15

135. “New Series D WDT Interests” shall mean the new beneficial interests in the Wind Down Trust issued to Holders of Allowed Series 2 Preferred Interests in Class 9 pursuant to this Plan in an amount equal to the aggregate amount of Allowed Class 9 Series 2 Preferred Interests (based on each Series 2 Preferred Interest having an initial stated value of $1,000.00 per share), which shall be satisfied, redeemed, and/or cancelled in accordance with the terms and provisions of the New WDT Documents on a pari passu basis with the New Series C WDT Interests, prior to any distributions on account of any New Series E WDT Interests, but following the satisfaction, redemption, and/or cancellation of the New Series A1 WDT Interests, the New Series A2 WDT Interests, and the New Series B WDT Interests, subject to and in accordance with the waterfall provisions set forth in Article IV.H and Article VI.C hereof.

136. “New Series E WDT Interests” shall mean the new beneficial interests in the Wind Down Trust issued to Holders of Allowed Existing Common Stock in Class 10 pursuant to this Plan in a number equal to the aggregate number of Allowed Class 10 Existing Common Stock. Holders of New Series E WDT Interests shall receive distributions as authorized by the Wind Down Trustee; provided, that (a) holders of New Series E WDT Interests shall not be entitled to receive any distributions until all other New WDT Interests have been satisfied, cancelled, and/or redeemed in accordance with the terms and provisions of the New WDT Documents, and (b) nothing herein requires the Wind Down Trustee to authorize any distribution to holders of New Series E WDT Interests.

137. “New WDT Interests” means, collectively, the New Series A1 WDT Interests, the New Series A2 WDT Interests, the New Series B WDT Interests, the New Series C WDT Interests, the New Series D WDT Interests, and the New Series E WDT Interests.

138. “New WDT Documents” means any and all documentation required to implement, issue, and distribute the New WDT Interests, the form and substance of which being subject to the Proponents’ Consent Right, and which documentation may be part of the Wind Down Trust Agreement.

139. “Non-Management Directors” shall mean David F. Chavenson and David de Weese.

140. “Non-Released Parties” shall mean any Entities that are not Released Parties, which Entities shall include, without limitation, Beneficient, its current and former directors and officers (including, without limitation, Bradley K. Heppner, Thomas O. Hicks, Bruce W. Schnitzer, Dennis P. Lockhart, and Peter T. Cangany), HCLP Nominees, L.L.C., the Debtors’ former directors and officers (including, without limitation, Murray Holland and Timothy Evans) in their capacity or capacities as such, and any Entities affiliated with or otherwise related to the foregoing.

141. “Notice and Solicitation Agent” means Donlin, Recano & Company, Inc., in its capacity as such to the Debtors in the Chapter 11 Cases.

Exhibit A-16

142. “Ordinary Course Professional” means an Entity (other than a Professional) retained and compensated by the Debtors in accordance with the Ordinary Course Professionals Order.

143. “Ordinary Course Professionals Order” means the Order (I) Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business and (II) Granting Related Relief [Dkt. No. 412].

144. “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507 of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

145. “Other Secured Claim” means a Secured Claim against any of the Debtors that is not: (a) a Chapford DIP Facility Claim; (b) a Vida DIP Claim; (c) a DLP Secured Claim (otherwise paid in full in Cash before the Effective Date); or (d) a Bond Claim.

146. “Petition Date” means the date on which each of the Debtors commenced the Chapter 11 Cases, as applicable.

147. “Plan” means this Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, including the Plan Supplement and all exhibits, supplements, appendices, and schedules, which are incorporated herein by reference and made part of this Plan as if set forth herein, as each may be modified, supplemented, or waived from time to time in accordance with the respective terms thereof.

148. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to this Plan (as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof), which may include the following, as applicable and if needed: (a) the identity of the Wind Down Trustee; (b) the identity of the Litigation Trustee; (c) a schedule of the known Retained Causes of Action; (d) a Schedule of Assumed Executory Contracts and Unexpired Leases; (e) the form of Litigation Trust Agreement; (f) the form of Wind Down Trust Agreement; (g) the Wind Down Amount; (h) the form of New WDT Documents, if any; (i) the form of notice of Effective Date; and (j) any other documentation necessary to effectuate or that is contemplated by this Plan. The Debtors shall File the Plan Supplement, which Plan Supplement documents shall be subject to the Proponents’ Consent Right, no later than 5 Business Days before the Voting Deadline. Prior to the Effective Date and in accordance with the terms hereof and subject to the Proponents’ Consent Right, the Plan Supplement may be modified, amended, supplemented, restated, or withdrawn after it is Filed and such changes shall be made publicly available.

149. “Policy Portfolio” means the portfolio of near-duration, intermediate-duration, and long-duration life insurance policies, owned by Debtors DLP IV and DLP VI.

150. “Policy Portfolio Equity Interests” means the direct and indirect equity interests in Portfolio Co., which shall constitute property of the Debtors’ Estates and shall be retained or transferred as described herein.

Exhibit A-17

151. “Portfolio Proceeds Amount” means an amount consisting of the expected net Cash proceeds from the Vida DIP Financing Facility, less: (a) the Estimated Effective Date Shortfall Amount, if any; (b) the Initial Litigation Trust Funding Amount; and (c) the Wind Down Amount.

152. “Portfolio Co.” means, in connection with the Vida DIP Financing Facility and the Vida Exit Financing Facility, the new successor entity, to be created after Confirmation, to which Debtors DLP IV and DLP VI shall transfer the Policy Portfolio.

153. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

154. “Professional” means an Entity: (a) retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363, and 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, for the avoidance of doubt, a “Professional” shall not include any Ordinary Course Professional.

155. “Professional Fee Escrow Account” means an interest-bearing escrow account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount in the manner described in Article II.B of this Plan, which account shall be established by the Debtors on or before the Effective Date and held in trust for the Professionals solely for the purpose of paying Allowed and unpaid Accrued Professional Compensation Claims.

156. “Professional Fee Escrow Amount” means the aggregate Accrued Professional Compensation Claims through the Confirmation Date, as estimated in accordance with Article II.B of this Plan.

157. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

158. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

159. “Public L Bonds” means the bonds issued in a registered public offering under the Securities Act pursuant to and under the A&R Indenture.

160. “Proponents’ Consent Right” has the meaning set forth in Article I.G of this Plan.

161. “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall be correlative meanings.

162. “Released Party” means, collectively, and in each case in their respective capacities as such and subject to the limitations set forth in Article VIII.C hereof: (a) (i) the Debtors and the Wind Down Debtors, (ii) Vida, (iii) the Bondholder Committee and each of its members, (iv) Anthony R. Horton, in his capacities as an Independent Director and director of the Debtors, (v) Jeffrey S. Stein, in his capacities as an officer, an Independent Director, and a director of the Debtors, (vi) Michael A. Tucker, in his capacity as an officer of the Debtors, (vii) the DLP Independent Directors, (viii) FTI Consulting, Inc., (ix) PJT Partners LP, and (x) any other Professional retained by the Debtors, the Independent Directors, the DLP Independent Directors, or the Bondholder Committee by order of the Bankruptcy Court in the Chapter 11 Cases or any professional retained by any of the members of the Bondholder Committee, each in such capacity; and (b) solely to the extent and on the terms and conditions set forth in this Plan, the LBM Released Parties.

Exhibit A-18

163. “Retained Causes of Action” means all Avoidance Actions, all Causes of Action set forth on a schedule in the Plan Supplement, the form and substance of which being subject to the Proponents’ Consent Right, and any other Causes of Action belonging to the Debtors or their Estates that are not released pursuant to this Plan or other Final Order, and, for the avoidance of doubt, all entitlements, proceeds and rights to payments with respect to any of the foregoing; provided, that Retained Causes of Action shall not include any Causes of Action that the Debtors may have against the DLP Independent Directors or their Professionals (in their capacities as such).

164. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed or assumed and assigned by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, in form and substance reasonably acceptable to the Creditor Proponents.

165. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules may be amended, modified, or supplemented from time to time.

166. “SEC” means the United States Securities and Exchange Commission.

167. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code and Bankruptcy Rule 3012, as applicable; or (b) Allowed pursuant to the Plan as a Secured Claim.

168. “Securities Act” means the U.S. Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, and the rules and regulations promulgated thereunder.

169. “Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, §§ 78a-78qq, and the rules and regulations promulgated thereunder.

170. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

171. “Seller Trust L Bonds” means the bonds issued pursuant to and under the 2018 Supplemental Indenture.

Exhibit A-19

172. “Series 1 Preferred Interests” means the redeemable preferred shares issued by Debtor GWGH pursuant to that certain Registration Statement on Form S-1 filed pursuant to the Securities Act and declared effective by the SEC on October 30, 2015, with an initial stated value of $1,000.00 per share.

173. “Series 2 Preferred Interests” means the redeemable preferred shares issued by Debtor GWGH pursuant to that certain Registration Statement on Form S-1 filed pursuant to the Securities Act and declared effective by the SEC on February 14, 2017, with an initial stated value of $1,000.00 per share.

174. “Shared Services Agreement” means the Shared Services Agreement dated May 27, 2020, entered into by Debtor GWGH and Beneficient, pursuant to which Beneficient provides certain services to Debtor GWGH.

175. “Special Committee” means the Special Committee formed pursuant to the Resolutions of the Board of Directors of GWGH, dated June 19, 2022 (as subsequently amended and restated on July 13, 2022 and July 17, 2022).

176. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

177. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

178. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

179. “United States” means the United States of America, its agencies, departments, or agents.

180. “Vida” means Vida Capital.

181. “Vida DIP Claims” means any and all Claims for principal, interest, fees, costs, expenses, disbursements, and any and all other obligations of any kind under the Vida DIP Financing Facility, owing as of the Effective Date.

182. “Vida DIP Financing Facility” means the replacement debtor-in-possession financing facility obtained by the Debtors and approved by the Bankruptcy Court pursuant to the Final Vida Order.

183. “Vida Exit Financing Facility” means the exit financing facility obtained by Portfolio Co., pursuant to this Plan.

184. “Vida Exit Financing Facility Documents” means the agreements memorializing the Vida Exit Financing Facility, and any amendments, modifications, or supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the Vida Exit Financing Facility; provided, that the form and substance of the Vida Exit Financing Facility Documents shall be in form and substance subject to the Proponents’ Consent Right, it being understood that the documents that were Filed at [Dkt. No. 975] are in substantially final form from the Debtors’ perspective and shall be the starting point for Vida Exit Financing Facility Documents.

Exhibit A-20

185. “Wind Down Amount” means an amount set forth in the Plan Supplement to initially fund the Wind Down Debtors, as agreed to by the Debtors and the Creditor Proponents, subject to the Proponents’ Consent Right.

186. “Wind Down Budget” means a budget setting forth the basis for, and proposed uses of, the Wind Down Amount.

187. “Wind Down Debtors” means, collectively, a Debtor or any successor or assign thereto, by merger, consolidation, amalgamation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Wind Down Transactions (which, for the avoidance of doubt, shall include Portfolio Co.).

188. “Wind Down Documents” means this Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, and the various agreements and other documentation formalizing this Plan.

189. “Wind Down Transactions” means the transactions that the Wind Down Trustee determines to be necessary or appropriate to implement the terms of this Plan, and that ultimately result in the dissolution or other termination of the Debtors or Wind Down Debtors, as applicable.

190. “Wind Down Trust” means the liquidation trust established on the Effective Date for the purpose of monetizing the Wind Down Trust Assets.

191. “Wind Down Trust Agreement” means the agreement governing the Wind Down Trust, which shall be Filed as part of the Plan Supplement.

192. “Wind Down Trust Assets” means the following assets, which will ultimately vest in the Wind Down Trust free and clear of all liens, claims, interests, and encumbrances on the Effective Date: (a) the Policy Portfolio Equity Interests; (b) the Debtors’ interests in Beneficient; (c) the Debtors’ interests in FOXO; (d) all reversionary and beneficial interests in the Litigation Trust; and (e) any remaining Assets of the Debtors’, other than the Initial Litigation Trust Assets.

193. “Wind Down Trustee” means Elizabeth C. Freeman or any Affiliate of Elizabeth C. Freeman identified in the Plan Supplement who shall, among other things: (a) be the ultimate governing authority for the Wind Down Debtors; (b) make or facilitate distributions to Holders of Allowed Claims under the Plan; (c) receive for distribution, or direct the distribution of, the proceeds from the realization of the Initial Litigation Trust Assets pursuant to the provisions of this Plan; and (d) oversee and make all decisions with respect to the wind down, dissolution, and liquidation of the Wind Down Debtors and the Wind Down Trust after the Effective Date, including, without limitation, the monetization of the Debtors’ Assets (other than Initial Litigation Trust Assets).

Exhibit A-21

B. Rules of Interpretation.

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, provided that no effectuating provision shall be deemed immaterial if it has any substantive legal or economic effect on any party. References in the Plan to the Debtors shall mean the Debtors or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, as applicable.

C. Computation of Time.

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan or Confirmation Order. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D. Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (except for Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Wind Down Debtors shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Wind Down Debtor, as applicable.

Exhibit A-22

E. Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States, unless otherwise expressly provided.

F. Controlling Document.

Except as set forth in the Plan, to the extent that any provision of any other Wind Down Document or any document or other exhibits, schedules, appendices, supplements, or amendments of any document referenced in the Plan conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided that, with respect to any conflict or inconsistency between the Plan and the Wind Down Trust Agreement and/or the Litigation Trust Agreement (each in the form executed on or before the Effective Date), such Wind Down Trust Agreement and/or Litigation Trust Agreement, as applicable, shall govern; provided, further, that, with respect to any conflict or inconsistency between the Plan and the Plan Supplement (including the Wind Down Trust Agreement and the Litigation Trust Agreement) on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall govern.

G. Proponents’ Consent Right.

The Debtors submit this Plan with the Debtors and the Creditor Proponents co-proposing this Plan within the meaning of section 1129 of the Bankruptcy Code. Per the Mediation Agreement, the Debtors and the Creditor Proponents have the right, acting separately (the “Proponents’ Consent Right”) to review and consent to the form and substance of the: (1) the Disclosure Statement accompanying this Plan; (2) this Plan; and (3) the Plan Supplement, including trust agreements and other applicable documents. Per the Mediation Agreement, the scope of the Proponents’ Consent Right is: (a) to ensure that such documents are consistent with, and can effectuate the settlement memorialized in the Mediation Agreement; and (b) to address issues not explicitly covered by the Mediation Agreement but are customary or required for a plan of reorganization.

Following the Filing of this Plan, submitted by the Debtors, the Bondholder Committee, and LBM as co-proponents, dated as of March 27, 2023, in the event the Debtors and the Creditor Proponents cannot agree to the form and substance of any document in connection with this Plan (and such document is subject to the Proponents’ Consent Rights or other consent rights hereunder) or any decision which requires the consent of the Creditor Proponents, by the applicable deadline for Filing such document hereunder, any such dispute shall be submitted to the mediator, Judge David Jones. To the extent of any remaining disputes following such mediation, then, pending final resolution thereof, any of the Debtors and the Creditor Proponents may File its own version of any such disputed document by the applicable deadline therefor. In such event: (x) the Filing of the competing versions of any such disputed document shall be deemed to have satisfied any such Filing deadline hereunder; (y) the Debtors and the Creditor Proponents shall continue as co-proponents of this Plan for all purposes; and (z) the final form of any such disputed document will be subsequently resolved through either mediation with Judge Jones or by order of the Bankruptcy Court.

Exhibit A-23

For the avoidance of doubt, this Article I.G applies to and supersedes (in the event of conflict) every provision of this Plan that refers to any consent right of the Creditor Proponents (except with respect to the consent right described in Article X.C hereof). Further, in the event of any dispute, and for the avoidance of doubt, the Debtors and the Creditor Proponents agree to support this Plan (including any amended plan) and any document comprising the Plan Supplement, provided that the form and substance of such document is resolved, if necessary, pursuant to the dispute resolution mechanic set forth above.

ARTICLE II.
ADMINISTRATIVE CLAIMS, ACCRUED PROFESSIONAL FEE COMPENSATION CLAIMS, DIP CLAIMS, PRIORITY TAX CLAIMS, INDENTURE DIMINUTION CLAIMS, AND SUBSTANTIAL CONTRIBUTION CLAIMS

A. Administrative Claims.

Except as otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or Wind Down Debtors or as provided herein, on the Administrative Claims Payment Date (or within a reasonable period of time after such Claims become Allowed Claims), each Holder of an Allowed Administrative Claim shall receive payment in full in Cash in full and final satisfaction, settlement, and release of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the applicable Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Wind Down Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

EXCEPT AS OTHERWISE PROVIDED BY THIS PLAN, THE CONFIRMATION ORDER, OR A FINAL ORDER PREVIOUSLY ENTERED BY THE BANKRUPTCY COURT (INCLUDING THE FINAL VIDA ORDER), UNLESS PREVIOUSLY FILED, REQUESTS FOR PAYMENT OF ADMINISTRATIVE CLAIMS MUST BE FILED AND SERVED ON THE DEBTORS (OR THE WIND DOWN DEBTORS, AS APPLICABLE) NO LATER THAN THE CLAIMS BAR DATE APPLICABLE TO ADMINISTRATIVE CLAIMS PURSUANT TO THE PROCEDURES SPECIFIED IN THE CONFIRMATION ORDER AND THE NOTICE OF THE EFFECTIVE DATE; PROVIDED, THAT THE FOREGOING SHALL NOT APPLY TO ACCRUED PROFESSIONAL COMPENSATION CLAIMS, INDEPENDENT DIRECTOR FEE CLAIMS, THE INDENTURE DIMINUTION CLAIMS, THE ALLOWED AHC SUBSTANTIAL CONTRIBUTION CLAIM, OR CLAIMS ARISING UNDER SECTION 503(b)(1)(D) OF THE BANKRUPTCY CODE.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE CLAIMS BAR DATE APPLICABLE TO ADMINISTRATIVE CLAIMS THAT DO NOT FILE AND SERVE SUCH A REQUEST BY THE CLAIMS BAR DATE APPLICABLE TO ADMINISTRATIVE CLAIMS SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS, THE WIND DOWN DEBTORS, THE DEBTORS’ ESTATES, OR THEIR RESPECTIVE PROPERTY, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED FULLY SATISFIED AS OF THE EFFECTIVE DATE. ALL SUCH CLAIMS SHALL BE SUBJECT TO THE PERMANENT INJUNCTION SET FORTH IN ARTICLE VIII.G HEREIN.

Exhibit A-24

B. Accrued Professional Compensation Claims.

1. Professional Fee Escrow Account.

No later than one Business Day prior to the Effective Date, the Debtors shall fund the Professional Fee Escrow Account with the Debtors’ Cash on hand in the amount of the aggregate Professional Fee Escrow Amount for all Professionals; provided that each Professional’s respective share of the Professional Fee Escrow Account shall be reduced, on a dollar-for-dollar basis, by any unused retainer held by such Professional as of the Effective Date.2 The Professional Fee Escrow Account shall be maintained in trust for the Professionals and the funds held in the Professional Fee Escrow Account shall not be considered property of the Debtors’ Estates or any successor to the Debtors; provided that, notwithstanding the foregoing, the Wind Down Trust shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow Account over the aggregate Allowed Accrued Professional Compensation Claims to be paid from the Professional Fee Escrow Account, and such excess shall be paid to the Wind Down Debtors (and distributed to the Wind Down Trust, if determined by the Wind Down Trustee) without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2. Final Fee Applications and Payment of Accrued Professional Compensation Claims.

All final requests for payment of Claims of a Professional for services rendered and reimbursement of expenses incurred prior to the Confirmation Date shall be Filed no later than the first Business Day that is 60 days after the Confirmation Date. After notice and an opportunity for a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the applicable Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. After all Accrued Professional Compensation Claims have been paid in full, the Final Order Allowing such Accrued Professional Compensation Claims shall direct the escrow agent to return any excess amounts to the Wind Down Trustee without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

3. Estimate of Professional Fee Compensation Claims.

To receive payment for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall provide a reasonable and good faith estimate of their Accrued Professional Compensation Claims before and as of the Confirmation Date and shall deliver such estimate to the Debtors no later than three Business Days before the Confirmation Date; provided, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional; provided, further, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in this Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors or the Bondholder Committee; provided, that each Entity seeking such payment shall promptly provide copies of its invoices to the Debtors or the Wind Down Trustee, as applicable, and the Bondholder Committee, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the amount of the fees and expenses proposed to be paid, which objections may only be raised within 14 days after receipt thereof. In the event that within 14 days from receipt of such invoices, the Debtors or the Wind Down Trustee, as applicable, or the Bondholder Committee raises an objection to a particular invoice, and the parties are unable to resolve any dispute regarding the fees and expenses included in such invoice, the Bankruptcy Court shall hear and determine such dispute. Upon the Confirmation Date, any requirement that Professionals and Ordinary Course Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Interim Compensation Order, or the Ordinary Course Professionals Order, in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Wind Down Trustee, as applicable, may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. Furthermore, as of the date one day prior to the Effective Date, the obligation of any Ordinary Course Professional to File a fee application pursuant to the Ordinary Course Professionals Order shall be deemed waived, and, on the Effective Date, the Debtors or the Wind Down Trustee, as applicable, may pay any Ordinary Court Professional for fees incurred or accrued after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

[2]	For the avoidance of doubt, nothing contained in this Plan shall be deemed to resolve any of the issues relating to the payment of fees and expenses for services rendered by Willkie Farr & Gallagher, LLP prior to the Petition Date, including with respect to all Cash held as a retainer by the Debtors or Willkie Farr & Gallagher, LLP pursuant to the Order Modifying the Automatic Stay and Authorizing the Use of Estate Property, to the Extent Applicable, to Allow Payment, Reimbursement and/or Advancement of Defense Costs Under the Insurance Policies [Dkt. No. 754] (the “D&O Insurance Order”) and the Stipulation and Agreed Order Regarding the Order Modifying the Automatic Stay and Authorizing Use of Estate Property, to the Extent Applicable, to Allow Payment, Reimbursement and/or Advancement of Defense Costs Under Insurance Policies [Dkt. No. 825]. In accordance with the D&O Insurance Order, any and all such issues remain subject to resolution through either (i) further order of the Bankruptcy Court or (ii) agreement between the Debtors (or, if after the Effective Date, the Wind Down Trustee), Willkie Farr & Gallagher, LLP, and the Bondholder Committee (or, if after the Effective Date, the Litigation Trustee).

Exhibit A-25

C. Chapford DIP Facility Claims.

On or prior to the Effective Date, and to the extent each such Chapford DIP Facility Claims have not previously been satisfied in full in connection with the consummation of the Vida DIP Financing Facility or otherwise, each Holder of an Allowed Chapford DIP Facility Claim shall receive payment in full in Cash; provided, however, for the avoidance of doubt, the Chapford DIP Facility Claims shall not include the purported Alternate Stalking Horse Fee, as defined and referenced in the Chapford Final DIP Order (including any professional fees and expenses relating in any manner to the assertion of the purported Alternate Stalking Horse Fee).

D. Vida DIP Claims.

No later than the Effective Date, the Vida DIP Claims will be deemed satisfied in connection with the Debtors’ exercise of the exit financing option and upon the closing under the Vida Exit Financing Facility Documents.

E. DLP Secured Claims.

All Allowed DLP Secured Claims will be satisfied by payment in full in Cash on or prior to the Effective Date from proceeds of the Vida DIP Financing Facility; provided, that, notwithstanding the foregoing, to the extent that all Allowed DLP Secured Claims are not paid in full in cash before the Effective Date, they shall be treated as Other Secured Claims. Any Disputed portion of the DLP Secured Claims shall be treated in accordance with Article VII hereof.

F. Indenture Diminution Claims.

Any Allowed Indenture Diminution Claims will be satisfied by one or more payments in Cash after the Effective Date from proceeds realized by the Litigation Trust, pursuant to and in accordance with Article VI.C hereof.

G. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

Exhibit A-26

H. Allowed AHC Substantial Contribution Claim.

In full and final resolution of any claims that the Ad Hoc Broker/Dealer Committee could assert for making a substantial contribution to these Chapter 11 Cases, the Debtors agree to pay the actual and reasonable fees and expenses of the Ad Hoc Broker/Dealer Committee not to exceed $1,000,000.

I. Substantial Contribution Compensation and Expenses.

Any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to Bankruptcy Code sections 503(b)(3), (4), and (5) (except with respect to the Allowed AHC Substantial Contribution Claim) must File an application and serve such application on counsel to the Debtors or the Wind Down Debtors, as applicable, and the Bondholder Committee and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules, on or before the Claims Bar Date applicable to Administrative Claims.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Chapford DIP Facility Claims, the Vida DIP Claims, Administrative Claims, Accrued Professional Fee Compensation Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A. Summary of Classification.

A Claim or Interest is classified in a particular Class pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. Except as provided below, the Plan shall apply as a separate Plan for each of the Debtors. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, disallowed, or otherwise satisfied before the Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Deemed to Accept
Class 2	Other Priority Claims	Unimpaired	Deemed to Accept
Class 3	Bond Claims	Impaired	Entitled to Vote
Class 4(a)	General Unsecured Claims	Impaired	Entitled to Vote
Class 4(b)	GUC Convenience Claims	Unimpaired	Deemed to Accept
Class 5	DLP Entity General Unsecured Claims	Unimpaired	Deemed to Accept
Class 6	Intercompany Claims	Impaired	Deemed to Reject
Class 7	Intercompany Interests	Impaired	Deemed to Reject
Class 8	Series 1 Preferred Interests	Impaired	Entitled to Vote
Class 9	Series 2 Preferred Interests	Impaired	Entitled to Vote
Class 10	Existing Common Interests	Impaired	Entitled to Vote

Exhibit A-27

B. Treatment of Claims and Interests.

The treatment provided to each Class relating to each of the Debtors for distribution purposes and voting rights are specified below.

1. Class 1 — Other Secured Claims.

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Other Secured Claim agrees to a less favorable treatment of its Allowed Claim, on the Effective Date, each Holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option: (i) payment in full in Cash; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 — Other Priority Claims.

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Claim, each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class 3 — Bond Claims.

(a)	Classification: Class 3 consists of all Bond Claims.

(b)	Treatment: Except to the extent that a Holder of a Bond Claim agrees to a less favorable treatment of its Allowed Claim, each such Holder shall receive, as applicable, as follows:

(i)	each Holder of an Allowed Bond Claim (other than the LBM Subordinated Claims) shall receive, on the Effective Date, its pro rata share of the Portfolio Proceeds Amount, if any; provided, however, that the Indenture Fee and Expense Claim shall be satisfied first from the Portfolio Proceeds Amount prior to any such further pro rata distributions in accordance with this subsection (i);

Exhibit A-28

(ii)	each Holder of an Allowed Bond Claim (other than the LBM Subordinated Claims) shall receive, on the Effective Date (or as soon as practicably thereafter), its pro rata share of the New Series A1 WDT Interests. The New Series A1 WDT Interests may be redeemed at any time without penalty at stated value and, pending any such redemption, shall be entitled to Cash distributions pursuant to the priority of payment waterfalls described in Article IV.H and Article VI.C. Any New Series A1 WDT Interests issued to the Indenture Trustee on account of any outstanding Indenture Fee and Expense Claims shall be expressly senior in all respects to any New Series A1 WDT Interests issued to Holders on account of their respective Allowed Class 3 Bond Claims; and

(iii)	each Holder of an Allowed LBM Subordinated Claim shall receive, on the Effective Date, its pro rata share of the New Series A2 WDT Interests. The New Series A2 WDT Interests may be redeemed at any time without penalty at stated value and, pending any such redemption, shall be entitled to Cash distributions, but only pursuant to the priority of payment waterfalls described in Article IV.H and Article VI.C of this Plan.

The pro rata distributions on account of the Allowed Class 3 Bond Claims shall be calculated based upon the sum of the aggregate amount of Allowed Class 3 Bond Claims (less any LBM Subordinated Claims) as of the Petition Date with respect to subsections (i) and (ii) above, and the sum of the aggregate amount of Allowed LBM Subordinated Claims as of the Petition Date with respect to subsection (iii) above, and after accounting for each Holder’s receipt of its pro rata share of the Portfolio Proceeds Amount, as applicable.

(c)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.

4. Class 4(a) — General Unsecured Claims.

(a)	Classification: Class 4(a) consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment of its Allowed Claim, on the Effective Date, each Holder of an Allowed General Unsecured Claim shall receive its pro rata share of the New Series B WDT Interests. The New Series B WDT Interests may be redeemed at any time without penalty at stated value and, pending any such redemption, shall be entitled to Cash distributions, but only pursuant to the priority of payment waterfalls described in Article IV.H and Article VI.C of this Plan.

(c)	Voting: Class 4(a) is Impaired under the Plan. Holders of Allowed Claims in Class 4(a) are entitled to vote to accept or reject the Plan.

Exhibit A-29

5. Class 4(b) — GUC Convenience Claims.

(a)	Classification: Class 4(b) consists of all GUC Convenience Claims.

(b)	Treatment: Except to the extent that a Holder of a GUC Convenience Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, and release of, and in exchange for each Allowed GUC Convenience Claim, each Holder thereof shall receive, and the option of the applicable Debtor, either:

(i)	payment in full in Cash of the due and unpaid portion of its Allowed GUC Convenience Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable), or (y) as soon as practicable after the date such Claim becomes due and payable; or

(ii)	such other treatment rendering its Allowed GUC Convenience Claim Unimpaired.

(c)	Voting: Class 4(b) is Unimpaired under the Plan. Holders of Claims in Class 4(b) are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6. Class 5 — DLP Entity General Unsecured Claims.

(a)	Classification: Class 5 consists of all DLP Entity General Unsecured Claims.

(b)	Treatment: On the Effective Date or as soon thereafter as such Claim becomes an Allowed Claim, each Holder of an Allowed DLP Entity General Unsecured Claim shall receive payment in full in Cash.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Claims in Class 5 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7. Class 6 — Intercompany Claims.

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: Other than the Policy Portfolio Equity Interests, which shall be transferred to the Wind Down Trust as set forth herein, on the Effective Date, any Debtor’s Claim against any other Debtor shall be deemed satisfied except to the extent necessary to effectuate the other terms of this Plan.

(c)	Voting: Class 6 is Impaired under the Plan. Holders of Claims in Class 6 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

Exhibit A-30

8. Class 7 — Intercompany Interests.

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, any Debtor’s equity Interests in any other Debtor shall be deemed cancelled except to the extent necessary to effectuate the other terms of this Plan.

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Interests in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

9. Class 8 — Series 1 Preferred Interests.

(a)	Classification: Class 8 consists of all Series 1 Preferred Interests.

(b)	Treatment: On the Effective Date, and in all instances, each Holder of a Series 1 Preferred Interest shall receive its pro rata share of the New Series C WDT Interests. The New Series C WDT Interests may be redeemed at any time without penalty at stated value and, pending any such optional redemption, shall be entitled to Cash distributions, but only pursuant to the priority of payment waterfalls described in Article IV.H and Article VI.C herein. The New Series C WDT Interests shall rank junior in right of payment to the New Series A1 WDT Interests, the New Series A2 WDT Interests, and the New Series B WDT Interests, pari passu with the New Series D WDT Interests, and senior to the New Series E WDT Interests.

(c)	Voting: Class 8 is Impaired under the Plan. Holders of Allowed Interests in Class 8 are entitled to vote to accept or reject the Plan.

10. Class 9 — Series 2 Preferred Interests.

(a)	Classification: Class 9 consists of all Series 2 Preferred Interests.

(b)	Treatment: On the Effective Date, and in all instances, each Holder of a Series 2 Preferred Interest shall receive its pro rata share of the New Series D WDT Interests. The New Series D WDT Interests may be redeemed at any time without penalty at stated value and, pending any such optional redemption, shall be entitled to Cash distributions, but only pursuant to the priority of payment waterfalls described in Article IV.H and Article VI.C herein. The New Series D WDT Interests shall rank junior in right of payment to the New Series A1 WDT Interests, the New Series A2 WDT Interests, and the New Series B WDT Interests, pari passu with the New Series C WDT Interests, and senior to the New Series E WDT Interests.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Allowed Interests in Class 9 are entitled to vote to accept or reject the Plan.

11. Class 10 — Common Stock in GWGH.

(a)	Classification: Class 10 consists of all Holders of Common Stock in GWGH.

(b)	Treatment: On the Effective Date, each Holder of Common Stock in GWGH shall receive its pro rata share of the New Series E WDT Interests. The holders of the New Series E WDT Interests shall only be entitled to Cash distributions upon the satisfaction and redemption of all other classes of New WDT Interests, pursuant to the priority of payment waterfalls described in Article IV.H and Article VI.C herein.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Allowed Interests in Class 10 are entitled to vote to accept or reject the Plan.

Exhibit A-31

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or Wind Down Debtors in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims. Unimpaired Claims shall remain Disputed Claims under the Plan until such Claims are Allowed.

D. Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E. Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class; provided, however, that such Class shall not qualify as an impaired accepting class under section 1129(a)(8) of the Bankruptcy Code.

F. Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Wind Down Debtors reserve the right to re-classify any Allowed Claim (including the LBM L Bond Claims to the extent provided by Article IV.I hereof) or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G. Presumed Acceptance of Plan.

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class. Classes 1, 2, 4(b), and 5 are Unimpaired under this Plan. Therefore, the Holders of Claims in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

H. Presumed Rejection of Plan.

Classes 6 and 7 are Impaired, and the Holders of Claims or Interests in such Classes shall receive no distribution under the Plan on account of such Claims or Interests. Therefore, the Holders of Claims or Interests in such Classes are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

I. Acceptance by Impaired Classes of Claims.

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

J. Acceptance by Impaired Classes of Interests.

Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount of the Allowed Interests in such Class actually voting have voted to accept this Plan.

Exhibit A-32

K. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by Classes 3 or 4(a). The Debtors request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify this Plan, subject to the Proponents’ Consent Right, including the Plan Supplement, in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

L. Controversies Regarding Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A. Wind Down Trust.

1. Wind Down Trust Generally.

The Confirmation Order shall provide that, upon the occurrence of the Effective Date, the Wind Down Trust shall be deemed established in accordance with the Wind Down Trust Agreement and the Plan. On the Effective Date, the Wind Down Trust shall commence the taking of all necessary steps to wind down the business affairs of the Debtors.

The Wind Down Trust Assets shall be deemed disbursed by the Debtors and transferred to the Wind Down Trust on the Effective Date, the proceeds of which shall be distributed in accordance with the waterfall set forth in Article IV.H. The powers, authorities, responsibilities, and duties of the Wind Down Trust and the Wind Down Trustee are set forth in and shall be governed by this Plan and the Wind Down Trust Agreement. The Wind Down Trust Agreement, which shall be part of the Plan Supplement, shall be consistent with the Plan and shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, any and all provisions necessary to ensure the continued treatment of the Wind Down Trust as a grantor trust. The Wind Down Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated herein, but only to the extent that such powers, duties, and authorities do not affect the status of the Wind Down Trust as a “liquidating trust” for United States federal income tax purposes or as an entity that can fall within the exception from registration in Section 7 of the 1940 Act for activities of companies that are merely incidental to their dissolution.

Notwithstanding anything to the contrary herein, the Wind Down Trust’s sole purpose is to liquidate the Wind Down Trust Assets with a view towards maximizing the value of such assets for the benefit of New WDT Interest holders, and promptly distributing such liquidation proceeds (in accordance with the provisions of this Plan) to New WDT Interest holders. The Wind Down Trust will have no going concern operations and will not be permitted to continue or engage in the conduct of a trade or business or to make any investments (other than holding, on a temporary basis (pending distribution to holders or use for payment of permitted expenses) certain short-term, high-quality cash equivalents (as set out in the Wind Down Trust Agreement); instead the Wind Down Trust’s activities will be limited to those reasonably necessary to, and consistent with, the Wind Down Trust’s liquidating purpose and reasonably necessary to conserve, protect, and/or maximize the value of the Wind Down Trust Assets and provide for the orderly liquidation thereof. The Wind Down Trust Agreement shall contain appropriate provisions for monetizing the Wind Down Trust Assets in an orderly fashion, subject to the Wind Down Trustee’s reasonable business judgment. The Wind Down Trustee, on behalf of the Wind Down Trust, will have discretion to enter into, consummate, settle, or otherwise resolve any transaction or dispute with respect to each of the Wind Down Trust Assets that have an economic value of less than $5 million (in the Wind Down Trustee’s good faith determination) as of the date of the consummation, settlement, or resolution of such transaction or dispute. The Wind Down Trustee will submit all other matters to the Bankruptcy Court for approval after notice and an opportunity for a hearing.

Exhibit A-33

The Wind Down Trust will have an initial term of three years, which, subject to applicable law, may be extended by the Wind Down Trustee Filing a motion with the Bankruptcy Court prior to the expiration of the existing term and obtaining Bankruptcy Court approval of an extension for up to two years per request (subject, in each instance, to reasonable due consideration being given to implications of tax law and other applicable law of the proposed extension of the term of the Wind Down Trust). The Wind Down Trustee and the Litigation Trustee will cooperate and confer to ensure that the Wind Down Trust does not terminate prior to the Litigation Trust.

2. Transfer of Assets Into the Wind Down Trust.

Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, the Wind Down Trust Assets shall be deemed transferred to the Wind Down Trust by the Debtors, such assets shall vest in the Wind Down Trust on such date, to be administered by the Wind Down Trustee in accordance with this Plan and the Wind Down Trust Agreement, and the Debtors and their Estates shall have no further interest with respect to the Wind Down Trust Assets. The Wind Down Trust Assets will vest in the Wind Down Trust free and clear of all Liens, Claims, Interests, encumbrances, etc. The act of transferring the Wind Down Trust Assets, as authorized by this Plan, shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Wind Down Trustee as if the asset or right was still held by the relevant Debtor.

The Wind Down Trustee shall have the authority to create additional sub-trusts within (or other subsidiary Entities under) the Wind Down Trust, which may have a separate legal existence, but which shall be considered sub-trusts (or other subsidiary Entities under, as applicable) of the Wind Down Trust.

3. Wind Down Trustee.

The Wind Down Trustee shall have the sole authority to make decisions and take action with respect to the Wind Down Trust in accordance with the terms of this Plan and the Wind Down Trust Agreement. The Wind Down Trustee shall be the successor to and representative of the Estates of the Debtors within the meaning of section 1123(b)(3)(B) of the Bankruptcy Code. Following the Effective Date, the Wind Down Trust and the Wind Down Trustee shall be deemed a party in interest with standing to appear in the Chapter 11 Cases and object to any pleading Filed thereafter; provided, however, such standing and right to object does not alter the respective rights or responsibilities of the Wind Down Trustee or the Litigation Trustee under the Plan, the Wind Down Trust Agreement, or the Litigation Trust Agreement, alter any governing approval standard under applicable law, or otherwise limit the ability of any party with standing to respond to pleadings Filed, or objections raised, by the Wind Down Trustee. The powers, rights, and responsibilities of the Wind Down Trustee shall be specified in this Plan and the Wind Down Trust Agreement, and shall include, within the confines of the stated purpose of the Wind Down Trust, taking all appropriate actions to maximize the value of and monetize the Wind Down Trust Assets for the benefit of stakeholders, whether by accepting, preserving, receiving, collecting, administering, selling, liquidating, or transferring, as applicable, the Wind Down Trust Assets. All determinations with respect to the monetization of the Wind Down Trust Assets, including the Wind Down Trust’s interests in Beneficient and FOXO, will be subject to the reasonable business judgment of the Wind Down Trustee, subject to compliance with any applicable lock-up agreement or securities law requirements and subject to the requirement that the Wind Down Trustee seek and obtain Bankruptcy Court approval of any transaction with an economic value of $5 million or more, as set forth herein.

Exhibit A-34

For the avoidance of doubt, the Wind Down Trustee may conduct sales or liquidations of Wind Down Trust Assets on any terms it deems reasonable, without further order of the Bankruptcy Court (except as provided herein). The Wind Down Trustee may also abandon any Wind Down Trust Assets that the Wind Down Trustee determines in its reasonable discretion to be of de minimis value or burdensome to the Wind Down Trust.

The Wind Down Trustee shall use the Wind Down Amount (and any subsequent monetization proceeds from the Wind Down Trust) to fund all expenses related to its duties under this Plan. The Wind Down Trustee, on behalf of the Wind Down Trust, may employ, without further order of the Bankruptcy Court, professionals (including professionals previously engaged in the Chapter 11 Cases), employees, or other independent contractors to assist in carrying out its duties this Plan, including the Wind Down Trust Agreement, and may compensate and reimburse the expenses of these professionals, employees, or other independent contractors based upon the nature of the work performed by such parties without further order of the Bankruptcy Court, subject to any limitations and procedures established by the Wind Down Trust Agreement.

4. Reports to Be Filed by the Wind Down Trust.

Following the Effective Date, and during the existence of the Wind Down Trust, the Wind Down Trust shall File with the Bankruptcy Court (and provide to any other party entitled to receive any such report pursuant to the Wind Down Trust Agreement), within 90 days after the end of each calendar year during the term of the Wind Down Trust, and within 45 days after the end of each calendar quarter during the term of the Wind Down Trust (other than the fourth quarter) and as soon as practicable upon termination of the Wind Down Trust, the Wind Down Trustee shall make available on its website, a written report including: (a) financial statements of the Wind Down Trust for such period, and, if the end of a calendar year, an unaudited report (which may be prepared by an independent certified public accountant employed by the Wind Down Trustee) reflecting the result of such agreed-upon procedures relating to the administration of the Wind Down Trust as proposed by the Wind Down Trustee; (b) a summary description of any action taken by the Wind Down Trust which, in the judgment of the Wind Down Trustee, materially affects the Wind Down Trust; (c) a description of the progress of liquidating the Wind Down Trust Assets and making distributions to the holders of the New WDT Interests, which description shall include a written report detailing, among other things, the status of the equity interests in Beneficient and FOXO that are held by the Wind Down Trust, the status of Portfolio Co., the status of the Litigation Trust, the proceeds recovered as of the relevant date with respect to assets of the Wind Down Trust or any of the foregoing, and the distributions made by the Wind Down Trust as of the relevant date; and (d) any other material or significant information relating to the Wind Down Trust Assets and the administration of the Wind Down Trust deemed appropriate to be disclosed by the Wind Down Trustee. In addition, the Wind Down Trust shall provide unaudited financial statements to each holder of the New WDT Interests on a quarterly basis (which may be quarterly operating reports Filed with the Bankruptcy Court). The Wind Down Trustee may post any such report on a website maintained by or on behalf of the Wind Down Trustee and electronically File it with the Bankruptcy Court in lieu of actual notice to each holder of New WDT Interests (unless required by law).

Notwithstanding the foregoing, so long as the Wind Down Trust files periodic reports with the SEC pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act, the Wind Down Trustee shall be deemed to have satisfied its obligations set forth in the preceding paragraph by filing such periodic reports with the SEC, posting a copy of such reports on a website maintained by or on behalf of the Wind Down Trustee, and Filing a copy of such reports with the Bankruptcy Court.

Exhibit A-35

5. 1940 Act Matters.

The implementation of this Plan and the Wind Down Transactions, inter alia, via the creation and administration of the Wind Down Trust, the Portfolio Co. and the Litigation Trust, is intended to enable the Wind Down Trust and the Debtors to fall within an exception to registration for companies that are dissolving, in accordance with Section 7 of the 1940 Act and the SEC staff’s guidance regarding the same (the “Liquidating Company Exception”). In the event that the Wind Down Trustee determines in its sole and absolute discretion at any time that, notwithstanding such remedial actions undertaken or to be undertaken by the Wind Down Trust and/or the Debtors pursuant to the provisions of this Plan, the Wind Down Trust and the Debtors nonetheless are or will be unable to comply with or otherwise qualify for the Liquidating Company Exception or any other exception to or an exemption from registering under the 1940 Act, the Wind Down Trustee shall have the sole discretion and authority to develop another strategy to comply with or otherwise qualify under an exception to or exemption from such requirements of the 1940 Act. If it becomes necessary for 1940 Act compliance purposes to change the organization, operations and/or activities of the Wind Down Trust, the Wind Down Trustee will attempt to do so in a way to preserve the economic benefits of ownership of Wind Down Trust to the maximum extent possible.

B. U.S. Federal Income Tax Treatment and Reporting.

The Wind Down Trust is intended to qualify as a “grantor trust” as governed by sections 671 through section 679 of the Internal Revenue Code for U.S. federal income tax purposes with the New WDT Interest holders treated as grantors and owners of the Wind Down Trust. For all U.S. federal and applicable state and local income tax purposes, all parties (including, without limitation, the Debtors, the Wind Down Trustee and the New WDT Interest holders) shall treat the Wind Down Trust, other than any portion thereof in respect of which a “disputed ownership fund” election has been made, as a liquidating trust under Treasury Regulation Section 301.7701-4 of which the New WDT Interest holders are the grantors and owners. Accordingly, for federal income tax purposes, it is intended that the New WDT Interest holders be treated as if they had received a transfer from the Debtors of an undivided interest in the Wind Down Trust Assets (to the extent of the value of their respective share in the applicable Assets) and then contributed such interests to the Wind Down Trust, and the New WDT Interest holders will be treated as the grantors and owners thereof. As soon as practicable after the Effective Date, the Wind Down Trustee shall make a good faith determination of the fair market value of the Wind Down Trust Assets as of the Effective Date. This valuation shall be used consistently by all parties (including the Debtors, the Wind Down Trustee and the New WDT Interest holders) for all U.S. federal income tax purposes.

The Wind Down Trust shall be established for the primary purpose of liquidating and distributing the assets transferred to it, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Wind Down Trust. The Wind Down Trust shall not be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth in this Plan or in the Wind Down Trust Agreement. The record holders of New WDT Interests shall be recorded and set forth in a register maintained by the Wind Down Trustee expressly for such purpose.

Exhibit A-36

The Wind Down Trustee shall be responsible for filing all federal, state, and local tax returns for the Wind Down Trust and for the Debtors. The Wind Down Trustee shall be responsible for payment, out of the Wind Down Trust Assets, of any taxes imposed on the Wind Down Trust or the Wind Down Trust Assets. The Wind Down Trustee may request an expedited determination of taxes of the Wind Down Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Wind Down Trust for all taxable periods through the dissolution of the Wind Down Trust.

The Wind Down Trust shall comply with all withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions made by the Wind Down Trust shall be subject to any such withholding and reporting requirements. The Wind Down Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements including, without limitation, requiring that, as a condition to the receipt of a distribution, the Holder of an Allowed Claim or Interest complete the appropriate IRS Form W-8 or IRS Form W-9. Notwithstanding any other provision of the Plan to the contrary, (1) each Holder of an Allowed Claim or Interest that is to receive a distribution pursuant to this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income and other tax obligations, on account of such distribution (whether from the Debtors, the Wind Down Trust, or otherwise), and (2) no distribution shall be made to or on behalf of such Holder under the Plan unless and until such Holder has made arrangements satisfactory to the Wind Down Trustee to allow it to comply with its tax withholding and reporting requirements. Any property to be distributed by the Wind Down Trust shall, pending the implementation of such arrangements, be treated as an undeliverable distribution to be held by the Wind Down Trustee until such time as the Wind Down Trustee is satisfied with the Holder’s arrangements for any withholding tax obligations.

C. General Settlement of Claims and Interests.

As discussed further in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of Claims and Interests and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

Exhibit A-37

D. Wind Down Transactions.

On the Effective Date, the Wind Down Trustee will enter into such Wind Down Transactions as may be necessary or appropriate on each of the Debtors’ or the Wind Down Debtors’, as applicable, behalf to merge, dissolve, or otherwise terminate the corporate existence of each of the Debtors in accordance with the Wind Down Trust Agreement and the constituent documents of the Debtors without further order of the Bankruptcy Court; provided, that the Debtors and the Creditor Proponents may agree to dissolve the Debtors on a later date in order to promote efficiencies in the accrual of tax and other payment liabilities. The actions to effect the Wind Down Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of transfer, merger, consolidation, disposition, liquidation, or dissolution containing terms that, among other things, are consistent with the terms of this Plan; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and that satisfy the requirements of applicable law; (3) the filing of appropriate certificates or articles of merger, consolidation, continuance, or dissolution, or similar instruments with the applicable governmental authorities; and (4) the taking of all other actions that the Wind Down Trustee determines, in its sole discretion, to be necessary or appropriate, including making other filings or recordings that may be required by applicable law in connection with the Wind Down Transactions.

On the Effective Date, subject in all respects (and after giving effect) to the treatment, distribution, and all other provisions of the Plan and the Confirmation Order, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan shall vest in the Wind Down Debtors (and thereafter ultimately in the Wind Down Trust and/or the Litigation Trust, as applicable), free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Vida Exit Financing Facility. Each Debtor may be deemed dissolved in accordance with applicable law, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. The Wind Down Trust shall be the issuer of the New WDT Interests as set forth herein.

On or before the Effective Date, the Policy Portfolio will be transferred free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances (except solely with respect to any such interests expressly granted in connection with the Vida Exit Financing Facility) to the fullest extent provided by the Bankruptcy Code to Portfolio Co., and the Policy Portfolio Equity Interests will be issued and transferred pursuant to the provisions of this Plan to the Wind Down Trust.

The Confirmation Order shall and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described, contemplated, or necessary to effectuate this Plan. The Debtors, Wind Down Trust, Wind Down Trustee, Litigation Trust, and Litigation Trustee shall all use best efforts to cooperate with each other to ensure all necessary actions are taken as contemplated under this Plan.

Exhibit A-38

E. Litigation Trust.

1. Litigation Trust Generally.

The Litigation Trust will be established on the Effective Date to retain and hold all Retained Causes of Action, the proceeds of which shall be deemed distributed to the Wind Down Trust for ultimate distribution by or at the direction of the Wind Down Trustee in accordance with the waterfall set forth in Article VI.C hereof. On the Effective Date, the Initial Litigation Trust Assets shall be deemed transferred to the Litigation Trust by the Wind Down Trust and will vest in the Litigation Trust free and clear of all Liens, Claims, interests, encumbrances, etc., with all reversionary and beneficial interests in the Litigation Trust to be held by the Wind Down Trust, subject to the waterfall set forth in Article VI.C hereof. The sole beneficiary of the Litigation Trust will be the Wind Down Trust (or the Wind Down Trustee on behalf of the Wind Down Trust, to the extent provided by applicable law), and all proceeds of the Litigation Trust distributed to the Wind Down Trust on account of such reversionary interest shall be for the sole purpose of distributions to the holders of the New WDT Interests issued by the Wind Down Trust; provided, however, such proceeds may be otherwise retained and used by the Wind Down Trust only with the consent of the Litigation Trustee or by order of the Bankruptcy Court. The act of transferring the Initial Litigation Trust Assets, as authorized by this Plan, shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Litigation Trust as if the asset or right was still held by the relevant Debtor. Notwithstanding anything to the contrary herein, the Litigation Trust may abandon to creditors or otherwise not accept any Retained Causes of Action that the Litigation Trustee believes, in good faith, have no value to the Litigation Trust; provided, that the Litigation Trust Agreement shall provide for the assignment by creditors to the Litigation Trust of any such Retained Causes of Action so abandoned to creditors.

For the avoidance of doubt, the Litigation Trustee, on behalf of the Litigation Trust, shall step into the shoes of the Debtors as it relates to either communications that occurred prior to, or documents prepared before, April 20, 2022 with respect to Debtors’ right to assert attorney-client privilege or any other privilege or immunity Debtor possesses, if any, and the Litigation Trustee shall be entitled to preserve, assert, access, or waive such privilege or immunity of the Debtors as it relates to such documents or communications. On the Effective Date, the Litigation Trustee shall have the power, right and responsibility to access or take possession of all books, files and records of the Debtors or Wind Down Debtors, as applicable, for purposes of carrying out the purpose of the Litigation Trust. At any time after the Effective Date, upon reasonable request of the Litigation Trustee, the Wind Down Trustee shall provide the Litigation Trustee with any of the Debtors’ or the Wind Down Debtors’ books, records, and files in the Wind Down Trust’s or Wind Down Trustee’s possession, custody, or control, and the Wind Down Trustee may, in good faith, provide such privileged information of the Debtors as is in the Wind Down Trustee’s possession that relates to the evaluation and prosecution of the Retained Causes of Action; provided, that, notwithstanding the foregoing, the privilege of the Independent Directors, the DLP Independent Directors, and David F. Chavenson in his capacity as a former member of the Special Committee, in each case, is hereby recognized and shall remain in full force and effect and shall not be waived, nor shall any such privileged documents be turned over to any person or Entity without the consent of all Independent Directors or all DLP Independent Directors, as applicable. For the avoidance of doubt, neither the Independent Directors nor the DLP Independent Directors may waive Mr. Chavenson’s personal privilege. The Wind Down Trustee shall use commercially reasonable efforts to assist the Litigation Trustee by providing additional information based on the books, files, and records in the Wind Down Trust’s possession, provided that any such request for assistance is reasonable. Following the Effective Date, the Litigation Trust and the Litigation Trustee shall be deemed a party in interest with standing to appear in the Chapter 11 Cases and object to any pleadings Filed thereafter; provided, however, such standing and right to object does not alter the respective rights or responsibilities of the Litigation Trustee or the Wind Down Trustee under the Plan, the Wind Down Trust Agreement, or the Litigation Trust Agreement, alter any governing approval standard under applicable law, or otherwise limit the ability of any party with standing to respond to pleadings Filed, or objections raised, by the Litigation Trustee.

Exhibit A-39

2. Litigation Trustee.

The Litigation Trustee shall be an independent, third-party fiduciary selected by the Bondholder Committee and identified in the Plan Supplement, and shall be compensated at market rates; provided, that, for the avoidance of doubt, the Litigation Trustee shall have no affiliation with any Bondholder Committee member and must not own any Public L Bonds, New WDT Interests, or other Interests in or Securities issued by any of the Debtors. The Litigation Trustee shall have the sole authority to make decisions and take action with respect to the Initial Litigation Trust Assets, the Retained Causes of Action, and the Litigation Trust Reconciliation Claims, and shall have a duty to maximize the value of the assets of the Litigation Trust in accordance with the Litigation Trust Agreement. The Litigation Trustee shall confer with the Wind Down Trustee with respect to the commencement of any litigation in respect of such assets, provided that the ultimate decision with respect to whether to commence any litigation shall be in the sole discretion of the Litigation Trustee. For the avoidance of doubt, in exercising such sole discretion, the Litigation Trustee shall consider and may take such actions in connection with the exercise of such sole discretion that promote the greatest recovery to the holders of the New WDT Interests. The Litigation Trustee shall seek Bankruptcy Court approval, after notice and an opportunity for a hearing, of (a) any settlements with respect to the Retained Causes of Action, and (b) any other transaction with respect to any assets of the Litigation Trust, in each case, that has an economic value of $5 million or more (in the Litigation Trustee’s good faith determination) as of the date of such transaction.

The Litigation Trustee shall use the Initial Litigation Trust Funding Amount to fund all expenses related to its duties under this Plan and the Litigation Trust Agreement. Thereafter, the Litigation Trust and the Litigation Trustee may use proceeds from monetizing the Retained Causes of Action to fund the reasonable and customary out-of-pocket expenses incurred by the Litigation Trust and Litigation Trustee. Beginning on the Effective Date, the Litigation Trustee shall have customary powers, including the power to employ (without further order of the Bankruptcy Court) professionals (including professionals previously engaged in the Chapter 11 Cases), employees, or other independent contractors to assist in carrying out its duties under this Plan, including the Litigation Trust Agreement, and may compensate and reimburse the expenses of these professionals, employees, or other independent contractors based upon the nature of the work performed by such parties without further order of the Bankruptcy Court, subject to any limitations and procedures established by the Litigation Trust Agreement.

3. Reports to Be Filed by the Litigation Trust.

Following the Effective Date, and unless otherwise ordered by the Bankruptcy Court, and during the existence of the Litigation Trust, the Litigation Trust shall File with the Bankruptcy Court (and provide to any other party entitled to receive any such report pursuant to the Litigation Trust Agreement), within 90 days after the end of each calendar year during the term of the Litigation Trust, and within 45 days after the end of each calendar quarter during the term of the Litigation Trust (other than the fourth quarter), a quarterly report regarding the administration of property subject to its ownership and control pursuant to this Plan, receipts, distributions made by it, an update regarding the status of the Retained Causes of Action being prosecuted by the Litigation Trust, and a summary of all major activities during the period.

4. Termination of the Litigation Trust.

The initial term of the Litigation Trust shall be the lesser of: (a) three years; (b) the date all holders of New Series A1 WDT Interests and New Series A2 WDT Interests receive the full amount to which they are entitled to pursuant to this Plan; and (c) the date that all Retained Causes of Action have been fully resolved, as reasonably determined by the Litigation Trustee in its sole determination; provided, however, that, subject to applicable law, the Litigation Trustee may extend the term of the Litigation Trust solely in the event termination would otherwise occur under subsection (a) of this paragraph by Filing a motion with the Bankruptcy Court prior to the expiration of the initial term and obtaining court approval of such extension, with a maximum extension of two (2) years per request (subject, in each instance, to reasonable consideration being given to implications of tax law and other applicable law of a proposed extension of the term of the Litigation Trust). The Wind Down Trustee and the Litigation Trustee will cooperate and confer to ensure that the Wind Down Trust does not terminate prior to the Litigation Trust. For the avoidance of doubt, no later than the termination of the Litigation Trust, the Litigation Trustee shall transfer all of the Litigation Trust’s assets, including any remaining Retained Causes of Action and net proceeds realized therefrom, to the Wind Down Trust. Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Plan (or the Plan Supplement, as applicable) shall prohibit the Litigation Trustee from making interim transfers of Cash realized by the Litigation Trust to the Wind Down Trust for distribution to holders of New WDT Interests in accordance with this Plan.

Exhibit A-40

F. Sources of Plan Consideration.

1. Vida DIP Financing Facility and Vida Exit Financing Facility.

On the Effective Date, the Debtors (or the Wind Down Debtors, as applicable) shall obtain the Vida Exit Financing Facility from an affiliate of Vida, the terms of which will be set forth in the Vida Exit Financing Facility Documents. The proceeds from the Vida Exit Financing Facility shall be used to refinance the Vida DIP Financing Facility. Confirmation of this Plan shall be deemed approval of the Vida Exit Financing Facility and the Vida Exit Financing Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Portfolio Co. in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Portfolio Co. to enter into and execute the Vida Exit Financing Facility Documents and such other documents as may be required to effectuate the treatment afforded by the Vida Exit Financing Facility. The proceeds from the Vida DIP Financing Facility and Vida Exit Financing Facility, as applicable, shall be used to fund, among other things, the Portfolio Proceeds Amount, the Initial Litigation Trust Funding Amount, and the Wind Down Amount. For the avoidance of doubt, PJT shall not earn an additional Capital Raising Fee on account of the Vida Exit Facility Financing.

On the Effective Date, all of the Liens and security interests in respect of the assets of Portfolio Co. to be granted in accordance with the Vida Exit Financing Facility Documents: (a) shall be deemed to be granted; (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Vida Exit Financing Facility Documents; (c) shall be deemed automatically perfected, subject only to such Liens and security interests as may be permitted under the Vida Exit Financing Facility Documents; and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Wind Down Debtors shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect all Liens and security interests under the Vida Exit Financing Facility Documents under the provisions of the applicable state, federal, or other law that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required to perfect such Liens and security interests).

2. New WDT Interests.

On the Effective Date, the Wind Down Trust shall issue the New WDT Interests directly or indirectly to Holders of Claims and Interests to the extent provided in this Plan as follows:

(a)	New Series A1 WDT Interests: The Wind Down Trust shall issue the New Series A1 WDT Interests in an amount equal to the outstanding amount of the Allowed Class 3 Bond Claims (less any LBM Subordinated Claims) after taking into consideration the Cash payment(s) made on account of such Claims on the Effective Date in connection with Article III.B.3 of this Plan. The New Series A1 WDT Interests shall be satisfied, redeemed, and cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of any subsequent series of New WDT Interests. Any New Series A1 WDT Interests, if any, issued to the Indenture Trustee on account of any outstanding Indenture Fee and Expense Claims shall be expressly senior in all respects to any New Series A1 WDT Interests issued to other Holders on account of their respective Allowed Class 3 Bond Claims.

(b)	New Series A2 WDT Interests: The Wind Down Trust shall issue the New Series A2 WDT Interests in an amount equal to the aggregate amount of Allowed LBM Subordinated Claims in Class 3. The New Series A2 WDT Interests shall be satisfied, redeemed, and cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of any subsequent series of New WDT Interests. The New Series A2 WDT Interests shall not receive any distributions prior to the satisfaction, redemption, and cancellation of the New Series A1 WDT Interests

(c)	New Series B WDT Interests: The Wind Down Trust shall issue the New Series B WDT Interests in an amount equal to the aggregate amount of Class 4(a) Allowed General Unsecured Claims. The New Series B WDT Interests shall be satisfied, redeemed, and cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of any subsequent series of New WDT Interests. The New Series B WDT Interests shall not receive any distributions prior to the satisfaction, redemption, and cancellation of the New Series A1 WDT Interests and the New Series A2 WDT Interests.

Exhibit A-41

(d)	New Series C WDT Interests: The Wind Down Trust shall issue New Series C WDT Interests in an amount equal to the aggregate amount of Allowed Class 8 Series 1 Preferred Interests (based on each Series 1 Preferred Interest having an initial stated value of $1,000.00 per share). The New Series C WDT Interests shall receive distributions on a pari passu basis with the New Series D WDT Interests, and the New Series C WDT Interests shall be satisfied, redeemed, and cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of the New Series E WDT Interests. The New Series C WDT Interests shall not receive any distributions prior to the satisfaction, redemption, and cancellation of the New Series A1 WDT Interests, the New Series A2 WDT Interests, and the New Series B WDT Interests.

(e)	New Series D WDT Interests: The Wind Down Trust shall issue the New Series D WDT Interests in an amount equal to the aggregate amount of Allowed Class 9 Series 2 Preferred Interests (based on each Series 2 Preferred Interest having an initial stated value of $1,000.00 per share). The New Series D WDT Interests shall receive distributions on a pari passu basis with the New Series C WDT Interests, and the New Series D WDT Interests shall be satisfied, redeemed, and cancelled in full in accordance with the terms and provisions of the New WDT Documents prior to any distributions on account of the New Series E WDT Interests. The New Series D WDT Interests shall not receive any distributions prior to the satisfaction, redemption and cancellation of the New Series A1 WDT Interests, the New Series A2 WDT Interests, and the New Series B WDT Interests.

(f)	New Series E WDT Interests: The Wind Down Trust shall issue the New Series E WDT Interests in a number equal to the aggregate number of Allowed Class 10 Common Stock. Holders of New Series E WDT Interests shall receive distributions as authorized by the Wind Down Trustee; provided, that (a) holders of New Series E WDT Interests shall not be entitled to receive any distributions until all other series of New WDT Interests have been satisfied, cancelled, and redeemed in accordance with the terms and provisions of the New WDT Documents, and (b) nothing herein requires the Wind Down Trustee to authorize any distributions to holders of New Series E WDT Interests.

The issuance of the New WDT Interests shall be authorized without the need for any further corporate action and without any further action by any party. The terms of the New WDT Interests shall be governed by the New WDT Documents, the terms of which shall be set forth in the Plan Supplement.

All of the New WDT Interests issued pursuant to this Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article III hereof shall be governed by the terms and conditions set forth in this Plan applicable to such distribution or issuance, and by the terms and conditions relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

G. Redemption of New WDT Interests.

Each Cash distribution from or at the direction of the Wind Down Trustee on behalf of the Wind Down Trust (including any Cash distributions consisting of any proceeds realized from the prosecution and/or settlement of the Retained Causes of Action by the Litigation Trust) on account of any New WDT Interests shall be deemed to constitute the redemption, satisfaction, and cancellation of such New WDT Interests in an amount equal to such Cash distribution. Cash recoveries from the Debtors’ Estates, including the Wind Down Trust, or the Litigation Trust shall be deemed applied on a dollar-for-dollar basis as a redemption of, and in reduction of, the amount of such New WDT Interests.

Holders of the New WDT Interests cannot recover more than the full amounts owed on account of such New WDT Interests unless such recovery is: (1) permissible under applicable law; and (2) from third-party sources other than the Debtors, the Wind Down Trust, or the Litigation Trust, as provided for under this Plan.

Exhibit A-42

H. Priority of Cash Distributions to Holders of New WDT Interests.

The Wind Down Trustee shall make an initial Cash distribution to holders of New WDT Interests consisting of the Net Cash Proceeds, if any, within 60 days after the Effective Date, and on a semi-annual basis thereafter to the extent of any Net Cash Proceeds; provided, that the Wind Down Trustee may, in its sole discretion, make additional special distributions to the extent of any Net Cash Proceeds available; provided, further, that, in each instance, no distribution shall be required unless the Net Cash Proceeds then held by the Wind Down Trustee is equal to or greater than the Minimum Distribution Amount.

Any Cash distributions, including any distributions consisting of the Net Cash Proceeds realized from the monetization of the Wind Down Trust Assets, including the interests in Beneficient or FOXO, made by the Wind Down Trust to holders of New WDT Interests, after establishment of appropriate reserves for payment of Wind Down Trust expenses to the extent provided in the Wind Down Budget or the Wind Down Trust Agreement (or approved by separate order of the Bankruptcy Court), shall be distributed in the following order of priority (with no distributions to any junior class until all payments are made to senior classes in full):

1.	the New Series A1 WDT Interests (if any) issued to the Indenture Trustee in connection with the Indenture Fee and Expense Claims in Class 3, up to the outstanding amount of such Claims;

2.	all other New Series A1 WDT Interests, up to the Allowed outstanding prepetition amount of Allowed Bondholder Claims in Class 3;

3.	the New Series A2 WDT Interests, up to the Allowed outstanding prepetition amount of Allowed LBM Subordinated Claims in Class 3;

4.	the New Series A1 WDT Interests and the New Series A2 WDT Interests, up to the amount of interest accrued on such New Series A1 WDT Interests and New Series A2 WDT Interests, which interest shall accrue under the New WDT Documents from April 20, 2022 calculated at a 9% per annum interest rate;

5.	the New Series B WDT Interests, up to the Allowed prepetition outstanding amount of Class 4(a) Allowed General Unsecured Claims;

6.	the New Series B WDT Interests, up to the Allowed postpetition balance of Class 4(a) Allowed General Unsecured Claims, comprised of interest on the Allowed prepetition amount of such Claims starting from April 20, 2022 calculated at the Federal Judgment Rate;

7.	the New Series C WDT Interests and the New Series D WDT Interests, on a pro rata pari passu basis, per liquidation rights under the New WDT Documents and applicable law, up to the Allowed aggregate outstanding amount of the Class 8 Series 1 Preferred Interests and Class 9 Series 2 Preferred Interests (based on each Series 1 Preferred Interest and each Series 2 Preferred Interest having an initial stated value of $1,000.00 per share); and

8.	the New Series E WDT Interests.

Exhibit A-43

I. LBM Settlement.

Unless LBM withdraws from the LBM Settlement as provided in the following paragraphs of this Article IV.I, on the Effective Date, the LBM L Bond Claims shall be: (1) Allowed in full with the LBM Subordinated Claims classified as Allowed Class 3 Bond Claims to be treated as provided in Article III.B.3.(b).(iii) of this Plan, and the remainder of the LBM L Bond Claims as Allowed Bondholder Claims in Class 3 to be treated as provided in Article III.B.3.(b).(i) and (ii) of this Plan; and (2) the LBM Released Claims shall be fully and finally released against all of the LBM Released Parties.

In the event that the Debtors reach a settlement with Beneficient, LBM shall have the right to withdraw from the agreements with respect to the allowance and treatment of the LBM L Bond Claims, and the right to releases, each as described and provided in the preceding paragraph by Filing a written notice on the docket within three Business Days of a motion to approve such Beneficient settlement being Filed on the docket.  In event of such a timely-Filed withdrawal: (a) all agreements memorialized above shall be deemed withdrawn, including, but not limited to, all subordination agreements and all Claim allowances; (b) all claims, offsets, credits, objections and challenges of any kind to claims proposed to be settled above are reinstated in their entirety and shall be transferred to the Litigation Trust on the Effective Date as Litigation Trust Reconciliation Claims; and (c) the LBM L Bond Claims will be deemed Disputed Class 3 Claims without further action, Filing, or other request by the Debtors or the Bondholder Committee until the Claim Objection Bar Date at which time the LBM L Bond Claims shall be Allowed; provided, that such LBM L Bond Claims shall be considered Allowed only if and to the extent that no objection or other challenge in respect of the LBM L Bond Claims has been Filed on or prior to the Claim Objection Bar Date or such timely objection or other challenge has been Filed and the Claim thereafter has been Allowed by a Final Order. In any case, the LBM L Bond Claims shall be fully Allowed for voting purposes, and LBM agrees to and shall support and shall be deemed to accept this Plan on account of the LBM L Bond Claims and be a Creditor Proponent consistent with the Mediation Agreement (it being understood that any settlement with Beneficient shall be set forth in an order approving any such settlement under Bankruptcy Rule 9019 and that LBM’s only rights with respect to a settlement with Beneficient are (i) withdrawing from the settlement set forth in this Article IV.I and/or (ii) objecting to such settlement with Beneficient).

In the event of such a withdrawal and subject to the timely Filing of an objection or other challenge to the LBM L Bond Claims:  (i) the New Series A1 WDT Interests shall not be issued on account of any portion of the LBM L Bond Claims on the Effective Date; (ii) pending the resolution of such timely-Filed disputes, the Wind Down Trustee shall not make any distributions of any kind on account of the LBM L Bond Claims, but shall maintain appropriate reserves for the LBM L Bond Claims in any distribution on account of New Series A1 WDT Interests made during that period, in a manner the Wind Down Trustee solely determines is reasonable; (iii) no New Series A2 WDT Interests shall be issued on the Effective Date; provided, however, that prior to the Allowance (if any) of the LBM L Bond Claims, such class of New WDT Interests, as applicable, shall not be deemed vacant; and (iv) upon the final resolution of any timely-Filed objection or other challenge of any kind through the entry of a Final Order of the Bankruptcy Court, the Wind Down Trustee shall cause to be issued or cancelled, as applicable, the New Series A1 WDT Interests and New Series A2 WDT Interests (as necessary), or any other class of New WDT Interests, as appropriate, so that LBM receives the New Series A1 WDT Interests in the Allowed, non-subordinated amount of its LBM L Bond Claims, if any, and the New Series A2 WDT Interests in the subordinated amount, if any, of its Allowed Class 3 LBM Subordinated Claims, or any other class of New WDT Interests, as appropriate, as determined by such Final Order, and the Wind Down Trustee shall thereafter promptly distribute (or redistribute) any such maintained reserve amounts, as appropriate, consistent with the determination in such Final Order.  Notwithstanding any other provision of this Plan to the contrary: (x) the Debtors or the Wind Down Trustee, as the case may be, may modify the Plan to provide for treatment of the LBM L Bond Claims consistent with the determination in any such Final Order in subsection (iv) above; and (y) any conflict between the provisions of this subsection and any other provision of this Plan shall be governed by the provisions of this subsection.

Exhibit A-44

J. Exemption from Registration Requirements.

The Debtors intend that the Wind Down Trust will be organized in compliance with applicable law such that the New WDT Interests will not be deemed to be or treated as securities under applicable law. As a result, the Debtors do not believe that registration under the Securities Act and applicable state law in connection with the issuance and distribution of the New WDT Interests or an exemption from such registration requirements is required. However, to the extent that the New WDT Interests issued under this Plan are deemed securities, the issuance and distribution thereof would qualify for issuance without registration under the Securities Act or any similar federal, state, or local law pursuant to section 1145 of the Bankruptcy Code. To the extent that the issuance and distribution of the New WDT Interests issued under this Plan is completed pursuant to section 1145 of the Bankruptcy Code, such New WDT Interests would be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Pursuant to section 1145 of the Bankruptcy Code, any such New WDT Interests issued under this Plan: (1) would not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act; and (2) as a matter of federal securities law, would be freely tradable and transferrable under the federal securities laws by any holder thereof that (a) is not an “affiliate” of the Wind Down Trust, as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within three months of such transfer, (c) has not acquired the New WDT Interests from an “affiliate” within one year of such transfer, and (d) is not an Entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.

Notwithstanding the forgoing or anything to the contrary in this Plan, the New WDT Documents will provide that the New WDT Interests may not be transferred, sold, pledged or otherwise disposed of, or offered for sale, except for transfers by will, intestacy or operation of law. The Wind Down Trust will be organized in compliance with applicable law such that the New WDT Interests will not be treated as securities and under such facts the Debtors do not believe that registration under the Securities Act and applicable state law in connection with the issuance and distribution of the New WDT Interests or an exemption from such registration requirements would be required. The Wind Down Trustee will be permitted to determine in its sole discretion to take such actions that are necessary or reasonably advisable (including, without limitation, completing a registration under the Securities Exchange Act) to modify or remove any contractual restrictions on transferability of the New WDT Interests, with any such determination by the Wind Down Trustee, and all costs associated therewith, to be deemed a determination with respect to the monetization of the Wind Down Trust Assets subject to Bankruptcy Court approval to the extent provided pursuant to Article IV.A.3 hereof and to be evaluated solely under a reasonable business judgment standard.

To the extent that the New WDT Interests are rendered transferable as described in the preceding paragraph, DTC shall be required to accept and conclusively rely upon this Plan or the Confirmation Order in lieu of a legal opinion regarding whether such securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in this Plan, no legal opinion regarding the offering, issuance, and distribution of any securities contemplated by this Plan, including, for the avoidance of doubt, whether the New WDT Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services shall be required.

K. Section 1146(a) Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to the Wind Down Trust, the Litigation Trust, or to any other from any other party, as the case may be) of property under this Plan or pursuant to: (1) the issuance, Reinstatement, distribution, transfer, or exchange of any debt, equity interest, or other interest in the Debtors or the Wind Down Trust; (2) the transactions, including the Wind Down Transactions, described herein; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such other means; (4) the making, assignment, or recording or any lease or sublease; (5) the grant of collateral as security for any or all of the Debtors or Wind Down Debtors’ obligations under or in connection with the Vida Exit Financing Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, personal property transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax, recordation fee or governmental assessment and accept for filing and recordation of any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax, recordation fee or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

Exhibit A-45

L. Cancellation of Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument or other document entered into in connection with the Plan, all prepetition credit agreements, security agreements, intercreditor agreements, notes, instruments, Certificates, and other documents evidencing, or in any way related to, Claims or Interests (including the Indenture Documents) shall be deemed cancelled and surrendered without further action or approval of the Bankruptcy Court or any Holder of a Claim or Interest, and the obligations of the Debtors thereunder or in any way related thereto shall be released, settled, and compromised, and the Indenture Trustee, and its agents, successors and assigns shall each be automatically and fully released and discharged of and from all duties and obligations thereunder; provided, that, notwithstanding Confirmation or the occurrence of the Effective Date, any such prepetition credit agreement, security agreement, intercreditor agreement, or other document that governs the rights of the Holder of a Claim or Interest (including the Indenture Documents) shall continue in effect solely for purposes of: (1) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein; (2) governing the contractual rights and obligations among creditor parties (including, without limitation, indemnification, expense reimbursement, and distribution provisions); (3) allowing the Indenture Trustee to exercise its Indenture Trustee Charging Lien against distributions to Holders of Claims under the Indenture Documents, as applicable; (4) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Indenture Trustee against any person or entity (including, without limitation, with respect to any indemnification or contribution from Holders of Bond Claims under the Indenture), other than the Debtors or the Wind Down Debtors (except as otherwise provided in this Plan) or any exculpations of the Indenture Trustee, to the extent that such rights, remedies, indemnities, powers, or protections exist pursuant to the terms of the Indenture Documents and applicable law; (5) permitting the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including to enforce the obligations owed to it under this Plan and to enforce any obligations owed to Holders of Bond Claims under this Plan in accordance with the applicable Indenture Documents; and (6) permitting the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, that, except to the extent otherwise provided in this Plan, the Confirmation Order, or any agreement, instrument or other document entered into in connection with this Plan, the survival of any prepetition credit agreements, security agreements, intercreditor agreements, rights, notes, instruments, Certificates, and other documents evidencing Claims or Interests shall not give rise to any Claims against the Debtors, the Wind Down Debtors, or the Wind Down Trustee or their respective officers, managers, directors, representatives, and agents for fees, expenses, or otherwise. As a condition precedent to receiving any distribution on account of its Allowed Class 3 Bond Claim, each Holder of an Allowed Class 3 Bond Claim shall be deemed to have surrendered its respective bonds and other documentation underlying its Class 3 Bond Claims, and all such surrendered bonds and other documentation shall be deemed to be cancelled pursuant to this section, except to the extent otherwise provided herein.

M. Corporate Action.

Upon the Effective Date, or as soon thereafter as is reasonably practicable, and without the need for any further corporate action or other action by Holders of Claims or Interests, all corporate actions contemplated under this Plan shall be deemed authorized and approved in all respects, without the need for any approvals, authorizations, or consents, except for those expressly required pursuant to this Plan, or any further notice to or action, order, or approval of the Bankruptcy Court, including, as applicable: (1) selection and appointment of the Wind Down Trustee; (2) the creation of and vesting in the Wind Down Trust, including the adoption, execution, acknowledgement, delivery, recording, and/or filing (as applicable) of the Wind Down Trust Agreement; (3) the authorization, issuance, delivery, and distribution of the New WDT Interests issued pursuant to this Plan; (4) the execution of and entry into the Vida Exit Financing Facility Documents; (5) the creation of and vesting in the Litigation Trust; and (6) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date).

Upon the Effective Date, all matters provided for in this Plan involving the corporate or company structure of the Debtors, the Wind Down Debtors, or the Wind Down Trust and any corporate or company action required by the Debtors or the Wind Down Trustee in connection with this Plan, including the transfer of the Policy Portfolio to Portfolio Co. and the issuance of the Policy Portfolio Equity Interests, shall be deemed to have occurred and shall be in effect, without any requirement or further action by the security holders, directors, managers, or officers of the Debtors, the Wind Down Debtors, or the Wind Down Trustee. On or prior to the Effective Date (as applicable), the appropriate officers of the Debtors, the Wind Down Trustee, or the Litigation Trustee (as applicable) shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under this Plan (or necessary or desirable to effect the transactions contemplated under this Plan) in the name of and on behalf of the Wind Down Debtors, the Wind Down Trust, and/or the Litigation Trust including the New WDT Interests, the Wind Down Trust Agreement, the Litigation Trust Agreement, the Vida Exit Financing Facility Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy law.

Exhibit A-46

N. Dissolution and Board of Directors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors, including the Independent Directors and the DLP Independent Directors, shall expire, the Investigations Committee, the Special Committee and each conflicts committee at each DLP Entity shall cease to exist; provided, that, following the Effective Date, the Independent Directors and the DLP Independent Directors shall retain authority solely with respect to matters related to Accrued Professional Compensation Claims by Professionals acting at their authority and direction in accordance with the terms of the Plan. Any Causes of Action that have been commenced by the Investigations Committee, and are not released pursuant to Article VIII.C hereof, shall be included in the Retained Causes of Action and transferred to the Litigation Trust on the Effective Date. Notwithstanding any other language to the contrary herein, solely with respect to communications that occurred on or after April 20, 2022, each of the Independent Directors in their capacity as such, the DLP Independent Directors in their capacity as such, and David F. Chavenson in his capacity as a former member of the Special Committee, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, the Litigation Trust, the Litigation Trustee, any liquidation trust that may be formed or its trustee or board, or any related party of any of the foregoing Entities, or any other person or Entity, without the prior written consent of the Independent Directors or the DLP Independent Directors, as applicable. For the avoidance of doubt, neither the Independent Directors nor the DLP Independent Directors may waive Mr. Chavenson’s personal privilege.

As of the Effective Date, the Wind Down Trustee shall act as the Wind Down Debtors’ sole officer, director, and manager, as applicable, with respect to the Wind Down Debtors’ affairs, other than with respect to the Litigation Trust or Portfolio Co., as set forth herein. On the Effective Date, any remaining officers, managers, or managing members of any Debtor shall be dismissed without further action required on the part of any such Debtor or any other party.

O. Effectuating Documents; Further Transactions.

On and after the Effective Date, the Wind Down Trust and the Wind Down Trustee are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the New WDT Interests issued pursuant to this Plan, without the need for any approvals, authorizations, or consents, except for those expressly set forth in and required pursuant to this Plan. On and after the Effective Date, except as otherwise provided herein, the Wind Down Trust and the Litigation Trust, as applicable, may engage in activities as set forth herein and may use, acquire, or dispose of property and pursue, compromise, or settle any Claims, Interests, or Retained Causes of Action without supervision or approval by the Bankruptcy Court (except as otherwise provided herein) and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

P. Vesting of Assets.

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in this Plan, on the Effective Date, all property in each Debtor’s Estate, all claims, rights, defenses, and Retained Causes of Action, and any property acquired by the Wind Down Trust, Litigation Trust, or Wind Down Debtors under or in connection with this Plan shall vest in the Wind Down Trust, Litigation Trust, or each of the Wind Down Debtors, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances (except for those Liens, Claims, charges, or other encumbrances arising from or related to the Vida Exit Financing Facility), for subsequent or deemed transfer by each such party, pursuant to the provisions of this Plan.

Q. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, the Litigation Trust shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the applicable Petition Date, including without limitation any Causes of Action specifically enumerated in the schedule of Retained Causes of Action included in the Plan Supplement and the Litigation Trust’s right to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, Causes of Action that are or were settled, released, waived, exculpated, or transferred pursuant to the Plan or any order of the Bankruptcy Court entered in these Chapter 11 Cases (as the same may be amended, modified, or supplemented from time to time by the Debtors), shall not constitute Retained Causes of Action.

Exhibit A-47

The Litigation Trust may pursue such Retained Causes of Action, as appropriate and in accordance with the Litigation Trust Agreement. No Entity may rely on the absence of a specific reference in this Plan, the Litigation Trust Agreement, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, the Wind Down Debtors, the Wind Down Trust, or the Litigation Trust, as applicable, will not pursue any and all available Causes of Action against it. The Debtors, the Wind Down Debtors, the Wind Down Trust, or the Litigation Trust, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan, including Article VIII of this Plan. Unless any Causes of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or a Bankruptcy Court order, the Wind Down Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation of this Plan.

The Litigation Trust reserves and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to this Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall be deemed transferred to and vest in the Litigation Trust except as otherwise expressly provided in this Plan. The Litigation Trust, through its authorized agents or representatives, shall retain and may exclusively enforce any and all Retained Causes of Action. The Litigation Trust shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgement any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court; provided, that the entry into any settlement of any Claim, Cause of Action, or other dispute with an economic value of $5 million or more (in the Litigation Trustee’s good faith determination) as of the date of the consummation, settlement, or resolution of such transaction or dispute shall require the approval of the Bankruptcy Court after notice and an opportunity for a hearing.

Notwithstanding anything contained herein to the contrary (including the Debtor Release described in Article VIII.C hereof), to the extent the Debtors are releasing or have previously released certain claims and Causes of Action against a party, including pursuant to this Plan or any Final Order of the Bankruptcy Court entered in these Chapter 11 Cases on or before the Effective Date, nothing in this Plan shall be construed to revive such released claims and Causes of Action against such party or be construed to impair or otherwise limit the releases provided thereunder.

R. Continuing Effectiveness of Final Orders.

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors, the Wind Down Debtors, the Wind Down Trustee, and the Litigation Trustee, as applicable, may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

S. D&O Liability Insurance Policies.

Notwithstanding anything in this Plan to the contrary, all of the Debtors’ D&O Liability Insurance Policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under this Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all D&O Liability Insurance Policies and any agreements, documents, and instruments related thereto (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. After the Effective Date, the Wind Down Debtors and the Litigation Trust, as applicable, shall not terminate or otherwise reduce, modify, or restrict in any way the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, including with respect to conduct occurring on or prior to April 20, 2022, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan and who are covered by any such policy shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date. Without limiting the generality of the other provisions of this Plan, and following such assumption, all right, title, and interest of the Debtors (and of the Wind Down Debtors and the Litigation Trust, as applicable) in and to any D&O Liability Insurance Policy (including any such tail coverage liability insurance) in effect as of the Effective Date covering claims relating to conduct occurring on or prior to April 20, 2022 shall be deemed assigned and fully transferred on the Effective Date to the Litigation Trust and shall constitute Initial Litigation Trust Assets for all purposes.

Exhibit A-48

T. Payment of Certain Fees.

On the Effective Date, the Debtors or the Wind Down Debtors, as applicable, shall pay in full in Cash the Indenture Fee and Expense Claim incurred at any time prior to and through the Effective Date from the Portfolio Proceeds up to the amount: (1) agreed to by the Debtors, the Indenture Trustee, and the Creditor Proponents, without the need for the Indenture Trustee to File any Proof of Claim, request for payment of Administrative Claim, fee application, itemized time details, or any other pleading or document in the Chapter 11 Cases, and without reduction to recoveries on account of any of the Allowed Bond Claims; or (2) as determined by the Bankruptcy Court, in the event that the amount is not resolved pursuant to mediation. From and after the Effective Date, the Wind Down Debtors shall pay in full in Cash the Indenture Fee and Expense Claim incurred in connection with distributions, communications to Holders, responses to Holder inquiries, or the cancellation and discharge of the Indenture Documents, without any requirement for the Indenture Trustee to File any Proof of Claim, request for payment of Administrative Claim, fee application, or any other pleading or documents in the Chapter 11 Cases, or to provide itemized time details, and without reduction to recoveries on account of any of the Allowed Bond Claims. In the event the Portfolio Proceeds are insufficient to provide such payment (after taking into account the full amounts of the Initial Litigation Trust Funding Amount and the Wind Down Amount), the Indenture Trustee shall be issued New Series A1 WDT Interests on account of any unpaid amount of such Claim, and such unpaid amount of such Claim shall be satisfied via Cash distributions pursuant to the priority of payment waterfalls described in Article IV.H and Article VI.C on account of the New Series A1 WDT Interests issued to the Indenture Trustee in respect of such unpaid amount pursuant to this Plan.

If the Debtors or Wind Down Debtors, as applicable, dispute any requested Indenture Fee and Expense Claims, the Debtors or the Wind Down Debtors, as applicable, shall: (a) pay the undisputed portion of the Indenture Fee and Expense Claims in accordance with this Plan; and (b) notify the Indenture Trustee and the Creditor Proponents of such dispute within two Business Days after presentment of summary invoices by the Indenture Trustee to the Debtors or the Wind Down Trustee, as applicable, and the Creditor Proponents. Upon such notification, the Indenture Trustee may submit such dispute for resolution by the Bankruptcy Court; provided, however, that the Bankruptcy Court’s review shall be limited to a determination that such amounts are compensable under the Indenture Documents. Nothing herein shall in any way affect or diminish the right of the Indenture Trustee to exercise its Indenture Trustee Charging Lien against distributions on account of Claims under the Indenture Documents with respect to any Indenture Fee and Expense Claims that are not paid pursuant to this Article IV.T. The Indenture Trustee shall provide notice of any intent to exercise its Indenture Trustee Charging Lien against distributions on account of Claims under the Indenture Documents with respect to any unpaid Indenture Fee and Expense Claims to the Debtors or the Wind Down Trustee, as applicable, and the Creditor Proponents, and such parties shall have five (5) Business Days from service of such notice to File an objection with the Bankruptcy Court; provided, however, that the Bankruptcy Court’s review shall be limited to a determination that such amounts are compensable under the Indenture Documents.

U. Beneficient SPAC Transaction Consents.

For the avoidance of doubt, prior to the Effective Date, any consents necessary in connection with approval of a special purpose acquisition company (SPAC) transaction of Beneficient shall require the consent of the Debtors and the Special Committee and shall be subject to Bankruptcy Court approval. For the avoidance of doubt, the required Bankruptcy Court approval may be contained in an order approving a proposed settlement with Beneficient. After the Effective Date, any such consents shall require the consent of the Wind Down Trustee and shall be subject to Bankruptcy Court approval. For the avoidance of doubt, after the Effective Date, such consent (and request for Bankruptcy Court approval by the Wind Down Trustee) may not include any releases or compromises of any Retained Causes of Action that are transferred to the Litigation Trust on the Effective Date without the consent of the Litigation Trustee.

V. Termination of Any Continuing Business Relationship With Beneficient.

For the avoidance of doubt, on and after the Effective Date, it is expected, whether as the result of the rejection of the Shared Services Agreement or a consensual resolution and termination thereof, that there will be no continuing or other business relationship between the Wind Down Debtors, Wind Down Trust, or Litigation Trust, on the one hand, and Beneficient, on the other, of any nature or type whatsoever, other than the Wind Down Trust’s ownership of interests in Beneficient constituting the Wind Down Assets, except as may be necessary or advisable to effectuate a smooth transition of shared services from Beneficient to Portfolio Co. or the Wind Down Trust. The terms of any continued relationship with Beneficient, including any amounts proposed to be paid to Beneficient, necessary to effect such transition shall be subject to the Proponents’ Consent Right.

Exhibit A-49

W. Compensation for Messrs. Stein and Horton.

On the Effective Date, the Debtors shall pay: (1) to Jeffrey S. Stein, a modified “Success Bonus” pursuant to Mr. Stein’s Consulting Agreement (as defined in the CRO/ID Order), which shall be (a) $1,830,000 in Cash, and (b) 40,000 common units of Beneficient owned by the Debtors, in each case to be paid on the Effective Date of this Plan; provided, however, that if Beneficient has consummated the special purpose acquisition company transaction of Beneficient prior to the Effective Date, Mr. Stein shall be entitled to receive 50,000 shares of Class A common stock, par value $0.001 per share, of Beneficient, a Nevada corporation, owned by the Debtors; and (2) to Anthony R. Horton, additional compensation to the compensation payable in accordance with Mr. Horton’s engagement letter in the amount of $120,000 in Cash.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (2) those that have been previously assumed, assumed and assigned, or rejected by a Final Order; (3) those that are the subject of a motion to assume, assume and assign, or reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; (4) those that are subject to a motion to assume, assume and assign, or reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such assumption, assumption and assignment, or rejection is after the Effective Date; or (5) those Executory Contracts and Unexpired Leases that expired pursuant to the terms thereof before the applicable Petition Date.

Entry of the Confirmation Order shall constitute a Final Order approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as provided under this Plan or the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Effective Date.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by (a) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (b) any Debtor’s or Wind Down Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease, or (c) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such Executory Contract or Unexpired Lease shall be deemed satisfied by the Confirmation of this Plan.

Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or Wind Down Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

Exhibit A-50

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time shall be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, the Litigation Trust, or property of the foregoing parties, without the need for any objection by such parties and without the need for any further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of such Executory Contract or Unexpired Lease shall be deemed fully satisfied and released, notwithstanding anything to the contrary in the Schedules or a Proof of Claim. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims in Class 4(a) or a GUC Convenience Claim in Class 4(b), depending on the amount of the Allowed Claim (or, to the extent the counterparty to the rejected Executory Contract or Unexpired Lease is one of the DLP Entities, Class 5), and shall be treated in accordance with Article III and Article IV.H of this Plan, as applicable.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under an Executory Contract and Unexpired Lease, as reflected on the Schedule of Assumed Executory Contracts and Unexpired Leases, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the Cure Amount, (2) the ability of the Wind Down Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

In any case, if the Bankruptcy Court determines that the Allowed Cure Amount with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases, the Debtors or the Wind Down Debtors, as applicable, will have the right to remove such Executory Contract or Unexpired Lease from the Schedule of Assumed Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

Any objection regarding the ability of the Wind Down Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) must have been Filed with the Bankruptcy Court by the deadline set by the Bankruptcy Court for objecting to Confirmation of the Plan. To the extent any such objection is not determined by the Bankruptcy Court at the Confirmation Hearing, such objection may be heard and determined at a subsequent hearing. Any counterparty to an Executory Contract or Unexpired Lease of the Debtors that does not timely object to such “adequate assurance of future performance” by such deadline will be deemed to have forever released and waived any such objection.

Exhibit A-51

D. Insurance Policies.

Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement any D&O Liability Insurance Policies as the Debtors deem necessary, including purchasing any tail coverage. For the avoidance of doubt, prior to the Effective Date, the Debtors shall obtain additional director and officer liability tail insurance coverage for the period from April 20, 2022 to the Effective Date, which insurance coverage must not terminate or otherwise reduce the coverage set forth in the existing D&O Liability Insurance Policies. On and after the Effective Date, Portfolio Co., the Wind Down Trust, and the Litigation Trust, as applicable, shall be authorized to obtain additional director and officer or similar liability coverage for Portfolio Co., the Wind Down Trustee and the Litigation Trustee, as applicable, for the period following the Effective Date.

E. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F. Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors or any other Entity, as applicable, that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that either any Debtor or any other Entity, as applicable, has any liability thereunder.

G. Non-occurrence of the Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in this Plan or the Confirmation Order (and except with respect to Cash distributions from the Wind Down Trust or the Litigation Trust), on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim entitled to a Cash distribution on the Effective Date shall receive the full amount of the distributions that the Plan provides for such Allowed Claim as set forth in Article III hereof. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to Article VII (or, with respect to LBM, Article VI.C) hereof. Except as otherwise expressly provided in this Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

Exhibit A-52

B. Distributing Parties.

After the Effective Date, all distributions under this Plan shall be made by or at the direction of the Wind Down Trustee on behalf of the Debtors or the Wind Down Trust, as applicable. The Wind Down Trustee shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Subject to the terms of this Plan, the Wind Down Trustee shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Wind Down Debtors or the Wind Down Trustee, as applicable, by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Wind Down Trustee to be necessary and proper to implement the provisions of hereof.

C. Delivery of Distributions Related to the Litigation Trust.

All distributions of the net proceeds realized by the Litigation Trust shall be made by the Wind Down Trustee (or by the Litigation Trustee, at the direction of the Wind Down Trustee) pursuant to the terms of this Plan and governed by the Litigation Trust Agreement.

Distributions of net proceeds realized by the Litigation Trust shall be made by the Wind Down Trustee, or by the Litigation Trustee at the direction of the Wind Down Trustee, in the following order of priority (with no distributions to junior classes until each senior class is paid in full):

1.	to holders of New Series A1 WDT Interests (subject to prior payment in full of Indenture Fee and Expense Claims) on account of the Indenture Diminution Claims, up to the Allowed amount of such Claims;

2.	on a pari passu pro rata basis (a) holders of the New Series A1 WDT Interests and the New Series A2 WDT Interests (subject to the prior payment in full of the Indenture Fee and Expense Claims and recognizing the intercreditor arrangements described in Article IV.H.1 through H.4 hereof vis-à-vis the New Series A1 WDT Interests and the New Series A2 WDT Interests), on the one hand, and (b) holders of New Series B WDT Interests on the other hand, up to the aggregate outstanding prepetition amounts of Allowed Bondholder Claims and Allowed LBM Subordinated Claims in Class 3, and Allowed Class 4(a) General Unsecured Claims, calculated in accordance with Article IV.H hereof;

3.	on a pari passu pro rata basis (a) holders of the New Series A1 WDT Interests and the New Series A2 WDT Interests (subject to recognizing the intercreditor arrangements described in Article IV.H.1 through H.4 hereof vis-à-vis the New Series A1 WDT Interests and the New Series A2 WDT Interests), on the one hand, and (b) holders of New Series B WDT Interests on the other hand, up to the amount of interest accrued on such New Series A1 WDT Interests and New Series A2 WDT Interests as set forth in the New WDT Documents, and Allowed Class 4(a) General Unsecured Claims, calculated in accordance with Article IV.H hereof;

4.	holders of New Series C WDT Interests and New Series D WDT Interests on a pari passu pro rata basis, per liquidation rights under the New WDT Documents and applicable law, up to the outstanding Allowed aggregate amount of the Class 8 Series 1 Preferred Interests and Class 9 Series 2 Preferred Interests (based on each Series 1 Preferred Interest and each Series 2 Preferred Interest having an initial stated value of $1,000.00 per share); and

5.	holders of the New Series E WDT Interests.

Exhibit A-53

D. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distributions.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Accordingly, any party responsible for making distributions will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim listed on the Claims Register that occurs after the close of business on the Distribution Record Date.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Wind Down Trustee shall make distributions to Holders of Allowed Claims and Allowed Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Wind Down Trustee; provided, further, that the address for each Holder of an Allowed Claim or Allowed Interest shall be deemed to be the address set forth in any Proof of Claim or Interest Filed by that Holder pursuant to Bankruptcy Rule 3001. If a Holder holds more than one Claim or Interest in any one Class, all Claims or Interests, as applicable, of the Holder will be aggregated into one Claim or Interest and one distribution will be made with respect to the aggregated Claim (to the extent possible). The Indenture Trustee Charging Lien shall attach to any distributions made to the Holders of Claims under the Indenture Documents in the same manner as if such distributions were made through the Indenture Trustee.

Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by the Wind Down Trustee or the Indenture Trustee to facilitate distributions to Holders of Allowed Bond Claims without requiring that such distributions be characterized as repayments of principal or interest. Neither the Wind Down Trustee nor the Indenture Trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Bond Claims through the facilities of DTC. The Indenture Trustee shall not incur any liability whatsoever on account of any distributions under this Plan.

3. Minimum Distributions.

Notwithstanding anything to the contrary herein, no Cash payment of less than $100.00, in the reasonable discretion of the Wind Down Trustee, shall be made to a Holder of an Allowed Claim or Allowed Interest on account of such Allowed Claim or Allowed Interest. Each such Claim or Interest to which this limitation applies shall be deemed fully satisfied pursuant to Article VIII of this Plan, and its Holder shall be forever barred pursuant to Article III hereof from asserting that Claim against or Interest in the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, or the Litigation Trust, or any property of the foregoing.

No fractional interests of New WDT Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of New WDT Interests that is not a whole number, the actual distribution of New WDT Interests shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized New WDT Interests to be distributed to Holders of Allowed Claims and Allowed Interests shall be adjusted as necessary to account for the foregoing rounding.

4. Undeliverable Distributions and Unclaimed Property.

In the event that either (a) a distribution to any Holder is returned as undeliverable or (b) the Holder of an Allowed Claim or Allowed Interest does not timely respond to a request by the Debtors or the Wind Down Trustee for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Wind Down Trustee is notified in writing of the then-current address of such Holder or the Wind Down Trustee has received the necessary information with sufficient time to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest, dividends, or other accruals of any kind; provided, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the date that is six months after the later of (x) the Effective Date and (y) the date of the distribution; provided, further, that the Wind Down Trustee shall use commercially reasonable efforts to accurately determine the address or other contact information for any Holder (or holder, as applicable) that does not hold such Class 3 Bond Claims or New WDT Interests through DTC or by other indirect means before such distribution may be deemed unclaimed property. After such date, all unclaimed property or interests in property shall revert to the Wind Down Trust automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable local, state, federal, or foreign escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be forever barred. For the avoidance of doubt, any unclaimed property in the form of Cash shall be distributed in accordance with Article III, Article IV.H, and Article VI.C of this Plan to Holders of Claims within the same Class to which the unclaimed property was to be distributed.

Exhibit A-54

5. Manner of Payment Pursuant to the Plan.

Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Wind Down Trustee by check or by wire transfer, at the sole and exclusive discretion of the Wind Down Trustee.

E. Single Satisfaction of Claims and Interests.

In no case shall the aggregate value of all property received or retained under this Plan on account of each Allowed Claim or Allowed Interest exceed 100% of the underlying Allowed Claim or Allowed Interest (plus any applicable interest).

F. No Postpetition Interest On Claims.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or Final Order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law (including, without limitation, as required pursuant to section 506(b) and section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the applicable Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, until such Disputed Claim becomes an Allowed Claim.

G. Compliance with Tax Requirements/Allocations.

In connection with the Plan and all distributions hereunder, to the extent applicable, the Debtors, the Wind Down Debtors, Wind Down Trustee, the Wind Down Trust, the Litigation Trust, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall (1) be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate ,and (2) shall reasonably cooperate with the relevant recipients to minimize any such withholding to the extent permitted by applicable law. The Debtors, the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, and the Litigation Trust each reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H. Setoffs.

Except as otherwise expressly provided for herein, the Wind Down Trustee, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may exercise setoff rights against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Wind Down Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Wind Down Trustee of any such claims, rights, and Causes of Action that the Wind Down Trustee may possess against such Holder; provided, further, that such Holder may contest any such set off by the Wind Down Trustee in the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, any such right of setoff may be preserved by timely Filing a Proof of Claim related to such right of setoff.

Exhibit A-55

I. Allocation of Plan Distributions between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for U.S. federal income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

J. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Wind Down Trustee, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or the Wind Down Trustee. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the Wind Down Trustee to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Wind Down Trustee annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

Other than with respect to Class 3, no distributions under the Plan shall be made on account of a Claim that is payable by a third party (including by an Entity that is jointly and severally liable on such Claim and/or by one or more of the Debtors’ insurers pursuant to one of the Debtors’ insurance policies) until the Holder of such Claim has exhausted all rights and remedies with respect to such third party (including adjudicating any liability of any Entity that is jointly and severally liable on such Claim and/or adjudicating its rights under any applicable insurance policy). To the extent that any third party (including one or more of the Debtors’ insurers) agrees to satisfy in full or in part a Claim or such Claim is adjudicated by the Bankruptcy Court or another court of competent jurisdiction, the applicable portion of such Claim shall be automatically expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A. Allowance of Claims.

After the Effective Date, and subject to the terms of this Plan and the Confirmation Order, the Wind Down Trustee shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. No Claim shall become an Allowed Claim prior to the Claim Objection Bar Date unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases Allowing such Claim.

Exhibit A-56

B. Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, but not later than the Claims Objection Bar Date, the Wind Down Trustee shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims or Interests (other than Claims or Interests deemed to be Allowed in this Plan); (2) to settle, compromise, or resolve any Disputed Claim or Disputed Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court; provided, that, notwithstanding the foregoing, the Litigation Trustee shall have the sole authority to, on or before the Claims Objection Bar Date, File, withdraw, or litigate to judgment objections to Litigation Trust Reconciliation Claims, including any such Claims that are Disputed Claims or Interests. Notwithstanding the foregoing, the entry into any settlement of any Claim, settlement, or dispute with an economic value of $5 million or more shall (on an individual basis) require the approval of the Bankruptcy Court after notice and an opportunity for a hearing. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, the Wind Down Trustee and the Litigation Trustee, as applicable, shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

C. Estimation of Claims.

Before or after the Effective Date, the Debtors or Wind Down Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012, for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions) and may be used as evidence in any supplemental proceedings, and the Debtors or the Wind Down Trustee, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 7 days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D. Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest, any Claim or Interest that is substantiated by an invoice that is invalid, previously rejected, or otherwise deemed erroneous by the Debtors, or any Claim or Interest that has been paid, satisfied, amended, or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Wind Down Trustee, as applicable, without the Debtors or the Wind Down Trustee, as applicable, having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

Exhibit A-57

E. Disallowance of Claims and Interests.

All Claims or Interests held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors, the Wind Down Trust, or the Litigation Trust, as applicable, allege is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Wind Down Trustee. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to this Plan, without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, for the avoidance of doubt, no indemnification obligations of the Debtors to any former directors, officers, or employees of the Debtors or any other indemnification obligations of the Debtors arising from or relating to the prepetition period shall be assumed (provided, however, that nothing contained herein is intended to adversely affect any such director’s, officer’s, or employee’s rights to an interest in Side A coverage under such policies).

Except as otherwise provided herein, if a party Files a Proof of Claim and the Debtors or the Wind Down Trustee, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Plan. Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the applicable Claims Bar Date shall be deemed disallowed and forever barred, estopped, and enjoined from assertion and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

F. Disputed Claims Reserve.

On or before the Effective Date, the Debtors or the Wind Down Trustee, as applicable, shall deposit in the Disputed Claims Reserve the Disputed Claims Reserve Amount to the extent applicable and to the extent of Cash available or realized for distribution. The Wind Down Trustee shall administer the Disputed Claims Reserve and shall distribute amounts held in the Disputed Claims Reserve (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date solely to the extent of the amounts available in the applicable reserves. For the avoidance of doubt, any Cash held in the Disputed Claims Reserve on account of a Disputed Class 3 Bond Claim is ultimately disallowed by a Final Order or otherwise resolved between the Holder of the Disputed Claim and the Wind Down Debtors shall be distributed to other Holders of Class 3 Bond Claims in Accordance with Article III and Article IV.H of the Plan. The Wind Down Trustee (1) may timely elect to treat any Wind Down Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treas. Reg. § 1.468B-9, and (2) to the extent permitted by applicable law, shall report consistently for state and local income tax purposes. If a “disputed ownership fund” election is made, all parties (including the Wind Down Trustee and New WDT Interests holders) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

G. Amendments to Claims.

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim or Interest may not be Filed or amended without the prior authorization of the Debtors or the Wind Down Debtors, as applicable, or the Bankruptcy Court, and any such new or amended Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

Exhibit A-58

H. No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed as set forth in Article VII of this Plan, or if such Claim or Interest is scheduled as Disputed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or any portion thereof unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest, unless otherwise determined by the Debtors or the Wind Down Trustee.

I. Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest in accordance with the provisions of this Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Wind Down Trustee shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law or as otherwise provided in Article III.B of this Plan.

ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Settlement, Compromise, and Release of Claims and Interests.

Except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, including any interest accrued on Claims or Interests from and after the applicable Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination that the holders of Claims, Interests, and Causes of Action shall be limited to the distributions, if any, under this Plan for the satisfaction of such Claims, Interests, and Causes of Action against the Debtors and that, subject to the occurrence of the Effective Date, the distributions hereunder shall be in complete satisfaction of such Claims, Interests and Causes of Action insofar as the satisfaction of such Claims, Interests, and Causes of Action from any asset of the Debtors shall be concerned.

Exhibit A-59

B. Release of Liens.

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to or in connection with the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Debtors and their successors and assigns (including the Wind Down Debtors, Wind Down Trust, and/or the Litigation Trust, as applicable). Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Wind Down Trust, to release any collateral or other property of any Debtor or their successors and assigns (including the Wind Down Debtors, Wind Down Trust, and/or the Litigation Trust, as applicable), including any cash collateral and possessory collateral, held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Wind Down Trust to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C. Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party (but no Non-Released Party) is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released by the Debtors, the Wind Down Debtors, and their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through or for the Debtors or their Estates, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, except for any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, intentional breach of fiduciary duty, or gross negligence, that the Debtors, the Wind Down Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the formulation, preparation, dissemination, negotiation, or Filing of the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Vida DIP Financing Facility, the Vida Exit Financing Facility, or any Wind Down Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Vida Exit Financing Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date related or relating to the foregoing including all relief obtained by the Debtors in the Chapter 11 Cases. For the avoidance of doubt, the LBM Released Parties, to the extent that LBM has not withdrawn from the settlement described in Article IV.I of this Plan, shall constitute Released Parties with respect to this Debtor Release.

Exhibit A-60

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (1) post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Wind Down Transaction, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Vida Exit Financing Facility Documents, or any Claim or obligation arising under the Plan; (2) the rights of any Holder of Allowed Claims to receive distributions under the Plan; (3) the Retained Causes of Action; (4) any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, intentional breach of fiduciary duty, or gross negligence; (5) the Debtors’ prepetition legal counsel solely with respect to claims or causes of action arising from such counsel’s prepetition advice to the Debtors and/or any former directors or officers of the Debtors other than advice directly relating to the preparation and filing of the Chapter 11 Cases (it being understood any prepetition advice to the Debtors relating to prepetition transactions between the Debtors and Beneficient shall not constitute advice directly relating to the preparation and filing of the Chapter 11 Cases); or (6) any Non-Released Party.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Wind Down Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Wind Down Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D. 1125(e) Parties.

Solely with respect to this Article VIII.E hereof, notwithstanding anything in the Plan to the contrary, the 1125(e) Parties shall not incur liability for any Cause of Action or claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No Entity or person may commence or pursue a claim or Cause of Action of any kind against any of the 1125(e) Parties that arose or arises from, in whole or in part, a claim or Cause of Action subject to the terms of this paragraph, without the Bankruptcy Court: (i) first determining, after notice and a hearing, that such claim or Cause of Action represents a colorable claim for intentional breach of fiduciary duty, actual fraud, willful misconduct, or gross negligence against any such 1125(e) Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or person to bring such claim or Cause of Action against such 1125(e) Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable claim or Causes of Action.

No person or Entity may commence or pursue a Covered Claim, as applicable, of any kind against any 1125(e) Party, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Covered Claim without the Bankruptcy Court: (i) first determining, after notice and a hearing, that such Covered Claim, as applicable, represents a colorable claim of any kind; and (ii) specifically authorizing such person or Entity to bring such claim or Cause of Action or Covered Claim, as applicable, against such 1125(e) Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

Exhibit A-61

E. Exculpation.

Except as otherwise expressly stated in this Plan or the Confirmation Order, as of the Effective Date, each Exculpated Party shall be deemed to be released and exculpated from any claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for claims related to any act or omission that is determined in a Final Order to have constituted intentional breach of fiduciary duty, actual fraud, willful misconduct, or gross negligence, but in all respects each Debtor and each Exculpated Party shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon the Consummation of the Plan, shall be deemed to have, participated in good faith and in compliance with applicable law with regard to the restructuring of Claims and Interests in the Chapter 11 Cases and in connection with the Wind Down Transactions, the negotiation, formulation, or preparation of the Wind Down Documents or related agreements, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) in connection with the Plan, and the solicitation of the Plan and distributions pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, except for claims related to any act or omission that is determined in a Final Order to have constituted intentional breach of fiduciary duty, actual fraud, willful misconduct, or gross negligence. The Debtors and the Creditor Proponents agree that (1) neither the act itself of Filing or prosecuting a motion to approve a settlement of any Estate Causes of Action with Beneficient, any of its Affiliates or related parties, and/or any other Non-Released Party nor the act itself of Filing or prosecuting any objection to any such settlement in and of itself constitutes an intentional breach of fiduciary duty, and (2) any claims that the Debtors or the Creditor Proponents may seek to bring against any Exculpated Party shall be limited to any actions of such Exculpated Party solely after the date of execution of the Mediation Agreement; provided that any such claims must be Filed exclusively in the Bankruptcy Court and in accordance with the Federal Rules of Civil Procedures, and such claims shall be pled with specificity with respect to the who, what, when, where, and how of the alleged wrongful conduct. No Entity or person may commence or pursue a claim or Cause of Action of any kind against any of the Exculpated Parties that arose or arises from, in whole or in part, a claim or Cause of Action subject to the terms of this paragraph, without the Bankruptcy Court: (i) first determining, after notice and a hearing, that such claim or Cause of Action represents a colorable claim for intentional breach of fiduciary duty, actual fraud, willful misconduct, or gross negligence against any such Exculpated Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or person to bring such claim or Cause of Action against such Exculpated Party.

F. Protections Against Discriminatory Treatment after the Effective Date.

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Wind Down Debtor, or any Entity with which a Wind Down Debtor has been or is associated (including the Wind Down Trustee), solely because such Wind Down Debtor was a Debtor under Chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases), or has not paid a debt that is deemed fully satisfied in the Chapter 11 Cases. For the avoidance of doubt, 28 U.S.C. § 959(b) shall apply.

G. Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims that have been released pursuant to Article VIII hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any of the claims or interests released hereunder; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account or in connection with or with respect to any claims or interests released hereunder; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property of such Entities on account or in connection with or with respect to any claims or interests released hereunder; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account or in connection with or with respect to any claims or interests released hereunder, unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any claims or interests released or settled pursuant to this Plan.

Exhibit A-62

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under this Plan shall be deemed to have consented to the injunction provisions set forth herein.

H. Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors, the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, or the Litigation Trust, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I. Subordination Rights.

The classification and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and may only be modified upon entry of a Final Order approving or directing the settlement, compromise, release, and/or other alteration of any such rights.

K Document Retention.

On and after the Effective Date, the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, and the Litigation Trust, as applicable, may maintain documents in accordance with the Wind Down Debtors’ standard document retention policy, as may be altered, amended, modified, or supplemented by the Wind Down Debtors, Wind Down Trust, Wind Down Trustee, or the Litigation Trust, as applicable.

J. Ipso Facto and Similar Provisions Ineffective.

To the extent permitted by applicable law, any term of any prepetition policy, contract, or other obligation applicable to the Debtors shall be void and of no further force or effect to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation as a result of, or gives rise to a right of any Entity based on: (1) the insolvency or financial condition of a Debtor; (2) the commencement of any of the Chapter 11 Cases; (3) either the Confirmation or Consummation of the Plan; or (4) any of the Wind Down Transactions.

K. Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

Exhibit A-63

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

A. Conditions Precedent to the Effective Date.

It shall be a condition to Consummation that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

(a)	the Bankruptcy Court shall have entered the Confirmation Order, subject to the Proponents’ Consent Right, and such order shall have become a Final Order that has not been stayed, modified, or vacated on appeal, subject to the Debtors’ right to waive any appeal period (with the reasonable consent of the Creditor Proponents);

(b)	the Debtors shall have assumed the D&O Liability Insurance Policies, which shall include, for the avoidance of doubt, policies that provide coverage for periods and were purchased prior to April 20, 2022;

(c)	the Debtors shall have obtained additional director and officer liability tail insurance coverage for the period from April 20, 2022 to the Effective Date, which insurance coverage must not terminate or otherwise reduce the coverage set forth in the existing D&O Liability Insurance Policies , the form and substance of which being subject to the Proponents’ Consent Right;

(d)	the Vida Exit Financing Facility Documents shall have been executed, delivered, be in full force and effect (with all conditions precedent thereto having been satisfied or waived), and any amendments, modifications or supplements to the Vida Exit Financing Facility Documents that were Filed at Docket No. 975 shall be in form and substance subject to the Proponents’ Consent Right;

(e)	the Investigations Committee shall have completed its independent investigation with respect to any releases granted pursuant to this Plan;

(f)	the Wind Down Trust Agreement shall have been executed and shall be in form and substance subject to the Proponents’ Consent Right;

(g)	the Wind Down Budget shall have been delivered to the Creditor Proponents and shall be in form and substance subject to the Proponents’ Consent Right;

(h)	the Wind Down Trust Assets shall have been transferred to the Wind Down Trust;

(i)	the Wind Down Trustee shall have accepted the appointment;

(j)	the Litigation Trust Agreement shall have been executed and shall be in form and substance subject to the Proponents’ Consent Right;

(k)	the Litigation Trustee shall have been appointed and have accepted the appointment;

(l)	the Initial Litigation Trust Assets shall have been transferred to the Litigation Trust;

(m)	the New WDT Interests shall have been issued

(n)	the New WDT Documents shall be in form and substance subject to the Proponents’ Consent Right;

Exhibit A-64

(o)	any Plan Supplement documents, including any exhibits, schedules, amendments, modifications, or supplements thereto, not otherwise identified above in this Article IX.A, shall have been Filed and shall be in form and substance subject to the Proponents’ Consent Right;

(p)	all governmental and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; provided, it being understood that any 1940 Act matters in connection with the Wind Down Trust shall be addressed as set forth in Article IV.A herein;

(q)	the Professional Fee Escrow Account shall have been funded with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals;

(r)	to the extent of Cash distributions would apply to any such Disputed Claims, and to the extent that Cash is available, the Disputed Claims Reserve shall have been established and funded; and

(s)	any other corporate or related actions necessary or advisable in the reasonable business judgment of the Debtors and subject to the Proponents’ Consent Right for the Plan to become effective shall have been taken.

B. Effect of Non-Occurrence of Conditions Precedent to Consummation.

If the Effective Date does not occur, then: (1) this Plan will be null and void in all respects; and (2) nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity, or (d) constitute an Allowance of any Claim or Interest.

C. Waiver of Conditions Precedent.

The conditions to Confirmation and Consummation set forth in Article IX of this Plan, other than the condition that the Confirmation Order has been entered by the Bankruptcy Court, may be waived only by prior written consent of the Debtors and the Creditor Proponents (subject to the Proponents’ Consent Rights), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan. Upon the occurrence of all the conditions to Confirmation and Consummation set forth in Article IX of this Plan, the Debtor shall immediately declare the Effective Date. The failure of the Debtors, the Wind Down Debtors, the Wind Down Trustee, or the Creditor Proponents, as applicable, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify this Plan subject to the Proponents’ Consent Right or whether materially or immaterially, and seek Confirmation, in each instance, to the extent permitted under the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, subject to the Proponents’ Consent Right, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court, subject to the Proponents’ Consent Right, to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of this Plan. Notwithstanding the foregoing and for the avoidance of doubt, any such modification or amendments pursuant to this Article X.A shall be consistent in all material respects with the Mediation Agreement. Any such modification or supplement shall be considered a modification of this Plan and shall be made in accordance with Article X of this Plan.

Exhibit A-65

B. Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof and before the Confirmation Date are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of the Plan.

The Debtors reserve the right, with the consent of the Creditor Proponents, to revoke or withdraw the Plan with respect to one or more of the Debtors before the Confirmation Date or the Effective Date and to File subsequent plans under chapter 11 of the Bankruptcy Code. If the Debtors revoke or withdraw the Plan with respect to any Debtor, or if Confirmation or Consummation does not occur with respect to any Debtor, then: (1) the Plan with respect to such Debtor shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan with respect to such Debtor (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption and assignment or rejection of Executory Contracts or Unexpired Leases effected by the Plan with respect to such Debtor, and any document or agreement executed pursuant to the Plan with respect to such Debtor, shall be deemed null and void; and (3) nothing contained in the Plan with respect to such Debtor shall (a) constitute a waiver or release of any Claims or Interests, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

Notwithstanding any provision of this Article X or otherwise in this Plan to the contrary, the Debtors and any of the Debtors’ directors, managers, and officers shall maintain the right to exercise their fiduciary duties in accordance with applicable law.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105 and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, Cure Amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed and/or assigned; (c) the Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Schedule of Assumed Executory Contracts and Unexpired Leases or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

Exhibit A-66

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to the Retained Causes of Action;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8. enforce any order for the sale of property pursuant to sections 361, 1123, or 1146(a) of the Bankruptcy Code;

9. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, releases, injunctions, exculpations, and other provisions contained in Article VIII of this Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.E of this Plan;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Wind Down Trust Agreement, the Litigation Trust Agreement, the Vida Exit Financing Facility Documents, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. decide and resolve all matters related to the issuance of New WDT Interests;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

Exhibit A-67

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine matters concerning section 1145 of the Bankruptcy Code;

22. hear and determine all disputes involving the existence, nature, or scope of the Debtor Release, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

23. enforce all orders previously entered by the Bankruptcy Court;

24. hear any other matter not inconsistent with the Bankruptcy Code;

25. enter an order concluding or closing the Chapter 11 Cases; and

26. Enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX of this Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, any and all Holders of Claims or Interests (irrespective of whether the Holders of such Claims or Interests accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunction described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B. Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, all Holders of Claims or Interests receiving distributions pursuant to the Plan, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Exhibit A-68

C. Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Wind Down Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Wind Down Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

All fees due and payable pursuant to 28 U.S.C. § 1930(a)(6) prior to the Effective Date shall be paid by the Debtors or Wind Down Debtors in full in Cash on the Effective Date. The Debtors shall File all reports for each month (including any fraction thereof) through the Effective Date. Following the Effective Date, the Wind Down Debtors or the Wind Down Trustee shall pay any and all such fees in full in Cash when due and payable, and shall File with the Bankruptcy Court reports for each quarter (including any fraction thereof). Each Debtor and Wind Down Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. Notwithstanding anything to the contrary herein, the U.S. Trustee shall not be required to file a Proof of Claim or any other request for payment of quarterly fees.

D. Dissolution of the Bondholder Committee.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases (including the Bondholder Committee) shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases; provided, however, that following the Effective Date, the Bondholder Committee will continue in existence and have standing and a right to be heard for the following limited purposes: (1) adjudication of any final fee applications Filed pursuant to sections 330 and 331 of the Bankruptcy Code in accordance with the Plan; and (2) any (a) appeals of the Confirmation Order, and (b) any appeals, prosecution, or defense of any Causes of Action or proceedings with respect to which the Bondholder Committee is a party as of the Effective Date. Following the completion of the Bondholder Committee’s remaining duties set forth above, the Bondholder Committee will be dissolved, and the retention or employment of the Bondholder Committee’s respective attorneys, accountants and other agents will terminate without further notice to, or action by, any Entity. The Wind Down Debtors shall be responsible for fees incurred in connection with the foregoing purposes only and shall be paid in the ordinary course from the Professional Fee Escrow Account without need for Bankruptcy Court approval.

E. Reservation of Rights.

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor, any Wind Down Debtor, the Wind Down Trustee, the Wind Down Trust, or the Litigation Trust with respect to the Plan or any other Wind Down Document shall be or shall be deemed to be an admission or waiver of any rights of any such parties with respect to the Holders of Claims or Interests before the Effective Date.

F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or assign, Affiliate, officer, director, manager, trustee, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

Exhibit A-69

G. Service of Documents.

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors shall be served on:

GWG Holdings, Inc.
Attn.: Jeffrey S. Stein
325 N. St. Paul Street, Suite 2650
Dallas, Texas 7520
E-mail address: jstein@steinadvisorsllc.com

with copies to:

Jackson Walker LLP

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Attention: Kristhy M. Peguero and Matthew D. Cavenaugh

Email addresses: kpeguero@jw.com, mcavenaugh@jw.com

-and-

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, Texas 77002-3000

Attention: Charles S. Kelley

Email address: ckelley@mayerbrown.com

-and-

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Thomas S. Kiriakos and Louis Chiappetta

Email addresses: tkiriakos@mayerbrown.com, lchiappetta@mayerbrown.com

-and-

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020-1001

Attention: Adam Paul and Lucy Kweskin

Email addresses: apaul@mayerbrown.com, lkweskin@mayerbrown.com

Exhibit A-70

After the Effective Date, the Wind Down Debtors and the Wind Down Trustee have authority to send a notice to Entities that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Wind Down Debtors and the Wind Down Trustee are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Enforcement of Confirmation Order.

On and after the Effective Date, the Debtors, the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, and the Litigation Trust, as applicable, shall be entitled to enforce the terms of the Confirmation Order and the Plan.

I. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order (including the injunction set forth in Article VIII.G of this Plan) shall remain in full force and effect in accordance with their terms.

J. Entire Agreement.

Except as specifically set forth herein, the Plan, the Confirmation Order, and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations made in these Chapter 11 Cases, all of which have become merged and integrated into the Plan.

K. Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Wind Down Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan and any previous plan.

L. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.donlinrecano.com/clients/gwg or the Bankruptcy Court’s website at www.txsb.uscourts.gov.

Exhibit A-71

M. Nonseverability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

N. Closing of Chapter 11 Cases.

The Wind Down Trustee shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided that, following the Effective Date, the Wind Down Trustee may seek to close certain of the Chapter 11 Cases, notwithstanding the fact that the reconciliation of Claims is ongoing.

O. Creditor Default.

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan and upon such an event of default, the Wind Down Trust may pursue any appropriate remedies under applicable law.

P. Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court before the Confirmation Date.

[Remainder of page intentionally left blank.]

Exhibit A-72

Houston, Texas
June 14, 2023

Respectfully Submitted,

/s/ Jeffrey S. Stein
Jeffrey S. Stein as Chief Restructuring Officer, President, Chief Executive Officer and Independent Director of GWG Holdings, Inc.

/s/ Kade Baird
Kade Baird, as designated representative of Bank of Utah, as Indenture Trustee and solely in its capacity as Chair of the Official Committee of Bondholders of GWG Holdings, Inc., et al.

/s/ Richard S. Schmidt
Richard S. Schmidt, as Restructuring Manager of L Bond Management, LLC

Exhibit A-73

JACKSON WALKER LLP

Kristhy M. Peguero (TX Bar No. 24102776)

Matthew D. Cavenaugh (TX Bar No. 24062656)

1401 McKinney Street, Suite 1900

Houston, TX 77010

Telephone: (713) 752-4200

Email:           kpeguero@jw.com

                     mcavenaugh@jw.com

Co-Counsel for the Debtors and Debtors in Possession

MAYER BROWN LLP

Charles S. Kelley (TX Bar No. 11199580)

700 Louisiana Street, Suite 3400

Houston, TX 77002-2730

Telephone:      (713) 238-3000

Email:              ckelley@mayerbrown.com

-and-

Thomas S. Kiriakos (admitted pro hac vice)

Louis S. Chiappetta (admitted pro hac vice)
Jamie R. Netznik (admitted pro hac vice)

Lisa Holl Chang

Joshua R. Gross (admitted pro hac vice)

Jade Edwards

71 S. Wacker Drive
Chicago, IL 60606

Telephone: (312) 782-0600

Email:          tkiriakos@mayerbrown.com

                    lchiappetta@mayerbrown.com

                    jnetznik@mayerbrown.com

                    lhollchang@mayerbrown.com

                    jgross@mayerbrown.com

                    jmedwards@mayerbrown.com

-and-

Adam C. Paul (admitted pro hac vice)

Lucy F. Kweskin (admitted pro hac vice)

Ashley Anglade

1221 Avenue of the Americas

New York, NY 10020-1001

Telephone: (212) 506-2500

Email:          apaul@mayerbrown.com

                    lkweskin@mayerbrown.com

                    aanglade@mayerbrown.com

Counsel for the Debtors and Debtors in Possession

Exhibit A-74

PORTER HEDGES LLP

Eric M. English (TX Bar No. 24062714)

M. Shane Johnson (TX Bar No. 24083263)

1000 Main Street, 36th Floor

Houston, Texas 77002-2764

Telephone: (713) 226-6000

Facsimile:   (713) 226-6248

eenglish@porterhedges.com
sjohnson@porterhedges.com

Counsel to Creditor Proponent, the Official Committee of Bondholders of GWG Holdings, Inc., et al.

AKIN GUMP STRAUSS HAUER & FELD LLP

Lacy M. Lawrence

State Bar No. 24055913; S.D. Tex. No. 995675

2300 N. Field St., Suite 1800

Dallas, TX 75201

Telephone:(214) 969-2800

Facsimile:  (214) 969-4343

Email:         llawrence@akingump.com

-and-

Michael S. Stamer (admitted pro hac vice)

Abid Qureshi (admitted pro hac vice)

Jason P. Rubin (admitted pro hac vice)

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Email:         mstamer@akingump.com

                    aqureshi@akingump.com

                    jrubin@akingump.com

-and-

Scott L. Alberino (admitted pro hac vice)

Benjamin L. Taylor (admitted pro hac vice)

Robert S. Strauss Tower

2001 K Street, N.W.

Washington, DC 20006-1037

Phone: (202) 887-4000

Fax: (202) 887-4288

Email:          salberino@akingump.com

                     taylorb@akingump.com

Counsel to Creditor Proponent, the Official Committee of Bondholders of GWG Holdings, Inc., et al.

Exhibit A-75

OKIN ADAMS LLP

Matthew S. Okin (TX Bar No. 00784695)

David L. Curry, Jr. (TX Bar No. 24065107)

Edward A. Clarkson, III (TX Bar No. 24059118)

1113 Vine Street, Suite 240

Houston, Texas 77002

Tel: (713) 228-4100

Fax: (346) 247-7158

Email:           mokin@okinadams.com

                     dcurry@okinadams.com

                     eclarkson@okinadams.com

Counsel to Creditor Proponent, L Bond Management, LLC

Exhibit A-76

KATTEN MUCHIN ROSENMAN LLP

Steven J. Reisman (pro hac vice)

Cindi M. Giglio (pro hac vice)

Marc B. Roitman (pro hac vice)

Jerry L. Hall (pro hac vice)

50 Rockefeller Plaza

New York, NY 10020

Telephone: (212) 940-8800

Email:           sreisman@katten.com

                     cgiglio@katten.com

                     marc.roitman@katten.com

                     jerry.hall@katten.com

-and-

Daniel Barnowski (pro hac vice)

2900 K Street NW, Suite 200

Washington, DC 20007

Telephone: (202) 625-3500

Email: dan.barnowski@katten.com

Counsel to Jeffrey S. Stein and Anthony R. Horton, in their capacity as members of the Investigations Committee and Special Committee of the Board of Directors of GWG Holdings, Inc.

Exhibit A-77

Exhibit B

Approved Wind Down Trust Agreement

WIND DOWN TRUST AGREEMENT OF

[GWG WIND DOWN TRUST]1

DATED AS OF [●], 2023

BY AND AMONG

ELIZABETH C. FREEMAN, AS WIND DOWN TRUSTEE, and

THE DEBTOR PARTIES HERETO

[1]	Note to Draft: Name of trust to be determined.

Exhibit B-i

Table of Contents

(continued)

Exhibit B-ii

WIND DOWN TRUST AGREEMENT OF [GWG WIND DOWN TRUST]

THIS WIND DOWN TRUST AGREEMENT OF [GWG WIND DOWN TRUST], dated as of [●], 2023 (this “Agreement”), is by and among GWG Holdings, Inc., GWG Life, LLC, GWG Life USA, LLC, GWG DLP Funding IV, LLC, GWG DLP Funding VI, LLC, and GWG DLP Funding Holdings VI, LLC (collectively, the “Debtors”), as debtors and debtors-in-possession, and Elizabeth C. Freeman, solely in her capacity as trustee (together with any successor or additional trustee appointed under the terms of this Agreement, the “Wind Down Trustee”) of the [GWG Wind Down Trust] established hereby and pursuant to the Plan (the “Wind Down Trust”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents, dated April 20, 2023 [Dkt. No. 1678], as confirmed (including all exhibits thereto, as the same may be further amended, modified or supplemented from time to time, the “Plan”).

A. The Debtors are debtors in jointly administered cases under chapter 11 of the Bankruptcy Code (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

B. On April 20, 2023, the Debtors filed the Plan [Dkt. No. 1678], and filed the Disclosure Statement relating to the Plan [Dkt. No. 1698] on April 24, 2023 with the Bankruptcy Court (as the same was and may be further amended, modified or supplemented thereafter in accordance with its terms and applicable law);

C. On [●], 2023, the Bankruptcy Court entered an order confirming the Plan [Dkt. No. [●]] (the “Confirmation Order”);

D. The Plan provides for, among other things, the creation of a trust on the Effective Date for the sole purpose of liquidating the Wind Down Trust Assets and making distributions contemplated under the Plan, with no objective or authority to continue or engage in the conduct of any trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Wind Down Trust and the Plan;

E. This Agreement is entered into to establish the Wind Down Trust pursuant to the Confirmation Order and the Plan;

F. The Wind Down Trust is intended to qualify as a “liquidating trust” under section 301.7701-4(d) of the regulations promulgated under the United States federal income tax code (the “Treasury Regulations”) and to generally be in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and as such, as a “grantor trust” for United States federal income tax purposes with the holders of New WDT Interests treated as the grantors and owners of the Wind Down Trust;

G. The Wind Down Trust was established for the benefit of the holders of New WDT Interests (collectively, the “Wind Down Trust Beneficiaries”); and

H. The duties and powers of the Wind Down Trustee shall include all powers necessary to implement the Plan and to liquidate and monetize the Wind Down Trust Assets, including, without limitation, the duties and powers listed in the Plan.

Exhibit B-1

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DECLARATION OF TRUST

1.1 Creation of Trust. The Debtors and the Wind Down Trustee, pursuant to the Plan and the Confirmation Order and in accordance with the applicable provisions of chapter 11 of the Bankruptcy Code, hereby create the Wind Down Trust, which shall bear the name “GWG Wind Down Trust.” In connection with the exercise of the Wind Down Trustee’s power hereunder, the Wind Down Trustee may use this name or such variation thereof as the Wind Down Trustee sees fit.

1.2 Purpose of Wind Down Trust. The sole purpose of the Wind Down Trust is to liquidate the Wind Down Trust Assets with a view towards maximizing the value of such assets for the benefit of Wind Down Trust Beneficiaries, and promptly distributing such liquidation proceeds in accordance with the terms of this Agreement, the Confirmation Order and the Plan, with no objective to continue or engage in the conduct of a trade or business or to make any investments other than those permitted under Section 6.8. The Wind Down Trust shall not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth in the Plan, the Confirmation Order or this Agreement. The Wind Down Trust is: (a) intended to qualify as a “liquidating trust” under section 301.7701-4(d) of the Treasury Regulations; (b) to be exempt from the registration requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”); and (c) (subject to Section 2.4(a) hereof) not be subject to the registration requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) . The Wind Down Trust shall be held out as a trust that is engaged in the activities referenced in this Section 1.2 in furtherance of liquidation and not as an “investment company” under the Investment Company Act or any other similar investment vehicle.

1.3 Transfer of Wind Down Trust Assets.

(a) On the Effective Date, and in accordance with the Bankruptcy Code and pursuant to the terms of the Plan and the Confirmation Order, except as otherwise provided in the Confirmation Order, all title and interest in all of the Wind Down Trust Assets (including the Policy Portfolio Equity Interests) shall irrevocably and automatically vest in the Wind Down Trust, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances for the benefit of the Wind Down Trust Beneficiaries, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Vida Exit Financing Facility. Upon the transfer of the Wind Down Trust Assets to the Wind Down Trust, the Debtors shall have no interest in or with respect to the Wind Down Trust Assets. Upon delivery of the Wind Down Trust Assets to the Wind Down Trust, the Debtors and their predecessors, successors and assigns, shall be released from all liability with respect to the delivery thereof and shall have no reversionary or further interest in or with respect to the Wind Down Trust Assets or the Wind Down Trust in accordance with the Plan.

Exhibit B-2

(b) On the Effective Date, the Wind Down Amount, in the estimated amount of $14,000,000.00,2 shall be transferred to the Wind Down Trust to initially fund expenses related to the Wind Down Transactions and the other activities to be undertaken by the Wind Down Trust pursuant to this Agreement, the Confirmation Order, and the Plan. The Wind Down Trustee shall be entitled to use, and shall use, the Wind Down Amount and, subject to Section 1.9(b), any subsequent monetization proceeds from the Wind Down Trust (collectively, the “Funding”) to fund the payment of all expenses related to the Wind Down Trust, including in the performance of the Wind Down Trustee’s duties in connection therewith; provided, that the Wind Down Trustee shall use reasonable commercial efforts to use the Funding in accordance with the Wind Down Budget; provided, further, that, notwithstanding the foregoing, the Wind Down Trustee may use the Funding as the Wind Down Trustee deems necessary, in its sole and reasonable discretion, not in accordance with the Wind Down Budget but otherwise in accordance with this Agreement, including, without limitation, to fund the payment of expenses relating to the Wind Down Trustee having taken action to modify or remove any contractual restrictions on transferability of the New WDT Interests under Section 2.4(a) hereof.3

(c) The transfer of the Wind Down Trust Assets shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax, pursuant to section 1146(a) of the Bankruptcy Code.

(d) The Debtors, the Wind Down Trustee and any party under the control of such parties hereby agree to execute any documents or other instruments and shall take all other steps as necessary or advisable to cause all right, title and interest to the Wind Down Trust Assets to be transferred to the Wind Down Trust in accordance with the Plan, the Confirmation Order and this Agreement.

1.4 Appointment and Acceptance of Wind Down Trustee. As set forth in the Plan and the Confirmation Order, the Wind Down Trustee is hereby appointed as the Wind Down Trustee to serve as the initial Wind Down Trustee under the Plan, the Confirmation Order and this Agreement. The Wind Down Trustee shall be deemed to be appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). The Wind Down Trustee accepts the Wind Down Trust created by this Agreement in accordance with the terms of the Plan, the Confirmation Order and this Agreement and the grant, assignment, transfer, conveyance and delivery to the Wind Down Trust, on behalf, and for the benefit, of the Wind Down Trust Beneficiaries, by the Debtors of all of their respective right, title and interest in the Wind Down Trust Assets, upon and subject to the terms and conditions set forth herein, in the Plan and in the Confirmation Order. The Wind Down Trustee’s powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purpose of the Wind Down Trust and not otherwise. The Wind Down Trustee shall have the authority to bind the Wind Down Trust within the limitations set forth in this Agreement, the Confirmation Order and the Plan. For all purposes hereunder, the Wind Down Trustee shall be acting in her capacity as Wind Down Trustee, and not individually or otherwise. The Wind Down Trustee shall have no liability hereunder in her individual capacity, subject to Sections 8.4 and 8.5 of this Agreement.

[2]	Note to Draft: The Wind Down Amount is estimated at assumed exit from Chapter 11 (June 15, 2023). The actual amount is dependent on several variables including, but not limited to, the Debtors’ actual operating disbursements and the Vida DIP Financing Facility funding prior to exit from Chapter 11.
[3]	Note to Draft: This Section 1.3(b) remains subject to ongoing discussions between the Creditor Proponents and the Debtors with respect to the Wind Down Amount and the Wind Down Budget.

Exhibit B-3

1.5 Liquidation of Wind Down Trust Assets. The Wind Down Trustee shall, in a commercially reasonable manner and in the exercise of its reasonable business judgment and subject to the terms of the Plan, the Confirmation Order and this Agreement, liquidate and covert to Cash all of the Wind Down Trust Assets and make timely distributions of Cash to the Wind Down Trust Beneficiaries pursuant to the terms of this Agreement. The Wind Down Trustee shall, in the exercise of her reasonable business judgment, liquidate the Wind Down Trust Assets in an effort to maximize the value of the Wind Down Trust Assets and the Wind Down Trustee shall be entitled to take into consideration the risks, timing, and costs of potential actions in making determinations. In furtherance of the foregoing objectives, but subject to this Agreement, the Confirmation Order and the Plan, the Wind Down Trustee, on behalf of the Wind Down Trust and in the exercise of her reasonable judgment, shall have the discretion to enter into, consummate, settle, or otherwise resolve or make all determinations with respect to the liquidation and monetization of all of the Wind Down Trust Assets. The Wind Down Trustee may incur any reasonable expenses in connection with the liquidation of the Wind Down Trust Assets in connection with the administration of the Wind Down Trust and, to the extent that any Funding is available, such expenses shall be deducted from the Funding; provided, however, that to the extent that the Funding is insufficient, such expenses shall be deducted from the Wind Down Trust Assets.

1.6 No Reversion to Debtors. In no event shall any part of the Wind Down Trust Assets revert or be distributed to any Debtor.

1.7 Incidents of Ownership. The Wind Down Trust Beneficiaries shall be the sole beneficiaries of the Wind Down Trust, and the Wind Down Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein, in the Plan and in the Confirmation Order, including those powers set forth in Section 6.2.

1.8 Privileges.

(a) Subject to the terms of the Plan and the Confirmation Order, all attorney-client privileges and other privileges, immunities or protections from disclosure to the extent belonging to the Debtors related in any way to the Wind Down Trust Assets and the purpose of the Wind Down Trust (the “Privileges,” and such information, the “Transferred Privileged Information”) are hereby transferred and assigned to the Wind Down Trust. The Transferred Privileged Information shall include documents and information of all manner, whether oral, written or digital, and whether or not previously disclosed or discussed. For the avoidance of doubt, the Privileges shall include any right to preserve or enforce a privilege that arises from any joint defense, common interest or similar agreement. The Wind Down Trust’s receipt of such Privileges shall not operate as a waiver of any other privileges or immunities possessed or retained by the Debtors, the Wind Down Debtors, or the Litigation Trust, as applicable.

Exhibit B-4

(b) The foregoing transfer and assignment shall vest the Privileges concerning the Transferred Privileged Information in the Wind Down Trust, consistent with sections 1123(a)(5)(B) and 1123(b)(3)(B) of the Bankruptcy Code, for the benefit of the Wind Down Trust and the Wind Down Trust Beneficiaries, subject to and in accordance with the Plan and the Confirmation Order. The Wind Down Trust shall have the authority and discretion, in conjunction with the Litigation Trust, to maintain the Privileges and keep the Transferred Privileged Information confidential, or waive any Privileges and/or disclose and/or use in litigation or any proceeding any or all of the Transferred Privileged Information, subject to and in accordance with the Plan and the Confirmation Order. Notwithstanding the foregoing, to the extent the Wind Down Trust and the Litigation Trust disagree with respect to waiving any Privileges, the Wind Down Trust’s view shall control; provided, that the Litigation Trust may bring a challenge to the Wind Down Trust’s determination by filing a motion with the Bankruptcy Court for final determination.

(c) The Debtors and the Wind Down Debtors, as applicable, agree to take all necessary actions to effectuate the transfer of such Privileges, and to provide to the Wind Down Trust without the necessity of a subpoena all Transferred Privileged Information in their respective possession, custody or control. The Wind Down Trust is further expressly authorized to formally or informally request or subpoena documents, testimony or other information that would constitute Transferred Privileged Information from any persons, including attorneys, professionals, consultants and experts, and no such person may object to the production to the Wind Down Trust of such Transferred Privileged Information on the basis of a Privilege to the extent of the assertion of any rights of the Debtors. For the avoidance of doubt, this Subsection is subject in all respects to Section 1.8(a).

(d) Pursuant to, inter alia, Federal Rule of Evidence 502(d), no Privileges shall be waived by the transfer and assignment of the Privileges or the production of any Transferred Privileged Information to the Wind Down Trust or any of its respective employees, professionals or representatives, or by disclosure of such Transferred Privileged Information between the Debtors, on the one hand, and the Wind Down Trust, on the other hand, or any of their respective employees, professionals or representatives.

(e) If a Debtor, a Wind Down Debtor, the Wind Down Trust, the Litigation Trust, or any of the foregoing parties’ respective employees, professionals or representatives or any other person inadvertently produces or discloses Transferred Privileged Information to any third party, such production shall not be deemed to destroy any of the Privileges, or be deemed a waiver of any confidentiality protections afforded to such Transferred Privileged Information. In such circumstances, the disclosing party shall promptly upon discovery of the production notify the Wind Down Trust of the production and shall demand of all recipients of the inadvertently disclosed Transferred Privileged Information that they return or confirm the destruction of such materials.

(f) As provided in the Plan and for the avoidance of doubt, notwithstanding any language to the contrary herein, solely with respect to communications that occurred on or after April 20, 2022, each of the Independent Directors in their capacity as such, the DLP Independent Directors in their capacity as such, and David F. Chavenson in his capacity as a former member of the Special Committee, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Wind Down Debtors, the Wind Down Trustee, the Wind Down Trust, the Litigation Trust, the Litigation Trustee, any liquidation trust that may be formed or its trustee or board, or any related party of any of the foregoing Entities, or any other person or Entity. Further, none of the forgoing documents, communications or information shall be, or be deemed, Transferred Privileged Information.

Exhibit B-5

1.9 Litigation Trust.

(a) For the avoidance of doubt, notwithstanding any provision to the contrary in this Agreement, on the Effective Date, in accordance with the Bankruptcy Code and pursuant to the terms of the Plan and the Confirmation Order, as set forth in and subject to the terms and conditions of the Litigation Trust Agreement, all title and interest in all of the Initial Litigation Trust Assets (as defined in the Litigation Trust Agreement) shall automatically vest in the Litigation Trust, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. The Initial Litigation Trust Assets shall not be, and shall not be deemed, Wind Down Trust Assets, subject to Section 4.2 regarding distribution of Litigation Trust Amounts. The act of transferring the Initial Litigation Trust Assets to the Litigation Trust shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right.

(b) The Wind Down Trust (or the Wind Down Trustee on behalf of the Wind Down Trust, to the extent required by applicable law) shall be the sole beneficiary of the Litigation Trust. In accordance with the Plan and the Confirmation Order, all proceeds of the Litigation Trust received by the Wind Down Trust from the Litigation Trust (the “Litigation Trust Amounts”) shall be used solely to make the distributions contemplated by Section 4.2(c) and the Litigation Trust Amounts may not be used for any other purpose without the approval of the Bankruptcy Court or the written consent of the Litigation Trustee (which consent may not be unreasonably withheld, conditioned or delayed).

(c) Subject to and in accordance with the Plan and the Confirmation Order, at any time after the Effective Date, upon reasonable request of the Litigation Trustee, the Wind Down Trustee shall provide the Litigation Trustee with any of the Debtors’ or the Wind Down Debtors’ books, records, and files in the Wind Down Trust’s or Wind Down Trustee’s possession, custody, or control, and the Wind Down Trustee shall, in good faith, provide such Transferred Privilege Information of the Debtors as is in the Wind Down Trustee’s possession that relates to the Litigation Trustee’s evaluation and prosecution of the Retained Causes of Action. The Wind Down Trustee shall use commercially reasonable efforts to respond to such requests as soon as reasonably practicable. The Wind Down Trustee, at such reasonable times and upon such reasonable notice, shall be available to confer with the Litigation Trustee with respect to the commencement of any litigation with respect to the Retained Causes of Action, it being understood that the ultimate decision as to whether to commence any such litigation shall be in the sole discretion of the Litigation Trustee.

(d) The Wind Down Trustee shall provide prompt notice to the Litigation Trustee as required by the last sentence of Section 7.1 of the Litigation Trust Agreement.

Exhibit B-6

ARTICLE II

WIND DOWN TRUST BENEFICIARIES

2.1 Rights of Wind Down Trust Beneficiaries.

(a) The Wind Down Trust Beneficiaries shall be all current holders of the New WDT Interests. Each Wind Down Trust Beneficiary shall be entitled to participate in the rights and benefits due to a Wind Down Trust Beneficiary hereunder according to the terms of its New WDT Interests as set forth in this Agreement, the Confirmation Order and the Plan. The New WDT Interests shall not have consent or voting rights or otherwise confer on the Wind Down Trust Beneficiaries any rights similar to the rights of a shareholder of a corporation in respect of any actions taken or to be taken by the Wind Down Trustee in connection with the Wind Down Trust. The interests of a Wind Down Trust Beneficiary are hereby declared and shall be in all respects personal property. A Wind Down Trust Beneficiary shall have no title to, right to, possession of, management of or control of the Wind Down Trust or the Wind Down Trust Assets or to any right to call for a partition or division of such assets or to require an accounting. No surviving spouse, heir or devisee of any deceased Wind Down Trust Beneficiary shall have any right of dower, homestead or inheritance, or of partition, or any other right, statutory or otherwise, in the Wind Down Trust Assets, but the whole title to the Wind Down Trust Assets shall be vested exclusively in the Wind Down Trust and the sole interest of the Wind Down Trust Beneficiaries shall be the rights and benefits given to such person under this Agreement, the Confirmation Order and the Plan.

(b) The Debtors and the Wind Down Debtors, as applicable, shall provide the Wind Down Trustee with any books and records associated with ownership of the L Bonds held through DTC as well as outside of DTC including, without limitation, to permit the Wind Down Trustee to make distributions and provide notifications to the Wind Down Trust Beneficiaries as contemplated by this Agreement or to permit the Wind Down Trustee to fulfill the duties and obligations contemplated in this Agreement. If deemed reasonably appropriate by the Wind Down Trustee, to assist the Wind Down Trustee in determining the actual names and addresses of the Wind Down Trust Beneficiaries to the extent necessary or desirable and in addition to information made available in the books and records of the Debtors and Wind Down Debtors associated with the ownership of the L Bonds, the Wind Down Trustee may (but shall not be required to) deliver a notice to the Wind Down Trust Beneficiaries seeking additional information as deemed reasonably necessary or desirable by the Wind Down Trustee. Such notice may include a form for a Wind Down Trust Beneficiary to complete in order to be registered as a Wind Down Trust Beneficiary and to receive distributions under the Wind Down Trust, provided, that the Wind Down Trustee shall not seek information from Wind Down Trust Beneficiaries that as of the Effective Date held L Bonds in “street name” through DTC if distributions and notifications can be made by the Wind Down Trustee to such Wind Down Trust Beneficiaries through DTC. Such form may request the Wind Down Trust Beneficiary’s federal taxpayer identification number or social security number, or other tax information, if the Wind Down Trustee determines that such information is necessary to fulfill the Wind Down Trust’s tax reporting and withholding obligations. A Wind Down Trust Beneficiary may, after the Effective Date, select an alternative mailing address by notifying the Wind Down Trustee in writing of such alternative distribution address. Absent receipt of such notice, the Trustee may not be obligated to recognize any such change of address. Such notification shall be effective only upon receipt by the Wind Down Trustee.

Exhibit B-7

2.2 New WDT Interests.

(a) In accordance with the Confirmation Order and the Plan, the Wind Down Trust shall establish the following classes of beneficial interests in the Wind Down Trust and issue them to the Wind Down Trust Beneficiaries as follows:

(i) “New Series A1 WDT Interests” shall be issued to the Holders of Allowed Class 3 Bond Claims (other than LBM Subordinated Claims), in an amount equal to the aggregate dollar amount of the outstanding Allowed Bond Claims (less the amount of the Allowed LBM Subordinated Claims) as of the Petition Date;

(ii) “New Series A2 WDT Interests” shall be issued to the Holders of Allowed LBM Subordinated Claims in Class 3 in an amount equal to the aggregate dollar amount of the Allowed LBM Subordinated Claims;

(iii) “New Series B WDT Interests” shall be issued to the Holders of Class 4(a) Allowed General Unsecured Claims, in an amount equal to the aggregate dollar amount of Allowed Class 4(a) General Unsecured Claims as of the Effective Date;

(iv) “New Series C WDT Interests” shall be issued to the Holders of Allowed Class 8 Series 1 Preferred Interests, in an amount equal to the aggregate dollar amount of Allowed Class 8 Series 1 Preferred Interests (based on each Series 1 Preferred Interest having an initial stated value of $1,000.00 per share);

(v) “New Series D WDT Interests” shall be issued to the Holders of Allowed Class 9 Series 2 Preferred Interests, in an amount equal to the aggregate dollar amount of Allowed Class 9 Series 2 Preferred Interests (based on each Series 2 Preferred Interest having an initial stated value of $1,000.00 per share); and

(vi) “New Series E WDT Interests” shall be issued to the Holders of Allowed Class 10 Existing Common Stock, in a number equal to the aggregate number of shares of Allowed Class 10 Existing Common Stock.

(b) The New Series A1 WDT Interests and the New Series A2 WDT Interests shall accrue interest on the outstanding amounts thereof at a rate of 9.00% per annum, which outstanding amounts shall be reduced to the extent principal payments have been distributed pursuant to Section 4.2(b)(i), (ii) or (iii) or Section 4.2(c)(i), (ii) or (iii)(I), as the case may be. The New Series B WDT Interests shall accrue interest on the outstanding amount thereof at the Federal Judgment Rate (in effect as of the Effective Date) pursuant to 28 U.S.C. section 1961, which outstanding amounts shall be reduced to the extent principal payments have been distributed pursuant to Section 4.2(b)(v) or Section 4.2(c)(iii)(II). Interest on the New Series A1 WDT Interests, the New Series A2 WDT Interests and the New Series B Interests (collectively, the “Interest Bearing WDT Interests”) shall be payable only at the times set forth in and otherwise in accordance with Section 4.2. Interest on the Interest Bearing WDT Interests shall accrue from and including April 20, 2022. Interest shall be computed on the basis of a 360-day year comprised of 30-day months. All dollar amounts resulting from this calculation shall be rounded to the nearest cent. Interest shall not compound and there shall be no interest that accrues on accrued and unpaid interest.

Exhibit B-8

(c) The New WDT Interests shall be issued in book-entry form in accordance with Section 2.3 in denominations of $1 and integral multiples of $1 in excess thereof; provided, however, that notwithstanding the foregoing, New Series E WDT Interests shall be issued 1-to-1 for each share of Allowed Class 10 Existing Common Stock. No fractional interests of New WDT Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of New WDT Interests that is not a whole number, the actual distribution of New WDT Interests shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized New WDT Interests to be distributed to Holders of Allowed Claims and Allowed Interests shall be adjusted as necessary to account for the foregoing rounding.

(d) Each class of New WDT Interests shall remain outstanding until all New WDT Interests in such class shall have been either (i) repurchased by the Wind Down Trust or (ii) repaid in full including accrued interest, if applicable, in accordance with Section 4.2. Following either of the events set forth in clauses (i) or (ii) of the preceding sentence with respect to a class of New WDT Interests, all New WDT Interests in such class shall be cancelled.

2.3 Evidence of New WDT Interests. The record holders of New WDT Interests will be evidenced by the recording of such ownership in an electronic book-entry system (the “Book Entry System”) maintained either by the Wind Down Trustee or its agent. A Wind Down Trust Beneficiary shall be deemed the “holder of record” (hereinafter “holder”) of such Wind Down Trust Beneficiary’s New WDT Interests for purposes of all applicable United States federal and state laws, rules and regulations. The Wind Down Trustee shall, upon the written request of a holder, provide reasonably adequate documentary evidence of such holder’s New WDT Interests, as indicated in the Book Entry System. The expense of providing such documentation shall be borne by the requesting holder. For the avoidance of doubt, ownership of a New WDT Interest will not be evidenced by any certificate, security or receipt or in any other form or manner whatsoever, except the Book Entry System.

2.4 Transfers of New WDT Interests.

(a) Transferability; Permitted Transferees. It is understood and agreed that the New WDT Interests shall be non-transferable and non-assignable, and may not be Transferred (as defined below), during the term of this Agreement other than if Transferred by will, intestate succession, or otherwise by operation of law. Any such permitted Transfer shall not be effective until appropriate notification and proof thereof is submitted to the Wind Down Trustee, and the Wind Down Trustee may continue to cause the Wind Down Trust to pay all amounts to or for the benefit of the assigning Wind Down Trust Beneficiaries until receipt of proper notification and proof of such Transfer. The Wind Down Trustee may rely upon such proof without the requirement of any further investigation. Notwithstanding the foregoing, no such permitted Transfer shall be effective if (i) such transfer or assignment would not comply with any federal or state securities laws, (ii) such transfer or assignment would subject the Wind Down Trust to additional regulatory requirements (including those under the Exchange, and the Investment Company Act) or (iii) such transfer or assignment would cause the Wind Down Trust to become a publicly traded partnership within the meaning of Section 7704(b) of the Internal Revenue Code or otherwise become an association taxable as a corporation. For purposes of this Agreement, “Transfer” means, with respect to any New WDT Interest, the transfer, sale, pledge, assignment, conveyance, gift, bequest, inheritance, grant, distribution, hypothecation or other disposition of or creation or a security interest in such New WDT Interest. Notwithstanding the foregoing, the Wind Down Trustee shall be permitted to determine in its sole discretion to take such actions that are necessary or reasonably advisable (including, without limitation, completing a registration under the Exchange Act) to modify or remove any contractual restrictions on transferability of the New WDT Interests, with any such determination by the Wind Down Trustee, and all costs associated therewith, to be deemed a determination with respect to the monetization of the Wind Down Trust Assets subject to Bankruptcy Court approval to the extent provided pursuant to Article IV.A.3 of the Plan and to be evaluated solely under a reasonable business judgment standard. Subject to Section 9.8 hereof, the Wind Down Trustee shall be permitted to enter into amendments to this Agreement and take such actions as are necessary to effectuate any such modifications or removal of such contractual restrictions contemplated by the preceding sentence.

Exhibit B-9

(b) Book Entry System. Pursuant to the Book Entry System, the Wind Down Trustee shall maintain, or cause an agent of the Wind Down Trust to maintain, a register (which may be electronic) setting forth the names and addresses of the Wind Down Trust Beneficiaries, and the amount and class of their New WDT Interests and the interest accrued thereon from time to time and update such register when, among other things, distributions are made pursuant to Section 4.2. Any transfer or assignment of a New WDT Interest by will, intestate succession or otherwise by operation of law shall not be effective against or binding upon the Wind Down Trust unless and until such transfer or assignment is recorded in the Book Entry System, which shall be completed as promptly as practicable. The entries in the Book Entry System shall be conclusive absent manifest error, and the Wind Down Trust and the Wind Down Trustee shall treat each person whose name is recorded in the Book Entry System pursuant to the terms of this Agreement as the owner of New WDT Interests indicated therein for all purposes of this Agreement, notwithstanding notice to the contrary.

(c) Registration. The Wind Down Trustee intends that the rights of the Wind Down Trust Beneficiaries arising under this Agreement shall not be “securities” under applicable laws, but the Wind Down Trustee does not represent or warrant that such rights shall not be securities or shall be entitled to exemption from registration under applicable securities law. If such rights constitute securities, the exemption from registration provided by section 1145 of the Bankruptcy Code and under applicable securities laws shall apply to their issuance under the Plan.

(d) Further Limitations on Transfer. Notwithstanding any other provision in this Agreement to the contrary, the Wind Down Trustee may disregard any purported transfer or assignment of New WDT Interests by will, intestate succession or otherwise by operation of law if sufficient necessary information (as reasonably determined by the Wind Down Trustee), including applicable tax-related information, is not provided by such purported transferee or assignee to the Wind Down Trustee.

2.5 Limited Liability. No provision of this Agreement, the Plan or the Confirmation Order, and no mere enumeration herein of the rights or privileges of any Wind Down Trust Beneficiary, shall give rise to any liability of such Wind Down Trust Beneficiary solely in its capacity as such, whether such liability is asserted by any Debtor, creditors, successors, representatives, employees, or equity interest holders of any Debtor, or by any other person. Wind Down Trust Beneficiaries are deemed to receive the New WDT Interests in accordance with the provisions of this Agreement, the Plan and the Confirmation Order in exchange for their Allowed Claims without further obligation or liability of any kind, but subject to the provisions of this Agreement.

2.6 Conflicting Claims. If any conflicting claims or demands are made or asserted with respect to a New WDT Interest, the Wind Down Trustee shall be entitled to refuse to comply with any such conflicting claims or demands. In so refusing, the Wind Down Trustee may elect to make no payment or distribution with respect to the New WDT Interest subject to the claims or demands involved, or any part thereof, and the Wind Down Trustee shall promptly refer such conflicting claims or demands to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such conflicting claims or demands. In so doing, the Wind Down Trustee shall not be or become liable to any party for its refusal to comply with any of such conflicting claims or demands. The Wind Down Trustee shall be entitled to refuse to act until either (a) the rights of the adverse claimants have been adjudicated by a Final Order of the Bankruptcy Court (or such other court of proper jurisdiction) or (b) all differences have been resolved by a written agreement among all of such parties and the Wind Down Trustee, which agreement shall include a complete release of the Wind Down Trust and the Wind Down Trustee and its employees, professionals and representatives (the occurrence of either (a) or (b) in this Section 2.6 being referred to as a “Dispute Resolution”). Promptly after a Dispute Resolution is reached, the Wind Down Trustee shall transfer the payments and distributions, if any, in accordance with the terms of such Dispute Resolution. Any payment of any interest or income should be net of any taxes attributable thereto in accordance with Section 5.5.

Exhibit B-10

2.7 Requirement of Undertaking. The Wind Down Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Wind Down Trustee or the Wind Down Trust for any action taken or omitted by as the Wind Down Trust or the Wind Down Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys’ fees, against any party litigant in such suit; provided, however, that the provisions of this Section 2.7 shall not apply to any suit by the Wind Down Trustee or the Wind Down Trust. Without limiting the generality of the foregoing, and notwithstanding anything else to the contrary in this Agreement, no provision of this Agreement shall be deemed to waive the protections in favor of the Wind Down Trustee or the requirements of the doctrine set forth in Barton v. Barbour, 104 U.S. 126 (1881), and as recognized by subsequent Fifth Circuit law, including In re Highland Capital Management, L.P., 48 F.4th 419, 439 (5th Cir. 2022) (the “Barton Doctrine”), and the Wind Down Trustee shall be entitled to assert all rights in connection therewith.

2.8 Negative Covenants. From the Effective Date until the time the holders of Series A1 WDT Interests and Series A2 WDT Interests are no longer entitled to receive any distributions pursuant to this Agreement, the Plan or the Confirmation Order and all such Series A1 WDT Interests and Series A2 WDT Interests have been cancelled in accordance with the last sentence of Section 2.2(d), except as expressly contemplated, required or permitted by this Agreement, the Plan, the Confirmation Order or any other order of the Bankruptcy Court, the Wind Down Trust shall not, and the Wind Down Trustee shall not permit the Wind Down Trust to, take any of the following actions:

(a) issue, purchase, sell or otherwise permit to become outstanding, or split, combine, reclassify, cancel, repurchase or redeem, any New WDT Interests or other beneficial interests of any kind in the Wind Down Trust;

(b) except in connection with Portfolio Co. (or any related entities), incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money (or any related obligations) or issue or sell any debt securities or any rights to acquire any debt securities;

(c) directly or indirectly sell, lease, swap, exchange, license, abandon, mortgage or encumber or subject to any Lien or otherwise dispose, in whole or in part, of any of the Wind Down Trust Assets or Litigation Trust Assets except as expressly provided in this Agreement, the Plan, or the Confirmation Order or as may arise from or relate to the Vida Exit Financing Facility;

(d) acquire or agree to acquire any assets of any kind except equipment or other assets to be used in connection with the operations, including the day-to-day operations, of the Wind Down Trust;

(e) make any loan, advance or capital contribution to or investment in any person;

(f) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Wind Down Trust except as expressly provided in this Agreement, the Plan, or the Confirmation Order; or

(g) enter into any transaction with the Wind Down Trustee, the Debtors, Beneficient or any of their respective affiliates of the Wind Down Trustee that is not in accordance with Section 6.2(c) hereof.

Exhibit B-11

2.9 Separate Legal Entity. The Wind Down Trust shall take all reasonable steps to continue the Wind Down Trust’s identity as a separate legal entity and to make it apparent that the Wind Down Trust is an entity with assets and liabilities distinct from any other person. Without limiting the generality of the foregoing and in addition to and consistent with the covenants set forth herein, the Wind Down Trust shall take such actions as shall be required in order that:

(a) the Wind Down Trust will allocate and charge fairly and reasonably overhead expenses shared with Portfolio Co.;

(b) the Wind Down Trust’s operating expenses will not be paid by any other person, except as permitted under the terms of this Agreement, the Plan or the Confirmation Order;

(c) the Wind Down Trust will main books and records separate from any other Entity;

(d) the Wind Down Trust will maintain its assets separately from the assets of any other Entity (including through the maintenance of a separate bank account, if necessary) in a manner that is not costly or difficult to segregate, identify or ascertain such assets, except as explicitly permitted by this Agreement, the Plan or the Confirmation Order;

(e) the Wind Down Trust will strictly observe appropriate formalities in its dealings with all other Entities, and funds or other assets of the Wind Down Trust will not be commingled with those of any other Entity, other than temporary commingling to the extent explicitly permitted by this Agreement, the Plan or the Confirmation Order;

(f) the Wind Down Trust will conduct all business correspondence of the Wind Down Trust and other communications in the Wind Down Trust’s own name;

(g) the Wind Down Trust will file its own tax returns separate from those of any other person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and paying any taxes required to be paid under applicable law; and

(h) the Wind Down Trust will hold itself out to the public as a legal entity separate and distinct from any other Entity and conducting its business solely in its own name in order to not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its beneficial owners or affiliates).

Exhibit B-12

ARTICLE III

DURATION AND TERMINATION OF WIND DOWN TRUST

3.1 Duration. This Agreement shall remain and continue in full force and effect until the Wind Down Trust is terminated in accordance with the terms of this Agreement and the Plan.

3.2 Dissolution of the Wind Down Trust.

(a) The Wind Down Trust shall be dissolved at such time as (i) all of the Wind Down Trust Assets and the Litigation Trust Assets have been distributed pursuant to the Plan and this Agreement, or (ii) the Wind Down Trustee determines that the administration of any remaining Wind Down Trust Assets is not likely to yield sufficient additional Wind Down Trust proceeds to justify further pursuit and the Litigation Trust has been terminated in accordance with the terms of the Litigation Trust Agreement and the Plan; provided, that in no event shall the Wind Down Trust be dissolved later than third (3rd) anniversary of the Effective Date unless the Bankruptcy Court, upon motion within the six (6) month period prior to such third (3rd) anniversary (and, in the event of further extension, by order of the Bankruptcy Court, upon motion made before the end of the preceding extension), determines that a fixed period extension (each such extension not to exceed two (2) years) is necessary to facilitate or complete the recovery and liquidation of the Wind Down Trust Assets and/or the Litigation Trust Assets, in each case subject to reasonable due consideration being given to implications of tax law and other applicable law of any such further extension. The Wind Down Trust may not be terminated or otherwise dissolved at any time by the Wind Down Trust Beneficiaries. In connection with the termination of the Wind Down Trust, notwithstanding other provisions hereof, any remaining Wind Down Trust Assets that are of inconsequential value or otherwise insufficient to support the cost of a distribution may be transferred by the Wind Down Trustee to a non-profit charitable organization qualifying under section 501(c)(3) of the Tax Code.

(b) Notwithstanding anything in this Section 3.2 to the contrary, in no event shall the Wind Down Trust be terminated and dissolved unless and until the Litigation Trust has been terminated and dissolved and the Litigation Trust has distributed all Litigation Trust Assets to the Wind Down Trust in accordance with the Litigation Trust Agreement and the Plan. The Wind Down Trustee and the Litigation Trustee will cooperate and confer to ensure that the Wind Down Trust does not terminate prior to the termination and dissolution of the Litigation Trust.

(c) Notwithstanding any other section of the Plan or this Agreement (including this Section 3.2), it is the express intent that the Wind Down Trust shall survive until each of the conditions listed in Section 3.2(a) hereof have either occurred or be determined to be impracticable or impossible by the Wind Down Trustee (in her sole discretion). To the extent that the Wind Down Trust shall be deemed terminated pursuant to applicable law at any time prior to the occurrence of each of the conditions listed in Section 3.2(a), the Wind Down Trustee shall have such “wind-up” powers, both express and implied, as are necessary to achieve all outstanding conditions listed in Section 3.2(a) and Section 3.3 hereof.

3.3 Continuance of Wind Down Trust for Winding Up. After the dissolution of the Wind Down Trust and solely for the purpose of liquidating and winding up the affairs of the Wind Down Trust, the Wind Down Trustee shall continue to act as such until its duties have been fully performed. Upon distribution of all the Wind Down Trust Assets, the Wind Down Trustee shall retain for a period of two (2) years the books, records, Wind Down Trust Beneficiary lists and files that shall have been delivered to or created by the Wind Down Trustee. At the Wind Down Trustee’s discretion, all of such records and documents may be destroyed at any time following the date that is two (2) years after the final distribution of the Wind Down Trust Assets, subject to any joint prosecution and common interest agreement(s) to which the Wind Down Trustee or the Wind Down Trust may be party. Upon the dissolution of the Wind Down Trust and the completion of the winding up of the assets, liabilities and affairs of the Wind Down Trust, the Wind Down Trustee shall notify the Wind Down Trust Beneficiaries, with all costs thereof to be paid from such proceeds of any Funding as are available and, to the extent that the Funding is insufficient, from the Wind Down Trust Assets.

Exhibit B-13

ARTICLE IV

ADMINISTRATION OF THE WIND DOWN TRUST

4.1 Payment of Claims, Expenses and Liabilities. Except as otherwise expressly provided herein, the Wind Down Trustee shall use the Wind Down Trust Assets (a) to pay reasonable costs and expenses of the Wind Down Trust that are incurred (including any taxes imposed on the Wind Down Trust, the actual reasonable out-of-pocket fees and expenses incurred by Trust Professionals in connection with the administration and liquidation of the Wind Down Trust Assets, as provided in Section 6.7, and the preservation of books and records of the Wind Down Trust); provided, however, that such costs and expenses shall first be deducted from the Funding, (b) to satisfy other obligations or other liabilities incurred or assumed by the Wind Down Trust (or to which the Wind Down Trust Assets are otherwise subject) in accordance with the Plan, the Confirmation Order or this Agreement, including fees and costs incurred in connection with the protection, preservation, liquidation and distribution of the Wind Down Trust Assets and the costs of investigating, prosecuting, resolving and/or settling any Claims, (c) as reasonably necessary to meet contingent liabilities and to maintain the value of the Wind Down Trust Assets or (d) to satisfy any other obligations of the Wind Down Trust (clauses (a) through (d), collectively, the “Trust Expenses”).

4.2 Distributions.

(a) Generally.

(i) On or after the Effective Date, the Wind Down Trust shall make distributions only in accordance with the terms of the Plan, the Confirmation Order, and this Section 4.2 to holders of New WDT Interests and as otherwise required by the Plan and the Confirmation Order.

(ii) The Wind Down Trustee shall distribute to the holders of New WDT Interests in accordance with Section 4.2(b) all Distributable Cash4 then available (A) within 60 days following the Effective Date, (B) within 60 days following the end of the second fiscal quarter of the Wind Down Trust, (C) within 60 days following the end of the fiscal year of the Wind Down Trust, and (D) at any time the Wind Down Trustee may determine in its sole discretion.

(iii) Notwithstanding Section 4.2(a)(ii), the Wind Down Trustee shall distribute in accordance with Section 4.2(c) all Litigation Trust Amounts then available (A) within 60 days following the end of the second fiscal quarter of the Wind Down Trust, (B) within 60 days following the end of the fiscal year of the Wind Down Trust, and (C) at any time the Wind Down Trustee may determine in its sole discretion. For the avoidance of doubt, when determining the amount of, or making distributions of, Litigation Trust Amounts to the holders of New WDT Interests pursuant to Section 4.2(c), consistent with Section 1.9(b), the Wind Down Trustee may not deduct any Trust Expenses from such Litigation Trust Amounts without the approval of the Bankruptcy Court or the written consent of the Litigation Trustee (which consent may not be unreasonably withheld, conditioned or delayed).

(iv) Notwithstanding the foregoing, the Wind Down Trustee shall not be required to make any distribution pursuant to Section 4.2(b) or Section 4.2(c) unless the aggregate Distributable Cash and Litigation Trust Amounts then held by the Wind Down Trustee is equal to or greater than $15,000,000.00. On a quarterly basis, the Wind Down Trustee shall make a determination of the amount of Distributable Cash. In calculating Distributable Cash, Distributable Cash shall be rounded down to the nearest penny and DTC shall be considered a single holder for rounding and distribution purposes.

(b) Payment of Distributions of Distributable Cash from the Wind Down Trust Assets. All distributions that the Wind Down Trustee may make to the holders of New WDT Interests pursuant to the Plan, the Confirmation Order and this Agreement, other than with respect to Litigation Trust Amounts (which shall be governed by Section 4.2(c)), shall be divided among such holders as follows:

(i) first, until distributions made under this Section 4.2(b)(i) and Section 4.2(c)(i) equal the aggregate Indenture Fee and Expense Claims, 100% to the New Series A1 WDT Interests held by the Indenture Trustee on account of such Indenture Fee and Expense Claims (such interests, the “Indenture Trustee Interests”);

[4]	For purposes of this Agreement, “Distributable Cash” means (a) the Net Cash Proceeds, minus (b) the anticipated Trust Expenses as reasonably determined by the Wind Down Trustee in good faith, or as otherwise approved by separate order of the Bankruptcy Court.

Exhibit B-14

(ii) second, until distributions made under this Section 4.2(b)(ii), Section 4.2(c)(ii), and Section 4.2(c)(iii)(I) to Wind Down Trust Beneficiaries holding New Series A1 Interests (excluding the Indenture Trustee Interests) equal the aggregate amount of New Series A1 WDT Interests (but excluding the Indenture Trustee Interests), 100% to the Wind Down Trust Beneficiaries holding the New Series A1 WDT Interests (but excluding the Indenture Trustee Interests) pro rata based on their respective portion of the outstanding New Series A1 WDT Interests (other than the Indenture Trustee Interests);

(iii) third, until distributions made under this Section 4.2(b)(iii) and Section 4.2(c)(iii)(II) to Wind Down Trust Beneficiaries holding New Series A2 Interests equal the aggregate amount of New Series A2 WDT Interests, 100% to the Wind Down Trust Beneficiaries holding the New Series A2 WDT Interests pro rata based on their respective portion of the New Series A2 WDT Interests;

(iv) fourth, until distributions made under this Section 4.2(b)(iv) and Section 4.2(c)(iv)(I) equal the Series A1/A2 Unpaid Accrued Interest,5 100% to the Wind Down Trust Beneficiaries holding the New Series A1 WDT Interests and the New Series A2 WDT Interests pro rata based on their respective remaining Series A1/A2 Unpaid Accrued Interest;

(v) fifth, until distributions made under this Section 4.2(b)(v) and Section 4.2(c)(iii)(II) equal the aggregate amount of New Series B WDT Interests, 100% to the Wind Down Trust Beneficiaries holding the New Series B WDT Interests pro rata based on their respective portion of the New Series B WDT Interests;

(vi) sixth, until distributions made under this Section 4.2(b)(vi) and Section 4.2(c)(iv)(II) equal the Series B Unpaid Accrued Interest, 100% to the Wind Down Trust Beneficiaries holding the New Series B WDT Interests pro rata based on their respective remaining Series B Unpaid Accrued Interest;

(vii) seventh, until distributions made under this Section 4.2(b)(vii) and Section 4.2(c)(v) equal the aggregate New Series C WDT Interests and New Series D WDT Interests, 100% to the Wind Down Trust Beneficiaries holding the New Series C WDT Interests and New Series D WDT Interests pro rata based on their respective portion of the New Series C WDT Interests and New Series D WDT Interests, collectively; and

(viii) thereafter, 100% to the Wind Down Trust Beneficiaries holding the New Series E WDT Interests pro rata based on the percentage of New Series E WDT Interests held by them.

(c) Payment of Distributions from Litigation Trust Amounts. All distributions that the Wind Down Trustee may make to the holders of New WDT Interests pursuant to the Plan, the Confirmation Order and this Agreement with respect to Litigation Trust Amounts shall be divided among such holders as follows:

(i) first, until distributions made under Section 4.2(b)(i) and this Section 4.2(c)(i) equal the aggregate Indenture Fee and Expense Claims, 100% to the New Series A1 WDT Interests held by the Indenture Trustee;

[5]	For purposes of this Agreement, (a) “Series A1/A2 Unpaid Accrued Interest” means the amount of accrued and unpaid interest with respect to the New Series A1 WDT Interests and the New Series A2 WDT Interests from April 20, 2022 to, but excluding, the date a particular distribution is paid pursuant to this Section 4.2, and (b) the “Series B Unpaid Accrued Interest” means, the amount of accrued and unpaid interest with respect to the New Series B WDT Interests from April 20, 2022 to, but excluding, the date a particular distribution is paid pursuant to this Section 4.2.

Exhibit B-15

(ii) second, until either (x) distributions made under this Section 4.2(c)(ii) equal the aggregate amount of the Allowed Indenture Diminution Claims as set forth in the Confirmation Order or (y) distributions made under Section 4.2(b)(ii) and this Section 4.2(c)(ii) equal the aggregate amount of New Series A1 WDT Interests (but excluding the Indenture Trustee Interests), 100% to the Wind Down Trust Beneficiaries holding the New Series A1 WDT Interests (but excluding the Indenture Trustee Interests) pro rata based on their respective portion of the outstanding New Series A1 WDT Interests (other than the Indenture Trustee Interests);

(iii) third, on a pari passu basis: (1) until distributions made under Section 4.2(b)(ii), Section 4.2(c)(ii) and Section 4.2(c)(iii)(I) to Wind Down Trust Beneficiaries holding New Series A1 Interests (excluding the Indenture Trustee Interests) equal the aggregate amount of New Series A1 WDT Interests (but excluding the Indenture Trustee Interests); (2) until distributions made under Section 4.2(b)(iii) and Section 4.2(c)(iii)(I) to Wind Down Trust Beneficiaries holding New Series A2 Interests equal the aggregate amount of New Series A2 WDT Interests; and (3) until distributions made under Section 4.2(b)(v) and Section 4.2(c)(iii)(II) equal the aggregate amount of New Series B WDT Interests, 100% to the Wind Down Trust Beneficiaries holding (I) the New Series A1 WDT Interests (other than the Indenture Trustee Interests) and New Series A2 WDT Interests (it being understood that no funds shall be distributed to holders of New Series A2 WDT Interests pursuant to this Section 4.2(c)(iii) until the limit in Section 4.2(c)(iii)(1) has been reached), on the one hand; and (II) New Series B WDT Interests, on the other hand, pro rata based on their respective portion of the New Series A1 WDT Interests (other than the Indenture Trustee Interests), New Series A2 WDT Interests and New Series B WDT Interests, collectively;

(iv) fourth, on a pari passu basis: (1) until distributions made under Section 4.2(b)(iv) and Section 4.2(c)(iv)(I) equal the aggregate amount of the Series A1/A2 Unpaid Accrued Interest; and (2) until distributions made under Section 4.2(b)(vi) and Section 4.2(c)(iv)(II) equal the aggregate amount of the Series B Unpaid Accrued Interest, 100% to the Wind Down Trust Beneficiaries holding (I) the New Series A1 WDT Interests and New Series A2 WDT Interests (it being understood that no funds shall be distributed to holders of New Series A2 WDT Interests pursuant to this Section 4.2(c)(iv) until all accrued and unpaid interest on the New Series A1 Interests has been paid), on the one hand; and (II) New Series B WDT Interests pro rata based on their respective remaining Series A1/A2 Unpaid Accrued Interest and Series B Unpaid Accrued Interest;

Exhibit B-16

(v) fifth, until distributions made under Section 4.2(b)(vii) and this Section 4.2(c)(v) equal the aggregate New Series C WDT Interests and New Series D WDT Interests, 100% to the Wind Down Trust Beneficiaries holding the New Series C WDT Interests and New Series D WDT Interests pro rata based on their respective portion of the New Series C WDT Interests and New Series D WDT Interests, collectively; and

(vi) thereafter, 100% to the Wind Down Trust Beneficiaries holding the New Series E WDT Interests pro rata based on the percentage of New Series E WDT Interests held by them.

(d) Provisions Governing Distributions and Disputed Claims. All distributions to be made under this Agreement shall be made, and resolution of all Disputed Claims shall be done, in accordance with the Plan and the Confirmation Order, the relevant provisions of which are incorporated herein by this reference.

(e) Delivery of Distributions. Except as provided in the Confirmation Order or the Plan, the Wind Down Trustee shall make distributions to Holders of Allowed Claims and Allowed Interests at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Wind Down Trustee. For the avoidance of doubt, the Wind Down Trustee may direct the transfer of distributions to holders of New WDT Interests through the facilities of the Depository Trust Company (“DTC”) in accordance with the procedures of DTC to the extent such New WDT Interests are held via DTC. In the event that any distribution to any Holder or permitted designee is returned as undeliverable, no further distributions shall be made to such Holder or such permitted designee unless and until, subject to Section 4.2(j), the Wind Down Trust is notified in writing of such Holder’s or permitted designee’s, as applicable, then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest, dividends, or other accruals of any kind. Nothing herein shall require the Wind Down Trust to attempt to locate Holders or permitted designees, as applicable, of undeliverable distributions or, if located, assist such Holders or permitted designees, as applicable, in complying the Plan.

(f) Disbursing Agent. The Wind Down Trustee shall have the authority to enter into agreements with one or more third parties (such third parties, “Disbursing Agents”) to facilitate the distributions required under the Plan, the Confirmation Order and this Agreement. The Wind Down Trustee may pay to the Disbursing Agent all reasonable and documented fees and expenses of the Disbursing Agent without the need for other approvals, authorizations, actions or consents. For the avoidance of doubt, the reasonable and documented fees of the Disbursing Agent will be paid by the Wind Down Trustee and will not be deducted from distributions to be made under the Plan to Holders of Allowed Claims receiving distributions from the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Wind Down Trustee shall use commercially reasonable efforts to provide the Disbursing Agent with the amounts of Claims and the identities and addresses of Holders of Claims, in each case, as set forth in the Debtors’ books and records. The Disbursing Agent shall cooperate in good faith with the Wind Down Trustee to comply with the reporting, withholding, and any other obligations of the Wind Down Trustee in this Agreement, the Confirmation Order, or the Plan. Notwithstanding any provisions in the Plan or this Agreement to the contrary, all distributions required to be made under this Agreement, the Plan or the Confirmation Order shall be deemed completed, and the obligations of the Wind Down Trust to make such distributions shall be deemed satisfied, when made to the Disbursing Agent by the Wind Down Trust.

Exhibit B-17

(g) Professional Claims.

(i) On and after the Effective Date, the Wind Down Trustee shall pay all Allowed amounts of Accrued Professional Compensation Claims, as determined by the Bankruptcy Court by a Final Order and in accordance with the Plan and Confirmation Order, from funds held in the Professional Fee Escrow Account. The Wind Down Trust shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow Account.

(ii) In accordance with the Confirmation Order and the Plan, the Wind Down Trustee shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the actual, reasonable and documented legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors or the Bondholder Committee from and after the Confirmation Date. To the extent there is any unresolved dispute between the Wind Down Trustee and any Entity seeking reimbursement or payment of such fees and expenses, the Bankruptcy Court will resolve such dispute in accordance with the Confirmation Order and the Plan.

(iii) On and after the Effective Date, the Wind Down Trustee may employ and pay any Professional or Ordinary Course Professional for fees incurred or accrued after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

(h) No Postpetition Interest on Claims. Except as otherwise provided in the Plan, the Confirmation Order, or other Final Order of the Bankruptcy Court or required by the Bankruptcy Code or non-bankruptcy law (including, without limitation, as required pursuant to sections 506(b) and section 511 of the Bankruptcy Code), interest shall not accrue or be paid on any prepetition Claims against the Debtors on or after the applicable Petition Date. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, until such Disputed Claim becomes an Allowed Claim.

Exhibit B-18

(i) Distributions After the Effective Date. Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date. Additionally, in the event that any payment or distribution under this Agreement is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date and no additional interest on any Interest Bearing WDT Interests shall accrue as a result of the delay in payment.

(j) Unclaimed Property. Undeliverable distributions or unclaimed distributions shall remain in the possession of the Wind Down Trust until such time as a distribution becomes deliverable or the holder (or Holder, as applicable) entitled thereto accepts such distribution, or such distribution reverts to the Wind Down Trust, as applicable, and shall not be supplemented with any interest, dividends or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited on the date that is six months after the later of (x) the Effective Date, and (y) the date of the distribution. After such date all unclaimed property or interest in property shall automatically revert to the Wind Down Trust (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary) for redistribution in accordance with the terms of the Plan, the Confirmation Order and this Agreement, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred.

(k) Time Bar to Cash Payments. Checks issued by the Wind Down Trust (or the Disbursing Agent, as applicable) in respect of Allowed Claims shall be null and void if not negotiated within six months after the later of (x) the Effective Date, and (y) the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Wind Down Trust, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Wind Down Trust (or the Disbursing Agent, as applicable) by the Holder of the Allowed Claim to whom such check was originally issued.

(l) Manner of Payment under Plan. Except as otherwise specifically provided in the Plan, at the option of the Wind Down Trustee, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

(m) Satisfaction of Claims. Except as otherwise specifically provided in the Plan, distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

Exhibit B-19

(n) Setoffs and Recoupments. The Wind Down Trust or its designee (including the Disbursing Agent) may, but shall not be required to, setoff or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Wind Down Trust may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or the Wind Down Trust or its successor of any claims, rights, or Causes of Action that a Debtor or the Wind Down Trust or its successor or assign may possess against the Holder of such Claim.

(o) Distributions Free and Clear. Except as otherwise provided herein, any distributions under the Plan shall be free and clear of any Liens, Claims and encumbrances, and no other entity, including the Debtors or the Wind Down Trust shall have any interest, legal, beneficial or otherwise, in Wind Down Trust Assets transferred pursuant to the Plan.

(p) Limit on Recoveries. Holders of the New WDT Interests cannot recover more than the full amounts owed on account of such New WDT Interests unless such recovery is: (i) permissible under applicable law; and (ii) from third-party sources other than the Debtors, the Wind Down Trust or the Litigation Trust, as provided for under the Plan. Subject to the express limitation set forth in the final sentence of this Section 4.2(p), the Wind Down Trustee shall retain (but shall have the sole discretion in exercising) any and all rights, powers, and remedies in connection therewith. The Wind Down Trustee may (but shall not be required to) inquire or otherwise attempt to determine whether any Holders of the New WDT Interests stand to recover more than the full amounts owed on account of such New WDT Interests from any such third party sources and, upon receiving or obtaining reasonably credible evidence of any such third party payments, may (but shall not be required to) seek Bankruptcy Court authorization to suspend any further distributions to any such Holders, solely on the basis that such distributions would result in a recovery for such Holders that is not permissible under applicable law. For the avoidance of doubt, the Wind Down Trust shall not suspend any distributions to any Holder of New WDT Interests absent a prior order of the Bankruptcy Court.

4.3 Compliance with Laws.  Any and all distributions of the Wind Down Trust Assets shall be in compliance with applicable laws, including applicable federal and state tax and securities laws.

4.4 Fiscal Year.  Except for the first and last years of the term of the Wind Down Trust, the fiscal year of the Wind Down Trust shall be the calendar year. For the first and last years of the term of the Wind Down Trust, the fiscal year of the Wind Down Trust shall be such portion of the calendar year that the Wind Down Trust is in existence.

4.5 Cash Payments. All distributions required to be made to Holders of Claims under the Plan or the Confirmation Order, or to the Wind Down Trust Beneficiaries shall be made in Cash denominated in United States dollars by checks drawn on a domestic bank approved by the Wind Down Trustee or by wire transfer from a domestic bank approved by the Wind Down Trustee; provided, however, that Cash payments to foreign holders of Wind Down Trust Interests may be made, at the option of the Wind Down Trustee , in such funds, at such exchange rates, and by such means as are necessary or customary in a particular foreign jurisdiction.

Exhibit B-20

4.6 Insurance. The Wind Down Trust may maintain customary insurance coverage for the protection of the Wind Down Trustee, employees and any such other persons serving as administrators and overseers of the Wind Down Trust on and after the Effective Date. The Wind Down Trust also may obtain insurance coverage it deems necessary and appropriate with respect to the Wind Down Trust Assets.

4.7 Reports.

(a) Subject in all respects to Section 4.7(b), following the Effective Date, and during the existence of the Wind Down Trust, the Wind Down Trust shall File with the Bankruptcy Court (and provide to any other party entitled to receive any such report pursuant to this Agreement), within 90 days after the end of each calendar year during the term of the Wind Down Trust, and within 45 days after the end of each calendar quarter during the term of the Wind Down Trust (other than the fourth quarter) and as soon as practicable upon termination of the Wind Down Trust, the Wind Down Trustee shall make available on its website, a written report including: (a) the balance sheet, income statement and statement of cash flows of the Wind Down Trust (the “Financial Statements”) for such period, and, if the end of a calendar year, an unaudited report (which may be prepared by an independent certified public accountant employed by the Wind Down Trustee) reflecting the result of such agreed-upon procedures relating to the administration of the Wind Down Trust as proposed by the Wind Down Trustee; (b) a summary description of any action taken by the Wind Down Trust which, in the judgment of the Wind Down Trustee, materially affects the Wind Down Trust; (c) a description of the progress of liquidating the Wind Down Trust Assets and making distributions to the holders of the New WDT Interests, which description shall include a written report detailing, among other things, the status of the equity interests in Beneficient and FOXO that are held by the Wind Down Trust, the status of Portfolio Co., the status of the Litigation Trust, the proceeds recovered as of the relevant date with respect to assets of the Wind Down Trust or any of the foregoing, and the distributions made by the Wind Down Trust as of the relevant date; and (d) any other material or significant information relating to the Wind Down Trust Assets and the administration of the Wind Down Trust deemed appropriate to be disclosed by the Wind Down Trustee. In addition, the Wind Down Trust shall provide unaudited Financial Statements to each holder of the New WDT Interests on a quarterly basis (which may be quarterly operating reports Filed with the Bankruptcy Court). The Wind Down Trustee may post any such report on a website maintained by or on behalf of the Wind Down Trustee and electronically File it with the Bankruptcy Court in lieu of actual notice to each holder of New WDT Interests (unless required by law).

(b) Notwithstanding the foregoing, in the event that the Wind Down Trustee causes the Wind Down Trust to register under the Exchange Act in accordance with Section 2.4(a) hereof, and as a result the Wind Down Trust becomes a filer of periodic reports with the SEC, then for so long as the Wind Down Trust files periodic reports with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act, the Wind Down Trustee shall be deemed to have satisfied its obligations set forth in Section 4.7(a) by filing such periodic reports with the SEC, posting a copy of such reports on a website maintained by or on behalf of the Wind Down Trust, and Filing a copy of such reports with the Bankruptcy Court.

Exhibit B-21

ARTICLE V

TAX MATTERS

5.1 Wind Down Trustee’s Tax Power for Debtors.

(a) For all taxable periods ended on or before the dissolution of the Debtors, the Wind Down Trustee shall have full and exclusive authority and responsibility in respect of all taxes of the Debtors (including as the common parent or other agent of any consolidated, combined or unitary tax group of which the Debtors were the agent), to the same extent as if the Wind Down Trustee were the Debtors. Without limiting the foregoing, each of the Debtors shall execute, on or prior to the Effective Date, a power of attorney authorizing the Wind Down Trustee to correspond with any tax authority on behalf of such Debtor and to sign, collect, negotiate, settle, and administer tax payments and tax returns.

(b) In furtherance of the transfer of the Wind Down Trust Assets to the Wind Down Trust on the Effective Date, the Wind Down Trust shall be entitled to all tax refunds of the Debtors (and the Wind Down Trust shall bear responsibility for all tax liabilities of the Debtors for taxable periods ended on or before the dissolution of the Debtors, to the extent not discharged by the Plan or provided for payment or otherwise satisfied in the Plan).

(c) Following the Effective Date, the Wind Down Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors, all tax returns required to be filed or that the Wind Down Trustee otherwise deems appropriate, including the filing of amended tax returns or requests for refunds for all taxable periods ended on or before the dissolution of the Debtors.

5.2 Wind Down Trust Assets Treated as Owned by Wind Down Trust Beneficiaries. For all United States federal income tax purposes, all parties (including the Debtors, the Wind Down Trustee, and the Wind Down Trust Beneficiaries) shall treat the transfer of the Wind Down Trust Assets to the Wind Down Trust as (a) a transfer of the Wind Down Trust Assets (subject to any obligations relating to those assets) directly to the Wind Down Trust Beneficiaries and, to the extent Wind Down Trust Assets are allocable to the Disputed Ownership Fund (as defined below), if any, to the Disputed Claims Reserve, followed by (b) the transfer by such beneficiaries to the Wind Down Trust of the Wind Down Trust Assets (other than the Wind Down Trust Assets allocable to the Disputed Ownership Fund, if any) in exchange for New WDT Interests. Accordingly, the Wind Down Trust Beneficiaries shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of the Wind Down Trust Assets (other than the Wind Down Trust Assets allocable to the Disputed Ownership Fund, if any); provided that if any Wind Down Trust Beneficiaries are not considered to receive any Wind Down Trust Assets on the Effective Date based on the fair market value of such assets on such date as determined under Section 5.4(b), such beneficiaries, to the extent permitted by law, shall not be treated as current beneficiaries for United States federal income tax purposes until such time as they are allocated Wind Down Trust taxable income pursuant to Section 5.4(c). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes. To the extent that any Allowed Claim that is treated as receiving a deemed transfer of Wind Down Trust Assets, as described above, is comprised of indebtedness and accrued but unpaid interest thereon, such transfer shall, to the extent permitted by applicable law, be allocated for U.S. federal income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest. For purposes of this Agreement, “Disputed Ownership Fund” means any Wind Down Trust Assets allocable to Disputed Claims elected to be treated as a “disputed ownership fund” governed by section 1.468B-9 of the Treasury Regulations.

Exhibit B-22

5.3 Wind Down Trust Tax Status. For United States federal income tax purposes (and for tax purposes of all state, local and other jurisdictions to the extent applicable), the Wind Down Trust is intended to be treated as a “liquidating trust” under Treasury Regulations section 301.7701-4(d) and, thus, as a grantor trust pursuant to sections 671-677 of the Tax Code, or any successor provisions thereof of which the Wind Down Trust Beneficiaries shall be treated as the grantors and owners (other than in respect of the Disputed Ownership Fund, if any). The Wind Down Trust shall at all times be administered so as to constitute a domestic trust for United States federal income tax purposes.

5.4 Tax Reporting.

(a) The Wind Down Trustee shall file tax returns for the Wind Down Trust treating the Wind Down Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Article V. The Wind Down Trustee also will annually send to each holder of a New WDT Interest that is a current beneficiary for United States federal income tax purposes a separate statement regarding the receipts and expenditures of the Wind Down Trust as relevant for United States federal income tax purposes and will instruct all such holders to use such information in preparing their United States federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their United States federal income tax returns. To the extent permitted by law, the statements described in the foregoing sentence may be posted on a publicly available website instead of being sent to all relevant holders. The Wind Down Trustee shall also file (or cause to be filed) any other statement, return or disclosure relating to the Wind Down Trust that is required by any governmental unit.

(b) As soon as reasonably practicable after Wind Down Trust Assets are transferred to the Wind Down Trust, but in no event later than 180 days thereafter, the Wind Down Trust shall make a good faith valuation, as of the Effective Date, of Wind Down Trust Assets and the Wind Down Trustee shall apprise, in writing, the Wind Down Trust Beneficiaries of such valuation. In connection with the preparation of the valuation contemplated hereby and by the Plan, the Wind Down Trust shall be entitled to retain such professionals and advisors as the Wind Down Trust shall determine to be appropriate or necessary, and the Wind Down Trustee shall take such other actions in connection therewith as it determines to be appropriate or necessary. Such valuation shall be used consistently by all parties (including the Debtors, the Wind Down Trustee and the Wind Down Trust Beneficiaries) for all United States federal income tax purposes, including for determining tax basis and gain or loss. The Wind Down Trust shall bear all of the reasonable costs and expenses incurred in connection with determining such value, including the fees and expenses of any professionals retained by the Wind Down Trustee in connection therewith.

Exhibit B-23

(c) Allocations of Wind Down Trust taxable income among the Wind Down Trust Beneficiaries (other than taxable income allocable to, or retained on account of, the Disputed Ownership Fund, if any) shall be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Wind Down Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Disputed Ownership Fund, if any) to the holders of the New WDT Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Wind Down Trust. Similarly, taxable loss of the Wind Down Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Wind Down Trust Assets. The tax book value of the Wind Down Trust Assets for purposes of this Section 5.4(c) shall equal their fair market value on the Effective Date, or, if later, the date such assets were acquired by the Wind Down Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

(d) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Wind Down Trustee of a private letter ruling if the Wind Down Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Wind Down Trustee), the Wind Down Trustee (i) may timely elect to treat the Disputed Claim Reserve as a Disputed Ownership Fund, and file such tax returns and pay such taxes as may be required consistent with such treatment, and (ii) to the extent permitted by applicable law, shall report consistently with the foregoing for state and local income tax purposes. If a “disputed ownership fund” election is made, all parties (including the Wind Down Trustee and the Wind Down Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

(e) The Wind Down Trustee shall be responsible for payment, out of the Wind Down Trust Assets, of any taxes imposed on the Wind Down Trust or its assets, including the Disputed Claims Reserve. More particularly, any taxes imposed on any Disputed Claim Reserve or its assets will be paid out of the assets of the Disputed Claim Reserve (including any Wind Down Trust Assets allocable to Disputed Claims), and netted against any subsequent distributions in respect of the allowance or disallowance of such Claims. In the event, and to the extent, any Cash in any Disputed Claim Reserve is insufficient to pay the portion of any taxes attributable to taxable income arising from assets of the Disputed Claim Reserve (including any income that may arise upon an actual or constructive distribution of the assets of the reserve in respect of the resolution of Disputed Claims), assets of the Disputed Claim Reserve (including those otherwise distributable) may be sold to pay such taxes.

Exhibit B-24

(f) The Wind Down Trustee may request an expedited determination of taxes of the Wind Down Trust, or the Debtors under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Wind Down Trust or the Debtors for all taxable periods through the dissolution of the Wind Down Trust and for all taxable periods of the Debtors ending on or after the Petition Date.

5.5 Tax Withholdings by Wind Down Trustee. The Wind Down Trustee may withhold and pay to the appropriate tax authority all amounts required to be withheld pursuant to the Tax Code or any provision of any foreign, state or local tax law with respect to any payment or distribution to the holders of New WDT Interests. All such amounts withheld and paid to the appropriate tax authority (or placed in escrow pending resolution of the need to withhold) shall be treated as amounts distributed to such holders of New WDT Interests for all purposes of this Agreement. The Wind Down Trustee shall be authorized to collect such tax information from the holders of New WDT Interests (including social security numbers or other tax identification numbers) as in its sole discretion the Wind Down Trustee deems necessary to effectuate the Plan, the Confirmation Order, and this Agreement. In order to receive distributions under the Plan, all holders of New WDT Interests shall be required to identify themselves to the Wind Down Trustee and provide tax information and the specifics of their holdings, to the extent the Wind Down Trustee deems appropriate in the manner and in accordance with the procedures from time to time established by the Wind Down Trustee for these purposes. This identification requirement generally applies to all holders, including those who hold their Claims in “street name.” The Wind Down Trustee may refuse to make a distribution to any holder of a New WDT Interests that fails to furnish such information in a timely fashion, and until such information is delivered may treat such holder’s New WDT Interests as disputed; provided, however, that, upon the delivery of such information by a holder of a New WDT Interest, the Wind Down Trustee shall make such distribution to which the holder of the New WDT Interest is entitled, without additional interest occasioned by such holder’s delay in providing tax information; provided, further, that, if such information is not furnished to the Wind Down Trustee within twelve (12) months of the original request to furnish such information, no further distributions shall be made to the holder of such New WDT Interest; provided, further, that, if the Wind Down Trustee fails to withhold in respect of amounts received or distributable with respect to any such holder and the Wind Down Trustee is later held liable for the amount of such withholding, such holder shall reimburse the Wind Down Trustee for such liability (to the extent such amounts were actually distributed to such holder).

ARTICLE VI

POWERS OF AND LIMITATIONS ON THE WIND DOWN TRUSTEE

6.1 Wind Down Trustee.

(a) The Wind Down Trustee means Elizabeth C. Freeman so long as she continues in office, and all other individuals who have been duly elected and qualify as Wind Down Trustee of the Wind Down Trust hereunder pursuant to Section 1.4 or Article VII. Subject to Article VII, the Wind Down Trustee shall hold office until the termination of the Wind Down Trust in accordance with the terms set forth in this Agreement. References herein to the Wind Down Trustee shall refer to the person or persons serving as the Wind Down Trustee solely in its or their capacity as trustees hereunder.

Exhibit B-25

(b) The Wind Down Trustee will serve on and after the Effective Date in accordance with this Agreement, the Confirmation Order and the Plan. The Wind Down Trustee shall be appointed as the representative of each of the Debtors’ Estates pursuant to sections 1123(a)(5), (a)(7) and (b)(3)(B) of the Bankruptcy Code, subject to the terms of the Plan, the Confirmation Order and this Agreement.

(c) Subject to Section 6.1(a) and the other express limitations set forth herein, any actions of the Wind Down Trustee contemplated by this Agreement shall be decided and conducted by the Wind Down Trustee.

6.2 Powers and Duties of the Wind Down Trustee.

(a) The Wind Down Trustee shall administer the Wind Down Trust in accordance with this Agreement. The Wind Down Trustee, in the exercise of her reasonable business judgment, shall in an orderly manner liquidate and convert to Cash the Wind Down Trust Assets and make distributions in accordance with the Confirmation Order and the Plan. Except as specifically set forth in the Confirmation Order or the Plan and subject to compliance with any applicable lock-up agreement or securities law requirement, the Wind Down Trustee shall have all power to take any and all actions as, in the sole discretion of the Wind Down Trustee, are necessary, advisable, or appropriate to implement the Plan, administer and monetize the Wind Down Trust Assets, and effectuate the purpose of the Wind Down Trust, including but not limited to:

(i) making or facilitating distributions to Holders of Claims and Wind Down Trust Beneficiaries in accordance with the Plan and this Agreement;

(ii) receiving for distribution, or directing the distribution of, the proceeds from the realization of the Initial Litigation Trust Assets pursuant to the provisions of the Plan and this Agreement;

(iii) overseeing and making all decisions with respect to the wind down, dissolution, and liquidation of the Wind Down Debtors and the Wind Down Trust after the Effective Date, including, without limitation, the monetization of the Debtors’ Assets (other than Initial Litigation Trust Assets);

(iv) subject to the other provisions of this Agreement (including Section 1.2 and Section 6.3), taking all appropriate actions to maximize the value of and monetize the Wind Down Trust Assets for the benefit of stakeholders, whether by accepting, preserving, receiving, collecting, administering, selling, liquidating, or transferring, as applicable, the Wind Down Trust Assets;

(v) subject to Section 6.2(c), conducting sales or liquidations of Wind Down Trust Assets on any terms it deems reasonable;

Exhibit B-26

(vi) negotiating, executing, performing and consummating, and taking any other action necessary or advisable in connection with, the Wind Down Transactions or the maintenance or operation of the Wind Down Trust in the ordinary course of business;

(vii) creating additional sub-trusts within (or other subsidiary Entities under) the Wind Down Trust, which may have a separate legal existence, but which shall be considered sub-trusts (or other subsidiary Entities under, as applicable) of the Wind Down Trust;

(viii) abandoning any Wind Down Trust Assets that the Wind Down Trustee determines in her reasonable discretion to be of de minimis value or burdensome to the Wind Down Trust;

(ix) hiring, managing, directing, terminating and paying professionals, including but not limited to, general or special Wind Down Trust counsel or litigation counsel, experts, consultants, accountants, and financial advisors, pursuant to and in accordance with Section 6.7;

(x) taking actions necessary or advisable to undertake and comply with the various responsibilities and duties imposed on the Wind Down Trustee under the Plan;

(xi) placing Cash constituting Wind Down Trust Assets in certain cash management instruments as provided in Section 6.8 and to cause such instruments, or any part thereof, to be registered and held by the Wind Down Trustee, on behalf of the Wind Down Trust;

(xii) administering each Debtor’s tax obligations, including (A) filing tax returns, reports, and statements and paying tax obligations, (B) requesting, if necessary, an expedited determination of any unpaid tax liability of each Debtor or its estate under section 505(b) of the Bankruptcy Code for all taxable periods of such Debtor ending after the Petition Date through the liquidation of such Debtor as determined under applicable tax laws, and (C) representing the interest and account of each Debtor or its estate before any taxing authority in all matters including any claims, defense, action, suit, proceeding or audit;

(xiii) administering the Wind Down Trust’s tax obligations, including (A) filing tax returns and paying tax obligations, (B) requesting, if necessary, an expedited determination of any unpaid tax liability of the Wind Down Trust for all taxable periods of the Wind Down Trust through the dissolution of the Liquidating Trust as determined under applicable tax laws, and (C) representing the interest and account of the Wind Down Trust before any taxing authority in all matters including any claim, defense, action, suit, proceeding or audit;

(xiv) obtaining insurance coverage with respect to its liabilities and obligations as Wind Down Trustee under this Agreement (in the form of an errors and omissions policy or otherwise); and

Exhibit B-27

(xv) exercising such other powers as may be vested in or assumed by the Wind Down Trustee pursuant to this Agreement and applicable law as may be necessary and desirable to carry out the provisions of the Plan, this Agreement and applicable law.

(b) The Wind Down Trustee shall have the power (but shall not be required by virtue of the provisions of this Agreement) to determine, in her reasonable good faith discretion, the value of the Wind Down Trust Assets following the Effective Date. The Wind Down Trustee shall be authorized in her sole, reasonable discretion to select and retain appraisers, valuation counselors, or other professionals, at the expense of the Wind Down Trust, to assist in determining such value.

(c) The Wind Down Trustee need not obtain the order or approval of the Bankruptcy Court in the exercise of any power, rights, or discretion conferred hereunder (except as otherwise provided in this Agreement), or account to the Bankruptcy Court; provided, however, that, notwithstanding anything in this Agreement to the contrary (including Section 6.2(a)), the Wind Down Trustee shall be required to obtain the prior approval of the Bankruptcy Court for any transaction, disposition, settlement or compromise of any Wind Down Trust Assets with an economic value of $5,000,000 or more (in the Wind Down Trustee’s good faith determination) for such transaction, disposition, settlement or compromise.

(d) Except as otherwise provided in this Agreement, the Wind Down Trustee will not be required to obtain the order or approval of the Bankruptcy Court, or any other court of competent jurisdiction in, or account to the Bankruptcy Court or any other court of competent jurisdiction for, the exercise of any right, power or privilege conferred hereunder. Pursuant to the Plan, the Bankruptcy Court has retained jurisdiction for such purposes and may approve or disapprove any such proposed action upon motion by the Wind Down Trustee.

(e) Following the Effective Date, the Wind Down Trustee shall be deemed a party in interest with standing to appear in the Chapter 11 Cases and object to any pleading Filed thereafter; provided, however, that such standing and right to object does not alter the respective rights or responsibilities of the Wind Down Trustee or the Litigation Trustee under the Plan, this Agreement or the Litigation Trust Agreement, alter any governing approval standard under applicable law, or otherwise limit the ability of any party with standing to respond to pleadings Filed, or objections raised, by the Wind Down Trustee.

6.3 Limitations on Wind Down Trustee. The Wind Down Trustee shall, on behalf of the Wind Down Trust, hold the Wind Down Trust out as a trust in the process of liquidation and not as an investment company. The Wind Down Trustee shall be restricted to the liquidation of the Wind Down Trust Assets on behalf, and for the benefit, of the Wind Down Trust Beneficiaries and the distribution and application of the Wind Down Trust Assets for the purposes set forth in, and the conservation and protection of the Wind Down Trust Assets and the administration thereof in accordance with, the provisions of this Agreement, the Plan and the Confirmation Order, and shall not take any action which will cause the Wind Down Trust to fail to qualify as a “liquidating trust” for the United States federal income tax purposes or that would require the Trust to register under the Exchange Act (except as otherwise determined by the Wind Down Trustee in accordance with Section 2.4(a)) or as an investment company under the Investment Company Act or would otherwise be inconsistent with the exemption from registration under the Investment Company Act for companies whose activities are merely incidental to their dissolution. The foregoing shall not limit the Wind Down Trustee’s ability to make determinations and take actions regarding compliance with tax withholding requirements (including remittances).

Exhibit B-28

6.4 Compensation and Expenses of the Wind Down Trustee. The Wind Down Trustee shall receive compensation of $700.00 an hour in addition to expense reimbursement related to her duties under this Agreement.

6.5 Actions Taken on Other Than a Business Day. In the event that any act under the Plan or this Agreement is required to be performed on a date that is not a Business Day, then the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.6 Agents, Employees and Professionals. The Wind Down Trustee, on behalf of the Wind Down Trust, may employ, without further order of the Bankruptcy Court, agents, professionals (including professionals previously engaged in the Chapter 11 Cases), employees, or other independent contractors (“Trust Professionals”) to assist in carrying out her duties under the Plan, including this Agreement, and may compensate and reimburse the expenses of these professionals, employees, or other independent contractors based upon the nature of the work performed by such parties without further order of the Bankruptcy Court. All payments to Trust Professionals shall be paid out of the Funding or as otherwise determined by the Wind Down Trustee.

6.7 Investment of Wind Down Trust Monies. The Wind Down Trustee shall be under no obligation to generate or produce, or have any liability for, interest or other income on any monies received by the Trust and held for distribution or payment to the Wind Down Trust Beneficiaries, except as such interest or income shall be actually received by the Wind Down Trustee. The Wind Down Trustee may place Cash (including any earnings thereon or proceeds therefrom) held by the Wind Down Trust temporarily, pending use for payment of expenses or distribution to Wind Down Trust Beneficiaries, in cash management instruments; provided, that such instruments are (a) instruments permitted to be held by a “liquidating trust” within the meaning of Treasury Regulations section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings or other controlling authorities and (b) limited to demand and time deposits, such as short term certificates of deposit, in banks or other savings institutions, or other temporary, liquid investments, such as treasury bills. All monies and other assets received by the Wind Down Trustee as Wind Down Trust Assets (including the proceeds thereof as a result of the placement of Cash into cash management instruments in accordance with this Section 6.7) shall, until distributed or paid over as herein provided, be held in trust for the benefit of the Wind Down Trust Beneficiaries, and shall not be segregated from other Wind Down Trust Assets, unless and to the extent required by the Plan. Once Cash is placed in one or more cash management instruments, the Trustee shall not sell, dispose of or otherwise liquidate the instrument until such time as such funds are (1) needed to pay expenses incurred in administering the Wind Down Trust, or (2) available to be distributed pursuant to this Agreement; provided, however, that the Wind Down Trustee may do so if the Wind Down Trustee determines in her discretion that doing so is necessary to protect the Wind Down Trust from loss on the amounts held in cash management instruments. Notwithstanding the foregoing, the Wind Down Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including Disputed Claims), to pay expenses of maintaining and administering the Wind Down Trust, or to maintain the value of the Wind Down Trust Assets during liquidation.

Exhibit B-29

6.8 Termination.  The duties, responsibilities and powers of the Wind Down Trustee shall terminate on the date the Wind Down Trust is wound up and dissolved pursuant to Section 3.2, under applicable law, in accordance with the Plan, by an order of the Bankruptcy Court; provided, that Article VIII, Article IX and the applicable defined terms set forth in this Agreement and the Plan referenced therein shall survive such termination, dissolution and entry.

ARTICLE VII

SUCCESSOR WIND DOWN TRUSTEE

7.1 Resignation. The Wind Down Trustee may resign from the Wind Down Trust by filing on the docket of the Chapter 11 Cases a written notice at least sixty (60) days prior to the expected date of resignation. Such resignation shall become effective on the later to occur of (a) the date specified in such written notice and (b) the effective date of the appointment of a successor Wind Down Trustee in accordance with Section 7.4 and such successor’s acceptance of such appointment in accordance with Section 7.5. Without limiting any other reporting or accounting obligations under the Plan or this Agreement, in the event of a resignation, the resigning Wind Down Trustee shall file with the Bankruptcy Court a full and complete written accounting of monies and Wind Down Trust Assets received, disbursed, and held during the term of office of the resigning Wind Down Trustee. Notwithstanding the resignation of the Wind Down Trustee pursuant to this Section 7.1, the rights of the resigning Trustee under this Agreement with respect to acts or omissions occurring prior to the effectiveness of such resignation will continue for the benefit of such resigning Trustee following the effectiveness of such resignation.

7.2 Removal. The Wind Down Trustee may be removed at any time for Cause,[1] after notice and a hearing, by: (a) the Bankruptcy Court on its own initiative; or (b) the Bankruptcy Court upon a motion from 25% or more of the Wind Down Trust Beneficiaries, then holding at least 25% of the then-outstanding New WDT Interests in the aggregate. Without limiting the generality of the foregoing, and notwithstanding anything else to the contrary in this Agreement, the Wind Down Trustee does not waive any protections in its favor, including the requirements of the Barton Doctrine, and the Wind Down Trustee shall be entitled to assert all rights in connection therewith. Such removal shall become effective on the date specified in order approval removal by the Bankruptcy Court. Notwithstanding the removal of the Wind Down Trustee pursuant to this Section 7.2, the rights of the resigning Wind Down Trustee under this Agreement with respect to acts or omissions occurring prior to the effectiveness of such removal will continue for the benefit of such resigning Wind Down Trustee following the effectiveness of such resignation.

[6]	“Cause” shall mean: (i) the Wind Down Trustee’s willful failure to perform his/her/its material duties hereunder, which is not remedied within 30 days of notice; (ii) the Wind Down Trustee’s commission of an act of fraud, theft or embezzlement during the performance of his/her/its duties hereunder; (iii) the Wind Down Trustee’s conviction of a felony; or (iv) the Wind Down Trustee’s gross negligence, bad faith, willful misconduct, or knowing violation of law in the performance of his/her/its duties hereunder.

Exhibit B-30

7.3 Effect of Resignation or Removal. The resignation, removal, incompetency, bankruptcy or insolvency of the Wind Down Trustee shall not operate to terminate the Wind Down Trust or to revoke any existing agency created pursuant to the terms of this Agreement, the Plan or the Confirmation Order or invalidate any action theretofore taken by the Wind Down Trustee. All fees and expenses properly incurred by the Wind Down Trustee prior to the resignation, incompetency or removal of the Wind Down Trustee shall be paid as set forth in this Agreement and the Plan, unless such fees and expenses are disputed by any Wind Down Trust Beneficiary, in which case the Bankruptcy Court shall resolve the dispute and any disputed fees and expenses of the predecessor Wind Down Trustee that are subsequently allowed by the Bankruptcy Court shall be paid as set forth in this Agreement and the Plan. In the event of the resignation or removal of the Wind Down Trustee, such Wind Down Trustee shall: (x) promptly execute and deliver such documents, instruments and other writings as may be reasonably requested by the successor Wind Down Trustee or directed by the Bankruptcy Court to effect the termination of such Wind Down Trustee’s capacity under this Agreement, (y) promptly deliver to the successor Wind Down Trustee all material documents, instruments, records and other writings related to the Wind Down Trust as may be in the possession of such Wind Down Trustee and (z) otherwise assist and cooperate in effecting the assumption of her obligations and functions by such successor Wind Down Trustee.

7.4 Appointment of Successor. Upon the resignation or dissolution of the Wind Down Trustee, the Bankruptcy Court shall appoint a successor Wind Down Trustee. In the event of the death, resignation, removal, bankruptcy or insolvency of the Wind Down Trustee, the Bankruptcy Court upon request or on its motion shall appoint a successor Wind Down Trustee on an interim or permanent basis.

7.5 Acceptance of Appointment by Successor Wind Down Trustee. Any successor Wind Down Trustee appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing and, in case of the Wind Down Trustee’s resignation, to the resigning Wind Down Trustee. Thereupon, such successor Wind Down Trustee shall, without any further act, become vested with all the liabilities, duties, powers, rights, title, discretion and privileges of its predecessor in the Wind Down Trust with like effect as if originally named Wind Down Trustee and shall be deemed appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). The resigning or removed Wind Down Trustee shall duly assign, transfer and deliver to such successor Wind Down Trustee all property and money held by such resigning or removed Wind Down Trustee hereunder and shall, as directed by the Bankruptcy Court or reasonably requested by such successor Wind Down Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Wind Down Trustee upon the trusts herein expressed, all the liabilities, duties, powers, rights, title, discretion and privileges of such resigning or removed Wind Down Trustee.

Exhibit B-31

ARTICLE VIII

RELIANCE, LIABILITY AND INDEMNIFICATION

8.1 Reliance by the Wind Down Trustee. Except as otherwise provided in this Agreement, the Plan or the Confirmation Order, the Wind Down Trustee may rely and shall be protected in acting upon or in any manner consisted with any resolution, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Wind Down Trustee to be genuine and to have been signed or presented by the proper party or parties. Without limiting the generality of the preceding sentence, the Wind Down Trustee may rely and shall be protected in acting upon or in any manner consistent with any Order entered by the Bankruptcy Court, including, without limitation, any Order entered by the Bankruptcy Court on and after the Effective Date.

8.2 Liability to Third Persons. The Wind Down Trustee shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Wind Down Trust Assets or the affairs of the Wind Down Trust and shall not be liable with respect to any action taken or omitted to be taken in good faith, except for actions and omissions determined by a final order of the Bankruptcy Court to be due to their respective gross negligence, intentional fraud, criminal conduct or willful misconduct, and all such persons shall look solely to the Wind Down Trust Assets for satisfaction of claims of any nature arising in connection with affairs of the Wind Down Trust. Other than as set forth in the Plan or in the Confirmation Order, nothing in this Section 8.2 shall be deemed to release any Wind Down Trust Beneficiary from any actions or omissions occurring prior to the Effective Date.

8.3 Nonliability of Wind Down Trustee for Acts of Others. Except as expressly provided herein, nothing contained in this Agreement, the Plan or the Confirmation Order shall be deemed to be an assumption by the Wind Down Trustee or the Trust Professionals of any of the liabilities, obligations or duties of the Debtors or shall be deemed to be or contain a covenant or agreement by the Wind Down Trustee to assume or accept any such liability, obligation or duty, and none of the Wind Down Trustee or the Trust Professionals has assumed or will assume, as a result of this Agreement or otherwise, any such liability, obligation or duty. Any successor Wind Down Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Wind Down Trustee hereunder, and any statement or representation made as to the assets comprising the Wind Down Trust Assets or as to any other fact bearing upon the prior administration of the Wind Down Trust, so long as it has a good faith basis to do so. The Wind Down Trustee shall not be liable for having accepted and relied in good faith upon any such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. The Wind Down Trustee or any successor Wind Down Trustee shall not be liable for any act or omission of any predecessor Wind Down Trustee, nor have a duty to enforce any claims against any predecessor Wind Down Trustee on account of any such act or omission. No provision of this Agreement shall require the Wind Down Trustee to expend or risk her personal funds or otherwise incur any financial liability in the performance of her rights or powers hereunder if the Wind Down Trustee has reasonable grounds to believe that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.

Exhibit B-32

8.4 Exculpation. From and after the Effective Date, the Wind Down Trust, the Wind Down Trustee and the Trust Professionals shall be and hereby are exculpated by the Wind Down Trust Beneficiaries from any and all claims, causes of action and other assertions of liability arising out of or related to the discharge of their respective powers and duties conferred by the Plan, this Agreement or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law or otherwise, except for actions or omissions to act that are determined by Final Order of the Bankruptcy Court to have arisen out of their own respective intentional fraud, criminal conduct, gross negligence or willful misconduct. No Wind Down Trust Beneficiary shall have or be permitted to pursue any claim or cause of action against the Wind Down Trustee, the Wind Down Trust, the employees, professionals or representatives of either the Wind Down Trustee or the Wind Down Trust (including the Trust Professionals), for making payments in accordance with, or for implementing, the provisions of the Plan, the Confirmation Order or this Agreement. Any action taken or omitted to be taken with the express approval of the Bankruptcy Court shall conclusively be deemed not to constitute gross negligence or willful misconduct.

8.5 Limitation of Liability. The Wind Down Trustee and the Trust Professionals will not be liable for punitive, exemplary, consequential, special or other damages for a breach of this Agreement or any other matter relating to this Agreement under any circumstances.

8.6 Indemnity. The Wind Down Trustee (including the individual(s) serving as or comprising the Wind Down Trustee), the employees of the Wind Down Trust and their respective agents, employees, officers, directors, professionals, attorneys, accountants, advisors, representatives and principals (collectively, the “Indemnified Parties”) shall be indemnified by the Wind Down Trust solely from the Wind Down Trust Assets for any losses, claims, damages, liabilities and expenses occurring after the Effective Date, including reasonable attorneys’ fees, disbursements and related expenses which the Indemnified Parties may incur or to which the Indemnified Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against one or more of the Indemnified Parties on account of the acts or omissions in their capacity as, or on behalf of, the Wind Down Trustee; provided, however, that the Wind Down Trust shall not be liable to indemnify any Indemnified Party for any act or omission arising out of such Indemnified Party’s respective gross negligence, fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court. Notwithstanding any provision herein to the contrary, the Indemnified Parties shall be entitled to obtain advances from the Wind Down Trust to cover their reasonable expenses of defending themselves in any action brought against them as a result of the acts or omissions, actual or alleged, of an Indemnified Party in its capacity as such, except for any actions or omissions arising from their own respective willful misconduct, fraud or gross negligence; provided, however, that the Indemnified Parties receiving such advances shall repay the amounts so advanced, without interest, to the Wind Down Trust immediately upon the entry of a final, non-appealable judgment or order finding that such Indemnified Parties were not entitled to any indemnity under the provisions of this Section 8.6. The foregoing indemnity in respect of any Indemnified Party shall survive the termination of such Indemnified Party from the capacity for which they are indemnified.

Exhibit B-33

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that any document to be entered into in connection herewith provides otherwise, the rights, duties, and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of Texas, without giving effect to principles of conflicts of laws.

9.2 Jurisdiction. Subject to the proviso below, the parties agree that the Bankruptcy Court shall have exclusive jurisdiction over the Wind Down Trust and the Wind Down Trustee, including the administration and activities of the Wind Down Trust and the Wind Down Trustee, and, pursuant to the Plan, the Bankruptcy Court has retained such jurisdiction; provided, however, that notwithstanding the foregoing, the Wind Down Trustee shall have power and authority to bring any action in any court of competent jurisdiction (including the Bankruptcy Court) to prosecute any Claims or Causes of Action assigned to, or arising from or suffered by, the Wind Down Trust.

9.3 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be determined by a final, non-appealable judgment or order to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the full extent permitted by law.

9.4 Notices. Any notice or other communication required or permitted to be made under this Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally, by email (with receipt acknowledged), or sent by nationally recognized overnight delivery service (with delivery receipt provided):

(i) if to the Wind Down Trust, to:

[Wind Down Trustee]

[●]

with a copy to:

[●]

(ii) if to any Wind Down Trust Beneficiary, to the last known address of such Wind Down Trust Beneficiary according to the Debtors’ records, such Wind Down Trust Beneficiary’s proof of claim or the lists of record holders provided to the Wind Down Trustee.

Exhibit B-34

9.5 Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision of this Agreement.

9.6 Controlling Document. With respect to any conflict or inconsistency between the Plan and this Agreement, this Agreement shall govern. With respect to any conflict or inconsistency between the Plan and the Plan Supplement (including this Agreement) on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall govern.

9.7 Entire Agreement. This Agreement, the Plan and the Confirmation Order constitute the entire agreement by and among the parties and supersede all prior and contemporaneous agreements or understandings by and among the parties with respect to the subject matter of this Agreement.

9.8 Amendment. The Wind Down Trustee may, from time to time, modify, supplement, or amend this Agreement but only to clarify any ambiguity or inconsistency, or render this Agreement in compliance with its stated purposes (including as provided in Section 2.4(a) hereof), and only if such amendment does not materially and adversely affect the interests, rights, treatment, or distributions of any Wind Down Trust Beneficiary and is not inconsistent with the Plan. The Wind Down Trustee, with the approval of the Bankruptcy Court may, from time to time, modify, supplement, or amend this Agreement in any way that is not inconsistent with the Plan or the Confirmation Order.

9.9 Confidentiality. Except as required in the performance of her duties, the Wind Down Trustee shall, while serving as Wind Down Trustee under this Agreement, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Wind Down Trust Assets relate or of which he has become aware in her capacity as Wind Down Trustee.

9.10 Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities. The words herein and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or subdivision of this Agreement. The term “including” shall mean “including, without limitation.”

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument. A facsimile or portable document file (PDF) signature of any party shall be considered to have the same binding legal effect as an original signature.

9.12 Intention of Parties to Establish Wind Down Trust. This Agreement is intended to create a Wind Down Trust for United States federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Agreement may be amended to comply with such United States federal income tax laws, which amendments may apply retroactively.

9.13 Waiver of Jury Trial. Each of the parties hereto acknowledges and agrees that any controversy that may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby is expected to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any claim, action, litigation or other proceeding (“Proceeding”), directly or indirectly, connected with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement, or the transactions contemplated by this Agreement. Each party hereto hereby acknowledges and certifies that (a) no representative of the other parties has represented, expressly or otherwise, that such other parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of this waiver, (c) it makes this waiver voluntarily, and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 9.13.

[Signature Pages Follow]

Exhibit B-35

IN WITNESS WHEREOF; the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers, representatives or agents, effective as of the date first above written.

GWG Holdings, Inc.

By:____________________________________
Name:
Title:

GWG Life, LLC

By:____________________________________
Name:
Title:

GWG Life USA, LLC

By:____________________________________
Name:
Title:

GWG DLP Funding IV, LLC

By:____________________________________
Name:
Title:

GWG DLP Funding VI, LLC

By:____________________________________
Name:
Title:

GWG DLP Funding Holdings

By:____________________________________
Name:
Title:

ELIZABETH C. FREEMAN, solely in her capacity as Wind Down Trustee and not in any individual capacity

By:____________________________________
Name:
Title:

[Signature Page to Wind Down Trust Agreement]

Exhibit B-36

Exhibit C

Approved Litigation Trust Agreement

[FORM AGREEMENT]

LITIGATION TRUST AGREEMENT

This LITIGATION TRUST AGREEMENT is made this [●]th day of [●], 2023 (this “Agreement”), by and among GWG Holdings, Inc.; GWG Life, LLC; GWG Life USA, LLC; GWG DLP Funding IV, LLC; GWG DLP Funding VI, LLC; and GWG DLP Funding Holdings VI, LLC, as debtors and debtors-in-possession (collectively, the “Debtors”), Elizabeth C. Freeman, as trustee for the Wind Down Trust (in such capacity, the “Wind Down Trustee”), and Michael I. Goldberg, as trustee of the Litigation Trust referred to herein (in such capacity, the “Litigation Trustee”). This Agreement creates and establishes the Litigation Trust (the “Litigation Trust”) referenced herein in order to facilitate the implementation of the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted by the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Propopents, dated [●], 2023 (as confirmed, and as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms and provisions thereof, the “Plan”).1 Each Debtor and the Litigation Trustee are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, each of the Debtors filed a voluntary petition for relief (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on April 20, 2022 (the “Petition Date”) in the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on May 9, 2022, the United States Trustee for the Southern District of Texas appointed an official committee of bondholders (as may be reconstituted from time to time, the “Bondholder Committee”) in the Chapter 11 Cases;

WHEREAS, on May 2, 2022, L Bond Management LLC entered an appearance in the Chapter 11 Cases as the agent for twenty-four holders of Seller Trust L Bonds, who collectively hold bonds with a face-value of $366.9 million, and is a special purpose entity formed under Delaware law that is charged with maximizing recoveries on these bonds;

WHEREAS, on April 20, 2023, the Debtors filed the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted by the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Propopents (Docket No. 1678);

WHEREAS, on [●], 2023, the Bankruptcy Court entered its order confirming the Plan (Docket No. [●]) (the “Confirmation Order”);

WHEREAS, this Litigation Trust is established pursuant to the Plan as a liquidating trust and treated for U.S. federal income tax purposes as a liquidating trust described in Treasury Regulation section 301.7701-4(d) and generally in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684; accordingly, for U.S. federal income tax purposes, the Litigation Trust is intended to qualify as a “grantor trust” within the meaning of sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the “Tax Code”) with the holders of the New WDT Interests (such holders, “Wind Down Trust Beneficiaries”) treated solely for U.S. federal income tax purposes as grantors and owners of the Litigation Trust (other than with respect to any assets allocable to, or retained on account of, disputed claims as a “disputed ownership fund”, within the meaning of Treasury Regulation section 1.468B-9);

[1]	For all purposes of this Agreement, references to the Plan shall mean the version of the Plan approved and confirmed through the Confirmation Order that is entered by the Bankruptcy Court (each, as defined below). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan and the Confirmation Order.

Exhibit C-1

WHEREAS, other than as described above for U.S. federal income tax purposes, it is intended for purposes of U.S. securities law and all other applicable law that the Litigation Trust be established with the Wind Down Trust as the sole beneficiary of the Litigation Trust and the Wind Down Trust Beneficiaries as the beneficiaries of the Wind Down Trust and the holders of the New WDT Interests;

WHEREAS, the sole purpose of the Litigation Trust is to hold and liquidate the Litigation Trust Assets in a manner consistent with the Plan and the terms of this Agreement, in cooperation with the Wind Down Trustee and with no objective or authority to continue or engage in the conduct of any trade or business or make any investments, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Litigation Trust and the Plan;

WHEREAS, the Litigation Trust is intended to be exempt from the registration requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Litigation Trust shall not be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth in this Agreement, the Plan, or the Confirmation Order; and

WHEREAS, the Litigation Trustee shall have all powers necessary to implement the provisions of this Agreement and administer the Litigation Trust as provided herein, in the Plan and the Confirmation Order, and under applicable non-bankruptcy law.

NOW, THEREFORE, pursuant to the Plan and the Confirmation Order, in consideration of the promises, the mutual agreements of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the Parties hereby agree as follows:

Article I
ESTABLISHMENT OF THE LITIGATION TRUST

1.1 Establishment of the Litigation Trust and Appointment of the Litigation Trustee.

(a) The Debtors and the Litigation Trustee, pursuant to the Plan and the Confirmation Order and in accordance with the applicable provisions of the Bankruptcy Code and other applicable law, hereby establish a trust which shall be known as the Litigation Trust, on the terms set forth herein. In connection with the exercise of the Litigation Trustee’s powers hereunder, the Litigation Trustee may use this name or such variation thereof as the Litigation Trustee sees fit.

Exhibit C-2

(b) The Litigation Trustee is hereby appointed as trustee of the Litigation Trust as of the Effective Date. Subject to the terms of this Agreement, any decision or action by the Litigation Trustee with respect to the Litigation Trust Assets shall be exercised by the Litigation Trustee at its sole discretion and subject to the Litigation Trustee’s duties imposed thereon by this Agreement, the Plan, and the Confirmation Order, and such decisions shall be binding and conclusive.

(c) The sole beneficiary of the Litigation Trust shall be the Wind Down Trust, and all beneficial and reversionary interests in the Litigation Trust Assets shall be held by the Wind Down Trust. All proceeds distributed to the Wind Down Trust on account of such interests shall be used and distributed in accordance with the Wind Down Trust Agreement and the Plan; provided, however, that such proceeds may be otherwise retained and used by the Wind Down Trust only with the consent of the Litigation Trustee or by order of the Bankruptcy Court.

(d) The Litigation Trustee shall be, a “United States person” as such term is defined in Section 7701(a)(30) of the Tax Code.

1.2 Transfer of Initial Assets Into the Litigation Trust. Pursuant to the Plan and the Confirmation Order, upon the Effective Date, the Initial Litigation Trust Assets (together with assets and Causes of Action subsequently acquired, received, transferred or assigned to or possessed by the Litigation Trust, including all proceeds of the Initial Litigation Trust Assets, the “Litigation Trust Assets”) shall be deemed transferred to the Litigation Trust by the Debtors and title to such Litigation Trust Assets shall vest in the Litigation Trust free and clear of all liens, claims, interests, and encumbrances. The act of transferring the Initial Litigation Trust Assets, as authorized by the Plan, shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Litigation Trust as if the asset or right was still held by the applicable Debtor. Any Causes of Action that have been commenced by the Investigations Committee, and are not released pursuant to the Plan, shall be included in the Retained Causes of Action and transferred to the Litigation Trust on the Effective Date. Notwithstanding anything to the contrary herein, the Litigation Trust may abandon to creditors or otherwise not accept any Retained Causes of Action that the Litigation Trustee believes, in good faith, have no value to the Litigation Trust; provided that creditors shall be deemed to assign to the Litigation Trust any such Retained Causes of Action so abandoned to creditors and such Retained Causes of Action shall be Litigation Trust Assets.

1.3 Initial Litigation Trust Funding. The Litigation Trust shall be funded with the Initial Litigation Trust Funding Amount, together with the other Initial Litigation Trust Assets, on the Effective Date of the Plan and as a condition to the Effective Date of the Plan.

1.4 Title to the Litigation Trust Assets. Upon the assignment and/or transfer of the Initial Litigation Trust Assets to the Litigation Trust, the Litigation Trust shall succeed to all of the Debtors’ rights, title and interest in the Initial Litigation Trust Assets for the benefit of the Wind Down Trust subject to the terms of the Plan, and, except as set forth in Section 1.1(c), no other Entity shall have any interest, legal, beneficial or otherwise, in the Initial Litigation Trust Assets upon such assignment and transfer to the Litigation Trust (other than as provided in the Plan, the Confirmation Order or this Agreement). The Litigation Trust Assets will be treated for tax purposes as being transferred by the Debtors to the Wind Down Trust Beneficiaries (as set forth in the Plan and the Wind Down Trust Agreement), and then by the Wind Down Trust Beneficiaries to the Wind Down Trust in exchange for New WDT Interests, and then by the Wind Down Trust on behalf of such Wind Down Trust Beneficiaries to the Litigation Trust.

Exhibit C-3

1.5 Nature and Purpose of the Litigation Trust.

(a) Purpose. The Litigation Trust is established as a trust, subject to the terms and conditions contained herein and in the Plan, solely for the purpose of holding and liquidating the Litigation Trust Assets in a manner consistent with the Plan and the terms of this Agreement, in cooperation with the Wind Down Trustee. As further set forth in Section 2.1, the Litigation Trustee shall confer with the Wind Down Trustee with respect to the commencement of any litigation in connection with the Retained Causes of Action or any other Causes of Action subsequently acquired, received, transferred or assigned to the Litigation Trust and the potential recoveries to Wind Down Trust Beneficiaries resulting therefrom; provided that the ultimate decision with respect to whether to commence any litigation shall be in the sole discretion of the Litigation Trustee. For the avoidance of doubt, in exercising such sole discretion, the Litigation Trustee shall consider and may take such actions in connection with the exercise of such sole discretion that promote the greatest recovery to Wind Down Trust Beneficiaries. The Litigation Trust shall not engage, and shall not have the intention of engaging, in any trade or business and shall operate with no objective or authority to continue or engage in the conduct of any trade or business or make any investments, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Litigation Trust and the Plan. The Litigation Trust shall not be held out to others as a trust that is engaged in the above activities in furtherance of liquidation and not as an “investment company” under the 1940 Act or any other similar investment vehicle.

(b) Relationship to and Incorporation of the Plan. The principal purpose of this Agreement is to aid in the implementation of the Plan and the Confirmation Order, and therefore this Agreement incorporates the provisions thereof by reference. To that end and subject to the provisions of the Plan and the Confirmation Order, the Litigation Trustee shall have full power and authority to take any action consistent with the provisions of the Plan and the Confirmation Order, to seek any orders from the Bankruptcy Court in furtherance of implementation of the Plan that directly affect the interests of the Litigation Trust, and to seek any orders from the Bankruptcy Court as may be required in furtherance of this Agreement. In the event of any conflict or inconsistency between the Plan and this Agreement, this Agreement (in the form executed on or before the Effective Date) shall govern. With respect to any conflict or inconsistency between the Plan and this Agreement on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall govern.

1.6 Privileges and Access to Debtors’ Books and Records.

(a) The Litigation Trustee, on behalf of the Litigation Trust, shall step into the shoes of: (i) the Debtors as it relates to either communications that occurred prior to, or documents prepared before, April 20, 2022 with respect to Debtors’ right to assert attorney-client privilege or any other privilege or immunity Debtor possesses, if any, and the Litigation Trustee shall be entitled to preserve, assert, access, or waive such privilege or immunity of the Debtors as it relates to such documents or communications, and (ii) the Bondholder Committee (together with the Debtors, the “Privilege Transfer Parties”) with regard to attorney-client privilege or any other privilege or immunity in respect of all communications documents created by or in the possession of the Bondholder Committee related to the analysis or prosecution of any Retained Causes of Action, and the Litigation Trustee shall be entitled to preserve, assert, access, or waive such privilege or immunity of the Bondholder Committee as it relates to such communications and documents (subsections (i) and (ii) collectively, the “Privileges” and such communications and documents the “Transferred Privileged Information”). The Transferred Privileged Information is hereby transferred and assigned to, and vested in, the Litigation Trust and its authorized representatives. The Transferred Privileged Information shall include documents and information of all manner, whether oral, written, or digital, and whether or not previously disclosed or discussed.

Exhibit C-4

(b) The foregoing transfer and assignment shall vest the Privileges concerning the Transferred Privileged Information exclusively in the Litigation Trust, consistent with sections 1123(a)(5)(B) and 1123(b)(3)(B) of the Bankruptcy Code, for the sole benefit of the Litigation Trust. The Litigation Trust and the Litigation Trustee (on behalf of the Litigation Trust) shall have the exclusive authority and sole discretion to maintain the Privileges and keep the Transferred Privileged Information confidential or waive any Privileges and/or disclose and/or use in litigation or any proceeding any or all of the Transferred Privileged Information.

(c) The Privilege Transfer Parties agree to take all necessary or appropriate actions to effectuate the transfer of such Privileges, and to provide to the Litigation Trust without the necessity of a subpoena all Transferred Privileged Information in their respective possession, custody, or control. The Litigation Trust is further expressly authorized to formally or informally request or subpoena documents, testimony, or other information that would constitute Transferred Privileged Information from any persons, including former directors or officers of any of the Debtors, attorneys, professionals, consultants, and experts, and no such person may object to the production to the Litigation Trust of such Transferred Privileged Information on the basis of a Privilege. Until and unless the Litigation Trust makes a determination to expressly waive any Privilege, Transferred Privileged Information shall be produced solely to the Litigation Trust.

(d) Pursuant to, inter alia, Federal Rule of Evidence 502(d), no Privileges shall be waived by the transfer and assignment of the Privileges or the production of any Transferred Privileged Information to the Litigation Trust or any of its respective employees, professionals, or representatives, or by disclosure of such Transferred Privileged Information between the Privilege Transfer Parties, on the one hand, and the Litigation Trust, on the other hand, or any of their respective employees, professionals, or representatives.

(e) If a Privilege Transfer Party, the Litigation Trust, any of their respective employees, professionals, or representatives, or any other person inadvertently produces or discloses Transferred Privileged Information to any third party, such production shall not be deemed to destroy any of the Privileges or be deemed a waiver of any confidentiality protections afforded to such Transferred Privileged Information. In such circumstances, the disclosing party shall promptly upon discovery of the production notify the Litigation Trust of the production and shall demand of all recipients of the inadvertently disclosed Transferred Privileged Information that they return or confirm the destruction of such materials.

(f) On the Effective Date, the Litigation Trustee shall have the power, right and responsibility to access or take possession of all books, files and records of the Debtors or Wind Down Debtors, as applicable, for purposes of carrying out the purpose of the Litigation Trust. At any time after the Effective Date, upon reasonable request of the Litigation Trustee, the Wind Down Trustee shall provide the Litigation Trustee with any of the Debtors’ or the Wind Down Debtors’ books, records, and files in the Wind Down Trust’s or Wind Down Trustee’s possession, custody or control, including such Transferred Privileged Information of the Debtors as is in the Wind Down Trustee’s possession, custody or control that relate to the evaluation and prosecution of the Retained Causes of Action, and the Wind Down Trustee shall, in good faith, provide such Privileged information of the Debtors as is in the Wind Down Trustee’s possession, custody or control that relates to the evaluation and prosecution of the Retained Causes of Action; provided, that notwithstanding the foregoing, the privilege of the Independent Directors in their capacity as such, the DLP Independent Directors in their capacity as such, and David F. Chavenson in his personal capacity as a former member of the Special Committee, in each case, is hereby recognized and shall remain in full force and effect and shall not be waived, nor shall any such privileged documents be turned over to the Litigation Trust without the consent of all Independent Directors or all DLP Independent Directors, as applicable. For the avoidance of doubt, neither the Independent Directors nor the DLP Independent Directors may waive Mr. Chavenson’s personal privilege. The Wind Down Trustee shall make reasonable efforts to respond to such requests within five (5) business days following any such request by the Litigation Trustee, or as soon thereafter as reasonably practicable.

Exhibit C-5

Article II
TRUST RELATIONSHIP

2.1 Trust Relationship. The relationship of the Wind Down Trust, as sole beneficiary, to the Litigation Trust and the Litigation Trustee shall be solely that of a beneficiary of a trust and shall not be deemed a principal or agency relationship, and the rights of the Wind Down Trust in such capacity shall be limited to those conferred upon the Wind Down Trust by this Agreement, the Plan and/or the Confirmation Order and, to the extent not inconsistent with the foregoing, applicable non-bankruptcy law. The Wind Down Trustee and the Litigation Trustee shall communicate on a regular basis, confer and coordinate efforts to maximize the ultimate recovery by the Wind Down Trust Beneficiaries from distributions from the Wind Down Trust, including anticipated transactions involving Wind Down Trust Assets and initiation of litigation/settlements involving Litigation Trust Assets. Nothing herein is intended to create a consent or other right with respect to decisions made by the Wind Down Trustee or the Litigation Trustee with respect to their respective trusts.

Article III
RIGHTS, POWERS, AND DUTIES OF LITIGATION TRUSTEE

3.1 Role of the Litigation Trustee. In furtherance of and consistent with the purpose of the Litigation Trust and the Plan, subject to the terms and conditions contained in the Plan, the Confirmation Order and this Agreement, the Litigation Trustee shall have the sole authority to make decisions and take action with respect to the Litigation Trust Assets.

3.2 Authority to Prosecute and Settle Litigation Claims.

(a) Subject to express provisions of this Agreement, the Plan, and the Confirmation Order, the Litigation Trustee shall, in its sole discretion, prosecute, pursue, object, reconcile, compromise, settle, or abandon any and all Retained Causes of Action and any other Causes of Action subsequently acquired, received, transferred or assigned to the Litigation Trust that have not already been resolved as of the Effective Date; provided, that the entry into any settlement of any Claim, Cause of Action, or other dispute, or any other transaction with an economic value of $5 million or more (in the Litigation Trustee’s good faith determination) as of the date of the consummation, settlement, or resolution of such settlement or transaction shall require the approval of the Bankruptcy Court after notice and an opportunity for a hearing; provided, further, however, for the avoidance of doubt, the foregoing shall not apply to the retention of any counsel or other professionals by the Litigation Trust or the payment of the fees or expenses of any such counsel or professionals. The Litigation Trustee shall have the sole and absolute right to pursue, not pursue, release, abandon, and/or settle, and otherwise make all decisions with respect to, any and all Retained Causes of Action and any other Causes of Action subsequently acquired, received, transferred or assigned to the Litigation Trust (including any counterclaims asserted against the Litigation Trust) as the Litigation Trustee determines is in the best interests of the Litigation Trust, and consistent with the purposes and objectives of the Litigation Trust, and shall have no liability for the outcome of its decision except as set forth in Article V.

(b) To the extent that any action has been taken prior to the Effective Date to prosecute, adjudicate or otherwise resolve any of the Retained Causes of Action and any other Causes of Action assigned to the Litigation Trust, the Litigation Trustee or Litigation Trust shall be substituted for the Debtors in connection therewith in accordance with Rule 25 of the Federal Rules of Civil Procedure, made applicable to the litigation by Bankruptcy Rule 7025, and the caption with respect to such pending litigation shall be changed to the following, at the option of the Litigation Trust: “[Name of Trustee], as Trustee for the GWG Litigation Trust v. [Defendant]” or “GWG Litigation Trust v. [Defendant].” Without limiting the foregoing, the Litigation Trustee may take any and all actions necessary or prudent to intervene as plaintiff, movant, or additional party, as appropriate, with respect to any applicable Retained Causes of Action and any other Causes of Action assigned or otherwise transferred to the Litigation Trust, provided, however, that the Litigation Trustee shall have absolute discretion to pursue, not pursue, settle, or abandon such previously commenced litigation. For purposes of exercising its powers, the Litigation Trustee shall be deemed to be a representative of the Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

(c) Any determinations by the Litigation Trustee with regard to the amount or timing of settlement or other disposition of any Retained Causes of Action and any other Causes of Action assigned or otherwise transferred to the Litigation Trust settled in accordance with the terms of this Agreement shall be conclusive and binding on the Litigation Trust and all other parties in interest upon the entry of an order of a court of competent jurisdiction (including a Final Order issued by the Bankruptcy Court) approving such settlement or other disposition, to the extent any such order is required to be obtained to enforce any such determinations.

Exhibit C-6

(d) The Litigation Trustee shall have the sole authority to, on or before the Claims Objection Bar Date, file, withdraw, compromise, settle or litigate to judgment objections to Litigation Trust Reconciliation Claims, including any such Claims that are Disputed Claims or Interests. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, the Litigation Trustee, as applicable, shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

3.3 Liquidation of Litigation Trust Assets. The Litigation Trustee shall, in an expeditious but orderly manner and subject to the other provisions of the Plan, the Confirmation Order, and this Agreement, liquidate and convert to Cash the Litigation Trust Assets, and timely transfer such Cash to the Wind Down Trust for distribution to the Wind Down Trust Beneficiaries in accordance with the terms of the Plan, the Confirmation Order, and this Agreement. The Litigation Trustee shall be entitled to take into consideration the risks, timing, anticipated duration, and costs of potential actions in making determinations as to the methodologies to be employed to liquidate the Litigation Trust Assets. Such liquidations may be accomplished through the prosecution, compromise and settlement, abandonment, or dismissal of any or all of the Retained Causes of Action and any other Causes of Action assigned or otherwise transferred to the Litigation Trust or otherwise or through the sale or other disposition of the Litigation Trust Assets (in whole or in combination). The Litigation Trustee may incur any reasonable and necessary expenses in connection with the liquidation of the Litigation Trust Assets.

3.4 Distributions. At such time as the Litigation Trustee determines the Litigation Trust has (i) resolved, settled, compromised, or otherwise liquidated the Retained Causes of Action and any other Causes of Action assigned or otherwise transferred to the Litigation Trust from time to time in accordance with the terms of the Plan and this Agreement, and (ii) paid all expenses related to the Litigation Trust’s rights and duties in accordance with this Agreement (including in connection with the winding up and dissolution of the Litigation Trust), the Litigation Trustee shall transfer the Litigation Trust Assets to the Wind Down Trust for distribution in accordance with the terms of the Plan and the Confirmation Order; provided, that the Litigation Trustee shall be required to transfer the Distributable Cash (as defined below) to the Wind Down Trust for distribution to the Wind Down Trust Beneficiaries at such time that the Distributable Cash then held by the Litigation Trust is equal to or greater than $15,000,000. Notwithstanding the foregoing, and for the avoidance of doubt, the Litigation Trustee may make interim transfers of Cash (or other consideration) realized by the Litigation Trust to the Wind Down Trust for distribution to the Wind Down Trust Beneficiaries in accordance with the Plan and the Confirmation Order, in such amounts as determined in the reasonable discretion of the Litigation Trustee taking into consideration, among other things, accrued and reasonably anticipated expenses relating to the Litigation Trust’s rights and duties in accordance with this Agreement (such amounts, “Distributable Cash”).

3.5 Retention of Counsel and Other Professionals. Without any further notice to any party or action, order, or approval of the Bankruptcy Court, the Litigation Trustee, on behalf of the Litigation Trust, may employ and pay in the ordinary course of business, any professional, including legal counsel, for services rendered or expenses incurred on and after the Effective Date, in accordance with the terms of any agreement entered into between the Litigation Trust and such professional in the discretion of the Litigation Trustee that are necessary or appropriate to assist the Litigation Trustee in the performance of the Litigation Trustee’s duties under the Plan, the Confirmation Order, and this Agreement.

3.6 Fees and Expenses of the Litigation Trust. From and after the Effective Date, reasonable fees and out-of-pocket expenses of the Litigation Trust and its employed professionals related to the performance of the Litigation Trustee’s duties under this Agreement shall be paid in the ordinary course of business from the Initial Litigation Trust Funding Amount, and after such amount is exhausted, from proceeds received in connection with monetizing the Retained Causes of Action, in accordance with the Plan, the Confirmation Order, and this Agreement.

Exhibit C-7

3.7 Agreements. Pursuant to the Plan, the Confirmation Order, and the other provisions of this Agreement, the Litigation Trustee may enter into any agreement or execute any document required by or consistent with the Plan, the Confirmation Order, or this Agreement and perform all of the Litigation Trust’s obligations thereunder.

3.8 Powers of the Litigation Trustee. The Litigation Trustee is hereby empowered, subject to the terms and conditions set forth in this Agreement, the Plan, and/or the Confirmation Order, to take any and all actions to effectuate the purpose and objectives of the Litigation Trust. Without limiting the generality of the previous sentence, the Litigation Trustee shall have the power to:

(a) conduct investigations of Retained Causes of Action and any other Causes of Action assigned or otherwise transferred to the Litigation Trust, including pursuant to Bankruptcy Rule 2004;

(b) perform all actions and execute all agreements, instruments, and other documents necessary to effectuate the purposes of the Litigation Trust;

(c) open, establish, maintain and administer bank accounts on behalf of or in the name of the Litigation Trust, which shall be segregated to the extent appropriate in accordance with the Plan and this Agreement;

(d) hold legal title to any and all Litigation Trust Assets;

(e) manage, liquidate, supervise, prosecute, and protect, as applicable, the Initial Litigation Trust Assets and any other Litigation Trust Assets;

(f) file, withdraw, settle, or litigate to judgment objections to Litigation Trust Reconciliation Claims, including any such Claims that are Disputed Claims or Interests;

(g) settle Claims that are Litigation Trust Assets, including the Retained Causes of Action and any other Causes of Action assigned or otherwise transferred to the Litigation Trust;

(h) pursue, prosecute, abandon, or otherwise resolve the Retained Causes of Action and any other Causes of Action assigned or otherwise transferred to the Litigation Trust;

(i) commence any or all proceedings with respect to the Retained Causes of Action and any Causes of Action assigned or otherwise transferred to the Litigation Trust that may be or could have been commenced, and take all actions that may be or could have been taken, by any officer, director, shareholder or other party acting in the name of the Debtors or their Estates with like effect as if duly authorized, exercised and taken by unanimous action of such officers, directors and shareholders or other party;

(j) engage in, intervene in, join, compromise, adjust, release, mediate, arbitrate, sue on or defend, counterclaim, setoff, recoup, pursue, prosecute, abandon, or otherwise address and settle any actions, suits, proceedings, disputes, claims, controversies, demands, causes of action, or other litigation in favor of or against the Litigation Trust, enter into agreements relating to the foregoing, whether or not any suit is commenced or claim accrued or asserted and, in advance of any controversy, enter into agreements regarding arbitration, adjudication or settlement thereof, all in the name of the Litigation Trust if necessary or appropriate, and institute or continue actions that were or could have been commenced by any of the Debtors prior to the Effective Date that is a Litigation Trust Asset, and prosecute or defend all related litigation or appeals, and, when appropriate, settle such actions and claims;

Exhibit C-8

(k) enforce, waive, assign or release rights, privileges or immunities of any kind (subject to the provisions of this Agreement, the Confirmation Order, or the Plan);

(l) seek any relief from, or resolution of any disputes by, the Bankruptcy Court or other court of competent jurisdiction;

(m) enter into any agreement or execute any document or instrument required by or consistent with the Plan, the Confirmation Order, or this Agreement and perform all duties and obligations thereunder;

(n) obtain reasonable insurance coverage with respect to the liabilities and obligations of the Litigation Trustee under this Agreement (in the form of an errors and omissions policy or otherwise), if the Litigation Trustee determines that such insurance coverage is appropriate;

(o) retain, compensate and employ professionals to advise and/or represent the Litigation Trust, whether such professionals are to be compensated on an hourly, fixed fee, contingency fee, or other basis;

(p) pay all valid and lawful expenses, debts, charges, taxes and liabilities of the Litigation Trust;

(q) receive, manage, supervise, protect, and liquidate the Litigation Trust Assets (including, for the avoidance of doubt, holding stocks or securities for a limited time or holding Cash in his/her/its law firm’s trust account), withdraw and make distributions from and pay taxes and other obligations owed by the Litigation Trust from funds held by the Litigation Trustee and/or the Litigation Trust as long as such actions are consistent with the Litigation Trust’s status as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and are merely incidental to its liquidation and dissolution;

(r) prepare, or have prepared, and file, if necessary, with the appropriate governmental entity any and all tax returns, information returns, and other required documents with respect to the Litigation Trust (including, without limitation, U.S. federal, state, local, or foreign tax or information returns required to be filed by the Litigation Trust) and pay taxes properly payable by the Litigation Trust, if any, and cause all taxes payable by the Litigation Trust, if any, to be paid exclusively out of the Litigation Trust Assets;

(s) request any appropriate tax determination with respect to the Litigation Trust, including, without limitation, a determination pursuant to section 505 of the Bankruptcy Code;

(t) make tax elections by and on behalf of the Litigation Trust, which are deemed by the Litigation Trustee, either independently or with the advice of professionals employed by the Litigation Trust, to be in the best interest of maximizing the liquidation value of the Litigation Trust Assets;

(u) take such other actions as the Litigation Trustee deems necessary or appropriate to fulfill his duties under this Agreement and to further the objectives of the Litigation Trust; and

(v) dissolve the Litigation Trust in accordance with the terms of this Agreement.

Exhibit C-9

3.9 Management of the Litigation Trust Assets. Except as otherwise provided in the Plan, the Confirmation Order, or this Agreement, and subject to Treasury Regulations governing liquidating trusts and the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Litigation Trustee may in its sole discretion control and exercise authority over the Litigation Trust Assets, over the management and disposition thereof, and over the management and conduct of the Litigation Trust, in each case, as necessary or desirable to enable the Litigation Trustee to fulfill the intents and purposes of this Agreement. No Entity dealing with the Litigation Trust will be obligated to inquire into the authority of the Litigation Trustee in connection with the acquisition, management, or disposition of the Litigation Trust Assets. For the avoidance of doubt, subject to the terms of this Agreement, all decisions or actions contemplated or authorized by this Agreement are to be decided by the Litigation Trustee in its sole discretion.

3.10 Limitations on Power and Authority of the Litigation Trustee. Notwithstanding anything in this Agreement to the contrary, the Litigation Trustee shall not have the authority to do any of the following on behalf of the Litigation Trust:

(a) take any action in contravention of the Plan, the Confirmation Order or this Agreement;

(b) take any action that would make it impossible to carry on the activities of the Litigation Trust;

(c) possess property of the Litigation Trust or assign the Litigation Trust’s rights in specific property for any purpose other than as provided herein;

(d) cause or permit the Litigation Trust to engage in any trade or business;

(e) receive transfers of any listed stocks or securities, any readily-marketable assets or any operating assets of a going business, except as is absolutely necessary to carry out the purposes of the Litigation Trust; provided, however, that the Litigation Trust may receive readily-marketable securities as consideration for the settlement or compromise of any Retained Causes of Action so long as the Litigation Trustee causes such readily marketable securities to be reduced to Cash as soon as reasonably practicable; provided, further, that in no event shall the Litigation Trustee receive any such investment that would jeopardize treatment of the Litigation Trust as a “liquidating trust” for federal income tax purposes or would be inconsistent with the exemption from registration under the 1940 Act for companies whose activities are merely incidental to their dissolution;

(f) receive or retain any operating assets of an operating business, a partnership interest in a partnership that holds operating assets or 50% or more of the stock of a corporation with operating assets; provided, however, that in no event shall the Litigation Trustee receive or retain any such asset or interest that would jeopardize treatment of the Litigation Trust as a “liquidating trust” for federal income tax purposes under Treasury Regulation section 301.7701-4(d) or any successor provision thereof, or take any other action or engage in any investments or activities that would jeopardize treatment of the Litigation Trust as a liquidating trust for federal income tax purposes under Treasury Regulation section 301.7701-4(d), or any successor provision thereof or would be inconsistent with the exemption from registration under the 1940 Act for companies whose activities are merely incidental to their dissolution; or

(g) take any action the objective intent or purpose of which is to frustrate the primary objective of the Litigation Trust.

3.11 Books and Records. The Litigation Trustee shall maintain books and records relating to the Litigation Trust Assets, the proceeds realized from such assets, and the payment of, costs and expenses of, and liabilities of claims against or assumed by, the Litigation Trust in such detail and for such period of time as may be necessary to enable him/her/it to make full and proper accounting in respect thereof and in accordance with applicable law. Such books and records shall be maintained as reasonably necessary to facilitate compliance with the tax and other reporting requirements of the Litigation Trust, including with respect to Section 3.12 of this Agreement. Unless explicitly noted, nothing in this Agreement requires the Litigation Trustee to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust or as a condition for managing any payment or distribution out of the Litigation Trust Assets, except as may otherwise be set forth in the Plan or the Confirmation Order.

Exhibit C-10

3.12 Reports.

(a) Financial and Status Reports. The fiscal year of the Litigation Trust shall be the calendar year. Following the Effective Date, and unless otherwise ordered by the Bankruptcy Court upon motion by the Litigation Trustee, and during the existence of the Litigation Trust, the Litigation Trust shall File with the Bankruptcy Court and post to the website to be established and maintained by the Litigation Trust, which may be the same website established and maintained by or on behalf of the Wind Down Trust, within 90 days after the end of each calendar year during the term of the Litigation Trust, and within 45 days after the end of each calendar quarter during the term of the Litigation Trust (other than the fourth quarter), a quarterly report regarding the administration of property subject to its ownership and control pursuant to the Plan, receipts, distributions made by it, an update regarding the status of the Retained Causes of Action being prosecuted by the Litigation Trust, and a summary of all major activities during the period.

(b) The first report shall be due following the first full quarter after the establishment of the Litigation Trust. The Litigation Trustee may post any such report on a website maintained by or on behalf of the Litigation Trust and/or electronically File it with the Bankruptcy Court in lieu of actual notice.

Article IV
THE LITIGATION TRUSTEE GENERALLY

4.1 Independent Litigation Trustee. The Litigation Trustee shall be an independent, third-party fiduciary, and shall be a professional natural person or financial institution with experience administering other litigation trusts. For the avoidance of doubt, the Litigation Trustee (including any successor thereto) shall have no affiliation with any Bondholder Committee member and must not own (or have owned as of the Confirmation Date) any Public L Bonds, New WDT Interests, or other Interests in or Securities issued by any of the Debtors. As of the date of this Agreement, the Litigation Trustee shall be Michael I. Goldberg.

4.2 Term of Service. The Litigation Trustee shall serve until the earlier to occur of (a) the termination of the Litigation Trust in accordance with this Agreement and the Plan or (b) the Litigation Trustee’s death, resignation or removal.

4.3 Litigation Trustee’s Compensation and Reimbursement.

(a) Compensation. The Litigation Trustee shall receive compensation pursuant to the attached Schedule A (“Litigation Trustee Compensation”).

(b) Expenses. The Litigation Trustee shall use the Initial Litigation Trust Funding Amount to fund all reasonable and documented expenses related to the Litigation Trustee’s duties under the Plan and this Agreement including but not limited to the payment of expenses related to accountants, contingency counsel, the retention of experts or any investigation or litigation initiated by the Litigation Trustee. Thereafter, the Litigation Trust and the Litigation Trustee may use proceeds from monetizing the Retained Causes of Action to fund the reasonable and customary out-of-pocket expenses incurred by the Litigation Trust and Litigation Trustee. Beginning on the Effective Date, the Litigation Trustee shall have the power to employ employees or other independent contractors to assist in carrying out its duties under the Plan, including this Agreement, and may compensate and reimburse the expenses of these employees or other independent contractors based upon the nature of the work performed by such parties without further order of the Bankruptcy Court, subject to any limitations and procedures established by this Agreement. The Litigation Trust will reimburse the Litigation Trustee for all actual, reasonable and documented out-of-pocket expenses, including reasonable travel expenses necessary for discharge of the Litigation Trustee’s duties, incurred by the Litigation Trustee in connection with the performance of the duties of the Litigation Trustee hereunder or under the Confirmation Order or the Plan (collectively, the “Litigation Trustee Expenses” and, together with the Litigation Trustee Compensation, the “Litigation Trustee Fees”).

(c) Payment. The Litigation Trustee Fees shall be paid to the Litigation Trustee without necessity for review or approval by the Bankruptcy Court or any other Entity. Payment of the Litigation Trustee Fees shall be payable out of the Litigation Trust Assets as set forth herein; provided that the Success Fee (as defined in the attached Schedule A) shall be paid by the Wind Down Trust. The Bankruptcy Court shall retain jurisdiction to adjudicate any dispute regarding the Litigation Trustee Fees.

Exhibit C-11

4.4 Resignation. The Litigation Trustee may resign as such by executing and delivering an instrument in writing to the Wind Down Trustee; provided, however, that the Litigation Trustee shall continue to serve as Litigation Trustee after his/her/its resignation until the earlier of (a) the time when appointment of a successor Litigation Trustee shall become effective in accordance with Section 4.6 and (b) forty-five (45) days after his/her/its resignation.

4.5 Removal. The Bankruptcy Court, on its own initiative or upon application of the Wind Down Trustee, may for Cause (as defined herein), and after notice and a hearing, remove the Litigation Trustee. Notwithstanding the removal of the Litigation Trustee pursuant to this Section 4.5, the rights of the removed Litigation Trustee under this Agreement with respect to acts or omissions occurring prior to the effectiveness of such removal will continue for the benefit of such removed Litigation Trustee following the effectiveness of such resignation, subject to any Bankruptcy Court order removing the Litigation Trustee. “Cause” shall mean (i) the Litigation Trustee’s willful failure to perform his/her/its material duties hereunder, which is not remedied within 30 days of notice; (ii) the Litigation Trustee’s commission of an act of fraud, theft or embezzlement during the performance of his/her/its duties hereunder; (iii) the Litigation Trustee’s conviction of a felony; or (iv) the Litigation Trustee’s gross negligence, bad faith, willful misconduct, or knowing violation of law in the performance of his/her/its duties hereunder.

4.6 Appointment of Successor Litigation Trustee.

(a) In the event of the death or disability (in the case of a Litigation Trustee that is a natural person), dissolution (in the case of a Litigation Trustee that is not a natural person), resignation, incompetency, or removal of the Litigation Trustee, the Wind Down Trustee, subject to Bankruptcy Court approval, or the Bankruptcy Court shall designate a successor Litigation Trustee satisfying the requirements set forth in Section 4.1 hereof. Prior to its resignation, the Litigation Trustee may recommend a successor. Such appointment of a successor shall specify the date on which such appointment shall be effective. Every successor Litigation Trustee appointed hereunder shall execute, acknowledge and deliver to the Wind Down Trustee an instrument accepting the appointment under this Agreement and agreeing to be bound as Litigation Trustee hereto, and thereupon the successor Litigation Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts and duties of the predecessor Litigation Trustee and the successor Litigation Trustee shall not be personally liable for any act or omission of the predecessor Litigation Trustee; provided, however, that a predecessor Litigation Trustee shall, nevertheless, when reasonably requested in writing by the successor Litigation Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Litigation Trustee under the Litigation Trust all the estates, properties, rights, powers and trusts of such predecessor Litigation Trustee and otherwise assist and cooperate, without cost or expense to the predecessor Litigation Trustee, in effectuating the assumption by the successor Litigation Trustee of his/her/its obligations and functions hereunder.

4.7 Effect of Resignation or Removal. The death, disability, dissolution, bankruptcy, resignation, incompetency, incapacity, or removal of the Litigation Trustee, as applicable, shall not operate to terminate the Litigation Trust created by this Agreement or to revoke any existing agency created pursuant to the terms of this Agreement or invalidate any action theretofore taken by the Litigation Trustee or any prior Litigation Trustee. In the event of the resignation or removal of the Litigation Trustee, such Litigation Trustee will promptly (a) execute and deliver such documents, instruments, and other writings as may be ordered by the Bankruptcy Court or reasonably requested by the successor Litigation Trustee or the Wind Down Trustee to effect the termination of such Litigation Trustee’s capacity under this Agreement; (b) deliver to the Bankruptcy Court (if required) and/or the successor Litigation Trustee all documents, instruments, records and other writings related to the Litigation Trust as may be in the possession of such Litigation Trustee, but may retain a copy at his/her/its election; and (c) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor Litigation Trustee.

4.8 Confidentiality. The Litigation Trustee, during the period that the Litigation Trustee serves as Litigation Trustee under this Agreement and for a period of two (2) years following the later of the termination of this Agreement or such Litigation Trustee’s removal or resignation hereunder, and all employees, professionals and representatives engaged, retrained or employed by the Litigation Trust or the Litigation Trustee, for a period of two (2) years following the termination of this Agreement, shall hold strictly confidential and not use for personal gain or for the gain of any Entity for whom such Litigation Trustee or any of such employees, professionals or representatives may be employed any non-public information of or pertaining to any of the Litigation Trust Assets or of which the Litigation Trustee un his, her or its capacity as Litigation Trustee, or any of such employees, professionals, or representatives in their respective capacities a such, has become aware, until (a) such information is made public other than by disclosure by the Litigation Trust, the Litigation Trustee, or any of the Litigation Trust’s employees, professionals, or representatives in violation of this Agreement; (b) the Litigation Trust is required by law to disclose such information (in which case the Litigation Trust shall provide the relevant Entity reasonable advance notice and an opportunity to protect his, her, or its rights); or (c) the Litigation Trust obtains a waiver of confidentiality from the applicable Entity. However, nothing in this paragraph shall limit the Litigation Trustee’s ability to exercise the authority and perform the obligations provided in the Plan, the Confirmation Order, and this Agreement, including, but not limited to, the prosecution, pursuit, compromise, or settlement of any and all Retained Causes of Action and all other Causes of Action assigned or otherwise transferred to the Litigation Trust.

Exhibit C-12

Article V
LIABILITY AND INDEMNIFICATION

5.1 Parties Dealing With the Litigation Trustee. In the absence of actual knowledge to the contrary, any Entity dealing with the Litigation Trust or the Litigation Trustee shall be entitled to rely on the authority of the Litigation Trustee or any of the Litigation Trustee’s agents to act in connection with the Litigation Trust and the Litigation Trust Assets. No Entity that may deal with the Litigation Trustee shall have any obligation to inquire into the validity or expediency or propriety of any transaction by the Litigation Trustee or any agent of the Litigation Trustee.

5.2 Exculpation and Indemnification of the Litigation Trustee.

(a) Neither the Litigation Trustee, nor any affiliate, employee, professional, successors, assigns, agent, or representative of the Litigation Trustee (each, an “Exculpated Party” and collectively, the “Exculpated Parties”) shall be liable for any losses, claims, damages, liabilities, obligations, settlements, proceedings, suits, judgments, causes of action, litigation, actions, or investigations (whether civil or administrative and whether sounding in tort, contract or otherwise), penalties, costs, and expenses, including reasonable fees and disbursements (collectively referred to herein as “Losses”), whether or not in connection with litigation in which any Exculpated Party is a party, or administering or enforcing this Agreement (including these exculpation provisions), as and when imposed on the Litigation Trustee, incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Litigation Trustee’s execution, delivery, and acceptance of or the performance or nonperformance of its powers, duties and obligations under this Agreement, the Plan, or the Confirmation Order, or as may arise by reason of any action, omission or error of an Exculpated Party; provided, however, that the foregoing limitation shall not apply to any such Losses that are determined by a Final Order of the Bankruptcy Court to have been caused by the fraud, willful misconduct, gross negligence or self-dealing. Every act taken or omitted, power exercised or obligation assumed by the Litigation Trust or any other Exculpated Party pursuant to the provisions of this Agreement, the Plan, or the Confirmation Order shall be held to be taken or omitted, exercised, or assumed, as the case may be, by the Litigation Trust or any Exculpated Party acting for and on behalf of the Litigation Trust and not otherwise; provided, however, that none of the foregoing Entities are deemed to be responsible for any other such Entities’ actions or inactions. Except as provided in the first proviso of the first sentence of this Section 5.2(a), every Entity contracting or otherwise dealing with or having any relationship with the Litigation Trust or any Exculpated Party shall have recourse only to the Litigation Trust Assets for payment of any liabilities or other obligations arising in connection with such contracts, dealings or relationships, and the Litigation Trust and the Exculpated Parties shall not be individually liable therefor. In no event shall the Litigation Trustee or any other Exculpated Party be liable for indirect, punitive, special, incidental, or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Litigation Trustee has been informed of the likelihood of such loss or damages and regardless of the form of action.

(b) The Litigation Trust shall indemnify the Litigation Trustee and any professionals, employees, or independent consultants engaged by or on behalf of the Litigation Trustee or the Litigation Trust for, and shall hold each of them harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost, or expense (including the reasonable fees and expenses of their respective professionals) incurred other than directly as a result of fraud, gross negligence, or willful misconduct on the part of such indemnified person(s) in any of their capacity as such (which fraud, gross negligence, or willful misconduct, if any, must be determined by a Final Order of a court of competent jurisdiction) for any action taken, suffered, or omitted to be taken by the Litigation Trustee and each of such other indemnified person(s) in connection with the acceptance, administration, exercise, and performance of its duties under the Plan, the Confirmation Order, or this Agreement, as applicable. An act or omission taken with the approval of the Bankruptcy Court, and not inconsistent therewith, will be conclusively deemed not to constitute fraud, gross negligence, or willful misconduct. In addition, the Litigation Trust shall, to the fullest extent permitted by law, indemnify and hold harmless the Litigation Trustee and each of such other indemnified person(s), in each of their respective capacities as such, from and against and with respect to any and all liabilities, losses, damages, claims, costs, and expenses, including attorneys’ fees arising out of or due to its actions or omissions, or consequences of such actions or omissions, with respect to the Litigation Trust or the implementation or administration of the Plan if the Litigation Trustee or such other indemnified person(s) acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Litigation Trust. To the extent the Litigation Trust indemnifies and holds the Litigation Trustee or such other indemnified person(s) harmless as provided above, the reasonable legal fees and related costs incurred by counsel to the Litigation Trustee or such other indemnified person(s) in monitoring or participating in the defense of such claims giving rise to the right of indemnification shall be paid as Litigation Trustee Expenses. The costs and expenses incurred in enforcing the right of indemnification in this Section shall be paid by the Litigation Trust. The Litigation Trustee shall not be personally liable for the payment of any Litigation Trust expense or claim or other liability of the Litigation Trust, and no Entity shall look to the Litigation Trustee personally for the payment of any such expense or liability. This provision shall survive the termination of this Agreement and the death, dissolution, liquidation, resignation, replacement, or removal of the Litigation Trustee.

Exhibit C-13

(c) The Litigation Trustee shall be authorized, but not required, to obtain any reasonably necessary insurance coverage, at the Litigation Trust’s sole expense, for the Litigation Trust, the Litigation Trustee, and their respective agents, including coverage with respect to the liabilities, duties, and obligations of the Litigation Trustee, which insurance coverage may, at the sole option of the Litigation Trustee, be extended for a reasonable period after the termination of this Agreement.

5.3 Limitation of Liability. The Litigation Trustee, including any professionals, employees, or independent consultants engaged by or on behalf of the Litigation Trustee or the Litigation Trust will not be liable for punitive, exemplary, consequential, special, or other damages for a breach of this Agreement under any circumstances in connection with the Litigation Trust, whether such claims are brought in contract or tort, except for damages arising from specific actions or omissions resulting from fraud, willful misconduct, gross negligence or self-dealing. The Litigation Trustee may, in connection with the performance of the Litigation Trustee’s functions, in the Litigation Trustee’s sole and absolute discretion, consult with its, his or her attorneys, accountants, advisors, and agents, and shall not be liable for any act taken, or omitted to be taken, or suggested to be done in accordance with advice or opinions rendered by such persons, regardless of whether such advice or opinions are in writing. Notwithstanding such authority, the Litigation Trustee shall be under no obligation to consult with any such attorneys, accountants, advisors, or agents, and any determination not to do so shall not, in and of itself, result in the imposition of liability on the Litigation Trustee. Any Entity dealing with the Litigation Trustee shall look only to the Litigation Trust Assets to satisfy any liability incurred by the Litigation Trustee to such person in carrying out the terms of this Agreement, and the Litigation Trustee shall have no personal obligation to satisfy such liability. Notwithstanding anything else to the contrary in this Agreement, no provision of this Agreement shall be deemed to create any right in any person or entity other than the Wind Down Trustee, and to the extent that any person or entity assert any such right, nothing herein shall be deemed to waive the protections in favor of the Litigation Trustee or the requirements of the Barton Doctrine (or similar applicable doctrine), and the Litigation Trustee shall be entitled to assert all rights in connection therewith.

5.4 No Liability for Good Faith Error of Judgment. The Litigation Trustee shall not be liable for any error of judgment made in good faith, unless it shall be finally determined by a Final Order that the Litigation Trustee was grossly negligent in ascertaining the pertinent facts.

5.5 Survival. The provisions of this Article V shall survive the termination of this Agreement and the death, resignation, removal, liquidation, dissolution, or replacement of the Litigation Trustee.

Article VI
TAX MATTERS

6.1 Tax Treatment; No Successor in Interest. The Litigation Trust is intended to be treated for U.S. federal income tax purposes as a liquidating trust described in Treasury Regulation section 301.7701-4(d). For U.S. federal income tax purposes, the transfer of assets by the Debtors to the Litigation Trust will be treated as the transfer of assets by the Debtors to the holders of Allowed Claims entitled to distributions from the Litigation Trust Assets, as applicable, subject to any liabilities of the Debtors or the Litigation Trust payable from the proceeds of such assets, followed by the transfer of such assets (subject to such liabilities) by such holders to the Litigation Trust in exchange for the beneficial interests in the Litigation Trust. For all U.S. federal income tax purposes, all parties (including the Debtors, the Litigation Trustee, and the Wind Down Trustee) shall treat the transfer of the Initial Litigation Trust Assets by the Debtors to the Litigation Trust in the manner set forth above as a transfer of such assets by the Debtors to the holders of Allowed Claims entitled to distributions from the Litigation Trust Assets, followed by a transfer by such holders to the Litigation Trust.

6.2 Liquidation Purpose of the Litigation Trust. The Litigation Trust shall be established for the primary purpose of liquidating and distributing the assets transferred to it, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Litigation Trust. Accordingly, the Litigation Trustee shall, in an expeditious but orderly manner and in conformity with the Plan, liquidate and convert to Cash the Initial Litigation Trust Assets, make timely distributions to the Wind Down Trust. The Litigation Trust shall not be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth in the Plan or this Agreement.

Exhibit C-14

6.3 Cash Investments. The right and power of the Litigation Trustee to invest the Litigation Trust Assets, the proceeds thereof or any income earned by the Litigation Trust, shall be limited to (a) the right and power that a liquidating trust, within the meaning of section 301.7701-4(d) of the Treasury Regulations, is permitted to hold, pursuant to the Treasury Regulations, or any modification in the Internal Revenue Service (“IRS”) guidelines, including Revenue Procedure 94-45, whether set forth in IRS rulings or other IRS pronouncements, and to the investment guidelines of section 345 of the Bankruptcy Code and (b) demand and time deposits, such as short term certificates of deposit, in banks or other savings institutions, money market accounts, or other temporary, liquid investments, such as treasury bills. The Litigation Trustee may retain any Litigation Trust Assets received that are not Cash only for so long as may be required for the prompt and orderly liquidation of such assets, and the Litigation Trustee may expend the Litigation Trust Assets: (i) as reasonably necessary to meet contingent liabilities and realize or maintain the value of the Litigation Trust Assets during liquidation; (ii) to pay reasonable and documented administrative expenses (including, but not limited to, any taxes imposed on the Litigation Trust or reasonable fees and expenses in connection with liquidating the Litigation Trust Assets); and (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the Litigation Trust Assets are otherwise subject) in accordance with the Plan or this Agreement.

6.4 Litigation Trust as Grantor Trust. The Litigation Trust is intended to qualify as a “grantor trust” under the Tax Code with the Wind Down Trust Beneficiaries treated as grantors and owners solely for U.S. federal income tax purposes. For all U.S. federal income tax purposes, all parties (including the Debtors, the Litigation Trustee and the Wind Down Trustee) shall treat the transfer of the Initial Litigation Trust Assets to the Litigation Trust, as set forth in this Agreement, as a transfer of such assets by the Wind Down Trust to the Litigation Trust. Thus, the Wind Down Trust Beneficiaries shall be treated as the grantors and owners of a grantor trust for U.S. federal income tax purposes.

6.5 Tax Reporting and Tax Payments.

(a) The Litigation Trustee shall file tax returns for the Litigation Trust treating the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Litigation Trustee also shall annually send or otherwise provide to the Wind Down Trust a separate statement regarding the receipts and expenditures of the Litigation Trust as relevant for U.S. federal income tax purposes for the purpose of providing such tax reporting information to Wind Down Trust Beneficiaries and will instruct the Wind Down Trust to forward the appropriate information to the Wind Down Trust Beneficiaries with instructions to utilize such information in preparing their U.S. federal income tax returns.

(b) As soon as practicable after the Effective Date, the Litigation Trustee shall make a good faith determination of the fair market value of the Initial Litigation Trust Assets as of the Effective Date. This valuation shall be made available to the parties from time to time as relevant and shall be used consistently by all parties for all U.S. federal income tax purposes. The Bankruptcy Court shall resolve any dispute regarding the valuation of the Litigation Trust Assets.

(c) The Litigation Trust shall be responsible for payment, out of the Litigation Trust Assets, of any taxes imposed on the Litigation Trust or the Litigation Trust Assets.

(d) The Litigation Trustee may request an expedited determination of taxes of the Litigation Trust, under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, such Litigation Trust for all taxable periods through the dissolution of the Litigation Trust.

6.6 Withholding of Taxes.

(a) The Litigation Trustee shall deduct and withhold and pay to the appropriate Governmental Unit all amounts required to be deducted or withheld pursuant to the Tax Code or any provision of any state, local or non-U.S. tax law with respect to any payment or distribution by the Litigation Trust to the Wind Down Trust. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed on such holder by any governmental authority, including income, withholding and other tax obligations, on account of such distribution. All such amounts withheld and paid to the appropriate Governmental Unit shall be treated as amounts distributed to the Wind Down Trust on behalf of the Wind Down Trust Beneficiaries for all purposes of this Agreement.

Exhibit C-15

(b) The Litigation Trustee shall be authorized to collect such tax information from the Wind Down Trust and the Wind Down Trust Beneficiaries (including, without limitation, social security numbers or other tax identification numbers of the Wind Down Trust Beneficiaries) as it, in its sole discretion, deems necessary to effectuate the Plan, the Confirmation Order and this Agreement. As a condition to receive distributions under the Plan, the Wind Down Trust and Wind Down Trust Beneficiaries, as applicable, may be required to identify themselves to the Litigation Trustee and provide tax information and the specifics of its holdings, to the extent the Litigation Trustee deems appropriate, including an IRS Form W-9 or, if the such holder is not a United States person for federal income tax purposes, certification of foreign status on an applicable IRS Form W-8 unless such Entity is exempt under the Tax Code and provides the Litigation Trustee with the appropriate documentation, satisfactory to the Litigation Trustee, establishing such exemption. The Litigation Trustee may refuse to make a distribution to the Wind Down Trust on behalf of any Wind Down Trust Beneficiary if such Wind Down Trust Beneficiary fails to furnish such information in a timely fashion, until such information is delivered; provided, however, that, upon the delivery of such information by such Wind Down Trust Beneficiary within 150 days of the initial request by the Litigation Trustee, the Litigation Trustee shall make such distribution to which such Wind Down Trust Beneficiary is entitled to the Wind Down Trust, without interest. If such request is made by the Litigation Trustee or such other Entity designated by the Litigation Trustee and the beneficiary fails to comply before the date that is 150 days after the request is made, the amount of such distribution shall irrevocably revert to the Litigation Trust or Wind Down Trust, as applicable, and any Claim in respect of such Distribution shall be discharged and forever barred from assertion against any Debtor and its respective property. If the Litigation Trustee fails to withhold in respect of amounts received or distributable with respect to any such beneficiary and the Litigation Trustee is later held liable for the amount of such withholding, such beneficiary shall reimburse the Litigation Trustee for such liability.

(c) The identification requirements in this Section 6.6 may, in certain cases, extend to Wind Down Trust Beneficiaries who held their Public L Bonds, Seller Trust L Bonds, Series 1 Preferred Interests, Series 2 Preferred Interests or Existing Common Stock of GWGH in street name.

6.7 Tax Returns and Books and Records Upon Dissolution. Upon the dissolution of the Litigation Trust, the Litigation Trustee shall transfer all tax returns and filings and other books and records of the Litigation Trust related to taxes to the Wind Down Trust.

6.8 Exemption from Certain Transfer Taxes. To the maximum extent provided by section 1146(a) of the Bankruptcy Code, any post-Confirmation sale by any Debtor, or any transfer from any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors; or (ii) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code, or similar filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate federal, state, provincial, or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Article VII
INITIAL TERM AND DISSOLUTION

7.1 Term of the Litigation Trust. The initial term (“Initial Term”) of the Litigation Trust shall be the lesser of: (1) three years; (2) the date that all Retained Causes of Action have been fully resolved, as reasonably determined by the Litigation Trustee in its sole determination; and (3) the date all holders of New Series A1 WDT Interests and New Series A2 WDT Interests are distributed the full amount to which they are entitled to pursuant to the Plan, provided, however, that, subject to applicable law, the Litigation Trustee may extend the term of the Litigation Trust by filing a motion with the Bankruptcy Court prior to the expiration of the initial term and obtaining court approval of such extension, with a maximum extension of two (2) years per request (subject, in each instance, to reasonable consideration being given to implications of tax law and other applicable law of a proposed extension of the term of the Litigation Trust). The Wind Down Trustee and the Litigation Trustee will cooperate and confer to ensure that the Wind Down Trust does not terminate prior to the Litigation Trust. Upon satisfaction of the condition set forth in clause (3) above, the Wind Down Trustee shall file a certificate with the Bankruptcy Court, with notice to the Litigation Trustee, that all distributions have been made and that the Litigation Trust has been terminated (the “Certificate”).

Exhibit C-16

7.2 Dissolution. Following the expiration of the Initial Term, as it may be extended pursuant to Section 7.1 above, the Litigation Trust shall terminate and be dissolved as follows:

(a) If termination occurs as a result of conditions (1) or (2) set forth in Section 7.1, termination and dissolution of the Litigation Trust shall be effective upon the date on which all of the following events (each, a “Termination Condition,” and, collectively, the “Termination Conditions”) have occurred: (i) the Litigation Trust Assets, including Retained Causes of Action transferred and assigned to the Litigation Trust, are fully resolved, abandoned or liquidated in accordance with the Plan and this Agreement; (ii) all Cash has been completely distributed in accordance with the Plan, the Confirmation Order, and this Agreement; (iii) all tax returns and any other filings or reports have been filed with the appropriate state or federal regulatory authorities; and (iv) entry of a Final order of the Bankruptcy Court terminating the Litigation Trust or Final Decree.

Except as provided in paragraph (b) below, it is the express intent that the Litigation Trust shall survive until each of the Termination Conditions have either occurred or be determined to be impracticable or impossible. To the extent that the Litigation Trust shall be deemed terminated as a result of the occurrence of conditions (1) or (2) of Section 7.1 at any time prior to the occurrence of each Termination Condition, the Litigation Trustee shall not be discharged, but shall have such “wind-up” powers, both express and implied, as are necessary to achieve all outstanding Termination Conditions, including, but, not limited to the authority to: (i) continue prosecuting any Causes of Action belonging to the Litigation Trust; and (ii) distribute the Cash proceeds of the Litigation Trust Assets to the Wind Down Trust. For the avoidance of doubt, in no event shall the Wind Down Trust Beneficiaries be entitled to receive in-kind distributions of the Litigation Trust Assets.

(b) If termination occurs as a result of condition (3) set forth in Section 7.1, the Litigation Trust shall terminate and dissolve as soon as practicable after the requirements set forth in Section 7.2(a) have been satisfied without the need for any further action by any party or the Court.

7.3 Discharge of Trustee. At such time as termination and dissolution of the Litigation Trust shall become effective, the duties, responsibilities and powers of the Litigation Trustee shall terminate, and the Litigation Trustee shall be discharged. For the avoidance of doubt, no later than the termination of the Litigation Trust, the Litigation Trustee shall transfer all of the Litigation Trust’s remaining assets, including any Retained Causes of Action and net proceeds realized therefrom, to the Wind Down Trust.

Article VIII
AMENDMENT AND WAIVER

8.1 The Litigation Trustee, upon notice to the Wind Down Trustee and the opportunity to object, may seek Bankruptcy Court approval of any amendment, supplement, or waiver with respect to any provision of this Agreement so long as such amendment, supplement or waiver is not inconsistent with the Plan or the Confirmation Order.

8.2 No failure by the Litigation Trust or the Litigation Trustee to exercise or delay in exercising any right, power, or privilege hereunder shall operate as a waiver of such right, power or privilege of the Litigation Trustee or the Litigation Trust, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any further exercise thereof, or of any other right, power, or privilege.

Article IX
MISCELLANEOUS PROVISIONS

9.1 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN THIS AGREEMENT, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

9.2 Jurisdiction. Subject to the proviso below, the Parties agree that the Bankruptcy Court shall have exclusive jurisdiction over the Litigation Trust and the Litigation Trustee, including, without limitation, the administration and activities of the Litigation Trust and the Litigation Trustee to the fullest extent permitted by law; provided, however, that notwithstanding the foregoing, the Litigation Trustee shall have power and authority to bring any action in any court of competent jurisdiction to prosecute any of the Causes of Action constituting Litigation Trust Assets and pursue any recoveries in respect of any such Causes of Action. Each Party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of the Bankruptcy Court in any action to enforce, interpret, or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waives any defense of improper venue, forum non conveniens, or lack of personal jurisdiction to any such action brought in the Bankruptcy Court. Until the closing or dismissal of the Chapter 11 Cases, any action to enforce, interpret, or construe any provision of this Agreement will be brought only in the Bankruptcy Court; provided, however, that in the event that the Bankruptcy Court does not have jurisdiction pursuant to the foregoing provision, including after the closing or dismissal of the Chapter 11 Cases, any action to enforce, interpret, or construe any provision of this Agreement will be brought in either a state or federal court of competent jurisdiction in the State of New York (without prejudice to the right of any Party to seek to reopen the Chapter 11 Cases to hear matters with respect to this Agreement). Each Party hereby irrevocably consents to the service by certified or registered mail, return receipt requested, of any process in any action to enforce, interpret, or construe any provision of this Agreement.

Exhibit C-17

9.3 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be determined by Final Order to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. With regard to any such severable provision, the Wind Down Trustee and the Litigation Trustee shall negotiate, in good faith, to supplement this Agreement within thirty (30) days of such provisions being severed, with replacement provisions that achieve or accomplish, as closely as possible without invalidating the purpose or intent of such provisions so severed, subject to approval by the Bankruptcy Court.

9.4 Notices. Any notice or other communication required or permitted to be made under this Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally or by facsimile or electronic communication, sent by nationally recognized overnight delivery service or mailed by first-class mail. The date of receipt of such notice shall be the earliest of (a) the date of actual receipt by the receiving party; (b) the date of personal delivery (or refusal upon presentation for delivery); (c) the date of the transmission confirmation; or (d) three Business Days after service by first-class mail, to the receiving party’s below address(es):

(i)	if to the Litigation Trustee, to:

Michael I. Goldberg

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Phone: (954) 468-2444

Email: michael.goldberg@akerman.com

(ii)	if to the Wind Down Trustee, to:

Elizabeth C. Freeman

[●]

[●]

[●]

[●]

[●]

9.5 Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

9.6 Entire Agreement. This Agreement and the exhibits attached hereto, together with the Plan and the Confirmation Order, contain the entire agreement between the parties and supersede all prior and contemporaneous agreements or understandings between the parties with respect to the subject matter hereof.

9.7 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights under law or in equity, subject to any limitations provided under the Plan and the Confirmation Order.

Exhibit C-18

9.8 Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neutral, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations, and other entities. All references herein to Articles, Sections, and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, the Bankruptcy Rules or other law, statute, or regulation, refer to the corresponding Articles, Sections, and other subdivisions of this Agreement and the words “herein,” “hereof,” “herewith,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or subdivision of this Agreement. The term “including” shall mean “including, without limitation.”

9.9 Successors in Interest. This Agreement shall be binding upon and inure to the benefit of any successor in interest to any one or more of the Parties (including, but not limited to, the Debtors), that shall, upon becoming any such successor be subject to and obligated to comply with the terms and conditions hereof. For the avoidance of doubt, in the event that any Entity becomes a successor in interest to a Party, the claims, privileges, books, and records and directors, officers, employees, agents, and professionals of such Entity, to the extent not otherwise subject to the provisions and requirements of this Agreement prior to such Entity becoming a successor in interest to the applicable Party, shall not become subject to the provisions and requirements of this Agreement solely because such Entity becomes a successor in interest to the applicable Party.

9.10 Limitations. Except as otherwise specifically provided in this Agreement, the Plan or the Confirmation Order, nothing herein is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement and notwithstanding anything in this Agreement, the Parties hereby acknowledge and agree that nothing herein is intended to, does, or shall be construed to prejudice or harm in any way the rights, remedies, or treatment (including any releases, exculpation, indemnification, or otherwise as may be contained herein) of any Released Party or Exculpated Party, solely in their capacity as a Released Party or Exculpated Party, under the Plan.

9.11 Further Assurances. From and after the Effective Date, the parties hereto covenant and agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes of this Agreement, and to consummate the transactions contemplated hereby.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument. A facsimile or electronic mail signature of any party shall be considered to have the same binding legal effect as an original signature.

9.13 Authority. Each Party hereby represents and warrants to the other Parties that: (i) such Party has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby; (ii) the execution and delivery by such Party of this Agreement, the performance by such Party of its obligations hereunder have been duly authorized by all requisite corporate action on the part of such Party; (iii) this Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution, and delivery by the other Parties hereto) this Agreement constitutes a legal, valid, and binding obligation of such Party enforceable against such Party in accordance with its terms.

[Remainder of the page intentionally left blank. Signature pages follow.]

Exhibit C-19

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers, representatives, or agents, effective as of the date first above written.

MICHAEL I. GOLDBERG, AS TRUSTEE OF THE LITIGATION TRUST

By:
Name:
Title:

GWG HOLDINGS, INC., ON BEHALF OF THE DEBTORS

By:
Name:
Title:

ELIZABETH C. FREEMAN, AS TRUSTEE OF THE WIND DOWN TRUST

By:
Name:
Title:

[Signature Page to the Litigation Trust Agreement]

Exhibit C-20

Schedule A

Litigation Trustee Compensation

The Litigation Trustee will receive (i) base compensation of $32,500 per month and (ii) a success fee equal to (a) 2% of the net amount available for distribution to the Wind Down Trust Beneficiaries plus (b) 2% of the amount of any fees and expenses paid to any experts and/or contingency counsel retained by the Litigation Trustee on behalf of the Litigation Trust (the “Success Fee”); provided, however, that (i) once the Success Fee as calculated pursuant to the foregoing equals $12,500,000, the percentages referenced in the foregoing shall be reduced from 2% to 0.25%; and (ii) at the time of payment of any Success Fee, 50% of all Monthly Compensation paid or payable to the Litigation Trustee shall be credited against any Success Fee.

Exhibit C-21

Exhibit D

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re:	)	Chapter 11
)
GWG Holdings, Inc., et al.,[1]	)	Case No. 22-90032 (MI)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF ENTRY OF ORDER CONFIRMING
DEBTORS’ FURTHER MODIFIED SECOND AMENDED JOINT CHAPTER 11 PLAN

On June [●], 2023, the United States Bankruptcy Court for the Southern District of Texas (the “Court”), entered the Order (I) Confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents, and (II) Granting Related Relief [Dkt. No. [[●]] (the “Confirmation Order”), confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents [Dkt. No. 1678] (the “Plan”) (attached as Exhibit A to the Confirmation Order).2

Pursuant to the Confirmation Order, the Debtors are authorized to (a) cease processing changes of ownership with respect to Claims or Interests; and (b) direct DTC to freeze transfers of securities issued by any Debtor, in each case, on a date determined by the Debtors, in their sole discretion, that is sufficiently in advance of the Effective Date to facilitate the efficient exchange of securities for New WDT Interests on the Effective Date. The New WDT Interests that will be issued under the Plan on the Effective Date may not be transferred, sold, pledged or otherwise disposed of, or offered for sale, except for transfers by will, intestacy or operation of law.

Pursuant to the Plan, the deadline to file final requests for payment of Accrued Professional Compensation Fee Claims is the date that is [●], 2023, which is sixty (60) days after entry of the Confirmation Order. All Professionals must file final requests for payment of Accrued Professional Compensation Claims by no later than this date to receive final approval of the fees and expenses incurred in the Chapter 11 Cases.

Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan, if any, must be filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan not filed within such time shall be disallowed, forever barred, estopped, and enjoined from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, the Wind-Down Debtors, the Wind Down Trust, the Litigation Trust or property of any of the foregoing, without the need for any objection by such parties and without the need for any further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of such Executory Contract or Unexpired Lease shall be classified as General Unsecured Claims in Class 4(a) or a GUC Convenience Claim in Class 4(b), depending on the amount of the Allowed Claim (or, to the extent the counterparty to the rejected Executory Contract or Unexpired Lease is one of the DLP Entities, Class 5), and shall be treated in accordance with Article III and Article IV.H of the Plan.

The Plan and its provisions are binding on the Debtors, the Wind Down Debtors, the Wind Down Trust, the Litigation Trust, any and all Holders of Claims or Interests (irrespective of whether the Holders of such Claims or Interests accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunction described in the Plan, all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, and all other parties in interest and Entities, and their respective successors and assigns.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: GWG Holdings, Inc. (2607); GWG Life, LLC (6955); GWG Life USA, LLC (5538); GWG DLP Funding IV, LLC (2589); GWG DLP Funding VI, LLC (none); and GWG DLP Funding Holdings VI, LLC (none). The location of Debtor GWG Holdings, Inc.’s principal place of business and the Debtors’ service address is 325 N. St. Paul Street, Suite 2650 Dallas, TX 75201. Further information regarding the Debtors and these chapter 11 cases is available at the website of the Debtors’ claims and noticing agent: https://donlinrecano.com/gwg.
[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan or the Confirmation Order, as applicable.

Exhibit D-1

Copies of the Confirmation Order, the Plan, and all documents filed in the Chapter 11 Cases are available free of charge on the Debtors’ case website at https://www.donlinrecano.com/Clients/gwg/Index, or for a fee via PACER at http://www.txs.uscourts.gov. You may also request electronic copies of such materials by (a) calling (888) 508-2507 (toll free) and requesting to speak with a member of the Solicitation Group; or (b) emailing gwginfo@donlinrecano.com.

Houston, Texas [●], 2023

Respectfully Submitted,

/s/ [DRAFT]

JACKSON WALKER LLP
Kristhy M. Peguero (TX Bar No. 24102776)

Matthew D. Cavenaugh (TX Bar No. 24062656)

1401 McKinney Street, Suite 1900

Houston, TX 77010

Telephone: (713) 752-4200

Email:      kpeguero@jw.com

         mcavenaugh@jw.com

Co-Counsel for the Debtors and Debtors in Possession

MAYER BROWN LLP
Charles S. Kelley (TX Bar No. 11199580)

700 Louisiana Street, Suite 3400

Houston, TX 77002-2730

Telephone: (713) 238-3000

Email: ckelley@mayerbrown.com

-and-

Thomas S. Kiriakos (admitted pro hac vice)

Louis S. Chiappetta (admitted pro hac vice)
71 S. Wacker Drive
Chicago, IL 60606

Telephone: (312) 701-0600
Email:       tkiriakos@mayerbrown.com

                  lchiappetta@mayerbrown.com

-and-

Adam C. Paul (admitted pro hac vice)

Lucy F. Kweskin (admitted pro hac vice)

1221 Avenue of the Americas

New York, NY 10020-1001

Telephone: (212) 506-2500

Email:       apaul@mayerbrown.com

                  lkweskin@mayerbrown.com

Counsel for the Debtors and Debtors in Possession

Exhibit D-2

Exhibit E

Notice of Effective Date

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re:	)	Chapter 11
)
GWG Holdings, Inc., et al.,[1]	)	Case No. 22-90032 (MI)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF (I) OCCURRENCE OF THE
EFFECTIVE DATE AND (II) RELATED BAR DATES

On June [●], 2023, the United States Bankruptcy Court for the Southern District of Texas (the “Court”), entered the Order (I) Confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents, and (II) Granting Related Relief [Dkt. No. [[●]] (the “Confirmation Order”), confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents [Dkt. No. 1678] (the “Plan”) (attached as Exhibit A to the Confirmation Order).[2]

The Effective Date of the Plan occurred on [●], 2023. Each of the conditions precedent to consummation of the Plan enumerated in Article IX of the Plan have been satisfied or waived in accordance with the Plan and the Confirmation Order.

Pursuant to the Confirmation Order, the settlement, release, injunction, and exculpation provisions in Article VIII of the Plan are now in full force and effect.

Unless otherwise provided by the Plan, the Confirmation Order, any other applicable order of the Court, or agreed to by the Holder of an Allowed Administrative Claim and the Debtors (prior to the Effective Date) or the Wind Down Trustee (after the Effective Date), all requests for payment of Administrative Claims, other than other than Accrued Professional Compensation Claims, Independent Director Fee Claims, the Indenture Diminution Claims, the Allowed AHC Substantial Contribution Claim, or Claims arising under Section 503(b)(1)(D) of the Bankruptcy Code, or Administrative Claims that have been Allowed on or prior to the Effective Date, must be filed and served on the Debtors or the Wind Down Trustee, as applicable, no later than the first Business Day that is [●], 2023, which is thirty (30) days after the Effective Date (the “Administrative Claims Bar Date”). Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims by the Administrative Claims Bar Date that do not file and serve such a request on or before the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Estates, the Wind Down Debtors, the Wind Down Trust, the Litigation Trust, or their respective property, and such Administrative Claims shall be discharged and released as of the Effective Date and all such Claims shall be subject to the permanent injunction set forth in Article VIII. If for any reason any such Administrative Claim is incapable of being forever barred and disallowed, then the Holder of such Claim shall in no event have recourse to any property to be distributed pursuant to the Plan.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: GWG Holdings, Inc. (2607); GWG Life, LLC (6955); GWG Life USA, LLC (5538); GWG DLP Funding IV, LLC (2589); GWG DLP Funding VI, LLC (none); and GWG DLP Funding Holdings VI, LLC (none). The location of Debtor GWG Holdings, Inc.’s principal place of business and the Debtors’ service address is 325 N. St. Paul Street, Suite 2650 Dallas, TX 75201. Further information regarding the Debtors and these chapter 11 cases is available at the website of the Debtors’ claims and noticing agent: https://donlinrecano.com/gwg.
[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan or the Confirmation Order, as applicable.

Exhibit E-1

Pursuant to the Plan, the deadline to file final requests for payment of Accrued Professional Compensation Fee Claims is the date that is [●], 2023, which is sixty (60) days after entry of the Confirmation Order. All Professionals must file final requests for payment of Accrued Professional Compensation Claims by no later than this date to receive final approval of the fees and expenses incurred in the Chapter 11 Cases.

Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan, if any, must be filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan not filed within such time shall be disallowed, forever barred, estopped, and enjoined from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, the Wind-Down Debtors, the Wind Down Trust, the Litigation Trust or property of any of the foregoing, without the need for any objection by such parties and without the need for any further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of such Executory Contract or Unexpired Lease shall be classified as General Unsecured Claims in Class 4(a) or a GUC Convenience Claim in Class 4(b), depending on the amount of the Allowed Claim (or, to the extent the counterparty to the rejected Executory Contract or Unexpired Lease is one of the DLP Entities, Class 5), and shall be treated in accordance with Article III and Article IV.H of the Plan.

The Plan and its provisions are binding on the Debtors, the Wind Down Debtors, the Wind Down Trust, the Litigation Trust, any and all Holders of Claims or Interests (irrespective of whether the Holders of such Claims or Interests accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunction described in the Plan, all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, and all other parties in interest and Entities, and their respective successors and assigns.

Copies of the Confirmation Order, the Plan, and all documents filed in the Chapter 11 Cases are available free of charge on the Debtors’ case website at https://www.donlinrecano.com/Clients/gwg/Index, or for a fee via PACER at http://www.txs.uscourts.gov. You may also request electronic copies of such materials by (a) calling (888) 508-2507 (toll free) and requesting to speak with a member of the Solicitation Group; or (b) emailing gwginfo@donlinrecano.com.

Exhibit E-2

Houston, Texas
[●], 2023

Respectfully Submitted,

/s/ [DRAFT]

JACKSON WALKER LLP
Kristhy M. Peguero (TX Bar No. 24102776)

Matthew D. Cavenaugh (TX Bar No. 24062656)

1401 McKinney Street, Suite 1900

Houston, TX 77010

Telephone: (713) 752-4200

Email: kpeguero@jw.com

            mcavenaugh@jw.com

Co-Counsel for the Debtors and Debtors in Possession

MAYER BROWN LLP
Charles S. Kelley (TX Bar No. 11199580)

700 Louisiana Street, Suite 3400

Houston, TX 77002-2730

Telephone: (713) 238-3000

Email: ckelley@mayerbrown.com

-and-

Thomas S. Kiriakos (admitted pro hac vice)

Louis S. Chiappetta (admitted pro hac vice)
71 S. Wacker Drive
Chicago, IL 60606

Telephone: (312) 701-0600
Email: tkiriakos@mayerbrown.com

            lchiappetta@mayerbrown.com

-and-

Adam C. Paul (admitted pro hac vice)

Lucy F. Kweskin (admitted pro hac vice)

1221 Avenue of the Americas

New York, NY 10020-1001

Telephone: (212) 506-2500

Email: apaul@mayerbrown.com

            lkweskin@mayerbrown.com

Counsel for the Debtors and Debtors in Possession

Exhibit E-3